As filed with the U.S. Securities and Exchange Commission on May 14, 2021

Registration No. 333-255017

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT NO. 1

TO

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

NEWHOLD INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

_________________

Delaware	6770
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

12141 Wickchester Ln., Suite 325
Houston, Texas 77079
(212) 653-0153
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Mr. Kevin Charlton
Chief Executive Officer
12141 Wickchester Ln., Suite 325
Houston, Texas 77079
(212) 653-0153
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Lloyd L. Rothenberg Ronelle C. Porter Giovanni Caruso Loeb & Loeb, LLC 345 Park Avenue New York, NY 10154	Ryan J. Maierson Stephen W. Ranere Daniel Hoffman Erika L. Weinberg Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Maximum Offering Price Per Security	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, par value $0.0001 per share	44,798,660	—	$26,473,000	$2,888.20

____________

(1)      Based on the maximum number of shares of common stock, $0.0001 par value per share (“Common Stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving NewHold Investment Corp. (“NHIC”) and Evolv Technologies, Inc. (“Evolv”). This number is based on the 125,000,000 shares of Common Stock issuable as consideration in connection with the Business Combination to holders of common stock of Evolv and securities convertible into common stock plus the maximum additional earn-out shares of 15,000,000 that may be paid in certain circumstances in accordance with the terms of the Agreement and Plan of Merger, dated March 5, 2021. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)      Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Evolv is a private company, no market exists for its securities, and Evolv has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Evolv securities expected to be exchanged in the Business Combination, including Evolv securities issuable upon the exercise of options.

(3)      Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 14, 2021

PROPOSED MERGER

YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of NewHold Investment Corp. (“NHIC”), which will be held at [•] a.m., Eastern time, on [•], 2021. Due to the continuing public health concerns relating to the coronavirus pandemic, related governmental actions closing non-essential businesses and encouraging individuals to stay home, and our concerns about protecting the health and well-being of our stockholders and employees, the Board of Directors has determined to convene and conduct the Meeting in a virtual meeting format at [•]. Stockholders will NOT be able to attend the Meeting in-person. This proxy statement/prospectus includes instruction on how to access the virtual Meeting and how to listen, vote, and submit questions from home or any remote location with Internet connectivity.

NHIC is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of NHIC’s common stock, which refers to NHIC’s Class A common stock and our Class B common stock, collectively, will be asked to approve, among other things, the agreement and plan of merger, dated as of March 5, 2021 (the “Merger Agreement”), by and among NHIC, NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC (“Merger Sub”) and Evolv Technologies, Inc., dba Evolv Technology, Inc., a Delaware corporation (“Evolv”), and the other related proposals.

Upon the closing of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into Evolv (the “Merger”) with Evolv surviving the Merger as a wholly owned subsidiary of NHIC. In addition, in connection with the consummation of the Merger, NHIC will be renamed “Evolv Technologies Holdings, Inc.” The transactions contemplated under the Merger Agreement relating to the Merger are referred to in this proxy statement/prospectus as the “Business Combination” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”

As of [•], 2021, there was approximately $[•] in NHIC’s trust account (the “Trust Account”). On [•], 2021, the record date for the Meeting of stockholders, the last sale price of the common stock was $[•].

Each stockholder’s vote is very important. Whether or not you plan to participate in the virtual Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting virtually at the Meeting if such stockholder subsequently chooses to participate in the Meeting.

We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 25.

NHIC’s board of directors unanimously recommends that NHIC stockholders vote “FOR” approval of each of the proposals.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

/s/ Kevin Charlton
Kevin Charlton
Chief Executive Officer
NewHold Investment Corp.
[•], 2021

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about NHIC that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by NHIC with the Securities and Exchange Commission, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

MORROW SODALI LLC
[ADDRESS AND CONTACT INFORMATION]

If you would like to request documents, please do so no later than [•], to receive them before the Meeting. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about NHIC and Evolv. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither NHIC nor Evolv has authorized anyone to give any information or to make any representations other than those contained in this proxy statement. Do not rely upon any information or representations made outside of this proxy statement. The information contained in this proxy statement/prospectus may change after the date of this proxy statement. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

NEWHOLD INVESTMENT CORP.
12141 Wickchester Ln., Suite 325
Houston, Texas 77079
Telephone: (212) 653-0153

NOTICE OF SPECIAL MEETING OF
NEWHOLD INVESTMENT CORP. STOCKHOLDERS
To Be Held on [•]

To NewHold Investment Corp. Stockholders:

NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of NewHold Investment Corp. (“NHIC,” “we”, “our”, or “us”), which will be held at [•] a.m., Eastern time, on [•], 2021, at [•] (the “Meeting”). In light of COVID-19 we will hold the Meeting virtually. You can participate in the virtual Meeting as described in “The Meeting.”

During the Meeting, NHIC’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:

•        To consider and vote upon a proposal to approve the transactions contemplated under the Merger Agreement, dated as of March 5, 2021 (the “Merger Agreement”), by and among NHIC, NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC (“Merger Sub”) and Evolv Technologies, Inc., a Delaware corporation (“Evolv”), (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A. This proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•        To consider and vote upon a proposal to approve the Amended and Restated Certificate of Incorporation of NHIC, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Amended Charter”) to, among other things, change NHIC’s name to “Evolv Technologies Holdings, Inc.,” and amend certain provisions related to authorized capital stock, the required vote to amend the charter and bylaws, and director removal, to be effective upon the consummation of the Business Combination. This proposal is referred to as the “Charter Approval Proposal” or “Proposal 2.”

•        To consider and vote upon a proposal to approve the Evolv Technologies Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”, a copy of which is to be attached to this proxy statement/prospectus as Annex C, to be effective upon the consummation of the Business Combination. This proposal is referred to as the “Stock Plan Proposal” or “Proposal 3.”

•        To consider and vote upon a proposal to approve the Evolv Technologies Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”, a copy of which is attached to this proxy statement/prospectus as Annex D, to be effective upon consummation of the Business Combination. This proposal is referred to as the “ESPP Proposal” or “Proposal 4.”

•        To consider and vote upon a proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of NHIC common stock and the resulting change in control in connection with the Merger, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the common stock in connection with the PIPE Investment upon the consummation of the Business Combination. This proposal is referred to as the “Nasdaq Proposal” or “Proposal 5.”

•        To consider and vote upon a proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event NHIC does not receive the requisite stockholder vote to approve the Proposals. This proposal is called the “Adjournment Proposal” or “Proposal 6.”

The Business Combination Proposal is conditioned upon the approval of Proposal 2 and Proposal 5. Proposals 2, 3, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, NHIC will not consummate the Business Combination. If NHIC does not consummate the Business Combination and fails to complete an initial business combination by August 4, 2022, NHIC will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Approval of the Business Combination Proposal, the Stock Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock.

As of [•], 2021, there were [•] shares of common stock issued and outstanding and entitled to vote. Only NHIC stockholders who hold common stock of record as of the close of business on [•], 2021 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to NHIC stockholders on or about [•], 2021.

Investing in NHIC’s securities involves a high degree of risk. See “Risk Factors” beginning on page 25 for a discussion of information that should be considered in connection with an investment in NHIC’s securities.

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Whether or not you plan to participate in the virtual Meeting, please complete, date, sign and return the enclosed proxy card without delay, or submit your proxy through the internet or by telephone as promptly as possible in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of common stock online if you subsequently choose to participate in the virtual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the virtual Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.

You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the virtual Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Morrow Sodali LLC, at ________________, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.

NHIC’s board of directors unanimously recommends that NHIC stockholders vote “FOR” approval of each of the Proposals. When you consider NHIC’s Board of Director’s recommendation of these Proposals, you should keep in mind that NHIC’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “Proposals to be Considered by NHIC Stockholders: The Business Combination — Interests of NHIC’s Directors, Officers and Certain Stockholders in the Business Combination.”

On behalf of the NHIC Board of Directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.

By Order of the Board of Directors,

Kevin Charlton
Chief Executive Officer
NewHold Investment Corp.
[•], 2021

i

FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement, the terms, “we,” “us,” “our” or “NHIC” refer to NewHold Investment Corp., a Delaware corporation. Further, in this document:

•        “Aggregate Merger Consideration” means a number of shares of NHIC common stock equal to the quotient of (i) $1,250,000,000, divided by (ii) $10.00.

•        “Board” means the board of directors of NHIC.

•        “Business Combination” means the merger contemplated by the Merger Agreement.

•        “Certificate of Incorporation” means NHIC’s Amended and Restated Certificate of Incorporation.

•        “Closing Date” means date of the consummation of the Business Combination.

•        “Code” means the Internal Revenue Code of 1986, as amended.

•        “Combined Company” means NHIC after the Business Combination.

•        “common stock” means the shares of common stock, par value $0.0001 per share, of NHIC, which includes Class A common stock and Class B common stock, collectively.

•        “Continental” means Continental Stock Transfer & Trust Company, NHIC’s transfer agent.

•        “Effective Time” means the time at which the Merger becomes effective.

•        “Evolv” means Evolv Technologies Inc., a Delaware corporation.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “GAAP” means accounting principles generally accepted in the United States of America.

•        “HSR” means Hart-Scott-Rodino Antitrust Improvement Act.

•        “IPO” refers to the initial public offering of 15,000,000 units of NHIC consummated on August 4, 2020.

•        “Merger Agreement” means that certain Merger Agreement, dated as of March 5, 2021, by and among NHIC, Merger Sub and Evolv.

•        “Merger Sub” means NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC.

•        “NHIC Units” means the units that were issued in NHIC’s IPO, each consisting of one share of common stock and one-half of one redeemable warrant, with each whole warrant entitles the holder thereof to purchase one share of NHIC’s Class A common stock at a price of $11.50 per share.

•        “NHIC Warrants” refers to the redeemable warrants that entitle the holder thereof to purchase one share of NHIC’s Class A common stock at a price of $11.50 per share.

•        “Organizational Documents” means certificate of incorporation and bylaws.

•        “PIPE Investment” means the private placement of [•] shares of common stock for an aggregate of [•] in a private placement immediately prior to the closing of the Business Combination.

•        “Private Placement Warrants” are to the warrants issued to our Sponsor and the Anchor Investors in a private placement simultaneously with the closing of our IPO;

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the Securities Act of 1933, as amended.

•        “Sellers” means the stockholders of Evolv.

•        “Sponsor” NewHold Industrial Technology Holdings LLC., a Delaware limited liability company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of NHIC and/or Evolv and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Evolv” and “Business of Evolv.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements are based on the current expectations of the management of NHIC and Evolv as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by NHIC and the following:

•        expectations regarding Evolv’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Evolv’s ability to invest in growth initiatives and pursue acquisition opportunities;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the outcome of any legal proceedings that may be instituted against NHIC or Evolv following announcement of the Merger Agreement and the transactions contemplated therein;

•        the inability to complete the Business Combination due to, among other things, the failure to obtain NHIC stockholder approval;

•        the risk that the announcement and consummation of the proposed Business Combination disrupts Evolv’s current plans;

•        the ability to recognize the anticipated benefits of the Business Combination;

•        unexpected costs related to the proposed Business Combination;

•        the amount of any redemptions by existing holders of common stock being greater than expected;

•        limited liquidity and trading of NHIC’s securities;

•        geopolitical risk and changes in applicable laws or regulations;

•        the possibility that NHIC and/or Evolv may be adversely affected by other economic, business, and/or competitive factors

•        operational risk;

•        risk that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic may have an adverse effect on our business operations, as well as our financial condition and results of operations;

•        litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Evolv’s resources; and

•        the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of NHIC and Evolv prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to NHIC, Evolv or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement. Except to the extent required by applicable law or regulation, NHIC and Evolv undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are answers to some questions that you, as a stockholder of NHIC, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q:     What is the purpose of this document?

A:     NHIC, Merger Sub, Evolv, and the stockholders of Evolv (the “Sellers”), have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned common stock at the close of business on [•], 2021, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:     What is being voted on?

A:     Below are the proposals that the NHIC stockholders are being asked to vote on:

•        Proposal 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•        Proposal 2 — The Charter Approval Proposal to approve the Combined Company’s Amended and Restated Certificate of Incorporation attached to this proxy statement/prospectus as Annex B.

•        Proposal 3 — The Proposal to approve the Incentive Award Plan.

•        Proposal 4  — The ESPP Proposal

•        Proposal 5 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a)and (b), and (ii) the terms of the PIPE Investment, as required by Nasdaq Listing Rule 5635(d).

•        Proposal 6 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:     What vote is required to approve the Proposals?

A:     Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Approval Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.

Proposal 3 — The Stock Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal No. 3. Broker non-votes will have no effect on the vote for Proposal No. 3.

Proposal 4 — The ESPP Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person or by virtual attendance or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal N. 4. Broker non-votes will have no effect on the vote for Proposal No. 4.

Proposal 5 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by virtual attendance or represented by proxy and entitled to vote at the

Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal No. 5.

Proposal 6 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal No. 5. Broker-non votes have no effect on the vote for Proposal No. 6.

Q:     Are any of the proposals conditioned on one another?

A:     The Business Combination Proposal is conditioned upon the approval of Proposal 2 and Proposal 5. Proposals 2, 3, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, NHIC will not consummate the Business Combination. If NHIC does not consummate the Business Combination and fails to complete an initial business combination by August 4, 2022, NHIC will be required to dissolve and liquidate, unless we seek stockholder approval to amend our Certificate of Incorporation to extend the date by which the Business Combination may be consummated.

Q:     How will the Initial Stockholders vote?

A:     Pursuant to a letter agreement, the Initial Stockholders agreed to vote their respective shares of common stock acquired by them prior to the IPO and any shares of common stock purchased by them in the open market after the IPO in favor of the Business Combination Proposal and related proposals (“Letter Agreement”). In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with Evolv pursuant to which it agreed to vote all shares of NHIC common stock beneficially owned by it in favor of the Business Combination Proposal. As of ______, 2021, a total of ______ shares of common stock or approximately ___% of the outstanding shares were subject to the letter agreement and the Sponsor Support Agreement. As a result, only ______ shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only _______ shares of common stock or approximately ____% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Q:     How many votes do I and others have?

A:     You are entitled to one vote for each share of NHIC’s common stock that you held as of the Record Date. As of the close of business on the Record Date, there were [•] outstanding shares of common stock.

Q:     What is the consideration being paid to Evolv security holders?

A:     Preferred Stock.    Immediately prior to the Effective Time and subject to the consent of the holders of Evolv’s preferred stock, par value $0.001 per share (, the “Evolv Preferred Stock”), each issued and outstanding share of Evolv Preferred Stock shall be converted into shares of the common stock, par value $0.001 per share, of Evolv (the “Evolv common stock”) at the then-applicable conversion rates.

Convertible Notes.    Immediately prior to the Effective Time, each issued and outstanding convertible promissory note of Evolv (the “Evolv Convertible Notes”) will be automatically converted into shares of Evolv common stock in accordance with the then-applicable conversion rates.

Warrants.    With the exception of a warrant to purchase 6,756,653 shares of Evolv common stock (the “Finback Warrant”), immediately prior to the Effective Time, Evolv shall cause each outstanding warrant to purchase shares of Evolv capital stock to be exercised in full on a cash or cashless basis or terminated without exercise. With respect to the Finback Warrant, the portion that is vested immediately prior to the Effective Time shall be either exercised in full on a cash or cashless basis or terminated as of the Effective Time, while the portion that is unvested as of immediately prior to the Effective Time shall be automatically converted into a warrant to purchase shares of the NewHold Class A common stock, proportionately adjusted for the Exchange Ratio (as defined below).

Common Stock.    At the Effective Time, each share of Evolv common stock (including shares outstanding as a result of the conversion of the Evolv Preferred Stock, the Evolv Convertible Notes and the Evolv Warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of NewHold common stock equal to the Exchange Ratio and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be 125,000,000 divided by the number of outstanding shares of Evolv common stock and options to purchase shares of Evolv common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the Evolv Preferred Stock, Evolv Convertible Notes and Evolv Warrants and as further adjusted pursuant to the Merger Agreement.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of Evolv common stock shall be converted into an option to purchase shares of NewHold common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Q:     What equity stake will current stockholders of NHIC and Evolv stockholders hold in the Combined Company after the closing?

A:     It is anticipated that upon completion of the Business Combination, NHIC’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately ___% in the Combined Company, the PIPE Investment investors will own approximately ___% of the Combined Company (such that the public stockholders, including the PIPE investment investors will own approximately ___% of the Combined Company), NHIC’s Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately ___% of the Combined Company and the Evolv stockholders will own approximately ___% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the NHIC public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the NHIC stockholders will be different. See “Unaudited Condensed Combined Financial Information.”

Q:     Do any of NHIC’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:     In considering the recommendation of the Board to approve the Merger Agreement, NHIC stockholders should be aware that certain NHIC executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of NHIC stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “Interests of Directors and Executive Officers of NHIC in the Business Combination” beginning on page 149.

Q:     When and where is the Meeting?

A:     The Meeting will take place at [•], on [•], 2021, at [•] a.m.

Q:     Who may vote at the Meeting?

A:     Only holders of record of NewHold common stock as of the close of business on [•] may vote at the Meeting of stockholders. As of [•], there were [•] shares of common stock outstanding and entitled to vote. Please see “The Meeting of NHIC Stockholders — Record Date; Who is Entitled to Vote” for further information.

Q:     What is the quorum requirement for the Meeting?

A:     Stockholders representing a majority of the shares of common stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person by virtual attendance or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of our common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:     Am I required to vote against the Business Combination Proposal in order to have my public shares redeemed?

A:     No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that NHIC redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash are sometimes referred to herein as “redemption rights”. If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of common stock will be returned to them.

Q:     How do I exercise my redemption rights?

A:     If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than [•] p.m., Eastern time on [•], 2021 (at least two business days before the Meeting), that NHIC redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.

NHIC stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of common stock on or before [•], 2021 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the trust account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of common stock underlying the NHIC Units sold in the IPO. Please see the section titled “The Meeting of NHIC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Q:     How can I vote?

A:     If you are a stockholder of record, you may vote online at the virtual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to participate in the Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have already voted by proxy, you may still attend the virtual Meeting and vote online, if you choose.

To vote online at the virtual Meeting, follow the instructions below under “How may I participate in the virtual Meeting?”

To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card before the Meeting, we will vote your shares as you direct.

To vote via the telephone, you can vote by calling the telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

To vote via the Internet, please go to [•] and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on [•], 2021. After that, telephone and Internet voting will be closed, and if you want to vote your shares, you will either need to ensure that your proxy card is received before the date of the Meeting or attend the virtual Meeting to vote your shares online.

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from us. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided.

If you plan to vote at the virtual Meeting, you will need to contact Continental at the phone number or email below to receive a control number and you must obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of common stock you held as of the Record Date, your name and email address. You must contact Continental for specific instructions on how to receive the control number. Please allow up to 48 hours prior to the meeting for processing your control number.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental. Requests for registration should be directed to 917-262-2373 or email proxy@continentalstock.com. Requests for registration must be received no later than [•] p.m., Eastern Time, on [•], 2021.

You will receive a confirmation of your registration by email after we receive your registration materials. We encourage you to access the Meeting prior to the start time leaving ample time for the check in.

Q:     How may I participate in the virtual Meeting?

A.     If you are a stockholder of record as of the Record Date for the Meeting, you should receive a proxy card from Continental, containing instructions on how to attend the virtual Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental at 917-___-_____ or email proxy@continentalstock.com.

You can pre-register to attend the virtual Meeting starting on [•], 2021. Go to http://www.cstproxy.com/xxxxxxxx2021, enter the control number found on your proxy card you previously received, as well as your name and email address. Once you pre-register you can vote [or enter questions in the chat box]. At the start of the Meeting you will need to re-log into http://www.cstproxy.com/xxxxxxxx2021 using your control number.

If your shares are held in street name, and you would like to join and not vote, Continental will issue you a guest control number. Either way, you must contact Continental for specific instructions on how to receive the control number. Please allow up to [48] hours prior to the meeting for processing your control number.

Q:     Who can help answer any other questions I might have about the virtual Meeting?

A.     If you have any questions concerning the virtual Meeting (including accessing the meeting by virtual means) or need help voting your shares of the NHIC’s common stock, please contact Continental at 917-262-2373 or email proxy@continentalstock.com.

The Notice of Special Meeting, proxy statement/prospectus and form of Proxy Card are available at: [•].

Q:     If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:     No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the proposal without receiving voting instructions from you. If a proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Business Combination Proposal, and the Adjournment proposal.

Q:     What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:     NHIC will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:     How can I submit a proxy?

A.     You may submit a proxy by (a) visiting [•] and following the on screen instructions (have your proxy card available when you access the webpage), or (b) calling toll-free [•] in the U.S. or [•] from foreign countries from any touch-tone phone and follow the instructions (have your proxy card available when you call), or (c) submitting your proxy card by mail by using the previously provided self-addressed, stamped envelope.

Q:     Can I change my vote after I have mailed my proxy card?

A:     Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the virtual Meeting in person and casting your vote or by voting again by the telephone or Internet voting options described below, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Morrow Sodali LLC

[ADDRESS]

Unless revoked, a proxy will be voted at the virtual Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.

Q:     What will happen if I return my proxy card without indicating how to vote?

A:     If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:     Should I send in my share certificates now to have my shares of common stock redeemed?

A:     NHIC stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting of NHIC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:     Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:     NHIC will pay the cost of soliciting proxies for the Meeting. NHIC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the Meeting. NHIC has agreed to pay Morrow Sodali LLC a fee of $30,000, plus disbursements, and will reimburse Morrow Sodali LLC for its reasonable out-of-pocket expenses and indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages, and expenses. NHIC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     What happens if I sell my shares before the Meeting?

A:     The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of common stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in NHIC after the Business Combination is consummated.

Q:     When is the Business Combination expected to occur?

A:     Assuming the requisite regulatory and stockholder approvals are received, NHIC expects that the Business Combination will occur as soon as possible following the Meeting.

Q:     Are Evolv’s stockholders required to approve the Business Combination?

A:     Yes. The Evolv stockholders have already approved the Business Combination.

Q:     Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:     Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 25 of this proxy statement.

Q:     May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:     No. Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting of NHIC Stockholders — Appraisal Rights.”

Q:     What happens if the Business Combination is not consummated?

A:     If NHIC does not consummate the Business Combination by August 4, 2022, then pursuant to Article IX of its current Amended and Restated Certificate of Incorporation, NHIC’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate NHIC as soon as reasonably practicable. Following dissolution, NHIC will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro-rata to holders of shares of common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $[•] per share for stockholders based on amounts on deposit in the Trust Account as of [•], 2021. The closing price of our common stock on the Nasdaq Stock Market as of [•], 2021 was $[•]. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of common stock held by them.

Q:     What happens to the funds deposited in the Trust Account following the Business Combination?

A:     Following the closing of the Business Combination, holders of pubic shares of NHIC exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to Evolv to fund working capital needs of the Combined Company. As of [•], 2021, there was approximately $[•] in the Trust Account. NHIC estimates that approximately $[•] per outstanding share issued in the NHIC IPO will be paid to the investors exercising their redemption rights.

Q:     Who will manage the Combined Company after the Business Combination?

A:     As a condition to the closing of the Business Combination, all of the officers and directors of NHIC will resign, other than Messrs.__________, who will serve as directors of the Combined Company, subject to certain closing conditions. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact NHIC’s proxy solicitor at:

Morrow Sodali LLC

[ADDRESS]

You may also obtain additional information about NHIC from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, NHIC encourages you to read carefully this entire proxy statement, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of the redemption rights by NHIC’s stockholders.

The Parties to the Business Combination

NewHold Investment Corp.

NHIC was incorporated as a blank check company on January 24, 2020, under the laws of the state of Delaware, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, which we hereby refer to as a “target business.”

On August 4, 2020, NHIC consummated its IPO of 15,000,000 Units, generating gross proceeds of $150,000,000. Simultaneously with the closing of our IPO, NHIC consummated the sale of 5,250,000 Private Placement Warrants in a private placement to our Sponsor, NewHold Industrial Technology Holdings LLC, and certain funds and accounts managed by Magnetar Financial LLC, UBS O’Connor LLC, and Mint Tower Capital Management B.V., which we refer to collectively as the “Anchor Investors”, generating gross proceeds of $5,250,000.

On August 12, 2020, Stifel, the underwriter for the IPO, exercised its over-allotment option in part for an additional 2,250,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $22,500,000. On August 14, 2020, simultaneously with the sale of the over-allotment option Units, NHIC also consummated the private sale of an additional 450,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant in a private placement to our Anchor Investors, generating gross proceeds of $450,000. The Private Placement Warrants were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, as the transactions did not involve a public offering.

In accordance with NHIC’s current Amended and Restated Certificate of Incorporation, the amounts held in the Trust Account may only be used by NHIC upon the consummation of a business combination, except that there can be released to NHIC, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations, and up to $250,000 per year for working capital purposes. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and NHIC’s liquidation. NHIC executed the Merger Agreement on [•], 2021 and it must liquidate unless a business combination is consummated by August 4, 2022.

After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Warrants, a total of $150,000,000 was deposited into the Trust Account, and the remaining $1,500,000 of the net proceeds were outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of [•], 2021, NHIC had cash of $[•] outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of [•], 2021, there was $[•] held in the Trust Account (including $[•] of accrued interest which NHIC can withdraw to pay taxes).

The NHIC Units, NHIC shares of Class A common stock, and NHIC warrants are currently listed on the Nasdaq Stock Market, under the symbols “NHICU,” “NHIC,” and “NHICW,” respectively. The NHIC Units, NHIC shares of Class A common stock, and NHIC warrants commenced trading on the Nasdaq Stock Market separately on or about September 22, 2020.

NHIC’s principal executive offices are located at 12141 Wickchester Ln., Suite 325, Houston, TX, 77029 and its telephone number is (212) 653-0153.

Evolv Technologies, Inc.

Evolv Technologies, Inc. (“Evolv”) is a Delaware company formed in July 2013. Evolv’s principal office and mailing address is 200 West Street, Waltham, MA 02451, its telephone number is (781) 374-8100 and its website is www.evolvtechnology.com. The information contained on, or accessible through, Evolv’s website is not incorporated by reference into this proxy statement, and you should not consider any information contained on, or that can be accessed through, Evolv’s website as part of this proxy statement/prospectus or in deciding how to vote your shares of common stock.

Evolv is the global leader in AI-based touchless security screening. Evolv’s mission is to make the world a safer and more enjoyable place to live, work, learn, and play. Evolv is democratizing security by making it seamless for gathering spaces to address the chronic epidemic of mass shootings and terrorist attacks in a cost-effective manner while improving the visitor experience.

For more information on Evolv, please see the sections titled “Information about Evolv” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Evolv”

Merger Sub

Merger Sub is a wholly-owned subsidiary of NHIC formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Evolv, with Evolv surviving the Merger as a wholly-owned subsidiary of NHIC.

The Merger Agreement

On March 5, 2021, NHIC, entered into the Merger Agreement by and among NHIC, Merger Sub, and Evolv. Pursuant to the terms of the Merger Agreement, a business combination between NHIC and Evolv will be effected through the merger of Merger Sub with and into Evolv, with Evolv surviving the merger as a wholly owned subsidiary of NHIC. The Board of Directors of NHIC (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of NHIC.

Treatment of Evolv Securities

Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”) and subject to the consent of the holders of Evolv’s preferred stock, par value $0.001 per share (, the “Evolv Preferred Stock”), each issued and outstanding share of Evolv Preferred Stock shall be converted into shares of the common stock, par value $0.001 per share, of Evolv (the “Evolv common stock”) at the then-applicable conversion rates.

Convertible Notes.    Immediately prior to the Effective Time, each issued and outstanding convertible promissory note of Evolv (the “Evolv Convertible Notes”) will be automatically converted into shares of Evolv common stock in accordance with the then-applicable conversion rates.

Warrants.    With the exception of a warrant to purchase 6,756,653 shares of Evolv common stock (the “Finback Warrant”), immediately prior to the Effective Time, Evolv shall cause each outstanding warrant to purchase shares of Evolv capital stock to be exercised in full on a cash or cashless basis or terminated without exercise. With respect to the Finback Warrant, the portion that is vested immediately prior to the Effective Time shall be either exercised in full on a cash or cashless basis or terminated as of the Effective Time, while the portion that is unvested as of immediately prior to the Effective Time shall be automatically converted into a warrant to purchase shares of the Class A common stock, par value $0.0001 per share, of NHIC (the “NHIC common stock”), proportionately adjusted for the Exchange Ratio (as defined below). All Evolv warrants that are converted into shares of Evolv common stock are hereafter referred to as the “Evolv Warrants.”

Common Stock.    At the Effective Time, each share of Evolv common stock (including shares outstanding as a result of the conversion of the Evolv Preferred Stock, the Evolv Convertible Notes and the Evolv Warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of NHIC common stock equal to the Exchange Ratio and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be 125,000,000 divided by the number of outstanding shares of Evolv common stock and options to purchase shares of Evolv common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the Evolv Preferred Stock, Evolv Convertible Notes and Evolv Warrants and as further adjusted pursuant to the Merger Agreement.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of Evolv common stock shall be converted into an option to purchase shares of NHIC common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Earn-Out Shares.    Following the closing of the merger, former holders of shares of Evolv common stock (including shares received as a result of the Evolv Preferred Stock conversion, Evolv Convertible Notes conversion and Evolv Warrants conversion), former holders of Evolv stock options shall be entitled to receive their pro rata share of up to 15,000,000 additional shares of NHIC common stock (the “Earn-Out Shares”) if, within a five-year period following the signing date of the Merger Agreement, the closing share price of the NHIC common stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Evolv stock options, the holder continues to provide services to NHIC or one of its subsidiaries at the time of such Triggering Event.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) taxes, (f) financial statements and internal controls, (g) real and personal property, (h) material contracts, (i) environmental matters, (j) absence of changes, (k) employee matters, (l) litigation, and (m) brokers and finders.

Covenants

The Merger Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for NHIC and Evolv to use reasonable best efforts to cooperate in the preparation of the Registration Statement and proxy statement/prospectus (as each such term is defined in the Merger Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of NHIC, approvals of the restated certificate of incorporation, the share issuance under Nasdaq rules and the omnibus incentive plan. NHIC has also agreed to include in the proxy statement/prospectus the recommendation of its board that stockholders approve all of the proposals to be presented at the special meeting.

Non-Solicitation Restrictions

Each of NHIC and Evolv has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of NHIC and Evolv has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

Conditions to Closing

The consummation of the Merger is conditioned upon, among other things, (i) receipt of the NHIC stockholder approval, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) NHIC having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (vi) solely with respect to NHIC, (A) the representations and warranties of Evolv being true and correct to applicable standards applicable and each of the covenants of Evolv having been performed or complied with in all material respects and (B) the approval of the conversion of the convertible notes and warrant settlement and (vii) solely with respect to

Evolv, (A) the representations and warranties of NHIC being true and correct to applicable standards applicable and each of the covenants of NHIC having been performed or complied with in all material respects (B) the receipt of the approval for listing by Nasdaq of the shares of NHIC common stock to be issued in connection with the transactions contemplated by the Merger Agreement, (C) the effective resignations of certain directors and executive officers of NHIC, (D) the amount of Closing Parent Cash (as defined in the Merger Agreement) being equal to or exceeding $200,000,000 and (E) the formation and funding of a public benefit corporation as a wholly owned subsidiary of NHIC.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

(i)     by mutual written consent of NHIC and Evolv;

(ii)    by either NHIC or Evolv if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the Closing (subject to a 30-day cure period);

(iii)   by either NHIC or Evolv if the transactions are not consummated on or before September 6, 2021, provided that the failure to consummate the transaction by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

(iv)   by either NHIC or Evolv if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach has proximately contributed to the governmental action;

(v)    by either NHIC or Evolv if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured by September 6, 2021 provided that the party seeking to breach is not itself in breach of the Merger Agreement;

(vi)   by written notice from NHIC to Evolv if the Evolv stockholders do not approve the merger agreement due to the failure of Evolv to hold a stockholder vote; or

(vii)  by written notice from Evolv to NHIC if the NHIC board shall have publicly withdrawn, modified or changed in an adverse manner its recommendation to vote in favor of the merger and other proposals.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about NHIC, Evolv or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about NHIC, Evolv or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that NHIC makes publicly available in reports, statements and other documents filed with the SEC. NHIC and Evolv investors and securityholders are not third-party beneficiaries under the Merger Agreement.

Certain Related Agreements

Sponsor Support Agreement.    In connection with the execution of the Merger Agreement, NewHold Industrial Technology Holdings LLC (the “Sponsor”) entered into a support agreement (the “Support Agreement”) with Evolv pursuant to which to which the Sponsor has agreed to vote all shares of NHIC common stock beneficially owned by it in favor of the Merger.

Amended and Restated Insider Letter Agreement.    In connection with the execution of the Merger Agreement, NHIC, the Sponsor, members of NHIC’s Board and certain other individuals (collectively, the “Insiders”) who hold Class B common shares of NHIC (the “Founder Shares”) and Evolv entered into an amended and restated insider letter agreement (the “Letter Agreement”), which provides, among other things, that the certain Founder Shares (and any shares of NHIC common stock issuable upon conversion thereof) shall be subject to certain share-performance-based vesting provisions described below. Fifty percent of the Founder Shares shall vest at the closing of the Merger, 25% of the Founder Shares shall vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period. Further, the Sponsor and the Insiders have agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. The Letter Agreement also provides that neither the Sponsor nor the Insiders will redeem any shares of NHIC common stock owned by such persons in connection with the Merger.

Subscription Agreements.    In connection with the execution of the Merger Agreement, NHIC entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of NHIC common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and NHIC has agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of NHIC common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Registration Rights Agreement.    In connection with the Closing, Evolv, NHIC and certain stockholders of each of Evolv and NHIC who will receive shares of NHIC common stock pursuant to the Merger Agreement, will enter into a registration rights agreement (“Registration Rights Agreement”) mutually agreeable to NHIC and Evolv, which will become effective upon the consummation of the Merger.

Stockholder Agreement.    In connection with the execution of the Merger Agreement, NHIC and Motorola Solutions, Inc. (“Motorola”), an existing stockholder of Evolv, entered into a Stockholder Agreement (the “Stockholder Agreement”) pursuant to which NHIC agreed to nominate an individual designated by Motorola to the Board of Directors of the combined company, effective as of immediately prior to the Closing. Such designee will continue to be nominated at each subsequent stockholder meeting up until the expiration or termination of the Distributor Agreement, dated December 23, 2020 and amended on March 4, 2021, by and between Evolv and Motorola.

Indemnification Agreements.    In connection with the Closing, NHIC has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to NHIC and Evolv, with the individuals who will be nominated and, subject to stockholder approval, elected to NHIC’s board of directors effective as of the Closing.

Regulatory Approvals

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the Merger, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the Merger is conditioned upon the expiration or early termination of the HSR Act waiting period. We and Evolv have filed our respective notification and report forms under the HSR Act with the DOJ and the FTC. The initial 30-day waiting period will expire on [•]. See the section entitled “Proposal No. 1 — The Merger Proposal — The Merger Agreement — Covenants of the Parties” for additional information.

Management

Effective as of the Closing, the Combined Company’s Board of Directors will have [•] directors, of which NHIC has the right to designate two directors and the remaining [•] directors will be designated by Evolv. At the Closing, all of the executive officers of NHIC shall resign and the individuals serving as executive officers of the Combined Company immediately after the Closing will be the same individuals (in the same offices) as those of Evolv immediately prior to the Closing.

See “Directors, Executive Officers, Executive Compensation and Corporate Governance — Directors and Executive Officers after the Business Combination” for additional information.

Voting Securities

As of the Record Date, there were [•] shares of common stock issued and outstanding. Only NHIC stockholders who hold shares of common stock of record as of the close of business on [•], 2021 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock.

Attending the Meeting either in person by virtual attendance or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Approval Proposal, for which it will have the same effect as voting against the proposal.

With respect to the Business Combination, pursuant to the Letter Agreement and the Support Agreement, the Initial Stockholders holding an aggregate of [•] shares (or ___% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock in favor of each of the Proposals. As a result, only ______ shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only ____ shares of common stock, or approximately ___% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Appraisal Rights

Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to NHIC’s Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of [•], 2021, this would have amounted to approximately $ [•] per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares, or

(b) hold public shares through Units and you elect to separate your Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to [•], Eastern Time, on [•], 2021, (a) submit a written request to Continental that NHIC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units.

If a holder exercises his/her redemption rights, then such holder will be exchanging his/her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Ownership of the Post-Business Combination Company After the Closing

It is anticipated that, upon the Closing of the Business Combination, NHIC’s public stockholders (other than the PIPE Investment investors) will retain an ownership interest of approximately ___% in the Combined Company, the PIPE Investment investors will own approximately ___% of the Combined Company (such that public stockholders, including PIPE Investment investors, will own approximately ___% of the Combined Company), NHIC’s Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately __% in the Combined Company and the Evolv stockholders will own approximately ___% of the outstanding common stock of the Combined Company.

The following summarizes the pro forma ownership of common stock of NewHold following the Business Combination, the PIPE Investment under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Evolv Equity Holders	96,305,238	65.1%	96,305,238	72.0%
NHIC Public Stockholders(1)	17,250,000	11.7%	3,172,650	2.4%
NHIC Sponsor(2)	4,312,500	2.9%	4,312,500	3.2%
PIPE Investors(3)	30,000,000	20.3%	30,000,000	22.4%
Total Class A common stock	147,867,738	100.0%	133,790,388	100.0%

____________

(1)      Under Scenario 2, assumes redemptions of 14,077,350 shares of common stock of NewHold for aggregate redemption payments of $140.8 million using a per-share redemption price of $10.00.

(2)      In Scenario 1 and 2, the 4,312,500 NHIC Sponsor Shares (“Founder Shares”) outstanding are subject to certain share-performance-based vesting provisions whereas 50% of the Founder Shares shall vest at the closing of the Merger, 25% of the Founder Shares shall vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period.

(3)      In Scenario 1 and Scenario 2, assumes the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $300.0 million in connection with the issuance of 30,000,000 shares of NewHold Common Stock issued to the PIPE Investors and the 2021 Notes issued to new and existing investors.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other proposals, you should keep in mind that NHIC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:

•        If a proposed Business Combination is not completed by August 4, 2022, NHIC will be required to dissolve and liquidate. In such event, the 4,312,500 shares of our Class B common stock currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. Such shares of common stock had an aggregate market value of approximately $[•] based on the closing price of our common stock of $[•] on the Nasdaq Stock Market as of [•], 2021.

•        If the proposed Business Combination is not completed by August 4, 2022, the 5,250,000 Private Placement Warrants purchased for a total purchase price of $5,250,000, will be worthless. Such Private Placement Warrants had an aggregate market value of approximately $[•        ], based on the closing price of NHIC’s warrants of $ [•] on Nasdaq as of [•], 2021;

•        The exercise of NHIC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

•        If the Business Combination is completed, Evolv will designate (all except for Kevin Charlton and Neil Glat), members of the Combined Company’s Board of Directors.

See “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting NHIC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Evolv Shareholders are expected to have a majority of the voting power of the Combined Company, Evolv will comprise all of the ongoing operations of the Combined Company, Evolv will comprise a majority of the governing body of the Combined Company, and Evolv’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Evolv issuing shares for the net assets of NHIC, accompanied by a recapitalization. The net assets of NHIC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Evolv.

Summary of Material United States Federal Income Tax Considerations

NHIC and Evolv intend that, for U.S. federal income tax purposes, the Business Combination will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and NHIC and Evolv have agreed to use their reasonable best efforts to cause the Business Combination to so qualify. It is not a condition to the completion of the Merger that either NHIC or Evolv receives an opinion of counsel to the effect that the Business Combinatin will so qualify, and the Merger may be fully taxable to U.S. holders of NHIC capital stock for U.S. federal income tax purposes. No ruling has been, or will be, sought by NHIC or Evolv from the IRS with respect to the Business Combination and there can be no assurance that the IRS will not challenge the qualification of the Business Combination as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. Assuming that the Business Combination so qualifies, except with respect to the receipt of cash in lieu of fractional shares of Evolv common stock, a U.S. Holder (as defined herein) of Evolv common stock generally will not recognize any loss for U.S. federal income tax purposes upon receipt of shares of NHIC common stock but may recognize gain or loss for U.S. federal income tax purposes with respect to any cash received in lieu of fractional shares of Evolv common stock. The tax consequences of the transactions to each Evolv stockholder may depend on such holder’s particular facts and circumstances. Evolv stockholders are urged to consult their tax advisors to understand fully the consequences to them of the transactions in their specific circumstances. For more information, see “Material Federal Income Tax Consequences” beginning on page 90.

Recommendations of the Board and Reasons for the Business Combination

After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, NHIC and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by Evolv. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that NHIC stockholders vote:

•        FOR the Business Combination Proposal;

•        FOR the Charter Approval Proposal;

•        FOR the Stock Plan Proposal;

•        FOR the ESPP Proposal;

•        FOR the Nasdaq Proposal; and

•        FOR the Adjournment Proposal.

Summary Risk Factors

In evaluating the Business Combination and the Proposals to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 25 of this proxy statement. Some of these risks related to are summarized below. References in the summary below to “Evolv” generally refer to Evolv in the present tense or the Combined Company from and after the Business Combination.

The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing NHIC’s, Evolv’s and/or the Combined Company’s business.

Risks Related to Evolv’s Business

•        Evolv is a company with a history of losses. It has not been profitable historically and may not achieve or maintain profitability in the future.

•        Evolv’s operating results may fluctuate for a variety of reasons, including its failure to close significant customer sales.

•        Evolv recognizes a substantial portion of its revenue ratably over the term of its agreements with customers and, as a result, downturns or upturns in sales may not be immediately reflected in its operating results.

•        The AI-based touchless security screening market is new and evolving, and may not grow as expected or may develop more slowly or differently than Evolv expects. If the market does not grow as it expects, or if Evolv cannot expand its solutions to meet the demands of this market, its revenue may decline, fail to grow or fail to grow at an accelerated rate, and it may incur operating losses.

•        Forecasts of Evolv’s market and market growth may prove to be inaccurate, and even if the markets in which it competes achieve the forecasted growth, there can be no assurance that its business will grow at similar rates, or at all.

•        If Evolv is unable to acquire new customers, its future revenues and operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its financial performance.

•        Evolv’s forecasts assumed that there will be a significant market for its products outside the United States, where the ownership of privately owned firearms is significantly less prevalent. If Evolv is unable to acquire new customers outside the United States, its future revenues and operating results will be harmed.

•        If Evolv is unable to sell additional products to its customers and maintain and grow its customer retention rates, its future revenue and operating results will be harmed.

•        If Evolv’s products fail or are perceived to fail to detect threats such as a firearm or other potential weapon or explosive device, or if its products contain undetected errors or defects, these failures or errors could result in injury or loss of life, which could harm its brand and reputation and have an adverse effect on its business and results of operations.

Risks Related to Evolv’s and NHIC’s Business

•        Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

•        The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

•        NHIC will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 24 months from the closing of the IPO, or August 4, 2022. In the event of a liquidation, NHIC’s public stockholders will receive $10.00 per share and the NHIC Warrants will expire worthless.

Risks Related to NHIC’s Business and the Business Combination

•        You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.

•        If third parties bring claims against NHIC, the proceeds held in trust could be reduced and the per-share liquidation price received by NHIC’s stockholders may be less than $10.00.

•        Any distributions received by NHIC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, NHIC was unable to pay its debts as they fell due in the ordinary course of business.

•        If NHIC’s due diligence investigation of Evolv was inadequate, then stockholders of NHIC following the Business Combination could lose some or all of their investment.

Risks Related to the Combined Company’s Common Stock

•        The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

•        Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

SELECTED HISTORICAL FINANCIAL DATA OF NHIC

NHIC’s balance sheet data as of December 31, 2020 and statement of operations data for the period from January 24, 2020 (inception) through December 31, 2020 are derived from NHIC’s audited financial statements included elsewhere in this registration statement.

The historical results of NHIC included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of NHIC. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NHIC” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

For the Period from January 24, 2020 (inception) through December 31, 2020
Revenues	$—
Loss from operations	(1,030,000)
Income on Trust Account	79,000
Costs of issuance of public and private warrants	(390,000)
Change in fair value of warrants	(10,571,000)
Provision for income taxes	—
Net loss	(11,912,000)
Basic and diluted net income per share, Class A common stock	—
Weighted average Class A common stock outstanding – basic and diluted, redeemable common stock	17,114,000
Basic and diluted net loss per share, Class B common stock	(2.97)
Weighted average shares outstanding – basic and diluted, non-redeemable common stock	4,007,750
Balance Sheet Data:	As of December 31, 2020
Working capital	$752,000
Trust Account	172,579,000
Total assets	174,091,000
Total liabilities	28,317,000
Value of common stock subject to redemption	140,774,000
Stockholders’ equity	5,000,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND DATA OF EVOLV

The following table contains selected historical consolidated financial data as of and for the years ended December 31, 2020 and 2019. Such data as of and for the years ended December 31, 2020 and 2019 have been derived from the audited financial statements of Evolv, which are included elsewhere in this proxy statement/prospectus.

Evolv’s historical results are not necessarily indicative of the results to be expected in the future or for any full year period. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Evolv,” and Evolv’s audited financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

	Year Ended December 31,
	2019	2020
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenue:
Product revenue	$4,192	$1,279
Subscription revenue	1,096	2,637
Service revenue	558	869
Total revenue	5,846	4,785
Cost of revenues:
Cost of product revenue	4,246	1,177
Cost of subscription revenue	530	1,824
Cost of service revenue	518	495
Total cost of revenue	5,294	3,496
Gross profit	552	1,289
Operating expenses:
Research and development	8,496	15,710
Sales and marketing	6,589	7,365
General and administrative	3,866	5,110
Total operating expenses	18,951	28,185
Loss from operations	(18,399)	(26,896)
Other expense:
Interest expense	(779)	(430)
Loss on extinguishment of debt	(679)	(66)
Total other expense	(1,458)	(496)
Net loss and comprehensive loss attributable to common stockholders – basic and diluted	(19,857)	(27,392)
Net loss per share attributable to common stockholders – basic and diluted	$(0.88)	$(1.16)
Weighted average common shares outstanding – basic and diluted	22,655,763	23,625,483
	December 31,
	2020	2019
	(in thousands)
Total assets	$21,355	$24,400
Total liabilities	$30,164	$10,027
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,355	$24,400

TRADING MARKET AND DIVIDENDS

NHIC

Units, Common Stock, and Warrants

NHIC’s Units, common stock and Warrants are each quoted on the Nasdaq Stock Market, under the symbols “NHICU,” “NHIC” and “NHICW,” respectively. Each of NHIC’s Units consist of one NHIC common stock (Class A) and one-half of one Warrant. Each whole Warrant entitles the holder thereof to purchase one share of NHIC’s common stock (Class A) at a price of $11.50 per share. The NHIC Units, common stock, and Warrants commenced separate trading on the Nasdaq Stock Market on or about September 22, 2020.

NHIC’s Dividend Policy

NHIC has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon NHIC’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

Evolv

Information regarding Evolv is not provided because there is no public market for Evolv’s common stock.

Combined Company

Dividend Policy

Following completion of the Merger, the Combined Company’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s Board of Directors declaring any dividends in the foreseeable future.

RISK FACTORS

You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement, before making a decision on the Business Combination. Risks related to Evolv, including risks related to Evolv’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.

Risks Related to Evolv’s Business

Evolv is a company with a history of losses. It has not been profitable historically and may not achieve or maintain profitability in the future.

Evolv is a company with a history of losses. Its ability to forecast its future operating results is subject to a number of uncertainties, including its ability to plan for and model future growth. Evolv has encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries. If their assumptions regarding these uncertainties, which they use to plan their business, are incorrect or change in reaction to changes in our markets, or if Evolv does not address these risks successfully, its operating and financial results could differ materially from expectations, its business could suffer and the trading price of the Combined Company’s stock may decline.

Evolv has incurred net losses in each year since inception, including net losses of $19.9 million in 2019 and $27.4 million in 2020. As of December 31, 2020, Evolv had an accumulated deficit of $94.1 million.

Evolv is not certain whether or when it will obtain a high enough volume of sales of our products to sustain or increase our growth or achieve or maintain profitability in the future. Evolv also expects its costs to increase in future periods, which could negatively affect its future operating results if its revenue does not increase. In particular, Evolv expects to continue to expend substantial financial and other resources on:

•        research and development related to its products, including investments in expanding its research and development team;

•        sales and marketing, including a significant expansion of its sales organization, both domestically and internationally;

•        continued expansion of its business into adjacent vertical and geographic markets; and

•        general administration expenses, including legal and accounting expenses related to being a public company.

These investments may not result in increased revenue or growth in its business. If Evolv is unable to increase its revenue at a rate sufficient to offset the expected increase in its costs, its business, financial position and results of operations will be harmed, and it may not be able to achieve or maintain profitability over the long term. Additionally, Evolv may encounter unforeseen operating expenses, difficulties, complications, delays and other unknown factors that may result in losses in future periods. If its revenue growth does not meet its expectations in future periods, its financial performance may be harmed, and it may not be able to achieve or maintain profitability in the future.

Evolv’s operating results may fluctuate for a variety of reasons, including its failure to close significant customer sales.

A meaningful portion of Evolv’s revenue is generated by significant sales to new customers and sales of additional products to existing customers. Purchases of Evolv’s solutions often occur during the last month of each quarter. In addition, the sales cycle can last several months from initial engagement to contract negotiation, to delivery of its solution to its customers, and this sales cycle can be even longer, less predictable and more resource-intensive for larger sales. Customers may also require additional internal approvals or seek to test Evolv’s products for a longer trial period before deciding to purchase its solutions. As a result, the timing of individual sales can be difficult to predict. In some cases, sales have occurred in a quarter subsequent to when anticipated, or have not occurred at all, which can significantly impact Evolv’s quarterly financial results and make it more difficult to meet market expectations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Revenue Recognition.”

In addition to the sales cycle-related fluctuations noted above, Evolv’s financial results, including its billings and deferred revenue, will continue to vary as a result of a number of factors, many of which are outside of its control and may be difficult to predict, including:

•        its ability to attract and retain new customers;

•        its ability to sell additional products to existing customers;

•        its ability to expand into adjacent and complementary markets;

•        changes in customer or reseller partner requirements or market needs;

•        changes in the growth rate of the next-generation touchless security screening market;

•        the timing and success of new product introductions by Evolv or its competitors, or any other change in the competitive landscape of the next-generation touchless security screening market, including consolidation among its customers or competitors;

•        a disruption in, or termination of, any of its relationships with reseller partners;

•        its ability to successfully expand its business globally;

•        reductions in customer retention rates;

•        changes in its pricing policies or those of its competitors;

•        general economic conditions in its markets;

•        future accounting pronouncements or changes in its accounting policies or practices;

•        the amount and timing of its operating costs, including cost of goods sold;

•        the impact of the COVID-19 pandemic on its existing and new customers;

•        increases or decreases in its revenue and expenses caused by fluctuations in foreign currency exchange rates.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in its financial and other operating results from period to period. These fluctuations could result in its failure to meet its operating plan or the expectations of investors or analysts for any period. If Evolv fails to meet such expectations for these or other reasons, the trading price of the Combined Company’s common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.

Evolv recognizes a substantial portion of its revenue ratably over the term of its agreements with customers and, as a result, downturns or upturns in sales may not be immediately reflected in its operating results.

Evolv recognizes a substantial portion of its revenue ratably over the terms of its agreements with customers, which generally occurs over a four-year period. As a result, a substantial portion of the revenue that it reports in each period will be derived from the recognition of deferred revenue relating to agreements entered into during previous periods. Consequently, a decline in new sales or renewals in any one period may not be immediately reflected in its revenue results for that period. This decline, however, will negatively affect its revenue in future periods. Accordingly, the effect of significant downturns in sales and market acceptance of its products, and potential changes in its rate of renewals may not be fully reflected in its results of operations until future periods. Its model also makes it difficult for us to rapidly increase its revenue through additional sales in any period, as revenue from new customers generally will be recognized over the term of the applicable agreement.

Evolv also intends to increase its investment in research and development, sales and marketing and general and administrative functions and other areas to grow its business. These costs are generally expensed as incurred (with the exception of sales commissions), as compared to its revenue, a substantial portion of which is recognized ratably in future periods. Evolv is likely to recognize the costs associated with these increased investments earlier than some of the anticipated benefits and the return on these investments may be lower, or may develop more slowly, than it expects, which could adversely affect its operating results.

The AI-based touchless security screening market is new and evolving, and may not grow as expected or may develop more slowly or differently than Evolv expects. If the market does not grow as it expects, or if Evolv cannot expand its solutions to meet the demands of this market, its revenue may decline, fail to grow or fail to grow at an accelerated rate, and it may incur operating losses.

Evolv believes its future success will depend in large part on the growth, if any, in the market for AI-based touchless security screening solutions. This market is new and evolving, and as such, it is difficult to predict important market trends, including its potential growth, if any. To date, enterprise and corporate security budgets have allocated a majority of dollars to conventional security solutions, such as walk-through metal detectors. Organizations that use these security products may be satisfied with them or slow to adapt to technical advances and, as a result, these organizations may not adopt its solutions in addition to, or in lieu of, security products they currently use.

Further, sophisticated attackers are skilled at adapting to new technologies and developing new methods of breaching organizations’ security systems, and changes in the nature of security threats could result in a shift in budgets away from products such as theirs. In addition, while recent high visibility attacks at publicly and privately-owned venues have increased market awareness of mass shootings, terrorist or other attacks, if such attacks were to decline, or enterprises or governments perceived that the general level of attacks has declined, its ability to attract new customers and expand its sales to existing customers could be materially and adversely affected. If products such as theirs are not viewed by organizations as necessary, or if customers do not recognize the benefit of its products as a critical element of an effective security strategy, its revenue may not grow as quickly as expected, or may decline, and the trading price of the Combined Company’s stock could suffer.

In addition, it is difficult to predict customer adoption and retention rates, customer demand for its products, the size and growth rate of the market for AI-based touchless security screening, the entry of competitive products or the success of existing competitive products. Any expansion in its market depends on a number of factors, including the cost, performance and perceived value associated with its products and those of its competitors. If these products do not achieve widespread adoption or there is a reduction in demand for products in its market caused by a lack of customer acceptance, technological challenges, competing technologies or products, decreases in corporate spending, weakening economic conditions or otherwise, it could result in reduced customer orders, early terminations, reduced customer retention rates or decreased revenue, any of which would adversely affect its business operations and financial results. You should consider its business and prospects in light of the risks and difficulties it may encounter in this new and evolving market.

Forecasts of Evolv’s market and market growth may prove to be inaccurate, and even if the markets in which it competes achieve the forecasted growth, there can be no assurance that its business will grow at similar rates, or at all.

Growth forecasts included in this proxy statement/prospectus relating to Evolv’s market opportunities, including its primary touchless security screening market and adjacent markets, and the expected growth thereof, are subject to significant uncertainty and are based on assumptions and estimates which may prove to be inaccurate. Even if these markets meet its size estimate and experience the forecasted growth, it may not grow its business at a similar rate, or at all. Its growth is subject to many factors, including its success in implementing its business strategy and ability to penetrate adjacent markets, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement/prospectus should not be taken as indicative of its future growth.

If Evolv is unable to acquire new customers, its future revenues and operating results will be harmed. Likewise, potential customer turnover in the future, or costs it incurs to retain its existing customers, could materially and adversely affect its financial performance.

Evolv’s success depends on its ability to acquire new customers in new and existing verticals, and in new and existing geographic markets. If Evolv is unable to attract a sufficient number of new customers, it may be unable to generate revenue growth at desired rates. The security solutions market is competitive and many of its competitors have substantial financial, personnel and other resources that they utilize to develop solutions and attract customers. As a result, it may be difficult for us to add new customers to its customer base. Competition in the marketplace may also lead us to win fewer new customers or result in us providing discounts and other commercial incentives. Additional factors that impact its ability to acquire new customers include the perceived need for AI-based touchless security solutions, the size of its prospective customers’ security budgets, the utility and efficacy of its existing and new products, whether proven or perceived, and general economic conditions. These factors may have a meaningful negative impact on future revenues and operating results.

Evolv’s forecasts assumed that there will be a significant market for its products outside the United States, where the ownership of privately owned firearms is significantly less prevalent. If Evolv is unable to acquire new customers outside the United States, its future revenues and operating results will be harmed.

Evolv’s success depends on its ability to acquire new customers outside the United States. The United States has significantly more privately owned firearms than any other country. If customers in other countries do not perceive the threat of firearms and weapons to be significant enough to justify the purchase of its products, it will be unable to establish a meaningful business outside the United States. If Evolv is unable to attract a sufficient number of new customers outside the United States, it may be unable to generate revenue growth at desired rates.

If Evolv is unable to sell additional products to its customers and maintain and grow its customer retention rates, its future revenue and operating results will be harmed.

Evolv’s future success depends, in part, on its ability to expand the deployment of its products with existing customers by selling them additional products. This may require increasingly sophisticated and costly sales efforts and may not result in additional sales. In addition, the rate at which its customers purchase additional products depends on a number of factors, including the perceived need for additional touchless security screening solutions as well as general economic conditions. If its efforts to sell additional products to its customers are not successful, its business may suffer.

If Evolv’s products fail or are perceived to fail to detect threats such as a firearm or other potential weapon or explosive device, or if its products contain undetected errors or defects, these failures or errors could result in injury or loss of life, which could harm its brand and reputation and have an adverse effect on its business and results of operations.

If Evolv’s products fail or are perceived to fail to detect and prevent attacks or if its products fail to identify and respond to new and increasingly complex and unpredictable methods of attacks, its business and reputation may suffer. There is no guarantee that its products will detect and prevent all attacks, especially in light of the rapidly changing security landscape to which it must respond, as well as unique factors that may be present in its customers’ operating environments. Additionally, its products may falsely detect items that do not actually represent threats. These false positives may impair the perceived reliability of its products, and may therefore adversely impact market acceptance of its products, and could result in negative publicity, loss of customers and sales and increased costs to remedy any problem.

Evolv’s products, which are complex, may also contain undetected errors or defects when first introduced or as new versions are released. Evolv has experienced these errors or defects in the past in connection with new products and product upgrades. It expects that these errors or defects will be found from time to time in the future in new or enhanced products after commercial release. Defects may result in increased vulnerability to attacks, cause its products to fail to detect security threats, or temporarily interrupt its products’ ability to screen visitors in a customer’s location. Any errors, defects, disruptions in service or other performance problems with its products may damage its customers’ business and could harm its reputation. If its products fail to detect security threats for any reason, it may incur significant costs, the attention of its key personnel could be diverted, its customers may delay or withhold payment to us or elect not to renew or cause other significant customer relations problems to arise.

Evolv may also be subject to liability claims for damages related to errors or defects in its products. For example, if its products fail to detect weapons or explosive devices that are subsequently used by terrorists to cause casualties at a high profile, public venue, its reputation could be significantly harmed. A material liability claim or other occurrence that harms its reputation or decreases market acceptance of its products may harm its business and operating results. Although Evolv has limitation of liability provisions in its terms and conditions of sale, they may not fully or effectively protect us from claims as a result of federal, state, or local laws or ordinances, or unfavorable judicial decisions in the United States or other countries. The sale and support of its products also entails the risk of product liability claims. Evolv maintains insurance to protect against certain claims associated with the use of its products, but its insurance coverage may not adequately cover any claim asserted against it. In addition, even claims that ultimately are unsuccessful could result in its expenditure of funds in litigation, divert management’s time and other resources, and harm its business and reputation.

If Evolv does not successfully anticipate market needs and enhance its existing products or develop new products that meet those needs on a timely basis, it may not be able to compete effectively and its ability to generate revenues will suffer.

Evolv’s customers face evolving security risks, which require them to adapt to increasingly complex infrastructures that incorporate a variety of security solutions. It faces significant challenges in ensuring that its products effectively identify and respond to these security risks without disrupting the performance of its customers’ infrastructures. As a result, it must continually modify and improve its products in response to changes in its customers’ infrastructures.

Evolv cannot guarantee that it will be able to anticipate future market needs and opportunities or be able to develop product enhancements or new products to meet such needs or opportunities in a timely manner, if at all. Even if Evolv is able to anticipate, develop and commercially introduce enhancements and new products, there can be no assurance that enhancements or new products will achieve widespread market acceptance.

New products, as well as enhancements to its existing products, could fail to attain sufficient market acceptance for many reasons, including:

•        delays in releasing new products, or product enhancements;

•        failure to accurately predict market demand and to supply products that meet this demand in a timely fashion;

•        inability to protect against new types of attacks or techniques used by terrorists or other sources of threats;

•        defects in its products, errors or failures of its products;

•        negative publicity or perceptions about the performance or effectiveness of its products;

•        introduction or anticipated introduction of competing products by its competitors;

•        installation, configuration or usage errors by its customers; and

•        easing or changing of regulatory requirements related to security.

If Evolv fails to anticipate market requirements or fail to develop and introduce product enhancements or new products to meet those needs in a timely manner, it could cause us to lose existing customers and prevent us from gaining new customers, which would significantly harm its business, financial condition and results of operations.

While Evolv continues to invest significant resources in research and development to ensure that its products continue to address the security risks that its customers face, the introduction of products embodying new technologies could also render its existing products or services obsolete or less attractive to customers. If Evolv spends significant time and effort on research and development and is unable to generate an adequate return on its investment, its business and results of operations may be materially and adversely affected.

Evolv’s business model is predicated, in part, on building a customer base that will generate a recurring stream of revenues through the sale of its subscription contracts. If that recurring stream of revenues does not develop as expected, or if its business model changes as the industry evolves, its operating results may be adversely affected.

Evolv’s business model is dependent, in part, on its ability to maintain and increase subscriptions for its proprietary products as they generate recurring revenues. Existing and future customers of its systems may not purchase its subscriptions for its proprietary products at the same rate at which customers currently purchase those subscriptions. If its current and future customers purchase a lower volume of its subscriptions for its proprietary products, its recurring revenue stream relative to its total revenues would be reduced and its operating results would be adversely affected.

Evolv’s sales cycles can be long and unpredictable, and its sales efforts require considerable time and expense. As a result, its sales and revenue are difficult to predict and may vary substantially from period to period, which may cause its results of operations to fluctuate significantly.

Evolv’s results of operations may fluctuate, in part, because of the resource intensive nature of its sales efforts, the length and variability of its sales cycle and the short-term difficulty in adjusting its operating expenses. Its results of operations depend in part on sales to large organizations. The length of its sales cycle, from proof of concept to delivery of and payment for its platform, is typically three to nine months but can be more than a year for high profile public and private venues customers, and for customers in its emerging international markets. To the extent its competitors develop solutions that its prospective customers view as equivalent, its average sales cycle may increase. Because the length of time required to close a sale varies substantially from customer to customer, it is difficult to predict exactly when, or even if, Evolv will book a sale with a potential customer. As a result, large individual sales have, in some cases, occurred in quarters subsequent to those it anticipated, or have not occurred at all. The loss or delay of one or more large transactions in a quarter could impact its results of operations for that quarter and any future quarters for which revenue from that transaction is delayed. As a result of these factors, it is difficult for us to forecast its revenue accurately in any quarter. Because a substantial portion of its expenses are relatively fixed in the short term, its results of operations will suffer if its revenue falls below its or analysts’ expectations in a particular quarter, which could cause the price of the Combined Company’s common stock to decline.

Evolv relies on reseller partners to generate a growing portion of its revenue, including in emerging international markets. If it fails to maintain successful relationships with its reseller partners, or if its partners fail to perform, its ability to market, sell and distribute its products will be limited, and its business, financial position and results of operations will be harmed.

In addition to its direct sales force, Evolv relies on its reseller partners to sell its products. It expects to continue to focus on generating sales to new and existing customers through its reseller partners as a part of its growth strategy.

Evolv provides its reseller partners with specific training and programs to assist them in selling its products, but there can be no assurance that these steps will be effective. In addition, its reseller partners may be unsuccessful in marketing, selling and supporting its products. If Evolv is unable to develop and maintain effective sales incentive programs for its third-party reseller partners, it may not be able to incentivize these partners to sell its products to customers and, in particular, to high profile public and private venues. Its agreements with its reseller partners are generally non-exclusive and these partners may also market, sell and support products that are competitive with theirs and may devote more resources to the marketing, sales and support of such competitive products. These partners may have incentives to promote its competitors’ products to the detriment of its own or may cease selling its products altogether. Its reseller partners may cease or de-emphasize the marketing of its products with limited or no notice and with little or no penalty. Its agreements with its reseller partners may generally be terminated for any reason by either party with advance notice prior to each annual renewal date. It cannot be certain that it will retain these reseller partners or that it will be able to secure additional or replacement reseller partners. The loss of one or more of its significant reseller partners or a decline in the number or size of orders from them could harm its operating results. In addition, any new reseller partner requires extensive training and may take several months or more to achieve productivity. Its reseller partner sales structure could subject us to lawsuits, potential liability and reputational harm if, for example, any of its reseller partners misrepresent the functionality of its products, subscriptions or services to customers or violate laws or its corporate policies.

If Evolv fails to effectively manage its existing resellers, or if its reseller partners are unsuccessful in fulfilling the orders for its products, or if Evolv is unable to enter into arrangements with, and retain a sufficient number of, high quality reseller partners in each of the regions in which it sells products and keep them motivated to sell its products, its ability to sell its products and operating results will be harmed. The termination of its relationship with any significant reseller partner may also adversely impact its sales and operating results.

A portion of Evolv’s revenue is generated by sales to government entities, which are subject to a number of challenges and risks.

Approximately 7% of Evolv’s revenue was generated by sales to government entities during the year ended December 31, 2020 and approximately 1% of Evolv’s revenue was generated by sales to government entities during the year ended December 31, 2019. Selling to government entities can be highly competitive, expensive and time-consuming, and often requires significant upfront time and expense without any assurance that it will win a sale. Government demand and payment for its solutions may also be impacted by changes in fiscal or contracting policies, changes in government programs or applicable requirements, the adoption of new laws or regulations or changes to existing laws or regulations, public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for its solutions. Accordingly, increasing sales of its products to government entities may be more challenging than selling to commercial organizations, especially given extensive certification, clearance and security requirements. Government agencies may have statutory, contractual or other legal rights to terminate contracts with us or reseller partners. Further, in the course of providing its solutions to government entities, its employees and those of its reseller partners may be exposed to sensitive government information. Any failure by us or its reseller partners to safeguard and maintain the confidentiality of such information could subject us to liability and reputational harm, which could materially and adversely affect its results of operations and financial performance. Governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit may cause the government to shift away from its solutions and may result in a reduction of revenue, fines or civil or criminal liability if the audit uncovers improper or illegal activities, which could adversely impact its results or operations.

Fluctuating economic conditions make it difficult to predict revenue for a particular period, and a shortfall in revenue may harm its operating results.

Evolv’s revenue depends significantly on general economic conditions and the level of concern regarding physical security and the public’s willingness to attend live events. Economic weakness, customer financial difficulties and constrained spending on security measures may result in decreased revenue and earnings. Such factors could make it difficult to accurately forecast its sales and operating results and could negatively affect its ability to provide accurate forecasts of its costs and expenses. In addition, concerns regarding continued budgetary challenges in the United States and Europe, geopolitical turmoil and terrorism in many parts of the world, and the effects of climate change have and may continue to put pressure on global economic conditions and physical security concerns. If Evolv does not succeed in convincing customers that its products should be an integral part of their overall approach to security and that a fixed portion of their annual security budgets should be allocated to its products, general reductions in security spending by its customers are likely to have a disproportionate impact on its business, results of operations and financial condition. General economic weakness may also lead to longer collection cycles for payments due from its customers, an increase in customer bad debt, restructuring initiatives and associated expenses and impairment of investments. Furthermore, the continued weakness and uncertainty in worldwide credit markets, including the sovereign debt situation in certain countries in the European Union, or EU, may adversely impact the ability of its customers to adequately fund their expected capital expenditures, which could lead to delays or cancellations of planned purchases of its products.

Uncertainty about future economic conditions also makes it difficult to forecast operating results and to make decisions about future investments. Future or continued economic weakness for us or its customers, failure of its customers and markets to recover from such weakness, customer financial difficulties and reductions in spending on security systems could have a material adverse effect on demand for its products, and consequently on its business, financial condition and results of operations.

Evolv’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of its products and infrastructure.

Evolv’s brand, reputation and ability to attract, retain and serve its customers are dependent in part upon the reliable performance of, and the ability of its existing customers and new customers to access and use, its solutions, including real-time analytics and intelligence. Evolv has experienced, and may in the future experience, disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, equipment failure, human or software errors, capacity constraints, and fraud or cybersecurity attacks. In some instances, it may not be able to identify the cause or causes of these performance problems within an acceptable period of time.

Interruptions in its systems or the third-party systems on which it relies, whether due to system failures, computer viruses, physical or electronic break-ins, or other factors, could affect the security or availability of its products, network infrastructure, cloud infrastructure and website.

Problems with the reliability or security of its systems could harm its reputation. Damage to its reputation and the cost of remedying these problems could negatively affect its business, financial condition and operating results. Additionally, its third-party hosting suppliers have no obligations to renew their agreements with us on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time. If Evolv is unable to maintain, renew, or expand its agreements with these providers on commercially reasonable terms, it may experience costs or downtime as it transitions its operations.

Any disruptions or other performance problems with its products could harm its reputation and business and may damage its customers’ businesses. Interruptions in its service delivery might reduce its revenue, cause us to issue credits to customers, subject us to potential liability and cause customers not to renew their subscription purchases of its products.

If Evolv is not able to maintain and enhance its brand or reputation as an industry leader, its business and operating results may be adversely affected.

Evolv believes that maintaining and enhancing its reputation as the leader in next-generation AI-based touchless security screening is critical to its relationship with its existing end-user customers and reseller partners and its ability to attract new customers and reseller partners. The successful promotion of its brand will depend on multiple factors, including its marketing efforts, its ability to continue to deliver a superior customer experience and develop high-quality features for its products and its ability to successfully differentiate its products from those of its competitors. Its brand promotion activities may not be successful or yield increased revenue. Additionally, the performance of its reseller partners may affect its brand and reputation if customers do not have a positive experience with its products as implemented by its reseller partners or with the implementation generally. The promotion of its brand requires us to make substantial expenditures, and it anticipates that the expenditures will increase as its market becomes more competitive, as it expands into new geographies and vertical markets and as more sales are generated through its reseller partners. To the extent that these activities yield increased revenue, this revenue may not offset the increased expenses it incurs. If Evolv does not successfully maintain and enhance its brand and reputation, its business and operating results may be adversely affected.

If Evolv’s customers are unable to implement its products successfully, or if it fails to effectively assist its customers in installing its products and provide effective ongoing support and training, customer perceptions of its products may be impaired or its reputation and brand may suffer.

Evolv’s products are deployed in a wide variety of indoor and outdoor environments, including large venues with multiple entry points. Some of its customers have experienced difficulties implementing its products in the past and may experience implementation difficulties in the future. If its customers are unable to implement its products successfully, customer perceptions of its products may be impaired or its reputation and brand may suffer.

Any failure by its customers to appropriately implement its products or any failure of its products to effectively integrate and operate within its customers’ operating environments could result in customer dissatisfaction, impact the perceived reliability of its products, result in negative press coverage, negatively affect its reputation and harm its financial results.

Successful deployment and operation of its products depends on the knowledge and skill of the customer security personnel charged with setting up, configuring, monitoring, and troubleshooting the equipment in their own environment. Many of its customers experience relatively high turnover in their security personnel, creating opportunities for knowledge and skill gaps that can result, and have resulted, in configuration or operational errors that allow prohibited threats into customer facilities. In these situations, customers can perceive, and have perceived, that its products have failed to perform as designed until and unless it have been able to demonstrate otherwise. There can be no assurance that it will successfully isolate and identify failures due to customer error in the future, and this could result in customer dissatisfaction, impact the perceived reliability of its products, result in negative press coverage, negatively affect its reputation and harm its financial results.

Evolv’s customers depend in large part on customer support delivered by us to resolve issues relating to the use of its products. However, even with its support, its customers are ultimately responsible for effectively using its products, and ensuring that their staff is properly trained in the use of its products. The failure of its customers to correctly use its products, or its failure to effectively assist customers in installing its products and provide effective ongoing support and training, may result in an increase in the vulnerability of its customers’ facilities and visitors to security threats . Evolv is also in the process of expanding its customer success and support organizations. It can take significant time and resources to recruit, hire and train qualified technical support and service employees. Evolv may not be able to keep up with demand, particularly if the sales of its products exceed its internal forecasts. To the extent that Evolv is unsuccessful in hiring, training and retaining adequate support resources, its ability to provide adequate and timely support to its customers may be negatively impacted, and its customers’ satisfaction with its products may be adversely affected. Additionally, in unusual circumstances, if it were to need to rely on its sales engineers to provide post-sales support while Evolv is growing its service organization, its sales productivity may be negatively impacted. Accordingly, its failure to provide satisfactory maintenance and technical support services could have a material and adverse effect on its business and results of operations.

Evolv is dependent on the continued services and performance of its senior management and other key employees, as well as on its ability to successfully hire, train, manage and retain qualified personnel, especially those in sales and marketing and research and development.

Evolv’s future performance depends on the continued services and contributions of its senior management, particularly Peter George, its Chief Executive Officer, and other key employees to execute on its business plan and to identify and pursue new opportunities and product innovations. Evolv does not maintain key man insurance for any of its executive officers or key employees. From time to time, there may be changes in its senior management team resulting from the termination or departure of its executive officers and key employees. Evolv’s senior management and key employees are generally employed on an at-will basis, which means that they could terminate their employment with us at any time. The loss of the services of its senior management, particularly Mr. George, or other key employees for any reason could significantly delay or prevent its development or the achievement of its strategic objectives and harm its business, financial condition and results of operations.

Evolv’s ability to successfully pursue its growth strategy will also depend on its ability to attract, motivate and retain its personnel, especially those in sales and marketing and research and development. It faces intense competition for these employees from numerous technology, software and other companies, especially in certain geographic areas in which it operates, and it cannot ensure that it will be able to attract, motivate and/or retain additional qualified employees in the future. If Evolv is unable to attract new employees and retain its current employees, it may not be able to adequately develop and maintain new products, or market its existing products at the same levels as its competitors and it may, therefore, lose customers and market share. Its failure to attract and retain personnel, especially those in sales and marketing, research and development and engineering positions, could have an adverse effect on its ability to execute its business objectives and, as a result, its ability to compete could decrease, its operating results could suffer and its revenue could decrease. Even if Evolv is able to identify and recruit a sufficient number of new hires, these new hires will require significant training before they achieve full productivity and they may not become productive as quickly as it would like, or at all.

If Evolv does not effectively expand, train and retain qualified sales and marketing personnel, it may be unable to acquire new customers or sell additional products to successfully pursue its growth strategy.

Evolv depends significantly on its sales force to attract new customers and expand sales to existing customers. As a result, its ability to grow its revenue depends in part on its success in recruiting, training and retaining sufficient numbers of sales personnel to support its growth, particularly in the United States, Europe, and Asia Pacific. The number of its sales and marketing personnel increased from 17 as of December 31, 2019 to 19 as of December 31, 2020. It expects to continue to expand its sales and marketing personnel significantly and face a number of challenges in achieving its hiring and integration goals. There is intense competition for individuals with sales training and experience. In addition, the training and integration of a large number of sales and marketing personnel in a short time requires the allocation of significant internal resources. Evolv invests significant time and resources in training new sales force personnel to understand its products, platform and its growth strategy. Based on its past experience, it takes approximately six to 12 months before a new sales force member operates at target performance levels, depending on their role. However, it may be unable to achieve or maintain its target performance levels with large numbers of new sales personnel as quickly as it has done in the past. Its failure to hire a sufficient number of qualified sales force members and train them to operate at target performance levels may materially and adversely impact its projected growth rate.

If Evolv cannot maintain its company culture as it grows, it could lose the innovation, teamwork, passion and focus on execution that it believes contribute to its success and its business may be harmed.

Evolv believes that a critical component to its success has been its mission-driven company culture based on its shared commitment to make the world a safer place to live, work, learn, and play, which it believes fosters innovation, teamwork, passion for customers and focus on execution, and facilitates critical knowledge transfer, knowledge sharing and professional growth. It has invested substantial time and resources in building its team within this company culture. Any failure to preserve its culture could negatively affect its ability to retain and recruit personnel and to effectively focus on and pursue its corporate objectives. As it grows and develop the infrastructure of a public company, it may find it difficult to maintain these important aspects of its company culture. If it fails to maintain its company culture, its business may be adversely impacted.

Evolv incorporates technology and components from third parties into its products, and its inability to obtain or maintain rights to the technology could harm its business.

Evolv incorporates technology and components from third parties into its products. It cannot be certain that its suppliers and licensors are not infringing the intellectual property rights of third parties or that the suppliers and licensors have sufficient rights to the technology in all jurisdictions in which it may sell its products. It may not be able to rely on indemnification obligations of third parties if some of its agreements with its suppliers and licensors may be terminated for convenience by them. If Evolv is unable to obtain or maintain rights to any of this technology because of intellectual property infringement claims brought by third parties against its suppliers and licensors or against us, or if Evolv is unable to continue to obtain such technology or enter into new agreements on commercially reasonable terms, its ability to develop and sell products, subscriptions and services containing such technology could be severely limited, and its business could be harmed. Additionally, if Evolv is unable to obtain necessary technology and components from third parties, including certain sole suppliers, it may be forced to acquire or develop alternative technology or components, which may require significant time, cost and effort and may be of lower quality or performance standards. This would limit and delay its ability to offer new or competitive products, and increase its costs of production. If alternative technology or components cannot be obtained or developed, it may not be able to offer certain functionality as part of its products, subscriptions and services. As a result, its margins, market share and results of operations could be significantly harmed.

Evolv may acquire or invest in other companies or technologies in the future, which could divert management’s attention, fail to meet its expectations, result in additional dilution to its stockholders, increase expenses, disrupt its operations or otherwise harm its operating results.

Evolv may in the future acquire or invest in, businesses, products or technologies that it believes could complement or expand its platform, enhance its technical capabilities or otherwise offer growth opportunities. Evolv may not be able to fully realize the anticipated benefits of any future acquisitions. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses related to identifying, investigating and pursuing suitable acquisitions, whether or not they are consummated.

There are inherent risks in integrating and managing acquisitions. If it acquires additional businesses, it may not be able to assimilate or integrate the acquired personnel, operations, products, services and technologies successfully or effectively manage the combined business following the acquisition and its management may be distracted from operating its business. Evolv also may not achieve the anticipated benefits from the acquired business due to a number of factors, including, without limitation:

•        unanticipated costs or liabilities associated with the acquisition;

•        incurrence of acquisition-related costs, which would be recognized as a current period expense;

•        inability to generate sufficient revenue to offset acquisition or investment costs;

•        the inability to maintain relationships with customers and partners of the acquired business;

•        the difficulty of incorporating acquired technology and rights into its platform and of maintaining quality and security standards consistent with its brand;

•        delays in customer purchases due to uncertainty related to any acquisition;

•        the need to integrate or implement additional controls, procedures and policies;

•        challenges caused by distance, language and cultural differences;

•        harm to its existing business relationships with business partners and customers as a result of the acquisition;

•        the potential loss of key employees;

•        use of resources that are needed in other parts of its business and diversion of management and employee resources;

•        the inability to recognize acquired deferred revenue in accordance with its revenue recognition policies; and

•        use of substantial portions of its available cash or the incurrence of debt to consummate the acquisition.

Acquisitions also increase the risk of unforeseen legal liability, including for potential shareholder suits or potential violations of applicable law or industry rules and regulations, arising from prior or ongoing acts or omissions by the acquired businesses that are not discovered by due diligence during the acquisition process. Generally, if an acquired business fails to meet its expectations, its operating results, business and financial condition may suffer. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect its business, results of operations and financial condition.

In addition, a significant portion of the purchase price of companies it acquires may be allocated to goodwill and other intangible assets, which must be assessed for impairment at least annually. If its acquisitions do not ultimately yield expected returns, we may be required to take charges to its operating results based on its impairment assessment process, which could harm its results of operations.

Evolv’s intellectual property rights are valuable and any inability to protect its proprietary technology and intellectual property rights could substantially harm its business and operating results.

Evolv’s future success and competitive position depend in part on its ability to protect its intellectual property and proprietary technologies. To safeguard these rights, it relies on a combination of patent, trademark, copyright and trade secret laws and contractual protections in the United States and other jurisdictions, all of which provide only limited protection and may not now or in the future provide us with a competitive advantage. Evolv maintains a program of identifying technology appropriate for patent protection. Evolv’s practice is to require employees and consultants to execute non-disclosure and proprietary rights agreements upon commencement of employment or consulting arrangements. These agreements acknowledge its exclusive ownership of all intellectual property developed by the individuals during their work for us and require that all proprietary information disclosed will remain confidential. Such agreements may not be enforceable in full or in part in all jurisdictions and any breach could have a negative effect on its business and its remedy for such breach may be limited.

Evolv owns or co-own six U.S. patents, seven issued foreign patents and have nine patent applications relating to its products. It cannot be certain that any patents will issue from any patent applications, that patents that issue from such applications will give us the protection that we seek or that any such patents will not be challenged, invalidated, or circumvented. Any patents that may issue in the future from its pending or future patent applications may not provide sufficiently broad protection and may not be enforceable in actions against alleged infringers. Evolv has registered the Evolv Express and Evolv Edge names and logos in the United States and certain other countries. It also has registrations and/or pending applications for additional marks in the United States and other countries; however, we cannot be certain that any future trademark registrations will be issued for pending or future applications or that any registered trademarks will be enforceable or provide adequate protection of its proprietary rights. Evolv also licenses software from third parties for integration into its products, including open source software and other software available on commercially reasonable terms. It cannot be certain that such third parties will maintain such software or continue to make it available.

In order to protect its unpatented proprietary technologies and processes, Evolv relies on trade secret laws and confidentiality agreements with its employees, consultants, reseller partners, vendors and others. Despite its efforts to protect its proprietary technology and trade secrets, unauthorized parties may attempt to misappropriate, reverse engineer or otherwise obtain and use them. In addition, others may independently discover its trade secrets, in which case it would not be able to assert trade secret rights, or develop similar technologies and processes. Further, the contractual provisions that it enters into may not prevent unauthorized use or disclosure of its proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of its proprietary technology or intellectual property rights. Moreover, policing unauthorized use of its technologies, trade secrets and intellectual property is difficult, expensive and time-consuming, particularly in foreign countries where the laws may not be as protective of intellectual property rights as those in the United States and where mechanisms for enforcement of intellectual property rights may be weak. Evolv may be unable to determine the extent of any unauthorized use or infringement of its products, technologies or intellectual property rights.

From time to time, legal action by us may be necessary to enforce its patents and other intellectual property rights, to protect its trade secrets, to determine the validity and scope of the intellectual property rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could negatively affect its business, operating results and financial condition.

Assertions by third parties of infringement or other violations by us of their intellectual property rights, whether or not correct, could result in significant costs and harm its business and operating results.

Third parties may in the future assert claims of infringement, misappropriation or other violations of intellectual property rights against Evolv. They may also assert such claims against its customers or reseller partners, whom it typically indemnifies against claims that its products infringe, misappropriate or otherwise violate the intellectual property rights of third parties. If Evolv does infringe a third party’s rights and is unable to provide a sufficient workaround, it may need to negotiate with holders of those rights to obtain a license to those rights or otherwise settle any infringement claim as a party that makes a claim of infringement against us may obtain an injunction preventing us from shipping products containing the allegedly infringing technology. As the number of products and competitors in its market increase and overlaps occur, claims of infringement, misappropriation and other violations of intellectual property rights may increase. Any claim of infringement, misappropriation or other violation of intellectual property rights by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract its management from its business.

Future assertions of patent rights by third parties, and any resulting litigation, may involve patent holding companies or other adverse patent owners who have no relevant product revenues and against whom its own patents may therefore provide little or no deterrence or protection. There can be no assurance that Evolv will not be found to infringe or otherwise violate any third-party intellectual property rights or to have done so in the past.

An adverse outcome of a dispute may require Evolv to:

•        pay substantial damages, including treble damages, if Evolv is found to have willfully infringed a third party’s patents or copyrights;

•        cease making, licensing or using products that are alleged to infringe or misappropriate the intellectual property of others;

•        expend additional development resources to attempt to redesign its products or otherwise develop non-infringing technology, which may not be successful;

•        enter into potentially unfavorable royalty or license agreements to obtain the right to use necessary technologies or intellectual property rights;

•        take legal action or initiate administrative proceedings to challenge the validity and scope of the third-party rights or to defend against any allegations of infringement; and

•        indemnify its partners and other third parties.

In addition, royalty or licensing agreements, if required or desirable, may be unavailable on terms acceptable to us, or at all, and may require significant royalty payments and other expenditures. Some licenses may also be non-exclusive, and therefore its competitors may have access to the same technology licensed to us. Any of the foregoing events could seriously harm its business, financial condition and results of operations.

Confidentiality arrangements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

Evolv has devoted substantial resources to the development of its technology, business operations and business plans. In order to protect its trade secrets and proprietary information, it relies in significant part on confidentiality arrangements with its employees, licensees, independent contractors, advisors, reseller partners and customers. These arrangements may not be effective to prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, if others independently discover trade secrets and proprietary information, it would not be able to assert trade secret rights against such parties. Effective trade secret protection may not be available in every country in which its products are available or where it has employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with its products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which Evolv operates may compromise its ability to enforce its trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its competitive business position.

Evolv’s products and services may be affected from time to time by design and manufacturing defects that could adversely affect its business and result in harm to its reputation.

Evolv’s touchless security screening systems are complex and may contain undetected defects or errors when first introduced or as enhancements are released that, despite testing, are not discovered until after a product has been used. This could result in delayed market acceptance of those products or claims from resellers, customers or others, which may result in litigation, increased end user warranty, support and repair or replacement costs, damage to its reputation and business, or significant costs and diversion of support and engineering personnel to correct the defect or error. It may from time to time become subject to warranty or product liability claims related to product quality issues that could lead us to incur significant expenses.

Evolv attempts to include provisions in its agreements with customers that are designed to limit its exposure to potential liability for damages arising from defects or errors in its products. However, it is possible that these limitations may not be effective as a result of unfavorable judicial decisions or laws enacted in the future.

The sale and support of Evolv’s products entails the risk of product liability claims. Any product liability claim brought against it, regardless of its merit, could result in material expense, diversion of management time and attention, damage to its business and reputation and brand, and cause us to fail to retain existing customers or to fail to attract new customers.

Increases in component costs, long lead times, supply shortages, and supply changes could disrupt Evolv’s supply chain and have an adverse effect on its business, financial condition, and operating results.

Evolv acquires certain of its materials, which are critical to the ongoing operation and future growth of its business, from several third parties. Generally, its third-party contract manufacturers contract directly with component suppliers, and it relies on its contract manufacturers to manage their supply chains. If one of its contract manufacturers has supply chain disruption, or its relationship with its contract manufacturer terminates, Evolv could experience delay. It also sources some materials and components directly from suppliers. While most components and materials for its products are available from multiple suppliers, certain of those items are only available from limited or sole sources. Should any of these suppliers become unavailable or inadequate, or impose terms unacceptable to Evolv, such as increased pricing terms, it could be required to spend a significant amount of time and expense to develop alternate sources of supply, and may not be successful in doing so on terms acceptable to it, or at all. As a result, the loss of a limited or sole source supplier could adversely affect its relationship with its customers as well as its results of operations and financial condition.

Evolv depends on a third-party contract manufacturer for the production of its touchless security screening systems. While there are several potential manufacturers for most of these products, all of its products are currently manufactured, assembled, tested and generally packaged by this third-party manufacturer located in Massachusetts. In most cases, it relies on this manufacturer to procure components and, in some cases, provide manufacturing engineering work. Although Evolv is seeking to expand and diversify its contract manufacturer relationships, its current reliance on contract manufacturing involves a number of risks, including:

•        unexpected increases in manufacturing and repair costs;

•        inability to control the quality and reliability of finished products;

•        inability to control delivery schedules;

•        potential liability for expenses incurred by the third-party contract manufacturer in reliance on its forecasts that later prove to be inaccurate;

•        potential lack of adequate capacity to manufacture all or a part of the products we require;

•        the occurrence of unforeseen force majeure events; and

•        potential labor unrest affecting the ability of the third-party manufacturers to produce its products.

If Evolv’s third-party contract manufacturer experiences a delay, disruption or quality control problems in its operations, including due to the COVID-19 pandemic, or if the third-party contract manufacturer does not renew its agreement with us, its operations could be significantly disrupted and its product shipments could be delayed. Qualifying a new manufacturer and commencing volume production is expensive and time consuming. Ensuring that a contract manufacturer is qualified to manufacture its products to its standards is time consuming. In addition, there is no assurance that a contract manufacturer can scale its production of its products at the volumes and in the quality that it requires. If a contract manufacturer is unable to do these things, it may have to move production for the products to a new or existing third-party manufacturer, which would take significant effort and its business, results of operations and financial condition could be materially adversely affected. See “Information About Evolv Technology-Manufacturing and Suppliers” for additional information regarding the terms of Evolv’s contract with this third-party manufacturer.

As Evolv contemplates moving manufacturing into different jurisdictions, it may be subject to additional significant challenges in ensuring that quality, processes, and costs, among other issues, are consistent with its expectations. For example, while it expects its third-party contract manufacturers to be responsible for penalties assessed on it because of excessive failures of the products, there is no assurance that it will be able to collect such reimbursements from these manufacturers, which causes it to take on additional risk for potential failures of its products.

In addition, because Evolv currently uses a single third-party contract manufacturer, increases in the prices charged may have an adverse effect on its results of operations, as we may be unable to find a contract manufacturer who can supply us at a lower price. As a result, the loss of a limited or sole source supplier could adversely affect its relationships with its customers and its results of operations and financial condition.

Evolv’s third-party contract manufacturer’s facilities, and its suppliers’ and its customers’ facilities, are vulnerable to disruption due to natural or other disasters, strikes and other events beyond its control.

A major earthquake, fire, tsunami, hurricane, cyclone or other disaster, such as a major flood, seasonal storms, nuclear event or terrorist attack affecting its facilities or the areas in which they are located, or affecting those of its customers or third-party manufacturers or suppliers, could significantly disrupt its or their operations and delay or prevent product shipment or installation during the time required to repair, rebuild or replace its or their damaged manufacturing facilities. These delays could be lengthy and costly. If its third-party contract manufacturer’s, suppliers’ or customers’ facilities are negatively impacted by such a disaster, production, shipment and installation of its products could be delayed, which can impact the period in which it recognizes the revenue related to that product sale. Additionally, customers may delay purchases of its products until operations return to normal. Even if Evolv is able to respond quickly to a disaster, the continued effects of the disaster could create uncertainty in its business operations. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil, labor strikes, war or the outbreak of epidemic diseases (including the on-going COVID-19 pandemic) could have a negative effect on its operations and sales.

Downturns in general economic and market conditions and reductions in spending may reduce demand for its products and services, which could harm its revenue, results of operations and cash flows.

Evolv’s performance depends on the financial health and strength of its customers, which in turn is dependent on the economic conditions of the markets in which it and its customers operate. The recent declines in the global economy, widespread and prolonged closures of public and private sports, entertainment and other venues, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. During weak economic times, its available pool of potential customers may decline as potential customers reduce their security-related budget allocations and, in turn, its growth prospects may be negatively impacted. Prolonged economic slowdowns may result in diminished sales of its products and services. Further worsening, broadening or protracted extension of an economic downturn could have a negative impact on its business, revenue, results of operations and cash flows.

Evolv also faces risks from financial difficulties or other uncertainties experienced by its suppliers, distributors or other third parties on which it relies. If third parties are unable to supply Evolv with required materials or components or otherwise assist us in operating its business, its business could be harmed.

If the general level of physical threats/attacks declines, or is perceived by its current or potential customers to have declined, Evolv’s business could be harmed.

Evolv’s business is substantially dependent on enterprises and governments recognizing that mass shootings, terrorist attacks and similar security threats are not necessarily effectively prevented by conventional security products such as walk-through metal detectors. High visibility attacks on prominent enterprises and governments have increased market awareness of the problem of security threats and help to provide an impetus for enterprises and governments to devote resources to protecting against security threats, such as testing its products, purchasing them and broadly deploying them within their organizations. If security threats were to decline, or enterprises or governments perceived that the general level of security threats has declined, its ability to attract new customers and expand sales of its products to existing customers could be materially and adversely affected. A reduction in the threat landscape could increase its sales cycles and harm its business, results of operations and financial condition.

If Evolv is unable to compete effectively with new entrants and other potential competitors, its sales and profitability could be adversely affected.

The sales prices for Evolv’s products and services may decline for a variety of reasons, including competitive pricing pressures, discounts, a change in its mix of products and services, anticipation of the introduction of new products or promotional programs. Competition continues to increase in the market segments in which it participates, and it expects competition to further increase in the future, thereby leading to increased pricing pressures. Larger competitors with more diverse product and service offerings may reduce the price of products that compete with theirs or may bundle them with other products and services. Additionally, currency fluctuations in certain countries and regions may negatively impact prices that partners and customers are willing to pay in those countries and regions. Furthermore, Evolv anticipates that the sales prices and gross profits for its products will decrease over product life cycles. It cannot be certain that it will be successful in developing and introducing new products with enhanced functionality on a timely basis, or that its new product offerings, if introduced, will enable us to maintain its prices and gross profits at levels that will allow us to maintain positive gross margins and achieve profitability.

Because Evolv’s products may collect and store visitor and related information, domestic and international privacy and cyber security concerns, and other laws and regulations, could result in additional costs and liabilities to us or inhibit sales of its products.

Evolv, its reseller partners and its customers are subject to a number of domestic and international laws and regulations that apply to cloud services and the internet generally. These laws, rules and regulations address a range of issues including data privacy and cyber security, breach notification and restrictions or technological requirements regarding the collection, processing, use, storage, protection, retention or transfer of data. The regulatory framework for online services, data privacy and cyber security issues worldwide can vary substantially from jurisdiction to jurisdiction, is rapidly evolving and is likely to remain uncertain for the foreseeable future. Many federal, state and foreign government bodies and agencies have adopted or are considering adopting laws, rules and regulations regarding the collection, processing, use, storage and disclosure of information, web browsing and geolocation data collection, data analytics, facial recognition, cyber security and breach response and notification procedures. Interpretation of these laws, rules and regulations and their application to its products in the United States and foreign jurisdictions is ongoing and cannot be fully determined at this time.

In the United States, these include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, Computer Fraud and Abuse Act, HIPAA, the Gramm Leach Bliley Act and state breach notification laws, other state laws (e.g., the California Consumer Privacy Act) and regulations applicable to privacy and data security, as well as regulator enforcement positions and expectations reflected in federal and state regulatory actions, settlements, consent decrees and guidance documents.

Internationally, virtually every jurisdiction in which Evolv operates and has customers and/or have prospective customers to which it markets has established its own data security and privacy legal frameworks with which Evolv, its reseller partners or its customers must comply. Further, many federal, state and foreign government bodies and agencies have introduced, and are currently considering, additional laws and regulations. If passed, Evolv will likely incur additional expenses and costs associated with complying with such laws, as well as face heightened potential liability if Evolv is unable to comply with these laws.

Laws in the European Economic Area, or EEA, regulate transfers of EU personal data to third-party countries, such as the United States, that have not been found to provide adequate protection to such personal data. Evolv could be impacted by changes in law as a result of the current challenges to existing regulatory frameworks by regulators and in the European courts which may lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on its reputation and business.

On April 27, 2016, the European Union adopted the General Data Protection Regulation 2016/679, or GDPR, that took effect on May 25, 2018 replacing the current data protection laws of each EU member state. The GDPR applies to any company established in the EU as well as to those outside the EU if they collect and use personal data in connection with the offering of goods or services to individuals in the EU or the monitoring of their behavior (for example, through email monitoring). The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements and onerous new obligations on services providers. Non-compliance with the GDPR can trigger steep fines of up to €20 million or 4% of total worldwide annual turnover, whichever is higher. Separate EU laws and regulations (and member states’ implementations thereof) govern the protection of consumers and of electronic communications and these are also evolving. For instance, the current European laws that cover the use of cookies and similar technology and marketing online or by electronic means are under reform. A draft of the new ePrivacy Regulation extends the strict opt-in marketing rules with limited exceptions to business-to-business communications, alters rules on third-party cookies, web beacons and similar technology and significantly increases penalties. Evolv cannot yet determine the impact such future laws, regulations, and standards may have on its business. Such laws and regulations are often subject to differing interpretations and may be inconsistent among jurisdictions. If Evolv is deemed to come under the GDPR’s coverage, it may incur substantial expense in complying with the new obligations to be imposed by the GDPR and we may be required to make significant changes in its business operations and product and services development, all of which may adversely affect its revenues and its business.

Evolv and its customers are at risk of enforcement actions taken by certain EU data protection authorities until such point in time that it may be able to ensure that all transfers of personal data to us from the EEA are conducted in compliance with all applicable regulatory obligations, the guidance of data protection authorities and evolving best practices. Evolv may find it necessary to establish systems to maintain personal data originating from the EU in the EEA, which may involve substantial expense and may cause us to need to divert resources from other aspects of its business, all of which may adversely affect its business.

Because the interpretation and application of privacy and data protection laws are still uncertain, it is possible that these laws may be interpreted and applied in a manner that is inconsistent with its existing practices or the features of its products. Evolv may also be subject to claims of liability or responsibility for the actions of third parties with whom it interacts or upon whom it relies in relation to various products, including but not limited to vendors and business partners. If so, in addition to the possibility of fines, lawsuits and other claims, it could be required to fundamentally change its business activities and practices or modify its products, which could have an adverse effect on its business. Any inability to adequately address privacy and/or data concerns, even if unfounded, or comply with applicable privacy or data protection laws, regulations and policies, could result in additional cost and liability to us, damage its reputation, inhibit sales and adversely affect its business.

The costs of compliance with, and other burdens imposed by, the laws, rules, regulations and policies that are applicable to the businesses of its customers may limit the use and adoption of, and reduce the overall demand for, its software. Even the perception of privacy concerns, whether or not valid, may harm its reputation, inhibit adoption of its products by current and future customers, or adversely impact its ability to attract and retain workforce talent. Its failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement action against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to its reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have a material adverse effect on its operations, financial performance and business.

Evolv’s operating results may be harmed if Evolv is required to collect sales and use or other related taxes for its products in jurisdictions where it has not historically done so.

Taxing jurisdictions, including state, local and foreign taxing authorities, have differing rules and regulations governing sales and use or other taxes, and these rules and regulations are subject to varying interpretations that may change over time. In particular, significant judgment is required in evaluating its tax positions and its worldwide provision for taxes. While Evolv believes that it is in material compliance with its obligations under applicable taxing regimes, one or more states, localities or countries may seek to impose additional sales or other tax collection obligations on us, including for past sales by us or its reseller partners. It is possible that Evolv could face sales tax audits and that such audits could result in tax-related liabilities for which it has not accrued. A successful assertion that it should be collecting additional sales or other taxes on its products in jurisdictions where it has not historically done so and do not accrue for sales taxes could result in substantial tax liabilities for past sales, discourage customers from purchasing its products or otherwise harm its business and operating results.

In addition, Evolv’s tax obligations and effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations, including those relating to income tax nexus, jurisdictional mix of profits at varying statutory tax rates, by changes in foreign currency exchange rates, or by changes in the valuation of its deferred tax assets and liabilities. Although Evolv believes its tax estimates are reasonable, the final determination of any tax audits or litigation could be materially different from its historical tax provisions and accruals, which could have a material adverse effect on its operating results or cash flows in the period or periods for which a determination is made.

Our ability to utilize net operating loss carryforwards as well as research and development tax credit carryforwards to offset future taxable income may be subject to certain limitations and we could be subject to tax audits or examinations that could result in a loss of our net operating loss carryforwards as well as research and development credits and/or cash tax exposures.

As of December 31, 2020, Evolv had federal net operating losses of $20.1 million that are subject to expire at various dates through 2033, and net operating losses of $33.9 million, which have no expiration date and can be used to offset up to 80% of future taxable income in any one tax period. As of December 31, 2019, Evolv had federal net operating losses of $20.1 million that are subject to expire at various dates through 2033, and net operating losses of $20.5 million, which have no expiration date. Evolv also had post-apportioned state net operating loss carryforwards of $42.6 million and $29.8 million for the years ended December 31, 2020 and 2019, respectively, which may be available to offset future state taxable income and which begin to expire in 2033. Additional NOLs of approximately $0.2 million were generated in the United Kingdom and will not expire. As of December 31, 2020, it had U.S. federal and state research and development tax credit carryforwards of $2.5 million and $1.7 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2033 and 2028, respectively. As of December 31, 2019, Evolv had U.S. federal and state research and development tax credit carryforwards of $1.2 million and $0.8 million, respectively. These net operating loss and tax credit carryforwards could expire unused and be unavailable to offset its future income tax liabilities. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50% change, by value, in its equity ownership over a three-year period, the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Evolv has not determined if it has experienced Section 382 ownership changes in the past and if a portion of its net operating loss and tax credit carryforwards is subject to an annual limitation under Section 382. In addition, it may experience ownership changes in the future as a result of subsequent shifts in its stock ownership, including the Business Combination, some of which may be outside of its control. If it determines that an ownership change has occurred and its ability to use its historical net operating loss and tax credit carryforwards is materially limited, it would harm its future operating results by effectively increasing its future tax obligations.

Evolv may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

Evolv intends to continue to make investments to support its business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance its products, improve its operating infrastructure or acquire complementary businesses and technologies. Accordingly, it may need to engage in equity or debt financings to secure additional funds. If Evolv raises additional funds through future issuances of equity or convertible debt securities, its existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of its common stock. Any debt financing that it may secure in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for it to obtain additional capital and to pursue business opportunities, including potential acquisitions. Evolv may not be able to obtain additional financing on terms favorable to it, if at all. If Evolv is unable to obtain adequate financing or financing on terms satisfactory to it when we require it, its ability to continue to support its business growth and to respond to business challenges could be significantly impaired, and its business may be adversely affected.

As a result of becoming a public company, Evolv will be obligated to develop and maintain effective internal control over financial reporting. Evolv has identified a material weakness in its internal control over financial reporting and if its remediation of this material weaknesses is not effective, or if it fails to develop and maintain effective disclosure controls/procedures and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired which may adversely affect Evolv’s business and stock price.

As a public company, Evolv will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. Ineffective internal controls could also cause investors to lose confidence in its reported financial information, which could have a negative effect on the trading price of the common stock.

Evolv has historically maintained a limited internal accounting and finance staff. However, fulfilling our obligations incident to continuing to be a public company will be expensive and time consuming and we may not have adequate staff to do so, which has resulted in Evolv’s independent registered public accounting firm identifying a material weakness in our internal control over financial reporting in accordance with U.S. GAAP. If Evolv does not hire additional finance and accounting personnel with appropriate public company experience and technical accounting knowledge as it continues to build its financial reporting infrastructure, this material weakness could result in misstatements in its financial statements that could be material and may not be prevented or detected on a timely basis.

If Evolv is unable to assert that its internal control over financial reporting is effective, or if its independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control over financial reporting, including as a result of the material weakness described above, it could lose investor confidence in the accuracy and completeness of our financial reports, which could cause the price of its common stock to decline, and it may be subject to investigation and/or sanctions by the SEC. In addition, if it is unable to meet these requirements, it may not be able to remain listed on Nasdaq.

Material weaknesses in Evolv’s internal control over financial reporting were identified in connection with the preparation of Evolv’s consolidated financial statements. If Evolv is unable to remediate these material weaknesses, these material weaknesses could result in a material misstatement of Evolv’s consolidated financial statements.

In connection with the preparation of Evolv’s consolidated financial statements, material weaknesses in Evolv’s internal control over financial reporting were identified as of December 31, 2020. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

•        Evolv did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Evolv lacked a sufficient complement of personnel with an appropriate level of internal controls and accounting knowledge, training and experience commensurate with our financial reporting requirements. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions. This material weakness contributed to the following material weaknesses.

•        Evolv did not design and maintain effective controls over the period-end financial reporting process to achieve complete, accurate and timely financial accounting, reporting and disclosures, including the classification of various accounts in the financial statements.

•        Evolv did not design and maintain processes and controls to analyze, account for and disclose non-routine, unusual or complex transactions. Specifically, Evolv did not design and maintain controls to timely analyze and account for debt modifications and extinguishments, convertible notes, warrants issued with debt instruments, and non-routine complex revenue transactions including the leasing of products. Evolv did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including segregation of duties and controls over the preparation and review of account reconciliations and journal entries.

These material weaknesses resulted in audit adjustments to accounts payable and accrued liabilities, long-term and short-term debt, convertible notes, equity, commission assets, revenue, deferred revenue and various expense line items and related financial statement disclosures, which were recorded prior to the issuance of the consolidated financial statements as of and for the years ended December 31, 2019 and 2020. Additionally, these material weaknesses could result in a misstatement of substantially all of Evolv’s accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

•        Evolv did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls for financial systems to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored, and (iv) testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements. These IT deficiencies did not result in a misstatement to the financial statements, however, the deficiencies, when aggregated, could impact maintaining effective segregation of duties, as well as the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, management has determined these deficiencies in the aggregate constitute a material weakness.

The effectiveness of Evolv’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If Evolv is unable to remediate the material weaknesses, Evolv’s ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the forms of the SEC, could be adversely affected which, in turn, to may adversely affect Evolv’s reputation and business and the market price of Evolv’s common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of Evolv’s securities and harm to Evolv’s reputation and financial condition, or diversion of financial and management resources from the operation of Evolv’s business.

Evolv performed an analysis and concluded that there was substantial doubt as to its ability to continue as a “going concern.”

Evolv performed an analysis and concluded that there was substantial doubt about its ability to continue as a “going concern.” Management’s plans to address Evolv’s need for capital are discussed in the section of this proxy statement/prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We cannot assure you that our plans to raise capital or to consummate the Business Combination will be successful. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from any failure to successfully consummate the Business Combination, complete the PIPE Investment or Evolv’s inability to continue as a going concern.

Evolv’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

U.S. generally accepted accounting principles (GAAP) are subject to interpretation by the Financial Accounting Standards Board (FASB), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Evolv’s reported results of operations and could affect the reporting of transactions already completed before the announcement of such change.

Risks Related to Evolv’s and NHIC’s Business

Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations.

Both NHIC and Evolv are required to comply with anti-corruption and anti-bribery laws in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act, or FCPA, in the United States, the UK Bribery Act, or the Bribery Act, and other similar laws in other countries in which Evolv does business. As a result of doing business in foreign countries, including through reseller partners and agents, we will be exposed to a risk of violating anti-corruption laws. Some of the international locations in which Evolv will operate have developing legal systems and may have higher levels of corruption than more developed nations. The FCPA prohibits providing anything of value to foreign officials for the purposes of obtaining or retaining business or securing any improper business advantage. It may deal with both governments and state-owned business enterprises, the employees of which are considered foreign officials for purposes of the FCPA. The provisions of the Bribery Act extend beyond bribery of foreign public officials and are more onerous than the FCPA in a number of other respects, including jurisdiction, non-exemption of facilitation payments and penalties.

Although the companies have adopted policies and procedures designed to ensure that they, their respective employees and third-party agents will comply with such laws, there can be no assurance that such policies or procedures will work effectively at all times or protect them against liability under these or other laws for actions taken by its employees, reseller partners and other third parties with respect to its business. If they are not in compliance with anti-corruption laws and other laws governing the conduct of business with government entities and/or officials (including local laws), they may be subject to criminal and civil penalties and other remedial measures, which could harm its business, financial condition, results of operations, cash flows and prospects. In addition, investigations of any actual or alleged violations of such laws or policies related to us could harm its business, financial condition, results of operations, cash flows and prospects.

The continuation or worsening of the COVID-19 pandemic, or other similar public health developments, could have an adverse effect on business, results of operations, and financial condition.

Both NHIC and Evolv face various risks and uncertainties related to the global outbreak of COVID-19 and the new coronavirus strains or variants that have developed. The continued COVID-19 pandemic has led to disruption and volatility in the global economy and capital markets, which increases the cost of capital and adversely impacts access to capital. Government-enforced travel bans and business closures around the world have significantly impacted our ability to sell, install and service our products especially given the nature of the markets we serve. It has, and may continue to, disrupt third-party contract manufacturer and supply chain. Evolv may also experience customer payment delays for its products which could negatively impact its results of operations. We may also experience some delays in installation of our products at customers’ facilities, which could lead to postponed revenue recognition for those transactions. Furthermore, if significant portions of the workforce are unable to work effectively, including because of illness, quarantines, government actions, facility closures, remote working or other restrictions in connection with the COVID-19 pandemic, operations will likely be adversely impacted.

If the COVID-19 pandemic continues for a prolonged duration, we or our customers may be unable to perform fully on our contracts, which will likely result in increases in costs and reduction in revenue. These cost increases may not be fully recoverable or adequately covered by insurance. The long-term effects of COVID-19 to the global economy and to us are difficult to assess or predict and may include a further decline in the market prices of our products, risks to employee health and safety, risks for the deployment of our products and services and reduced sales in geographic locations impacted. Any prolonged restrictive measures put in place in order to control COVID-19 or other adverse public health developments in any of our targeted markets may have a material and adverse effect on our business operations and results of operations.

Risks Related to NHIC’s Business and the Business Combination

NHIC will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 24 months from the closing of the IPO, or August 4, 2022. In the event of a liquidation, NHIC’s public stockholders will receive $10.00 per share and the NHIC Warrants will expire worthless.

If NHIC is unable to complete a business combination by the date that is 24 months from the closing of the IPO, or August 4, 2022, and is forced to liquidate, the per-share liquidation distribution will be $10.00. Furthermore, there will be no distribution with respect to the NHIC Rights, which will expire worthless as a result of NHIC’s failure to complete a business combination.

You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.

If third parties bring claims against NHIC, the proceeds held in trust could be reduced and the per-share liquidation price received by NHIC’s stockholders may be less than $10.00.

NHIC’s placing of funds in trust may not protect those funds from third party claims against NHIC. Although NHIC has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of NHIC’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of

NHIC’s public stockholders. If NHIC liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, NHIC cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 due to such claims.

Additionally, if NHIC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in NHIC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, NHIC may not be able to return $10.00 to our public stockholders.

Any distributions received by NHIC stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, NHIC was unable to pay its debts as they fell due in the ordinary course of business.

NHIC’s Certificate of Incorporation provides that it will continue in existence only until the date that is 24 months from the closing of the IPO, or August 4, 2022. If NHIC is unable to consummate a transaction within the required time periods, upon notice from NHIC, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, NHIC shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although NHIC cannot assure you that there will be sufficient funds for such purpose.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,500,000 of proceeds held outside the trust account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the trust account to pay any tax obligations we may owe or for working capital purposes (provided that the funds released for working capital purposes may not exceed $250,000 annually). However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes on interest income earned on the trust account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.

If, after we distribute the proceeds in the trust account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If NHIC’s due diligence investigation of Evolv was inadequate, then stockholders of NHIC following the Business Combination could lose some or all of their investment.

Even though NHIC conducted a due diligence investigation of Evolv, it cannot be sure that this diligence uncovered all material issues that may be present inside Evolv or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Evolv and its business and outside of its control will not later arise.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm NHIC’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against NHIC, whether or not resolved in NHIC’s favor, could result in substantial costs and divert NHIC’s management’s attention from other business concerns, which could adversely affect NHIC’s business and cash resources and the ultimate value NHIC’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of common stock and Private Placement Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.

As of the Record Date, the Initial Stockholders owned an aggregate of [•] shares of common stock and [•] shares of common stock underlying Private Placement Warrants. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if NHIC is unable to consummate a business combination. Based on a market price of $[•] per share of common stock on [•], 2021, the value of these shares was $[•]. The shares of common stock acquired prior to the IPO will be worthless if NHIC does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Evolv as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in NHIC’s public stockholders’ best interest.

NHIC is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.

NHIC is requiring stockholders who wish to redeem their common stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is NHIC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than NHIC anticipates for stockholders to deliver their common stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their common stock.

NHIC will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not consummated.

If NHIC requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, NHIC will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until NHIC has returned their securities to them. The market price for shares of our common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.

If NHIC’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of NHIC’s securities.

NHIC’s Initial Stockholders are entitled to make a demand that it register the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our Initial Stockholders, officers and directors are entitled to demand that NHIC register the resale of the shares underlying any securities our Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time after NHIC consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional [•] shares of common stock eligible for trading in the public market. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of NHIC’s securities.

NHIC will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.

NHIC is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. NHIC’s public stockholders therefore, must rely solely on the judgment of the Board.

If the Business Combination’s benefits do not meet the expectations of financial or industry analysts, the market price of NHIC’s securities may decline.

The market price of NHIC’s securities may decline as a result of the Business Combination if:

•        NHIC does not achieve the perceived benefits of the acquisition as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•        The effect of the Business Combination on the financial statements is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of decreasing stock prices.

NHIC’s directors and officers may have certain conflicts in determining to recommend the acquisition of Evolv, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.

NHIC’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock owned by NHIC’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and NHIC otherwise fails to consummate a business combination prior to August 4, 2022 (unless such date has been extended as described herein).

NHIC and Evolv have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by NHIC if the Business Combination is completed or by NHIC if the Business Combination is not completed.

NHIC and Evolv expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, NHIC expects to incur approximately $[•] in expenses. These expenses will reduce the amount of cash available to be used for other corporate purposes by NHIC if the Business Combination is completed or by NHIC if the Business Combination is not completed.

NHIC will incur significant transaction costs in connection with transactions contemplated by the Merger Agreement.

NHIC will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, NHIC may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Combined Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In the event that a significant number of public shares are redeemed, our common stock may become less liquid following the Business Combination.

If a significant number of public shares are redeemed, NHIC may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on the Nasdaq Stock Market (“Nasdaq”), and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in NHIC’s securities and subject NHIC to additional trading restrictions.

The Combined Company will be required to meet the initial listing requirements to be listed on the Nasdaq Stock Market. However, the Combined Company may be unable to maintain the listing of its securities in the future.

If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, NHIC could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        a limited amount of news and analyst coverage for the company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

NHIC may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.

NHIC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, NHIC has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to NHIC’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Evolv’s conduct of its business, however, if the Board determines that any such order or injunction is not material to the business of Evolv, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.

NHIC’s stockholders will experience immediate dilution as a consequence of the issuance of common stock as consideration in the Business Combination. Having a minority share position may reduce the influence that NHIC’s current stockholders have on the management of NHIC.

After the Business Combination, assuming no redemptions of public shares for cash, NHIC’s current public stockholders will own approximately [•]% of NHIC’s non-redeemable shares, NHIC’s current directors, officers and affiliates will own approximately [•]% of NHIC’s non-redeemable shares, and the former stockholders of Evolv will own approximately [•]% of NHIC’s non-redeemable shares. Assuming redemption by holders of [•] outstanding public shares, NHIC public stockholders will own approximately [•]% of NHIC’s non-redeemable shares, NHIC’s current directors, officers and affiliates will own approximately [•]% of NHIC’s non-redeemable shares, and the former stockholders of Evolv will own approximately [•]% of NHIC’s non-redeemable shares. The minority position of the former NHIC stockholders will give them limited influence over the management and operations of the Combined Company.

Risks Related to Combined Company’s Common Stock

The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

Following the Business Combination, the market price of Combined Company’s common stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

•        the impact of COVID-19 pandemic on Evolv’s business;

•        the inability to obtain or maintain the listing of the Combined Company’s shares of common stock on Nasdaq;

•        the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, Evolv’s ability to grow and manage growth profitably, and retain its key employees;

•        changes in applicable laws or regulations;

•        risks relating to the uncertainty of Evolv’s projected financial information;

•        risks related to the organic and inorganic growth of Evolv’s business and the timing of expected business milestones; and

•        the amount of redemption requests made by NHIC’s stockholders.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of the Combined Company’s common stock, regardless of the Combined Company’s actual operating performance.

Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. If the Combined Company faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business.

If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.

The trading market for the Combined Company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the Combined Company. The Combined Company does not have any control over these analysts. If the Combined Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Combined Company downgrade its common stock or change their opinion, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to regularly publish reports on the Combined Company, it could lose visibility in the financial markets, which could cause the Combined Company’s stock price or trading volume to decline.

Because the Combined Company does not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

The Combined Company currently anticipates that it will retain future earnings for the development, operation and expansion of its business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of the Combined Company’s shares of common stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Future sales of shares of the Combined Company’s common stock may depress its stock price.

Sales of a substantial number of the Combined Company’s common stock in the public market after the closing of the Business Combination, or the perception that these sales might occur, could depress the market price of the Combined Company’s common stock and could impair its ability to raise capital through the sale of additional equity securities.

The Combined Company is an emerging growth company, and the Combined Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.

After the completion of the Business Combination, the Combined Company will be an emerging growth company, as defined in the JOBS Act. For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (1) the date (a) June 9, 2025, (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of shares of the Combined Company’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards and, therefore, the Combined Company will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and the Combined Company’s periodic reports and proxy statements.

The Combined Company cannot predict if investors will find its common stock less attractive because the Combined Company may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

THE MEETING

General

NHIC is furnishing this proxy statement/prospectus to the NHIC stockholders as part of the solicitation of proxies by the Board for use at the Meeting of NHIC stockholders to be held on [•], 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2021 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held virtually at [•] A.M., Eastern Time, on [•] and conducted exclusively via live audio cast at [•], or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the meeting in person. We are pleased to utilize the virtual stockholder meeting technology to provide ready access and cost savings for our stockholders and NHIC. The virtual meeting format allows attendance from any location in the world. You will be able to attend, vote your shares, view the list of stockholders entitled to vote at the Meeting and submit questions during the Meeting via a live audio cast available at [•].

Virtual Meeting Registration

To register for the virtual meeting, please follow these instructions as applicable to the nature of your ownership of our common stock.

If your shares are registered in your name with Continental and you wish to attend the online-only virtual meeting, go to [•], enter the control number you received on your proxy card and click on the “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to participate in the virtual Meeting.

Beneficial stockholders who wish to participate in the online-only virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to [•]. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental a beneficial holder will receive an email prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental at least five business days prior to the meeting date.

Accessing the Virtual Meeting Audio Cast

You will need your control number for access. If you do not have your control number, contact Continental at the phone number or email address below. Beneficial investors who hold shares through a bank, broker or other intermediary, will need to contact them and obtain a legal proxy. Once you have your legal proxy, contact Continental to have a control number generated. Continental contact information is as follows: 917-262-2373 or email proxy@continentalstock.com.

Record Date; Who is Entitled to Vote

NHIC has fixed the close of business on [•], 2021, as the record date for determining those NHIC stockholders entitled to notice of and to vote at the Meeting. As of the close of business on [•], 2021, there were [•] shares of common stock issued and outstanding and entitled to vote, of which [•] are public shares, [•] are Founder Shares held by the Initial Stockholders. Each holder of shares of common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.

In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of common stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into a certain support agreement with Evolv, pursuant to which they agreed to, among other things, in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement, the Initial Stockholder hold approximately [•]% of the outstanding common stock.

Quorum and Required Vote for Shareholder Proposals

A quorum of NHIC stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the shares of common stock issued and outstanding is present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting. Abstentions by virtual attendance and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.

Approval of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the approval of a majority of the issued and outstanding shares of common stock. Attending the Meeting either in person by virtual attendance or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Approval Proposal.

Along with the approval of the Charter Approval Proposal, the Nasdaq Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Merger. If the Business Combination Proposal is not approved, the Merger will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4 and Proposal 5. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Merger will not occur.

Voting Your Shares

Each NHIC Share that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of common stock that you own.

There are two ways to ensure that your shares of common stock are voted at the Meeting:

•        You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

•        You can participate in the virtual Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way NHIC can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        if you are a record holder, you may notify our proxy solicitor, [PROXY SOLICITOR’S NAME], in writing before the Meeting that you have revoked your proxy; or

•        you may participate in the virtual Meeting, revoke your proxy, and vote during the virtual Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact Morrow Sodali LLC, our proxy solicitor as follows:

Morrow Sodali LLC

[CONTACT INFORMATION]

No Additional Matters May Be Presented at the Meeting

This Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under our Certificate of Incorporation, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.

Approval of the Business Combination Proposal, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting or any adjournment thereof.

Redemption Rights

Pursuant to our Certificate of Incorporation, a holder of public shares may demand that NHIC redeem such shares for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.

If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than [•], Eastern time on [•], 2021 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th floor
New York, NY 10004
Attention: ________
Email: ________________

You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:

•        Delivering certificates representing shares of common stock to Continental, or

•        Delivering the shares of common stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.

Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of common stock as of the Record Date. Any public stockholder who holds shares of NHIC on or before [•], 2021 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.

If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is NHIC’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. NHIC does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares of common stock before exercising their redemption rights and thus will be unable to redeem their shares of common stock.

In the event that a stockholder tenders its shares of common stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares of common stock, the stockholder may withdraw the tender. In the event that a stockholder tenders shares of common stock and the business combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. NHIC anticipates that a stockholder who tenders shares of common stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of common stock soon after the completion of the Business Combination.

If properly demanded by NHIC’s public stockholders, NHIC will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of [•], 2021, this would amount to approximately $10.00 per share. If you exercise your redemption rights, you will be exchanging your shares of common stock for cash and will no longer own the shares of common stock.

Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act will be restricted from seeking redemption rights with respect to more than 20% of the shares of common stock.

If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.

Appraisal Rights

Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination.

Proxies and Proxy Solicitation Costs

NHIC is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. NHIC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. NHIC will bear the cost of solicitation. Morrow Sodali LLC, a proxy solicitation firm that NHIC has engaged to assist it in soliciting proxies, will be paid a fixed fee of approximately $30,000 and be reimbursed out-of-pocket expenses.

NHIC will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. NHIC will reimburse them for their reasonable expenses.

PROPOSAL nO. 1 — THE BUSINESS COMBINATION PROPOSAL

We are asking our stockholders to adopt the Merger Agreement and approve the Merger and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Merger and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement.

General

On March 5, 2021, NewHold Investment Corp., a Delaware corporation (“NewHold”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among NewHold, NHIC Sub Inc., a Delaware corporation and a wholly owned subsidiary of NewHold (“Merger Sub”), and Evolv Technologies, Inc. dba Evolv Technology, Inc., a Delaware corporation (“Evolv”). Pursuant to the terms of the Merger Agreement, a business combination between NewHold and Evolv will be effected through the merger of Merger Sub with and into Evolv, with Evolv surviving the merger as a wholly owned subsidiary of NewHold (the “Merger”). The Board of Directors of NewHold (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of NewHold.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement.

The Merger Agreement contains representations and warranties that NHIC and Merger Sub, on the one hand, and Evolv, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about NHIC or Evolv, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between NHIC and Merger Sub, and Evolv and are modified by the disclosure schedules.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the outstanding securities of Evolv will be converted into the merger consideration as follows:

Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”) and subject to the consent of the holders of Evolv’s preferred stock, par value $0.001 per share (, the “Evolv Preferred Stock”), each issued and outstanding share of Evolv Preferred Stock shall be converted into shares of the common stock, par value $0.001 per share, of Evolv (the “Evolv Common Stock”) at the then-applicable conversion rates.

Convertible Notes.    Immediately prior to the Effective Time, each issued and outstanding convertible promissory note of Evolv (the “Evolv Convertible Notes”) will be automatically converted into shares of Evolv Common Stock in accordance with the then-applicable conversion rates.

Warrants.    With the exception of a warrant to purchase 6,756,653 shares of Evolv Common Stock (the “Finback Warrant”), immediately prior to the Effective Time, Evolv shall cause each outstanding warrant to purchase shares of Evolv capital stock to be exercised in full on a cash or cashless basis or terminated without exercise. With respect to the Finback Warrant, the portion that is vested immediately prior to the Effective Time shall be either exercised in full on a cash or cashless basis or terminated as of the Effective Time, while the portion that is unvested as of immediately prior to the Effective Time shall be automatically converted into a warrant to purchase shares of the NHIC common stock, par value $0.0001 per share, of NewHold (the “NewHold Common Stock”), proportionately adjusted for the Exchange Ratio (as defined below). All Evolv warrants that are converted into shares of Evolv Common Stock are hereafter referred to as the “Evolv Warrants.”

Common Stock.    At the Effective Time, each share of Evolv Common Stock (including shares outstanding as a result of the conversion of the Evolv Preferred Stock, the Evolv Convertible Notes and the Evolv Warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of NewHold Common Stock equal to the Exchange Ratio and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be 125,000,000 divided by the number of outstanding shares of Evolv Common Stock and options to purchase shares of Evolv Common Stock as of immediately prior to the Effective Time, after giving effect to the conversion of the Evolv Preferred Stock, Evolv Convertible Notes and Evolv Warrants and as further adjusted pursuant to the Merger Agreement.

Treatment of Evolv Stock Options

Prior to the Effective Time, each outstanding option to purchase shares of Evolv’s common stock (a “Evolv Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Evolv common stock and shall be converted into (i) an option to purchase such number of shares of NHIC’s common stock determined in accordance with Section 2.1(c) of the Merger Agreement (each, an “Assumed Option”), and (ii) the right to receive a number of earn-out Shares in accordance with Section 2.8 of the Merger Agreement. Each Assumed Option shall represent an option to purchase a number of shares of NHIC’s common stock proportionately adjusted for the Exchange Ratio. No certificates or scrip representing fractional shares of NHIC’s Common Stock will be issued pursuant to the Merger. Stock certificates evidencing the Merger Consideration shall bear restrictive legends as required by any securities laws in effect at the time of the Merger.

Directors and Executive Officers of the Combined Company Following the Merger

All of the directors on the Board shall resign at the Closing. [•] will resign as Class [•] director upon the Closing and [•] for the purpose of this proxy statement. The Combined Company’s Board of Directors will be comprised of [•] directors, of which [•] and the remaining [•] directors will be designated by Evolv.

Conditions to the Closing of the Merger

Each party’s obligation to complete the merger is subject to the satisfaction or waiver by each of the parties, at or prior to the closing of the Merger, of various conditions, which include, in addition to other customary closing conditions, the following:

Mutual Conditions

•        NHIC stockholders shall have approved all of the proposals at the Special Meeting;

•        the requisite approval of the stockholders of Evolv shall have been obtained;

•        all waiting periods (and any extensions thereof) applicable to the consummation of the transactions under the HSR Act shall have expired or been earlier terminated;

•        no governmental entity shall have enacted or issued, any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement

•        the Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC.

•        The transaction documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

•        NHIC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Additional Conditions to NHIC and Merger Sub’s Obligations to Close

The obligation of NHIC and Merger Sub to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:

•        certain fundamental representations and warranties of Evolv that are qualified by materiality or material adverse effect standards shall be true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time

•        certain representations of Evolv, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect;

•        Evolv shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•        NHIC and Merger Sub shall have received a certificate attesting to the satisfaction of the foregoing conditions;

•        Evolv shall have delivered a counterpart of each of the transaction documents to which it is a party to NHIC.

•        Evolv shall have obtained the consent, in writing, of the requisite number of holders of convertible notes to the conversion of the notes in accordance with the Merger Agreement.

•        Evolv shall have obtained the consent to or approval from all holders of the settlement of its outstanding warrants in writing.

•        Evolv shall have obtained the consent of J.P. Morgan Chase Bank, N.A. (“JPM”) to the transactions, or waiver by JPM of (i) Section 6.03 of that certain Credit Agreement, dated as of December 3, 2020, by and between Evolv and JPM (the “JPM Credit Agreement”) and (ii) any other section of the JPM Credit Agreement that would be violated by virtue of Evolv entering into the transactions.

Additional Conditions to Evolv’s Obligation to Close

The obligation of Evolv to complete the Merger is further subject to the satisfaction or waiver of the following additional conditions:

•        certain fundamental representations and warranties of NHIC and Merger Sub that are qualified by materiality or material adverse effect standards shall be true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

•        certain representations of NHIC and Merger Sub, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect;

•        each of NHIC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

•        Evolv shall have received a certificate certifying that the foregoing conditions have been satisfied;

•        certain specified directors and executive officers of NHIC shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

•        NHIC’s cash balance (after giving effect to funds received from the PIPE investors) shall equal or exceed $200,000,000 (after giving effect to any redemptions exercised by NHIC stockholders in connection with the Redemption Offer), and NHIC shall have made all arrangements necessary, proper or advisable for the funds in the NHIC Trust Account to be released upon Closing in accordance the Merger Agreement;

•        the shares of NHIC common stock issuable to the holders of shares of Evolv common stock pursuant to the Merger Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance;

•        NHIC shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Evolv; and

•        NHIC shall have formed and funded a public benefit corporation, such public benefit corporation shall be funded by, among other means, a commitment by NHIC of 517,500 shares of NHIC Class B Common Stock which shall be a wholly-owned subsidiary of NHIC, to be administered by the Board to promote the core mission of Evolv, making public venues, including offices, hospitals, and education and medical facilities, safer for all patrons, and other charitable efforts

Representations and Warranties

The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (a) entity organization, good standing and qualification, (b) capital structure, (c) authorization to enter into the Merger Agreement, (d) compliance with laws and permits, (e) taxes, (f) financial statements and internal controls, (g) real and personal property, (h) material contracts, (i) environmental matters, (j) absence of changes, (k) employee matters, (l) litigation, and (m) brokers and finders.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of some of the conditions to the obligations of NHIC, Merger Sub and Evolv to complete the Merger.

Covenants; Conduct of Business Pending the Merger

Evolv has agreed that, except as permitted by the Merger Agreement and the disclosure schedules, as required by law, or unless NHIC shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the closing of the merger, Evolv shall (i) use commercially reasonable efforts to (a) conduct its business in the ordinary course, and (b) preserve its goodwill, keep available the services of its officers and employees, and maintain satisfactory relationships with customers and vendors, its top suppliers, customers and executive officers and (ii) shall not:

•        adopt or propose any change in its or its subsidiaries’ organizational documents;

•        merge or consolidate itself or any of its subsidiaries with any other entity, except for transactions among its wholly owned subsidiaries;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Evolv or its Subsidiaries;

•        acquire assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $100,000;

•        acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner);

•        sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property), except for sales, leases and licenses in the ordinary course of business and for sales, leases, licenses with a fair market value not in excess of $100,000 in the aggregate or pursuant to existing contracts;

•        except pursuant to awards granted under its stock plan, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Evolv or any of its subsidiaries or intra-company transactions;

•        reclassify, split, combine, subdivide, redeem or repurchase, any of its capital stock or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Evolv’s Stock Plan;

•        declare, set aside, make or pay any dividend or distribution of any kind, payable with respect to any of its capital stock or enter into any voting agreement;

•        make any loans, advances, guarantees or capital contributions to or investments in any entity (other than it or any direct or indirect wholly-owned subsidiary), other than in the ordinary course of business;

•        incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for indebtedness incurred in the ordinary course of business consistent with past practice, not to exceed $100,000 in the aggregate;

•        make or commit to make capital expenditures other than in an amount not in excess of $250,000, in the aggregate;

•        enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement, other than in the ordinary course of business;

•        amend or modify in any material respect or terminate any material contract, or waive or release any material rights, claims or benefits under any material contract, in each case, other than in the ordinary course of business;

•        make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

•        settle any proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $375,000 in the aggregate;

•        except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election in a manner inconsistent with past practice, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on NHIC;

•        except in the ordinary course of business or pursuant to the terms of any benefit plan in effect as of the date of the Merger Agreement or as required by law, (A) increase the annual salary or consulting fees or target annual cash bonus opportunity, of any employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 as of the date of the Merger Agreement, become a party to, establish, adopt, amend, or terminate any material benefit plan or any arrangement that would have been a material benefit plan had it been entered into prior to the date of the Merger Agreement, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan,

•        forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee, hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 or terminate the employment of any executive officer other than for cause;

•        sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse or expire any material intellectual property, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of Evolv or otherwise in the ordinary course of business;

•        become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

•        fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity that is material to the conduct of its business, taken as a whole;

•        file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

•        fail to maintain, cancel or materially change coverage under, in a materially detrimental manner, any insurance policy maintained with respect to Evolv and its subsidiaries and their assets and properties;

•        enter into any material new line of business outside of the business currently conducted by the it as of the date of the Merger Agreement; or

•        agree or authorize to do any of the foregoing.

NHIC has agreed that, except as permitted by the Merger Agreement, as required by law or unless NHIC shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement, each of NHIC and its subsidiaries will conduct its business and operations in the ordinary course of its normal operations and consistent with its past practices and in compliance with all applicable laws, regulations and certain material contracts. NHIC has also agreed that, subject to certain limited exceptions, without the written consent of Evolv, it will not, and will not permit any of its subsidiaries to, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the closing of the Merger and the termination of the Merger Agreement:

•        change, modify or amend, or seek any approval from its stockholders to change, modify or amend, the Trust Agreement, its amended and restated certificate of incorporation or bylaws or the Documents or the organizational documents of Merger Sub;

•        declare or pay any dividends on, or make any other distributions of any form in respect of any of its outstanding capital stock

•        split, combine, reclassify or otherwise change any of its capital stock;

•        repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, other than the redemption of any shares of NHIC common stock except as required by its organizational documents;

•        enter into, or permit any of the assets owned or used by it to become bound by any new material contract;

•        enter into, renew or amend in any material respect, any transaction or contract with an affiliate of NHIC or Merger Sub;

•        incur or assume, directly or indirectly any debt or guarantee any debt of another;

•        make any loans, advances, guarantees or capital contributions to anyone other than to Evolv or a wholly-owned subsidiary;

•        make any changes with respect to its accounting policies or procedures except as may be required by law or GAAP;

•        issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of NHIC or any subsidiary or any options or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of NHIC or any of its subsidiaries, other than in connection with the exercise of any warrants outstanding on the date of the Merger Agreement;

•        amend, modify or waive any of the terms or rights set forth in any warrant or the warrant agreement;

•        adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement or hire any employee or any other individual to provide services to NHIC following the Closing;

•        except in the ordinary course of business consistent with past practice, file any material amended tax return, make, revoke or change any material tax election, adopt or change any material tax accounting method or period;

•        enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit, claim or assessment or other action with a governmental entity of or relating to any material taxes or settle or enter into any tax sharing agreement;

•        merge or consolidate with, or purchase any assets or equity securities of, any entity or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or restructuring;

•        make any capital expenditures;

•        make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements , or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•        enter into any new line of business; or

•        agree or authorize to do any of the foregoing.

Non-Solicitation Restrictions; Duty to Recommend

Each of NHIC and Evolv has agreed that from the date of the Merger Agreement to the Effective Time or, if earlier, the valid termination of the Merger Agreement in accordance with its terms, it will not initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a proposal. Each of NHIC and Evolv has also agreed to use its reasonable best efforts to prevent any of its representatives from doing the same.

NHIC also agreed to recommend in this proxy statement/prospectus that stockholders approve the Business Combination and the other proposals being presented at the Special Meeting.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•        by mutual written consent of NHIC and Evolv;

•        by either NHIC or Evolv if the other party has breached any of its covenants or representations and warranties such that closing conditions would not be satisfied at the Closing (subject to a 30-day cure period);

•        by either NHIC or Evolv if the transactions are not consummated on or before September 6, 2021, provided that the failure to consummate the transaction by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

•        by either NHIC or Evolv if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Merger, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach has proximately contributed to the governmental action;

•        by either NHIC or Evolv if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured by September 6, 2021 provided that the party seeking to breach is not itself in breach of the Merger Agreement;

•        by written notice from NHIC to Evolv if the Evolv stockholders do not approve the merger agreement due to the failure of Evolv to hold a stockholder vote; or

•        by written notice from Evolv to NHIC if the NHIC board shall have publicly withdrawn, modified or changed in an adverse manner its recommendation to vote in favor of the merger and other proposals.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Certain Related Agreements

Sponsor Support Agreement.    In connection with the execution of the Merger Agreement, NewHold Industrial Technology Holdings LLC (the “Sponsor”) entered into a support agreement (the “Support Agreement”) with Evolv pursuant to which to which the Sponsor has agreed to vote all shares of NHIC common stock beneficially owned by it in favor of the Merger.

Amended and Restated Insider Letter Agreement.    In connection with the execution of the Merger Agreement, NHIC, the Sponsor, members of NHIC’s Board and certain other individuals (collectively, the “Insiders”) who hold Class B common shares of NHIC (the “Founder Shares”) and Evolv entered into an amended and restated insider letter agreement (the “Letter Agreement”), which provides, among other things, that the certain Founder Shares (and any shares of NHIC common stock issuable upon conversion thereof) shall be subject to certain share-performance-based vesting provisions described below. Fifty percent of the Founder Shares shall vest at the closing of the Merger, 25% of the Founder Shares shall vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period. Further, the Sponsor and the Insiders have agreed, subject to exceptions, not to transfer any unvested Founder Shares prior to the date such securities become vested. The Letter Agreement also provides that neither the Sponsor nor the Insiders will redeem any shares of NHIC common stock owned by such persons in connection with the Merger.

Subscription Agreements.    In connection with the execution of the Merger Agreement, NHIC entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of NHIC common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and NHIC has agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of NHIC common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Registration Rights Agreement.    In connection with the Closing, Evolv, NHIC and certain stockholders of each of Evolv and NHIC who will receive shares of NHIC common stock pursuant to the Merger Agreement, will enter into a registration rights agreement (“Registration Rights Agreement”) mutually agreeable to NHIC and Evolv, which will become effective upon the consummation of the Merger.

Stockholder Agreement.    In connection with the execution of the Merger Agreement, NHIC and Motorola Solutions, Inc. (“Motorola”), an existing stockholder of Evolv, entered into a Stockholder Agreement (the “Stockholder Agreement”) pursuant to which NHIC agreed to nominate an individual designated by Motorola to the Board of Directors of the combined company, effective as of immediately prior to the Closing. Such designee will continue to be nominated at each subsequent stockholder meeting up until the expiration or termination of the Distributor Agreement, dated December 23, 2020 and amended on March 4, 2021, by and between Evolv and Motorola.

Indemnification Agreements.    In connection with the Closing, NHIC has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to NHIC and Evolv, with the individuals who will be nominated and, subject to stockholder approval, elected to NHIC’s board of directors effective as of the Closing.

Background of the Business Combination

Immediately after the closing of the IPO, the officers and directors of NHIC began to contact potential targets for a business combination. In addition, NHIC was contacted by a number of individuals and entities with respect to business combination opportunities. NHIC believes that its management team has a unique combination of experience as investors in industrial technology businesses with a special focus on those sectors which industry structure is being reshaped by technology. Because of this combination of strengths, NHIC was able to rapidly and efficiently evaluate a wide range of potential merger targets, to identify those that met its transactional criteria, and then to quickly submit proposals for a merger. The transactional criteria for the NHIC management team included: (1) that the target is focused on leading-edge technologies and applications; (2) that the target has disruptive technology that is able to be commercialized broadly; (3) that the target has strong revenue growth with attractive margins; and (4) that the market for the sector is significant and growing.

Between August 1, 2020 and February 8, 2021, NHIC reviewed on some level approximately 196 potential merger targets and submitted 6 preliminary proposals to certain of these potential targets, including Evolv. For the rest of the 190 potential targets, NHIC did not provide formal proposals for a variety of reasons, including the lack of innovative technologies, unresponsiveness, early-stage technological development, or a management team that was not ready to run a public company. The NHIC team held frequent discussions regarding various targets during this period both internally and externally with potential target management teams. The NHIC team also held meetings with sector professionals and experts. No discussions regarding a potential merger target were held prior to NHIC’s IPO.

NHIC’s Interaction with Other Targets.    With regard to the five targets (other than Evolv) with which NHIC provided a formal proposal:

Target One:    Target One was headquartered in the United States, and it was known to the principals of NHIC as a leading private company focusing on the manufacturing of commercial e-vehicles specializing in battery electric powertrains. On August 16, 2020, NHIC held a conference call with Target One’s sell-side banker to discuss a potential transaction. On August 24, 2020, NHIC held a conference call with the management team and the financial advisor on the same topic. On September 14, 2020, NHIC proposed a pre-transaction valuation of up to US $1.65 billion and a structure that would have issued 165 million new shares to the shareholders of Target One, resulting in Target One’s shareholders owning 75% of the outstanding shares in the combined company post-merger under the assumption of no redemptions of NHIC’s common shares. However, despite conversations with respect to revised terms, no counteroffer was received relating to Target One. On September 19, 2020, Target One’s financial advisor informed NHIC that Target One would pursue an alternate transaction with another counterparty, and discussions with Target One came to an end.

Target Two:    Target Two was headquartered in the United States, and it was known to the principals of NHIC as a private company designer of LIDAR technology primarily with automotive applications. On August 25, 2020, NHIC held a conference call with Target Two’s management team to discuss a potential transaction. On September 20, 2020, NHIC proposed a pre-transaction valuation of approximately US $2.1 billion and a structure that would have issued in excess of 200 million new shares to the shareholders of Target Two, resulting in Target Two’s shareholders owning 84% of the outstanding shares in the post-merger company under the assumption of no redemptions of NHIC’s common shares. No counteroffer was received from Target Two. On September 21, 2020, Target Two’s financial advisor informed NHIC that Target Two would pursue an initial public offering, and discussions with Target Two came to an end.

Target Three:    This target was headquartered in the United States and known to the NHIC principals as a private company with a technologically advanced autonomous solution for order fulfillment. On September 8, 2020, NHIC held a conference call with Target Three’s sell-side banker to discuss a potential transaction. An in-person meeting between NHIC and the management team occurred on October 1, 2020, regarding the same topic. Target Three counter-signed a Letter of Intent on October 6, 2020, which has total consideration of US $1.2 billion, including issuing 120 million new shares to the shareholders of Target Three, resulting in Target Three’s shareholders owning 86% of the outstanding shares in the post-merger company under the assumption of no redemptions of NHIC’s common shares. On October 20, 2020, sell side advisors initiated a $125 million PIPE raise. The PIPE was not able to be raised as a result of the market environment at that time. There were some efforts to renegotiate deal valuation, but ultimately, on December 2, 2020, a mutual determination was made to end discussions.

Target Four:    Target Four was headquartered in Canada, and it was known to the principals of NHIC as a private company focused on lithium-ion battery recycling. On December 5, 2020, Target Four’s financial advisor reached out about a potential transaction. On December 7, 2020, NHIC held a conference call with management to discuss a potential transaction. On December 31, 2020, NHIC proposed a pre-transaction valuation of US $850 million and a structure that would have issued 85 million new shares to the shareholders of Target Four, resulting in Target Four’s shareholders owning 64% of the outstanding shares in the post-merger company under the assumption of no redemptions of NHIC’s common shares. On January 7, 2021, Target Four’s financial advisor informed NHIC that Target Four would pursue an initial public offering, and discussions with Target Four came to an end.

Target Five:    Target Five was headquartered in United States, and it was known to the principals of NHIC as a private company and leading designer of 3-D printing systems. On August 6, 2020, NHIC held a conference call with Target Five’s financial advisor to discuss a potential transaction. On January 12, 2021, NHIC proposed a pre-transaction valuation of US $1.75 billion and a structure that would have issued 175 million new shares to the shareholders of Target Five, resulting in Target Five’s shareholders owning 81% of the outstanding shares in the post-merger company under the assumption of no redemptions of NHIC’s common shares and $50 million in net debt. On January 17, 2021, Target Five’s financial advisor informed NHIC that Target Five would pursue an initial public offering, and discussions with Target Five came to an end.

NHIC’s Interaction with Evolv

On August 12, 2020, Charlie Baynes-Reid, NHIC’s COO, had a conversation with a Lux Capital partner to discuss SPACs in general. Subsequently, Bilal Zuberi, partner at Lux Capital, and Charlie Baynes-Reid had a conversation where Evolv was mentioned as a possible SPAC target.

On August 25, 2020, Charlie Baynes-Reid had an introductory videoconference with Peter George, CEO of Evolv, where Charlie Baynes-Reid described NHIC’s focus and the SPAC market in general. Peter George confirmed the board of Evolv had not made any decision as to whether SPACs were an appropriate strategic option for the company.

On September 22, 2020, Peter George emailed Charlie Baynes-Reid confirming that they were actively considering a SPAC transaction and that he would come back to him with a proposed timeline for further conversation.

On September 27, 2020, NHIC and Evolv executed a Mutual Confidentiality and Non-Disclosure Agreement.

On October 2, 2020, Peter George and Charlie Baynes-Reid had a call to discuss setting up an in-person meeting to take place at Evolv’s headquarters in Waltham, Massachusetts.

On October 5, 2020, Charlie Baynes-Reid met with Peter George at Evolv’s headquarters. Mr. George provided a facility tour, a system demo, and a meeting to review the management deck, which was followed by dinner.

On October 6, 2020, Peter George sent Charlie Baynes-Reid some information that provided an overview of the business today and future outlook.

On October 8, 2020, the NHIC management team informed Evolv that they had entered a period of exclusivity with another SPAC target but, subject to those restrictions, would like to remain close.

On January 18, 2021, after NHIC decided not to pursue the other transaction, Charlie Baynes-Reid emailed Peter George to say NHIC was back in the market and asked whether Evolv had made a decision with respect to formally launching a process to find a SPAC partner.

On January 20, 2021, Peter George and Charlie Baynes-Reid exchanged emails confirming that Evolv had appointed Cowen and Company, LLC (“Cowen”) as advisor regarding selection of a SPAC partner and proposed a catch-up in the coming days on the full process. Charlie Baynes-Reid provided some information to its advisor BeckWay (Seth Rosenfield, Mark Watson, Mark Habner and Tim Wilson) and asked them to acknowledge the mutual NDA. Adam Deutsch sent the Mutual NDA to advisors Grant Thornton (Todd McClurkan, Rick Gove, Candice Turner) and ICR (Nora Flaherty, Ashish Gupta, Mahynoor El Tahry, Phil Denning) and asked them to review/acknowledge the NDA. Todd McClurkan emailed Mr. Deutsch acknowledgment of NDA on behalf of Grant Thornton. Ashish Gupta emailed Mr. Deutsch his acknowledgment of NDA on behalf of ICR. The NHIC team had a call with NHIC board member Neil Glat. The NHIC team held an introduction to Evolv via videoconference with the BeckWay team (Tim Wilson, Mark Watson, Jon Mollenhauer, Seth Rosenfield).

On January 21, 2021, the NHIC team held a videoconference with the Stifel team regarding Evolv.

On January 23, 2021, Charlie Baynes-Reid met Peter George at Evolv’s offices to discuss business updates. Charlie Baynes-Reid, Kevin Charlton and Mr. George then held an introductory videoconference to introduce NHIC Board member Neil Glat to Mr. George and Bilal Zuberi. As the former president of the New York Jets and a proposed board member, Mr. Glat offered a range of experience in areas critical to the Evolv strategy and is currently on the board of ASM Global, the world’s largest manager of stadiums, arenas and convention centers. Mr. Charlton updated the NHIC Board via email on the search for a business combination target. In this communication, Mr. Charlton flagged Evolv as one of the top contenders in a list of potential acquisition targets under review in the industrial technology sector.

On January 24, 2021, Peter George emailed Charlie Baynes-Reid an updated NDA for the SPAC process. Mr. Baynes-Reid sent comments to NDA to Mr. George and Eric Pyenson, General Counsel at Evolv. After several iterations, Mr. Pyenson confirmed that comments were acceptable. The signed NDA was emailed back to Mr. Pyenson, Mr. George and Stephen Ranere from Latham & Watkins, Evolv’s counsel.

On January 26, 2021, Eric Pyenson sent back a counter-signed NDA to Susan Quinn from NHIC. Charlie Baynes-Reid sent an updated NDA to the McKinsey, Amanda Tarplin, BeckWay, ICR and Grant Thornton teams via email and asked them to acknowledge. The NDA was acknowledged by the advisors. Charlie Baynes-Reid & Kevin Charlton had a videoconference with Peter George and representatives of Cowen and formally introduced NHIC as a bidder.

On January 28, 2021, a full Evolv/NHIC management presentation via videoconference was held between Cowen representatives, NHIC and Evolv’s management team (Peter George, Peter Faubert, Anil Chitkara). Advisors from Stifel, McKinsey, BeckWay, Loeb, Grant Thornton and ICR participated in addition to some NHIC directors. With the support of its Board, NHIC submitted a Letter of Intent to Evolv. The letter of intent provided for a pre-transaction valuation of US $1.1 billion, contemplating a structure that would have issued 110 million new shares to the shareholders of Evolv, as well as the potential for an additional 10 million shares as an earnout, with 5 million vesting at a $12.50 price target and a further 5 million at a $15 price target. In addition, 50% of the founders shares (excluding Directors and Officers) issued at the time of the initial public offering for NHIC would also agree to be subject to the same vesting schedule, 25% vesting at a $12.50 price target and a further 25% vesting at a $15 price target. The terms of the transaction also contemplated a PIPE of at least $125 million.

On January 30, 2021, Charlie Baynes-Reid had a call with Peter George to update on process.

On January 31, 2021, the NHIC team had a catch-up call with representatives of Cowen and Peter George to update on process and the LOI submitted by NHIC.

On February 3, 2021, Charlie Baynes-Reid participated in a series of videoconferences on Evolv Diligence with the Evolv management team (Peter George, Peter Faubert, Anil Chitkara) and representatives of Cowen. These sessions covered Sales & Marketing, Supply Chain & Manufacturing, Financial Model and IP/Technology and included NHIC advisors Loeb, McKinsey, BeckWay and Korniczky Associates. The IP & Technology session also included Michael Ellenbogen (Evolv).

On February 5, 2021, Charlie Baynes-Reid and Peter George held a videoconference. The NHIC team and NHIC board member Neil Glat attended via videoconference the Evolv board meeting to provide an introduction to NHIC and to answer questions from the board. NHIC formally engaged Riscica Associates, Inc. as a financial consultant.

On February 7, 2021, Kevin Charlton and Charlie-Baynes Reid had a videoconference with representatives of Cowen to discuss NHIC’s bid. The NHIC team held a videoconference with Stifel (Alyssa Craig, Stephen Butkow, Craig DeDomenico) to update on process.

On February 8, 2021, Peter George called Charlie Baynes-Reid to inform him that NHIC had been selected as the winning SPAC. The NHIC team and Neil Glat held a catch-up call where Charlie Baynes-Reid shared the news that NHIC had been chosen. NHIC received an email with a markup of the LOI from Cowen. Kevin Charlton and Charlie Baynes-Reid held a call with Cowen to discuss the changes to the LOI and provided a signed LOI shortly thereafter. With the support of its Board, NHIC submitted a revised, signed LOI. The letter of intent provided for a pre-transaction valuation of US $1.25 billion, contemplating a structure that would have issued 125 million new shares to the shareholders of Evolv, as well as the potential for an additional 15 million shares as an earnout, with 5 million vesting at a $12.50 price target, a further 5 million at a $15 price target and a further 5 million at a $17.50 price target. In addition, 50% of the founders shares issued at the time of the initial public offering for NHIC would also agree to be subject to vesting: 25% vesting at a $12.50 price target and a further 25% vesting at a $15 price target. The terms of the transaction also contemplated a PIPE of at least $200 million. In addition, NHIC committed to establish a public benefit corporation to which 15% of the outstanding founders shares (excluding directors and officers) would be contributed, as well as all Board compensation to be received by Kevin Charlton, who was to remain on the Board of Directors of the combined company. The proceeds from such shares and Board compensation would be administered by the Board of Evolv in furtherance of the core mission of the company with respect to increasing security and safety.

On February 9, 2021, Peter George forwarded a counter-signed version of the LOI to NHIC.

The NHIC team held a kick-off call with legal advisor Loeb (Lloyd Rothenberg, Ronelle Porter, Giovanni Caruso, Emily Sheahan). The Loeb Team (Mr. Rothenberg, Ms. Porter, Mr. Caruso, Ms. Sheahan, George Du, Jonathan Schwartz, Anastasia Slivker, Hope Wankel) held a video conference to discuss the executed Letter of Intent with Evolv’s legal advisor Latham & Watkins (Ryan Maierson, Stephen Ranere, Daniel Hoffman, Martha Anderson, Nuri Ruzi), representatives of Cowen, Evolv GC Eric Pyenson, Peter George and the NHIC team. NHIC formally engaged Michael Korniczky as an advisor to conduct US IP due diligence.

On February 10, 2021, Kevin Charlton, Charlie Baynes-Reid and the McKinsey team met via videoconference to discuss the scope of work for Evolv. An Evolv All-Hands Org videoconference was held with the NHIC, Evolv Management, Cowen, Loeb, CFGI, and Grant Thornton teams. NHIC special advisors Neil Glat and Nick Petruska also attended. Adam Deutsch and Peter Faubert had a CFO connect call to discuss audit work. Charlie Baynes-Reid and Peter George held a videoconference to discuss next steps in process.

On February 11, 2021, representatives of Cowen started hosting a daily update call with the NHIC team, NHIC special advisor Nick Petruska, Ryan Maierson and Evolv Management that continued throughout the process.

On February 12, 2021, Peter George hosted a videoconference with Charlie Baynes-Reid, Kevin Charlton and the NASDAQ team (David Shafer, Eklavya Saraf, Neil Sandhoff, Kenneth Kuhn) to tell them about the product. An Evolv accounting synch videoconference is held between Evolv CFO Peter Faubert, Adam Deutsch and Grant Thornton. Cowen representatives held a videoconference regarding PIPE outreach with Kevin Charlton and Charlie Baynes-Reid. The same Cowen attendees hosted a PIPE presentation drafting call with Evolv management, NHIC management, Amanda Tarplin (Tarplin Consulting), NHIC special advisors Neil Glat and Nick Petruska. An introduction call was held between NHIC’s investor/public relations advisor ICR, Amanda Tarplin, Adam Deutsch and Evolv (Peter Faubert, Eric Pyenson).

On February 15, 2021, Charlie Baynes-Reid had an Evolv customer call with Sue Blick (Chief Security Officer, Lincoln Center for the Performing Arts) and Danny Mulligan (Director of Security, Lincoln Center) which included BeckWay and McKinsey. Charlie Baynes-Reid had a videoconference with Anil Chitkara (Evolv) regarding customer calls. Charlie Baynes-Reid had an Evolv customer call with Linda Reid (Vice President of Security Operations, The Walt Disney World Resort) which included BeckWay and McKinsey. The Cowen team held a videoconference to do a PIPE Presentation Dry Run with the NHIC team, Evolv Management team, Amanda Tarplin (Tarplin Consulting), ICR (Don Duffy, Michael Bowen, Jed Hamilton), and NHIC special advisors Neil Glat and Nick Petruska. The NHIC team held a call with the Loeb team regarding tax impact of transferring founder shares to the public benefit corporation. Evolv Management held a due diligence session on Sales & Marketing with the NHIC, McKinsey, ICR and Tarplin Consulting teams.

On February 16, 2021, Evolv Management held a due diligence session on Product and Technology with NHIC, BeckWay, and McKinsey in addition to IP advisor Michael Korniczky. Evolv also held a supply chain diligence session with NHIC, BeckWay and McKinsey.

On February 17, 2021, Charlie Baynes-Reid and Marcos Delchef (BeckWay) held a videoconference to discuss the phase two scope of work for Evolv. NHIC formally engaged Cowen as the exclusive placement agent. Kevin Charlton and Charlie Baynes-Reid had a catch-up call regarding Evolv and Cowen research with representatives of Cowen. Evolv Management hosted a Zoom videoconference with Columbia Tech (John DeCarlo, Thomas Mofford), Coghlin Companies (Chris Palermo, Chris Coghlin), the Cowen team, BeckWay, McKinsey (Neil Abdalla), the NHIC team, and Nick Petruska. The Cowen team held a videoconference to do another PIPE Presentation Dry Run with the NHIC team, Evolv Management team, Amanda Tarplin (Tarplin Consulting), ICR (Don Duffy, Michael Bowen, Jed Hamilton), and NHIC special advisors Neil Glat and Nick Petruska.

On February 18, 2021, the NHIC team held a videoconference with Peter George to update on process. Charlie Baynes-Reid held a videoconference with potential strategic investor Pohlad (Kiel Luse). The McKinsey team held a videoconference with Charlie Baynes-Reid to review the market sizing model. Kevin Charlton had an introductory videoconference with NFL (Chris Hardart, Manpal Arora) regarding Evolv. Charlie Baynes-Reid had an Evolv customer call with AMB Sports + Entertainment (Karl Pierburg, Vice President of Technology, Data, and Analytics), which included the BeckWay and McKinsey teams.

On February 19, 2021, an S-4 kick-off call was held with Evolv management, Eric Pyenson, Loeb, Latham & Watkins, CFGI, and Amanda Tarplin. Cowen organized a NetShow audio recording of the Evolv PIPE presentation that featured Kevin Charlton, Peter Faubert and Peter George. Cowen held an Investor Q&A videoconference with Evolv management and the NHIC team. The McKinsey team gave the NHIC team an interim readout of diligence findings via videoconference. Michael Korniczky gave his preliminary due diligence findings on IP to Charlie Baynes-Reid. The NHIC team had a comp discussion with Evolv (Lisa Knapp, Peter George, Eric Pyenson) and executive compensation advisor Dana Etra (FW Cook).

On February 21, 2021, Cowen launched the PIPE confidential marketing process with a PIPE kick-off call. This process continued through March 5, 2021 and involved regular meetings with potential PIPE investors by representatives of NHIC and Evolv.

On February 22, 2021, Charlie Baynes-Reid had a discussion with Loeb (Lloyd Rothenberg, Giovanni Caruso, Ronelle Porter) and Neil Glat with regards to board compensation. Charlie Baynes-Reid had a catch-up discussion with McKinsey (Alastair Green, Josh Welle and Mickey Li) with respect to updated diligence findings. A due diligence walk through was held via videoconference for the NHIC Board and included reports from advisors BeckWay, McKinsey, Loeb, Grant Thornton, and Michael Korniczky. This meeting was to give a preliminary summary of findings and any supplemental topics/follow up for Phase II. Subsequent to this meeting, Charlie Baynes-Reid, Kevin Charlton, Evolv (Peter George, Peter Faubert) and Cowen representatives had a debrief videoconference to confirm that the NHIC Board had been briefed and confirmed that that there were no red flags or concerns.

On February 23, 2021, Charlie Baynes-Reid had a customer call with Mahesh Saptharishi (Motorola) and included advisors from BeckWay and McKinsey. Latham & Watkins provided a draft merger agreement to Loeb & Loeb and the NHIC team discussed revising the merger agreement with the Loeb team based on comments from Evolv’s counsel Latham & Watkins. Kevin Charlton, Evolv (Peter George, Peter Faubert) and representatives of Cowen had a videoconference regarding feedback from that day’s PIPE meetings and prep for the next day’s PIPE meetings. There were no material differences in terms between the term sheet and the merger agreement draft.

On February 24, 2021, Charlie Baynes-Reid had a videoconference with Marcos Delchef (BeckWay) to discuss supplemental diligence findings and Phase II scope of work. Charlie Baynes-Reid held a videoconference regarding legal due diligence questions with Evolv (Anil Chitkara, Eric Pyenson), Latham & Watkins (Stephen Ranere) and Loeb (Lloyd Rothenberg, Anastasia Slivker). Kevin Charlton, Evolv (Peter George, Peter Faubert) and Cowen representatives had a videoconference regarding feedback from that day’s PIPE meetings and prep for the next day’s PIPE meetings.

On February 25, 2021, the NHIC team held an Evolv merger agreement page turn session that included Cowen, Evolv management, Grant Thornton, ICR, Loeb, Stifel, Latham & Watkins, White Case, Nick Petruska and Amanda Tarplin. Kevin Charlton, Evolv (Peter George, Peter Faubert) and Cowen representatives had a videoconference regarding feedback from that day’s PIPE meetings and prep for the next day’s PIPE meetings.

On February 26, 2021, S-4 status bi-weekly updates calls started with the NHIC team, Evolv, Loeb CFGI and Latham & Watkins on Fridays and Tuesdays and continued through the process. Charlie Baynes-Reid had a videoconference with the McKinsey team regarding updated diligence findings. Peter George (Evolv) hosted a PIPE update videoconference for the Evolv board with Evolv management, the NHIC team and Latham & Watkins.

On March 1, 2021, Charlie Baynes-Reid discussed earn-out timing with Peter George, Eric Pyenson (Evolv), and Ryan Maierson (Latham & Watkins). Cowen hosted a PIPE follow-up videoconference with one of the anticipated PIPE investors, Evolv and the NHIC team. The McKinsey team shared a diligence readout of their findings with the NHIC board.

On March 2, 2021, the Loeb and NHIC teams had a follow-up call regarding the merger agreement and ancillary documents. Kevin Charlton and Peter George received media training from Jack Franchetti. Mr. Charlton had a catch-up call on Evolv with Neil Glat and the NFL (Manpal Arora, Chris Hardart). Cowen hosted a videoconference PIPE follow-up with one of the anticipated PIPE investors and McKinsey. Adam Deutsch had a financial workstream videoconference with the Grant Thornton team. Mr. Deutsch had an investor relations/public relations timing videoconference with ICR and Amanda Tarplin. Charlie Baynes-Reid had a PIPE/merger status call with Eric Pysenson, Peter George and Ryan Maierson (Latham & Watkins).

On March 3, 2021, the BeckWay team shared a diligence report with the NHIC board. Cowen hosted a further videoconference PIPE follow-up with one of the anticipated PIPE investors, Evolv Management and Charlie Baynes-Reid. ICR and Amanda Tarplin held a media training refresher for Kevin Charlton and Evolv team members Dana Loof, Michea McCaffrey and Michael Bowen. Cowen held a videoconference with Mr. Charlton and Mr. Baynes-Reid regarding allocations. The NHIC Board held a videoconference to further consider and discuss the proposed transaction with Evolv. Representatives from Loeb and BeckWay presented their respective due diligence findings. Following a thorough review and discussion, the Merger Agreement and related agreements and the transactions contemplated thereby were unanimously approved by the NHIC Board, and the NHIC Board recommended the approval and adoption of the merger agreement subject to receiving a copy of the merger agreement in substantially final form. The Chairman of the Board acknowledged that the Board had been fully informed as to valuation, had ample opportunity to review and understand the structure, ask questions, including review of the final formal merger agreement and were supportive of the terms and valuation. There were no material differences in key commercial terms.

On March 4, 2021, the NHIC team held an S-4 pre-planning videoconference with the Loeb team. ICR and Amanda Tarplin held another media training session for Kevin Charlton and Dana Loof and Peter George.

On March 5, 2021, Evolv’s board of directors approved the Merger Agreement and related agreements and the transactions. NHIC and Evolv executed the Merger Agreement and related agreements, and NHIC and the PIPE Investors entered into the Subscription Agreements for an aggregate amount of gross proceeds of approximately $470 million from the sale of 30,000,000 shares of the NHIC Class A Common Stock in the PIPE Financing. In response to significant investor interest, NHIC and its financial advisors agreed to upsize the PIPE Financing from an initial amount of $200 million to $300 million in anticipation that the additional cash would be used by Evolv to reduce its future equity financing requirements and to accelerate the development timeline of key strategic initiatives.

Before the market opened on March 8, 2021, a press release was issued announcing the execution of the Merger Agreement and Subscription Agreements, and NHIC filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement. The same day, representatives of NHIC and Evolv held a joint investor conference call to discuss the Business Combination.

NewHold Investment Corp.’s Board of Directors’ Discussion of Valuation and Reasons for the Approval of the Business Combination

After careful consideration, the board of directors of NewHold Investment Corp. recommends that its stockholders vote “FOR” the approval of the Business Combination Proposal. The factors considered by the NewHold Investment Corp. board of directors include, but were not limited to, the following:

•        Compelling Opportunities for Revenue and Earnings Growth with Evolv’s Transformative Technology Enabling Next Generation, High-Throughput Security Screening.    Evolv’s technology employs a proprietary and patented solution to reliably detect real threats and ignore harmless items, enabling visitors to enter while walking at a normal pace. As a result of Evolv’s process making security screening up to 10x faster than old screening processes, Evolv is positioned to grow its addressable market size from $20MM in 2020 to $100MM by 2025.

•        Disruptive Innovator in the Security Screening Industry with a Mission to Make the Technology Accessible to All Venues and Facilities.    Evolv has invested significant resources in developing proprietary and patented technologies across hardware, software, and cloud services to accelerate the widespread adoption of touchless security screening. In addition to core detection-related innovations, Evolv has developed purpose-built, proprietary hardware that houses advanced sensor arrays in an attractive, customizable design that can be adapted to match any setting.

•        Competitive Position Based on Defensible Areas of Key Competency.    Evolv provides the only proven touchless security screening products addressing customer requirements around throughput, visitor experience, and cost effectiveness. Evolv will be well-positioned to compete in the industry based on core competencies of proven threat detection performance with low nuisance alarm rate, high throughput with superior visitor experience and an expanding database of analytics that will continue to optimize efficiency/accuracy while widening competitive moats.

•        High Growth Revenue Opportunity by Marketing Unique Security Technology Solutions.    Through Evolv’s experience, they have developed a proprietary list of target vertical industries, a list of target accounts within those industries, and identified T-makers within target accounts. Evolv will continue to execute advertising, content marketing, lead generation, and sales development activities to a targeted account list, towards driving an estimated 168% sales CAGR through 2025.

•        Financial Model Produces Significant Operating Leverage and Future Free Cash Flow.    We believe that the innovative “Hardware as a Service” model that Evolv has adopted will result in significant margin enhancement at scale. Evolv is forecasting generation of significant free cash flows beginning as early as 2023. The unit economics are extremely compelling with margins that are forecasted to increase significantly to approximately 85% by 2025, producing $236 million of operating profit off $595 million in sales.

•        Evolv has a Deeply Knowledgeable Management Team with a Track Record of Developing and Deploying Disruptive Technologies.    The Evolv management team has deep operational experience bringing emerging technologies to market across the physical security, cybersecurity software, and enterprise software sectors. In engineering, Evolv is led by accomplished and visionary technologists and scientists who are leaders in their fields. Commercialization efforts are managed by individuals with prior successes in building and growing both direct and indirect, channel-driven sales organizations.

•        Strong Investor Interest.    Existing Evolv shareholders remain fully invested in the commercial success of New Evolv, as demonstrated by their receipt of all-stock merger consideration in the Merger. The oversubscription, and subsequent upsizing, of the PIPE Financing, confirmed strong, broad investor interest in the PIPE Financing opportunity.

•        Attractive Market Valuation.    The NHIC Board looked at valuation based on a discounted future enterprise value methodology, by analyzing scale, estimated growth and profitability and valuation multiples of select listed comparable companies in the SaaS/Subscription-based security, Security Hardware, and Industrial Technology and Sensing sectors. The output of this analysis resulted in a favorable comparison to Evolv’s $1.25 billion enterprise value implied by the transaction.

Certain Evolv Projected Financial Information

Evolv provided NHIC with its internally prepared forecasts for each of the years in the five-year period ending December 31, 2025. Evolv does not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition, or other results. However, in connection with the proposed Business Combination, management of Evolv prepared the financial projections set forth below to present key elements of the forecasts provided to NHIC. Evolv’s forecasts were prepared solely for internal use and not with a view toward public disclosure, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Evolv, its management, board of directors, or its affiliates, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the projections in making a decision regarding the Business Combination, as the projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information. Evolv periodically updates its internally developed forecasts as new information is obtained.

The prospective financial information included in this registration statement has been prepared by, and is the responsibility of Evolv’s management.

PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this registration statement relates to Evolv Technologies Inc.’s financial statements. It does not extend to the prospective financial information and should not be read to do so.

The projections provided to NHIC were as follows:

(in millions)	2021	2022	2023	2024	2025
Total Revenue	$20.20	$53.10	$132.30	$337.90	$595.00
Gross Profit	$14.40	$38.80	$109.10	$281.40	$503.70
EBITDA	$(26.90)	$(29.50)	$5.20	$96.20	$236.00

NHIC conducted significant independent due diligence on Evolv’s forecast. NHIC focused on four primary areas – the size of the potential market, Evolv’s competitive position within that market, Evolv’s ability to achieve the gross margins in the projections, and the ability of Evolv’s operations infrastructure to fulfill the increased demand inherent in the projections:

1.      Size of Potential Market:    While the market for traditional metal detectors is $2 billion globally, 90% of Evolv’s Total Addressable Market (TAM) is in locations that do not currently have security hardware at the venue entrance. In its diligence, NHIC confirmed that there are three primary reasons for this. First, current systems could be overly expensive. Second, the current systems could have too great an impact on the flow of people into the venue, particularly in situations where most come in a very narrow time window. Finally, the venue could view the threat of a mass casualty venue as low, particularly when balancing that against an expensive and intrusive technology.

In NHIC’s 50 interviews with industry experts and both current and potential customers, it became clear that Evolv addresses all three concerns. The systems can be 70% less expensive because it requires far less real estate for deployment and far fewer staff. It is also much faster, as much as 10 times faster than traditional metal detectors in many settings. This is because people don’t need to form a single file line or empty pockets or bags and can walk through “at the pace of life”. In addition, because the system doesn’t simply detect metal but instead is distinguishing between metallic threats and metallic non-threats, it reduces false positives, allowing the security staff to focus on real threats.

Once NHIC confirmed that the Evolv system had application in many more venues than traditional metal detectors, the next step in our diligence was to work with an outside consulting firm to conduct a sector by sector evaluation of revenue. Their primary focus was on five near-term markets — sports venues, performance halls, government office buildings, industrial workplaces, and theme parks. In addition, they analyzed three medium term markets — hospitals, K-12 institutions, and houses of worships. Using different analytical criteria for each sector, they built an aggregate projection with a “base” and “accelerated” count of systems from 2021 to 2025. Their base estimate was higher than managements projection in 2021 and 2022, and their base and accelerate projections bounded managements estimate from 2023 to 2025.

2.      Competitive Position:    Before submitting its Letter of Intent, NHIC spoke to one sophisticated customer in each of three verticals — sports, theme parks, and performance halls. NHIC asked each customer how they made the decision to implement the Evolv system. In each case, the customer described an elaborate evaluation process of all alternatives, led by or with the senior involvement of experienced security personnel. The selection process they described included testing of the Evolv system, often with the assistance of the local police force. In all cases, Evolv was acknowledged to have a significant technology advantage over competition, and all three said that there was not a current alternative to the Evolv system.

After entering into the Letter of Intent, NHIC sought to confirm this early indication in two ways. First, NHIC retained Michael Korniczky, an experienced intellectual property attorney, to evaluate both the current Evolv patent suite as well as the Evolv’s policies and procedures for protecting intellectual property. Mr. Korniczky had full access to required personnel and material and issued a report demonstrating his comfort with both the current patent suite as well as the Company’s IP policies and procedures.

Our consultant also evaluated eleven potential competitors and concluded that Evolv currently has a significant and meaningful technology advantage to address the three critical factors highlighted above — higher efficacy, greater throughput and convenience, and lower cost. As we would have expected, they also highlighted that this technology gap needs to be assiduously maintained, and that both legacy and next gen competitors will attempt to narrow the competitive advantage that Evolv currently enjoys.

3.      Gross Margins:    Prior to signing the merger agreement with Evolv, NHIC reviewed almost 200 potential target companies and signed almost 40 Non Disclosure Agreements. For the top 14 of these potential targets, NHIC analyzed these companies based on40 criteria in four categories — Actionability, Public Market Readiness, Business Model, and Obvious Deal Killers. One of the most critical elements was demonstrated positive gross margins. NHIC’s management wanted to avoid companies that were so early in their technology development that they were only able to estimate margins without a real sense of either production costs or pricing.

NHIC’s management was encouraged that Evolv, particularly the subscription model and cost of goods of the Evolv Express, had strong gross margins. Evolv had gross margins of 41% in 2020, expected to grow to 71% in 2021 as its subscription model takes effect. Evolv has taken significant action to reduce their costs of bill of materials that should continue to drive strong positive margin performance.

4.      Operations and Supply Chain:    The final element of NHIC’s analysis was an evaluation of three key operational elements of the Evolv growth plan — sales and marketing, customer support, and supply chain. To address these issues, NHIC engaged The Beckway Group, with whom NHIC’s sponsor has worked for approximately four years conducting similar studies.

The evaluation of the sales organization involved both the internal sales force and the channel partnerships. The focus of the internal analysis was on the plans to implement the Evolv “land and expand” strategy in key cities. Their evaluation concluded that the hiring plan for the internal sales force was sufficient to support the growth plan. They also spent significant time evaluating the channel partnerships, specifically Motorola, Stanley Security, and Johnson Controls and concluded they were effective sales partners who had “large salesforces with global reach” and were “major manufacturers and integrators of security systems”.

In customer support, Beckway highlighted the need to upgrade training, processes, and tools to support service partners and increase the ramp of implementation. They believe these issues can be addressed reasonably quickly and are currently engaged to put these changes into effect.

Finally, Beckway evaluated the company’s supply chain. As mentioned elsewhere, all of the current units are manufactured through Columbia Tech, a domestic contract manufacturer. Beckway had access and support from both Evolv and Columbia Tech to evaluate their production capabilities, and had the opportunity to review with Company management their plans to diversify production sources. They concluded that a second contract manufacturer, or an expansion at Columbia Tech, would be required to meet demand in 2023. This review is underway and will be aided by a public listing.

Our Board of Directors was involved throughout the process described above.

Certain Engagements in Connection with the Business Combination and Related Transactions

Cowen was engaged by Evolv to act as its lead financial advisor in connection with a business combination with a SPAC, and will receive compensation in connection therewith. NHIC also engaged Cowen to act as exclusive placement agent on its $300 million PIPE. Cowen will receive fees and expense reimbursements in connection therewith. All of Cowen’s fees are contingent upon the closing of the Business Combination and the PIPE. Cowen provided the NHIC board of directors with a description of Cowen’s relationship with Evolv prior to Cowen’s engagement by NHIC.

In addition, Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Cowen and its affiliates, may provide investment banking and other commercial dealings to NHIC, Evolv and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of NHIC or Evolv, or their respective affiliates. Cowen and its affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Interests of Certain Persons in the Business Combination

When you consider the recommendation of the Board in favor of approval of the Merger, you should keep in mind that NHIC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•        If a proposed business combination is not completed by August 4, 2022, NHIC will be required to dissolve and liquidate. In such event, the [•]shares of common stock currently held by the Initial Stockholders, which were acquired prior to the IPO will be worthless because such holders have agreed to waive their rights to any liquidation distributions. Such shares of common stock had an aggregate market value of approximately $[•] based on the closing price of the common stock of $[•] on the Nasdaq Stock Market as of [•], 2021.

•        If the proposed Business Combination is not completed by August 4, 2022, the [•] Private Placement Warrants purchased for a total purchase price of $[•], will be worthless. Such Private Placement Warrants had an aggregate market value of approximately $[•], based on the closing price of NHIC’s Units of $[•] on Nasdaq as of [•], 2021;

•        The exercise of NHIC’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Merger.

Total Shares of Common Stock Outstanding Upon Consummation of the Merger

The total number of shares of common stock to be issued and outstanding immediately following completion of the Merger will be [•]. We anticipate that the Evolv stockholders will hold [•]% of our outstanding common stock, the PIPE Investors will hold [•]% of our outstanding common stock and the current NHIC stockholders will hold [•]% of our outstanding common stock, immediately following completion of the Merger. These percentages assume that no public shares are redeemed in connection with the Merger. In (ii) does not take into account any Evolv [equity incentive awards] that are assumed by NHIC in connection with the Merger and will be outstanding immediately following the Merger, and (iii) does not take into account any equity awards that may be issued under the proposed Incentive Plan Award following the Merger.

The following summarizes the pro forma ownership of common stock of NHIC following the Business Combination and the PIPE Investment under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Evolv Equity Holders	96,305,238	65.1%	96,305,238	72.0%
NHIC Public Stockholders(1)	17,250,000	11.7%	3,172,650	2.4%
NHIC Sponsor(2)	4,312,500	2.9%	4,312,500	3.2%
PIPE Investors(3)	30,000,000	20.3%	30,000,000	22.4%
Total Class A common stock	147,867,738	100.0%	133,790,388	100.0%

____________

(1)      Under Scenario 2, assumes redemptions of 14,077,350 shares of common stock of NHIC for aggregate redemption payments of $140.8 million using a per-share redemption price of $10.00.

(2)      In Scenario 1 and 2, the 4,312,500 NHIC Sponsor Shares (“Founder Shares”) outstanding are subject to certain share-performance-based vesting provisions whereas 50% of the Founder Shares shall vest at the closing of the Merger, 25% of the Founder Shares shall vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period.

(3)      In Scenario 1 and Scenario 2, assumes the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $300.0 million in connection with the issuance of 30,000,000 shares of NHIC Common Stock issued to the PIPE Investors and the 2021 Notes issued to new and existing investors.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, NHIC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Evolv stockholders are expected to have a majority of the voting power of the Combined Company, Evolv will comprise all of the ongoing operations of the Combined Company, Evolv will comprise a majority of the governing body of the Combined Company, and Evolv’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Evolv issuing shares for the net assets of NHIC, accompanied by a recapitalization. The net assets of NHIC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Evolv.

Redemption Rights

Pursuant to our Certificate of Incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of [•], 2021, this would have amounted to approximately $[•] per share.

You will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a)     hold public shares, or

(b)    hold public shares through Units and you elect to separate your Units into the underlying public shares prior to exercising your redemption rights with respect to the public shares; and

(ii)    prior to [•] p.m., Eastern Time, on [•], 2021, (a) submit a written request to Continental that NHIC redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

Holders of outstanding Units must separate the underlying shares of common stock prior to exercising redemption rights with respect to the public shares. If the Units are registered in a holder’s own name, the holder must deliver the certificate for its Units to Continental, with written instructions to separate the Units into their individual component parts. This must be completed far enough in advance to permit the mailing of the certificates back to the holder so that the holder may then exercise his, her or its redemption rights upon the separation of the public shares from the Units.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Vote Required for Approval

Along with the approval of the Charter Approval Proposal and the Nasdaq Proposal, approval of this Business Combination Proposal is a condition to the consummation of the Merger. If this Business Combination Proposal is not approved, the Merger will not take place. Approval of this Business Combination Proposal is also a condition to Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, this Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Merger will not occur.

This Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Business Combination Proposal.

Pursuant to the Letter Agreement and the Support Agreement, the Initial Stockholders holding an aggregate of [•] shares (or ___% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock in favor of each of the Proposals. As a result, only ______ shares of common stock held by the public stockholders will need to be present in person by virtual attendance or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only ____ shares of common stock, or approximately ___% of the outstanding shares of the common stock held by the public stockholders must vote in favor of the Business Combination Proposal for it to be approved.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL 1.

proposal No. 2 — THE CHARTER APPROVAL PROPOSAL

Overview

Our stockholders are being asked to adopt the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the NHIC Board, is necessary to adequately address the needs of Combined Company.

The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B:

•        Changes to Authorized Capital Stock — the Existing Charter authorized the issuance of 51,000,000 total shares, consisting of (a) 50,000,000 shares of common stock, of which (i) 45,000,000 shares were Class A common stock, and (ii) 5,000,000 shares were Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter authorizes the issuance of [1,200,000,000] total shares, consisting of (a) [1,100,000,000] shares of common stock, and (b) [100,000,000] shares of preferred stock, and an elimination of Class B common stock and any rights of holders thereof;

•        Required Vote to Amend the Charter — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

•        Required Vote to Amend the Bylaws — require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws;

•        Director Removal — provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors; and

•        Removal of Blank Check Company Provisions — eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The NHIC Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.

Changes to Authorized Capital Stock

Our Existing Charter authorizes 51,000,000 shares, consisting of (a) 50,000,000 shares of common stock, including (i) 45,000,000 shares of Class A common stock, and (ii) 5,000,000 shares of Class B common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that NHIC will be authorized to issue [1,200,000,000] shares, consisting of [1,100,000,000] shares of common stock and [100,000,000] shares of preferred stock. Upon the conversion of the NHIC Class B common stock to NHIC Class A common stock and the elimination of the blank check provisions in our Existing Charter, the NHIC board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the NHIC Class B common stock.

This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the merger and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.

The NHIC board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter

At present, our Existing Charter may only be amended with the approval of a majority of the NHIC Board and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the NHIC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Required Vote to Amend the Bylaws

At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the Combined Company’s bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the NHIC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Director Removal

At present, our Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of NHIC entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the NHIC Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Removal of Blank Check Company Provisions

Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Combined Company following the Business Combination. In connection with the Business Combination, all shares of Class B common stock will automatically be converted into shares of Class A common stock, pursuant to the terms of the Proposed Charter. Upon the conversion of the Class B common stock to Class A common stock, the NHIC Board determined that there was no longer a need to continue with two series of common stock and, therefore, this amendment eliminates the Class B common stock. In addition, certain other provisions in our Existing Charter require that proceeds from the NHIC IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of common stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.

This proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. If either of the Business Combination Proposal or the Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 2 is not approved by our stockholders, the Merger will not occur unless we and Evolv waive the applicable closing conditions.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL UNDER PROPOSAL 2.

PROPOSAL NO. 3 — THE STOCK PLAN PROPOSAL

We are asking our stockholders to approve and adopt the Evolv Technologies Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”) and the material terms thereunder.

The Incentive Award Plan is described in more detail below. A copy of the Incentive Award Plan is included in this proxy statement/prospectus as Annex C.

The Incentive Award Plan

The purpose of the Incentive Award Plan is to enhance our ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities.

Summary of the Incentive Award Plan

This section summarizes certain principal features of the Incentive Award Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Award Plan to be included as Annex C to this Proxy Statement.

Eligibility and Administration

Evolv’s employees, consultants and directors, and employees and consultants of its subsidiaries will be eligible to receive awards under the Incentive Award Plan. The Incentive Award Plan is expected to be administered by our board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Incentive Award Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Award Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of common shares initially available for issuance under the Incentive Award Plan is equal to (i) [•] of the total number of common shares issued and outstanding immediately following the consummation of the Business Combination on a fully diluted basis, calculated by applying the treasury share method, plus (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, by an amount equal to the lesser of 5% of the total number of common shares outstanding on the last day of the immediately preceding fiscal year or such smaller number of common shares determined by the Board. No more than ______ shares may be issued in the form of incentive stock options (“ISOs”). Awards granted under the Incentive Award Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares will not reduce the number of shares authorized for grant under the Incentive Award Plan. Shares tendered by a holder or withheld to satisfy any exercise price or tax withholding obligation, or otherwise not issued in settlement of an award, will be eligible for grant pursuant to future awards. The maximum grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of equity-based awards granted to a non-employee director as compensation for services as a non-employee director pursuant to the Incentive Award Plan in the aggregate during any calendar year is $500,000, subject to exception in extraordinary circumstances determined by the Board (excluding any effected directors).

Awards

The Incentive Award Plan provides for the grant of stock options, including ISOs and non-qualified stock options (“NSOs”), restricted shares, dividend equivalents, share payments, restricted share units (“RSUs”), other incentive awards, share appreciation rights (“SARs”), and cash awards. No determination has been made as to the types or amounts of awards that will be granted to certain individuals pursuant to the Incentive Award Plan.

Certain awards under the Incentive Award Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Award Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally will be settled in common shares, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options.    Stock options provide for the purchase of common shares in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option for any such stock option may not be less than 100% of the fair market value of the underlying common share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders), and vested in-the-money awards will be automatically exercised on the last day of the applicable term.

•        SARs.    SARs entitle their holder, upon exercise, to receive an amount equal to the appreciation of the common shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying common share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years, and vested in-the-money awards will be automatically exercised on the last day of the applicable term.

•        Restricted Shares and RSUs.    Restricted shares are an award of nontransferable common shares that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver common shares in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the common shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

•        Share Payments, Other Incentive Awards and Cash Awards.    Share payments are awards of fully vested common shares that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from common shares or value metrics related to common shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on common shares and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Award Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting common shares, such as share dividends, share splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Incentive Award Plan and outstanding awards. In the event of our “change in control” (as defined in the Incentive Award Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants, Claw-Back Provisions, Transferability, and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Incentive Award Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Incentive Award Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of common shares, allow common shares that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.

Plan Amendment and Termination

The board of directors may amend or terminate the Incentive Award Plan at any time; however, except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that increases the number of common shares available under the Incentive Award Plan. No award may be granted pursuant to the Incentive Award Plan after the tenth anniversary of the adoption of the Incentive Award Plan.

Certain U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Incentive Award Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the Incentive Award Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the common shares acquired on the date of exercise, less the exercise price paid for such common shares. The optionee’s basis in the common shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of common shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the common shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If common shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the common shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the common shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the Incentive Award Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted shares subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other share or cash based awards are generally subject to tax at the time of payment. The company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

Section 409A of the Code

Certain types of awards under the Incentive Award Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Award Plan and awards granted under the Incentive Award Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Incentive Award Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

Required Vote

This Stock Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Stock Plan Proposal. This Stock Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal or the Nasdaq Proposal are not approved, this proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK PLAN UNDER PROPOSAL 3.

PROPOSAL NO. 4 — THE ESPP PROPOSAL

We are asking our stockholders to approve and adopt the Evolv Technologies Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder.

The ESPP is described in more detail below. A copy of the ESPP is included in this proxy statement/prospectus as Annex D.

2021 Employee Stock Purchase Plan

We have adopted the Evolv Technologies Holdings, Inc. 2021 Employee Stock Purchase Plan, or the ESPP, subject to approval by our stockholders. The material terms of the ESPP are summarized below.

Shares Available; Administration

The aggregate number of shares of our common stock that will initially be reserved for issuance under our ESPP will be equal to the sum of (i) [•] shares and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032 equal to (A) 1.0% of the shares outstanding on the final day of the immediately preceding calendar year or (B) such smaller number of shares as determined by our board of directors. Our board of directors or the compensation committee will have authority to interpret the terms of the ESPP and determine eligibility of participants. If any right granted under the ESPP shall for any reason terminate without having been exercised, the common stock not purchased under such right shall again become available for issuance under the ESPP. The number of shares that may be issued or transferred pursuant to the rights granted under the ESPP shall not exceed an aggregate of [•] shares, subject to any permitted adjustments under the ESPP. We expect that the compensation committee of our board of directors will be the initial administrator of the ESPP. Under the ESPP, our board may delegate administration of the ESPP to another committee or a subcommittee of our board.

Eligibility

We expect that our employees, other than employees who, immediately after the grant of a right to purchase common stock under the ESPP, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock, will be eligible to participate in the ESPP. However, consistent with Section 423 of the Code the plan administrator may provide that other groups of employees, including without limitation those who do not meet designated service requirements or those whose participation would be in violation of applicable foreign laws, will not be eligible to participate in the ESPP.

Grant of Rights

The ESPP will be intended to qualify under Section 423 of the Code and shares of our common stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in each purchase period. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. We do not expect that any offering periods will commence under the ESPP at the time of this offering.

The ESPP will permit participants to purchase common stock through payroll deductions of up to a fixed dollar amount or percentage of their eligible compensation, which includes a participant’s gross base compensation for services to us. The maximum number of shares that may be purchased by a participant during any offering period is [•] shares. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first trading day of the offering period).

On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. The option will expire at the end of the applicable offering period and will be exercised on each purchase date during such offering period to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares will not be less than 85% of the fair market value of our common stock on the purchase date, which will be the final trading day of the purchase period. Participants may voluntarily end their participation in the ESPP prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation will end automatically upon a participant’s termination of employment.

A participant will not be permitted to transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

Certain Transactions

In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, reorganization, merger, consolidation, or other corporate transaction, the plan administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.

Plan Amendment and Termination

The plan administrator may amend, suspend or terminate the ESPP at any time. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations the employees of which are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code. The ESPP shall terminate on the tenth (10th) anniversary of the earlier of (i) the date on which the ESPP was adopted by our board and (ii) the date the ESPP approved by the Company’s stockholders and, from and after such tenth (10th) anniversary, no additional rights may be granted under the ESPP.

Required Vote

This ESPP will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the ESPP. This ESPP Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal or the Nasdaq Proposal are not approved, this proposal will have no effect even if approved by our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ESPP UNDER PROPOSAL 4.

PROPOSAL NO. 5 — THE NASDAQ PROPOSAL

Overview

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Pursuant to the Merger Agreement, based on Evolv’s current capitalization, we anticipate that we will issue to the Evolv stockholders as consideration in the Merger, [•] shares of common stock, without giving effect to the potential earn-out shares. See the section entitled “The Merger Proposal — The Merger Agreement — Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Merger (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of NHIC, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

In connection with the Merger, there will be a PIPE Investment of $300 million. As such, on or about the date of the Merger Agreement, NHIC entered into subscription agreements with the PIPE Investors for the sale of [•] shares of common stock upon the completion of the Merger. Because the shares of our common stock issued in connection with the PIPE Investment (1) was at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, NHIC would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination and the PIPE Investment. The issuance of such shares would result in significant dilution to the NHIC stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of NHIC. If the Nasdaq Proposal is adopted, assuming that [•] shares of common stock are issued to the Sellers as consideration in the Merger, we anticipate that the Sellers will hold [•]% of our outstanding shares of common stock, the PIPE Investors will hold [•]% of our outstanding common stock, and the current NHIC stockholders will hold [•]% of our outstanding common stock immediately following completion of the Merger. This percentage assumes that no shares of our common stock are redeemed in connection with the Merger, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Merger or any equity awards that may be issued under our proposed Incentive Award Plan following the Merger.

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, NHIC would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage for the post-transaction company; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of NHIC and Evolv to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the total votes cast on this Proposal 5 is required to approve the Nasdaq Proposal. Accordingly, neither a stockholder’s failure to vote online during the Meeting or by proxy, a broker non-vote nor an abstention will be considered a “vote cast,” and thus will have no effect on the outcome of this proposal.

This proposal is conditioned on the approval of the Business Combination Proposal and the Charter Approval Proposal. If either of the Business Combination Proposal or Charter Approval Proposal is not approved, Proposal 5 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 5 is a condition to completion of the Merger under the Merger Agreement, if this Proposal 5 is not approved by our stockholders, the Merger will not occur unless we and Evolv waive the applicable closing condition.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 5.

PROPOSAL NO. 6 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal or the Nasdaq Proposal.

Required Vote

This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by virtual attendance or represented by proxy and entitled to vote at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 6.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Characterization of the Merger

The parties intend for the Business Combination to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties have agreed to use their reasonable best efforts to cause the Business Combination to so qualify, but it is not a condition to the completion of the Business Combination that either party receives an opinion of counsel to such effect. The Business Combination may be fully taxable to U.S. Holders for U.S. federal income tax purposes. Qualification of the Business Combination as part of a “reorganization” will depend on the relevant facts at the time of the Closing, including the trading price of NHIC common stock. No ruling has been, or will be, sought by NHIC or Evolv from the IRS with respect to the Business Combination and there can be no assurance that the IRS will not challenge the qualification of the Mergers as part of a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge.

Tax Consequences of the Merger to U.S. Holders of Evolv Common Stock

Subject to the discussions below relating to the receipt of cash in lieu of fractional shares, a U.S. Holder generally will not recognize any gain or loss upon the receipt of shares of NHIC capital stock in the Business Combination. The U.S. Holder’s aggregate tax basis in NHIC capital stock received in the Business Combination (including any fractional share deemed received and sold as described below) generally will be equal to the aggregate tax basis of the shares of Evolv common stock surrendered. The U.S. Holder’s holding period for shares of NHIC capital stock received in the Business Combination (including any fractional share deemed received and sold as described below) generally will include such holder’s holding period for its shares of capital stock surrendered therefor.

If a U.S. Holder has acquired different blocks of Evolv capital stock at different times or at different prices, then such holder’s tax basis and holding period in shares of NHIC capital stock received in the Business Combination generally will be determined with reference to each block of Evolv capital stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of NHIC capital stock received in the Business Combination.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of NHIC capital stock generally will be treated as having received such fractional share in the Business Combination and then as having sold such fractional share for cash. Such U.S. Holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of NHIC capital stock and the tax basis allocated to such fractional share of NHIC capital stock. Such gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for such fractional share (including the holding period of the Evolv capital stock surrendered therefor) is more than one year as of the closing date of the Business Combination. Long-term capital gains of non-corporate U.S. Holders currently are generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Perfection of Appraisal Rights

The above discussion does not apply to U.S. Holders of Evolv capital stock who properly perfect appraisal rights. A U.S. Holder of Evolv capital stock who perfects appraisal rights with respect to such U.S. Holder’s stock generally will recognize capital gain or loss equal to the difference between the amount of cash paid in exchange for such stock and such U.S. Holder’s tax basis in such stock, except that a portion of the cash paid may be taxable as interest.

Tax Consequences of a Redemption of Public Shares

General

This section is a general summary of the material U.S. federal income tax provisions relating to the redemption of NHIC’s common stock in connection with a business combination. This section does not address any aspect of

U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our securities, nor does it provide any actual representations as to any tax consequences of the acquisition, ownership or disposition of our securities.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only the redemption of our shares of common stock holders who own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the potential application of the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        regulated investment companies;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own 5 percent or more of our voting shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations; or

•        passive foreign investment companies.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership.

We have not sought, and will not seek, a ruling from the IRS or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the descriptions herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REDEMPTION OF OUR SECURITIES IN CONNECTION WITH THE BUSINESS COMBINATION. IT DOES NOT PROVIDE ANY ACTUAL REPRESENTATIONS AS TO ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES AND WE HAVE NOT OBTAINED ANY OPINION OF COUNSEL WITH RESPECT TO SUCH TAX CONSEQUENCES. AS A RESULT, EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Redemption of Common Stock

If a U.S. Holder redeems common stock into the right to receive cash pursuant to the exercise of a shareholder redemption right, for U.S. federal income tax purposes, such conversion or sale generally will be treated as a redemption and will be subject to the following rules. If the redemption qualifies as a sale of the common stock under Section 302 of the Code:

•        a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the securities.

•        The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that under tax law currently in effect long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at reduced rates. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the securities exceeds one year. The deductibility of capital losses is subject to various limitations. U.S. Holders who recognize losses with respect to a disposition of our securities should consult their own tax advisors regarding the tax treatment of such losses.

Whether redemption of our shares qualifies for sale treatment will depend largely on the total number of shares of NHIC common stock treated as held by such U.S. Holder. The redemption of common stock generally will be treated as a sale or exchange of common stock (rather than as a distribution) if the receipt of cash upon the redemption (i) is “substantially disproportionate” with respect to a U.S. Holder, (ii) results in a “complete termination” of such holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to such holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder must take into account not only the NHIC common stock actually owned by such holder, but also the NHIC common stock that is constructively owned by such holder. A U.S. Holder may constructively own, in addition to our common stock owned directly, common stock owned by related individuals and entities in which such holder has an interest or which have an interest in such holder, as well as any common stock such holder has a right to acquire by exercise of an option, which would generally include common stock that could be acquired pursuant to the exercise of warrants. In order to meet the substantially disproportionate test, the percentage of our issued and outstanding voting shares actually and constructively owned by a U.S. Holder immediately following the redemption of our common stock must, among other requirements, be less than 80% of the percentage of our issued and outstanding voting and common stock actually and constructively owned by such holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of our common stock actually and constructively owned by such U.S. Holder is redeemed or (ii) all of our common stock actually owned by such U.S. Holder is redeemed and such holder is eligible to waive, and effectively waives, in accordance with specific rules, the attribution of shares owned by family members and such holder does not constructively own any other shares. The redemption of the common stock will not be essentially equivalent to a dividend if such redemption results in a “meaningful reduction” of a U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” U.S. Holders should consult with their own tax advisors as to the tax consequences of any such redemption.

If none of the foregoing tests are satisfied, then the redemption may be treated as a distribution a U.S. Holder generally will be required to include in gross income as dividends the amount received. Such amount will be taxable to a corporate U.S. holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its common stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such common stock. With respect to non-corporate U.S. Holders, dividends may be subject to the lower applicable long-term capital gains tax rate (see above) if our common stock is readily tradeable on an established securities market in the United States and certain other requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our common stock. After the application of those rules, any remaining tax basis a U.S. Holder has in the redeemed common stock will be added to the adjusted tax basis in such holder’s remaining common stock. If there are no remaining common stock, a U.S. Holder should consult its own tax advisors as to the allocation of any remaining basis.

Certain U.S. Holders may be subject to special reporting requirements with respect to a redemption of common stock, and such holders should consult with their own tax advisors with respect to their reporting requirements.

NHIC’S BUSINESS

Overview

NHIC was incorporated in Delaware on January 24, 2020 and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has until August 4, 2022 to consummate a Business Combination. If NHIC is unable to complete its initial business combination within such 24-month period, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to pay its taxes or to fund its working capital requirements (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if NHIC fails to complete its initial business combination within the 24-month time period.

Offering Proceeds Held in Trust

The registration statement for NHIC’s IPO was declared effective on July 30, 2020. On August 4, 2020, we consummated our IPO of 15,000,000 NHIC Units, at $10.00 per Unit, generating gross proceeds of $15,000,000. Simultaneously with the closing of our IPO, we consummated the sale of 5,250,000 Private Placement Warrants in a private placement to our Sponsor and Anchor Investors, generating gross proceeds of $5,250,000.

Following the closing of our IPO, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units our IPO and the sale of the Private Placement Warrants was placed in the Trust Account which is invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by use, until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the funds in the Trust Account.

On August 12, 2020, Stifel exercised its over-allotment option in part for an additional 2,250,000 Units. The Units were sold at an offering price of $10.00 per Unit, generating gross proceeds of $22,500,000. On August 14, 2020, simultaneously with the sale of the over-allotment option Units, NHIC also consummated the private sale of an additional 450,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant in a private placement to our Anchor Investors and Sponsor, generating gross proceeds of $450,000. As of August 14, 2020, a total of $172,500,000 of the net proceeds from the sale of the units in the IPO (including the over-allotment units) and the private placements were deposited in a trust account established for the benefit of NHIC’s public stockholders at JPMorgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee.

Business Combination Activities

On March 5, 2021, we entered into the Merger Agreement. As a result of the transaction, Evolv will become our wholly owned subsidiary, and we will change our name to “[•]” In the event that the Business Combination is not consummated by August 4, 2022, our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.

Redemption Rights

Pursuant to our Certificate of Incorporation, our stockholders (except the Initial Stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.00 per share of common stock for stockholders) net of taxes payable. The Initial Stockholders do not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.

Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination

If NHIC does not complete a business combination within 24 months from the consummation of the IPO (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of our Certificate of Incorporation. As a result, this has the same effect as if NHIC had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from NHIC’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If NHIC is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of NHIC’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the NHIC Rights will expire and will be worthless.

The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although NHIC will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, NHIC will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

Stifel has not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the trust account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Unit and (ii) the actual amount per Unit held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the Trust Assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of NHIC. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Unit and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the trust account is less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While NHIC currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to NHIC, it is possible that NHIC’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, NHIC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per Unit.

If NHIC files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of our public stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and NHIC to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Each of the Initial Stockholders and Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Placement Warrants they held.

Facilities

We maintain our principal executive offices at 12141 Wickchester Ln., Suite 325, Houston, TX. An affiliate of our Sponsor is providing this space for a fee of $15,000 per month. We consider our current office space adequate for our current operations.

Employees

NHIC has three executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. NHIC presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while NHIC is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). NHIC does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF NHIC

The following discussion and analysis of the NHIC’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on January 24, 2020 as a Delaware corporation and formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the initial public offering and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.

The outbreak of the COVID-19 coronavirus has resulted in a widespread health crisis that has adversely affected the economies and financial markets worldwide, and potential target companies may defer or end discussions for a potential business combination with us whether or not COVID-19 affects their business operations. The extent to which COVID-19 impacts our search for a business combination will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. We may be unable to complete a business combination if continued concerns relating to COVID-19 restrict travel, limiting our ability to conduct meetings to negotiate and consummate transactions in a timely manner with potential investors, target company’s personnel, or vendors and services providers.

On August 4, 2020, simultaneously with the consummation of the IPO, we consummated the private placement (“Private Placement”) with the Sponsor and certain funds and accounts managed by Magnetar Financial LLC, UBS O’Connor LLC, and Mint Tower Capital Management B.V. (collectively the “Anchor Investors”) of 5,250,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant, generating gross proceeds to NHIC of $5,250,000. On August 14, 2020, simultaneously with the issuance and sale of the Over-Allotment Units, NHIC consummated the sale of an additional 450,000 Private Warrants (the “Over-Allotment Private Placement” and, together with the IPO Private Placement, the “Private Placements”), generating gross proceeds of $450,000. The Private Warrants are identical to the Warrants (as defined below) sold in the IPO except that the Private Warrants will be non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor, the anchor investors or their permitted transferees. Additionally, our Sponsor and anchor investors have agreed not to transfer, assign, or sell any of the Private Warrants or underlying securities (except in limited circumstances, as described in the Registration Statement) until the date that is 30 days after the date we complete our initial business combination. The Sponsor and anchor investors were granted certain demand and piggyback registration rights in connection with the purchase of the Private Warrants.

Results of Operations

Our only activities from January 24, 2020 (inception) through August 4, 2020 were organizational activities, those necessary to consummate the initial public offering, described above. Subsequent to August 4, 2020 our activities include seeking to identify a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of income on investments held in the trust account. We are incurring expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from January 24, 2020 (inception) through December 31, 2020, we had a net loss of approximately $11,912,000, which consisted of operating costs of approximately $1,030,000 offset by income on investments held in the trust account of approximately $79,000 and the costs of issuance of warrants of $390,000 and other expense for the change in fair value of the warrant liability of $10,571,000. Included in the operating costs of approximately $1,030,000 is approximately $706,000 of professional, consulting, diligence and other costs related to evaluating business combination candidates, approximately $166,000 for professional, compliance, listing and insurance costs associated with NHIC’s public reporting, approximately $83,000 for taxes (a portion of which can be reimbursed from the trust account), and approximately $75,000 paid to our sponsor for Administrative Support Agreement, among other costs.

As discussed further in Note 2 to the condensed financial statements, NHIC previously accounted for its outstanding public and private warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” promulgated by the SEC on April 12, 2021, NHIC’s management further evaluated the accounting for its public and private warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 and concluded that that the Company’s warrants are not indexed to NHIC’s common stock in the manner contemplated by ASC Section 815-40-15 and therefore should be classified as derivative liabilities and not in equity.

As a result of the above, NHIC is required to measure the fair value of the public and private warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period as it has done by restatement in this current filing as of December 31, 2020 and for the period from January 24, 2020 (inception) to December 31, 2020 and will be required in each reporting period going forward. The period from January 4, 2020 (inception) to December 31, 2020, as restated, reflect other income (expense) from change in fair value of the warrant liability of $10,571,000 and other income (expense) of approximately $390,000 of expenses associated with issuance of the warrants underlying the warrant liability. The periods from January 4, 2020 (inception) to September 30, 2020, as restated, and for the three months ended September 30, 2020, as restated, reflect other income from change in fair value of the warrant liability of $1,480,000 and other income (expense) of approximately $390,000 of expenses associated with issuance of the warrants underlying the warrant liability in each period.

NHIC’s prior accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on NHIC’s previously reported operating expenses, cash flows, cash or total stockholders’ equity.

Liquidity and Capital Resources

We consummated our initial public offering of 17,250,000 units, including the full exercise by the underwriter of its over-allotment option in the amount of 2,250,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $172,500,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 5,250,000 Private Placement Warrants to our Sponsor, at $1.00 per Private Placement Warrant, generating gross proceeds of $5,250,000. On August 14, 2020, simultaneously with the issuance and sale of the Over-Allotment Units, NHIC consummated the sale of an additional 450,000 Private Warrants (the “Over-Allotment Private Placement” and, together with the IPO Private Placement, the “Private Placements”), generating gross proceeds of $450,000.

Transaction costs amounted to approximately $9,986,500 consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and approximately $499,000 of other offering costs.

For the period from January 24, 2020 (inception) through December 31, 2020, cash used in operating activities was approximately $454,000. Net loss of approximately $11,912,000 was affected primarily by the change in fair value of warrant liability of ($10,571,000) and costs associated with the issuance of the warrants of $390,000, partially offset by income earned on investments held in the Trust Account of approximately $79,000. Changes in operating assets and liabilities provided approximately $576,000 of cash for operating activities.

As of December 31, 2020, we had investments held in the trust account of $172,579,000 consisting of U.S. government treasury bills which matured on February 4, 2021. Upon maturity, the proceeds were invested in U.S. government treasury bills maturing on May 6, 2021. At December 31, 2020, income of approximately $79,000 was available to us to pay taxes which were accrued at approximately $83,000. Through December 31, 2020, however, we did not withdraw any interest earned on the Trust Account to pay our taxes. We intend to use substantially all of the funds held in the Trust Account, to acquire a target business and to pay our expenses relating thereto. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the remaining funds held in the Trust Account will be used as working capital to finance the operations of the target business. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations, for strategic acquisitions and for marketing, research and development of existing or new products. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our business combination if the funds available to us outside of the Trust Account were insufficient to cover such expenses.

As of December 31, 2020, we had cash of approximately $1,328,000. We intend to use the funds held outside the Trust Account for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or an affiliate of the initial stockholders, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of notes may be convertible into Private Placement Warrants, at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our Business Combination. Moreover, we may need to obtain additional financing either to complete our Business Combination or because we become obligated to redeem a significant number of our public shares upon consummation of our Business Combination, in which case we may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our Business Combination. If we are unable to complete our Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of December 31, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on August 4, 2020 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters are entitled to a deferred fee of 3.5% of the gross proceeds of the Initial Public Offering, or $6,037,500. The deferred fee will be payable in cash to the underwriters solely in the event that we complete a Business Combination from the amounts held in the Trust Account, subject to the terms of the underwriting agreement.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Deferred Offering Costs:

NHIC complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering.” Costs incurred in connection with preparation for the Offering (approximately $9,986,500) including underwriters’ discount paid and deferred, have been charged to equity upon completion of the Offering.

Common Stock Subject to Possible Redemption

As discussed in Note 3, all of the 17,250,000 public shares sold as part of Units in the Public Offering contain a redemption feature which allows for the redemption of public shares if NHIC holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of NHIC require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although NHIC did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

NHIC recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at December 31, 2020, 14,077,350 of the 17,250,000 public shares were classified outside of permanent equity.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. NHIC has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 14,325,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.

NHIC’s statement of operations includes a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted average number of shares of Class A common stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for shares of Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the three months ended December 31, 2020 and for the period from January 24, 2020 (inception) to December 31, 2020:

For the Period from January 24, 2020 (date of inception) to December 31, 2020
Net income available to Class A common stockholders:
Interest income	$79,000
Less: Income and franchise taxes to the extent of income	(79,000)
Net income attributable to Class A common stockholders	$—

Net income available to Class B common stockholders:
Net loss	$(11,912,000)
Less: amount attributable to Class A common stockholders	—
Net (loss) attributable to Class B common stockholders	$(11,912,000)

Warrant Liability

NHIC accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to NHIC’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. Cost of issuing warrants are charged to operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. Costs associated with issuing the warrants accounted for as liabilities are charged to operations when the warrants are issued. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

Recent Accounting Standards

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

INFORMATION ABOUT EVOLV TECHNOLOGY

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Evolv Technologies, Inc. and its subsidiaries prior to the consummation of the Business Combination.

Company Overview

Evolv is the global leader in AI-based touchless security screening. Our mission is to make the world a safer and more enjoyable place to live, work, learn, and play. We are democratizing security by making it seamless for gathering spaces to address the chronic epidemic of mass shootings and terrorist attacks in a cost-effective manner while improving the visitor experience.

Unlike traditional walk-through metal detectors, our touchless security screening systems use artificial intelligence software, cloud services and advanced sensors to reliably detect dangerous weapons while ignoring harmless items like cell phones, laptops, and keys. This means that visitors can walk through an Evolv system without stopping, without removing items from their pockets or bags, and without having to form a single file line. Our products significantly reduce the number of false positive alarms, allowing security staff to focus their attention on high probability threats.

Our innovative technology not only enhances security but makes screening up to ten times faster at up to a 70% lower total cost than traditional alternatives. Our products also deliver a largely touchless screening experience — a capability that has become an increasingly important consumer demand through the COVID-19 pandemic. Our products also provide unique analytic insights about visitor flows. We primarily offer our products under a multi-year subscription pricing model that is unique in our industry and delivers both excellent customer value and predictable revenue.

Evolv Express® in a Trade Show Environment

We are focused on delivering value in the spaces in and around the physical threshold of venues and facilities. We believe that digitally transforming the visitor experience at the entry point to venues and facilities will be one of the most important innovations in physical security of our time. We believe that our solutions will not only make venues and facilities safer and more enjoyable, but also more efficient, more informed about their visitors’ needs, and ultimately more profitable.

Our touchless security screening products have screened over 50 million people worldwide. We believe that we have screened more people through advanced AI-based detection systems in the United States than any organization other than the United States Transportation Security Administration (TSA). Our customers include many iconic venues across a wide variety of industries, including major sports stadiums, notable performing arts and entertainment venues, major tourist destinations and cultural attractions, large industrial workplaces, federal and commercial office buildings, under-resourced school districts, and prominent houses of worship.

Touchless security screening represents a paradigm shift for the security screening market which, according to our estimates, is currently a $20 billion market opportunity. This market is based primarily on legacy metal detectors, and touchless security screening is a radical change from this old security screening process that relies on technology that is almost 100 years old.

This legacy approach presents numerous operational problems and hidden costs, including frequent nuisance alarms caused by the inability to distinguish between dangerous weapons and harmless items. These persistent false alarms often require visitors to undergo a cumbersome resolution process, including emptying of pockets, manual bag checks, and pat downs that are error-prone, labor cost-intensive, intrusive, and unpleasant. This also creates long wait times, dangerous crowding, and numerous opportunities for weapons to slip through undetected. The net result is less effective security, unhappy visitors, and acutely stressful working conditions for employees, many of whom are hire-for-the-day contractors.

We believe that security professionals should not be forced to choose between providing strong visitor security and delivering a positive visitor experience, a choice we call the Protection Paradox. We set out to free venues and facilities from the agonizing tradeoffs of the Protection Paradox, and we believe that we have achieved this objective with our current products.

Our products allow visitors to walk through at a normal pace with their bags in hand and without emptying their pockets. This significantly accelerates the security screening process while reducing the number of nuisance alarms, allowing guards to focus their attention on real threats. Our touchless security screening not only identifies real threats, but it locates those threats for security personnel in real time. We believe there is significant demand for touchless security screening in venues and facilities that currently use slower, more invasive old metal detector screening, as well as in those that have not previously adopted weapon screening technology because of old screening’s inherent limitations. Our technology allows these locations to create a more comprehensive security posture, maintain an enjoyable visitor experience, and gain analytic insights about visitor flows and security screening performance.

Our potential to further scale this significant opportunity is rooted in our combination of deep domain experience and commitment to research and development. Our engineering efforts are led by a team of seasoned experts in physics, electronics, and software development. We have worked extensively with security experts, our customers, and national security agencies to refine the security screening system and process to enable an effective and efficient security posture with an enjoyable visitor experience. Since our founding in 2013, we have invested significant resources in developing an extensive portfolio of proprietary know-how and differentiated technologies, with a focus on making security screening more precise, much faster, and far less labor intensive. Our products, which incorporate these technologies, offer several key advantages over old alternatives.

Our flagship product is Evolv Express®, a touchless security screening system designed to detect firearms, improvised explosive devices, and tactical knives as visitors walk through at a normal pace, individually or in groups, with no need to form into a single-file line. Evolv Express supports a maximum screening throughput of up to 3,600 people per hour (vs. approximately 350 per hour for old walk-through metal detectors) at up to 70% lower total cost per scan when labor costs are included. Based on the Evolv Cortex AI™ software platform, Evolv Express uses artificial intelligence to detect threats. The Evolv Insights™ application for Evolv Express provides detailed analytics about visitor flows and Evolv Express detection performance. The Evolv Thermal Imaging Package™ for Evolv Express integrates elevated skin temperature screening into the Evolv Express touchless security screening process. Evolv Express became commercially available in October 2019.

Evolv Edge® is the predecessor to our Evolv Express product. Evolv Edge supports structured, single-file people flows in entrances. It provides maximum screening throughput of approximately 800 people per hour. The primary distinguishing feature of Evolv Edge is that it is designed to detect non-metallic explosive devices in addition to metallic explosive devices, firearms, and tactical knives without requiring visitors to divest or empty their pockets. Evolv Edge became commercially available in 2017. While Evolv Edge is an important part of our legacy, we do not expect it to be a significant portion of our growth plan.

We have built our own direct sales organization and also developed a global distribution channel of strategic partners and resellers to reach a broad global audience and to market, sell, and support our products. Our network of third-party value-added resellers covers more than 30 countries around the world and is composed of sales and distribution professionals with years of experience in physical security solutions. This enables us to sell and service our products at-scale in markets globally and is designed to produce substantial operational leverage as we execute our strategy.

We are led by visionary technologists and a team of proven leaders with experience bringing emerging technologies to market across the physical security, cybersecurity, and software sectors. We believe that our technologies have the potential to accelerate the digital transformation of facility operations in ways that increase security, create a frictionless visitor experience, provide actionable intelligence, and reduce operating costs. We believe that, taken together, these core competencies will help us fulfill our mission and deliver enduring value for our customers.

Industry Background

We believe that most people associate security screening with airports, courthouses, and prisons. These facilities represent a small fraction of the total number of gathering spaces where mass shootings, terrorist attacks, and other forms of armed violence might occur, but they have historically had a disproportionate impact on the design and implementation of security screening technology. These specialized facilities are typically required by law to meet specific screening regulations using products built to meet technical standards designed for these environments. Many of these standards and regulations were designed in the pre-digital era of the last century.

Regulated facilities like airports and prisons usually have a local monopoly on the services they provide and therefore have historically been incentivized to emphasize technical regulatory compliance at the expense of the visitor experience. This has unfortunately led many unregulated facilities to avoid security screening altogether rather than run the risk of creating a prison-like environment for their valued customers and employees. We believe that forcing venues to choose between better security and an enjoyable visitor experience is unacceptable. We believe the solution is to deliver technology that provides both.

Security screening at most venues and facilities has historically been designed around metal detectors that require visitors to enter in single-file lines after submitting their bags and pocket contents to manual inspection. This process is usually supported by multiple security guards who perform manual bag inspections, hand wand scans, and hands-on body ‘pat downs’ to resolve the large numbers of alarms, frequently false positives, generated by the metal detectors. This complex process has numerous shortcomings:

•        Nuisance Alarm Fatigue.    Old metal detectors are not able to differentiate between weapons and harmless metallic items like phones, car keys, belt buckles, and tablets. These items generate large numbers of nuisance alarms. This problem can only be partially mitigated by emptying pockets and separately screening bags. High numbers of nuisance alarms make it difficult for even experienced, well-trained security guards to stay vigilant with every visitor.

•        Ambiguous Alarms.    When alarms occur, security guards may be confused about which visitor triggered the alarm. Even if guards correctly identify the visitor, they have no indication of where the potential threat is located on the visitor’s person. This ambiguity extends the duration, error potential, and risk level associated with manual searches to locate the threat.

•        Frequent Human Error.    Old screening technology requires careful people flow orchestration and manual processes to avoid and/or resolve nuisance alarms. There are many opportunities for even well-trained, highly motivated guards to become fatigued, or distracted, allowing weapons to slip through. Additionally, guards may be affected by unconscious bias that causes them to manually search some visitors more thoroughly than others, allowing weapons to enter undetected.

•        Frustrating Delays.    Taking time to form single-file lines, wait their turn to enter, empty pockets, separately process bags, and resolve frequent nuisance alarms creates frustrating delays for visitors at the precise moment when they should be feeling the exhilaration of arrival.

•        Invasive Contact.    Waiting in large crowds, placing one’s personal items in communal bowls and having bags and bodies touched by strangers has never been something visitors want or expect during their arrival experience. The ongoing COVID-19 pandemic has amplified visitor demand and expectations for a touchless experience and social distancing that old screening technology and processes cannot deliver.

•        High Labor Costs.    The intensively manual processes of old screening technology require large numbers of security staff. The only way to reduce wait times during peak arrival periods is to deploy equipment and guards up to the limit of what the physical space can accommodate, generating substantial variable labor expenses.

•        Transient Security Staff.    Many venues have a core set of security professionals and managers on staff. For those venues which are event based, they may hire security staff for each event. Recruiting and hiring security staff for each event can result in a wide variance in the skills and experience of staff conducting the screening.

•        Lack of Data Insights.    Traditional screening technologies provide little or no digital data analytics about the visitors passing through the systems. This forces security teams to make decisions with limited insights and prevents them from seizing potential opportunities to improve their operations.

The Old Security Screening Arrival Experience

The historical emphasis on technical detection performance using outdated standards tested in isolation has drawn attention away from performance of the screening process as a whole system. As noted above, legacy screening technologies effectively detect metal, but they also generate numerous false alarms for harmless items. To bring down the false alarm rate, security teams proactively divert metal items away from the metal detectors into manual bag check processes that are vulnerable to human frailty and relatively easy for a determined attacker to defeat. The result is a slow, frustrating process that fails to deliver the security it promises. The root causes are outdated technical standards, old analog technology, and the inability of humans to fully compensate for these deficiencies.

Evolv touchless security screening technology overcomes the limitations of old security screening technology and processes. We define touchless security screening as a screening process that reliably detects weapons and other threats in a way that allows most people to enter venues and facilities while walking at a normal pace together with their party, without requiring manual bag or body inspections.

Touchless security screening provides a range of benefits including:

•        Reliable Precision.    Our technology uses artificial intelligence to reliably detect real threats and ignore harmless items as visitors walk through side-by-side while carrying their bags, without emptying their pockets. This dramatically reduces the number of nuisance alarms.

•        Automated and Targeted.    When our system detects a potential threat, it captures a photo of the person in question and visually overlays a red outline on the area of the body or bag where the threat was detected so the security guards know exactly where to look to resolve the alarm. This reduces the potential for human error and accelerates the resolution process.

•        High Throughput.    Allowing visitors to enter while walking at a normal pace with low alarm rates makes screening with our products up to ten times faster than old screening processes. High throughput also reduces large crowds in entry areas, which can be an attractive soft target for threat actors.

•        Non-Invasive.    Fast touchless security screening allows more visitors to enjoy the natural excitement and anticipation of the arrival experience without the distraction of unwanted crowding, waiting, or touching.

•        Reduced Visitor Anxiety.    The significant reduction in wait time and the elimination of divesture of personal items reduces the anxiety of people passing through the security screening system. Additionally, families, friends and those needing assistance can pass through the system together, eliminating the need to be split up as they pass through security.

•        Improved Security Staff Experience.    Automated prompting of individuals who trigger an alert with a guard-directed image improves the ability of staff to identify the individual and location on the individual for further security inspection. Additionally, eliminating the manual bag checks reduces injuries for staff putting their hands in bags where sharp objects such as needles may be present.

•        Cost Effective.    By significantly reducing the need for manual inspections to process nuisance alarms, touchless security screening allows a smaller number of guards to safely screen a significantly larger number of visitors, resulting in significant overall savings of up to 70%.

•        Reduced Physical Footprint.    For those venues that use walk-through metal detectors, our system may significantly reduce the physical space allocated to security screening operations. Having fewer screening points reduces operational complexity and supports more focused attention by security staff. Additionally, venues can reallocate the open space created by our products to functions such as guest experience activities or food and beverage sales.

•        Continuous Improvement.    Unlike analog alternatives, our products use artificial intelligence software to classify threats based on a large and growing digital data set that makes it possible to improve detection accuracy over time.

•        Analytic Insights.    Our Evolv Insights™ analytics application provides self-serve access to insights regarding visitor flow and arrival curves, location specific performance, system detection performance and alarm statistics, and comparisons across multiple business dimensions.

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Our Market Opportunity

We believe that the current macro trends in firearms ownership, mass shootings, and pandemic awareness suggest that the need for effective security screening processes has never been greater and will continue to grow for the foreseeable future.

In the United States, there are as many as 393 million privately-owned guns in circulation. In the rest of the world there are as many as 464 million guns in civilian hands and 24 countries with more than 18 civilian guns per 100 residents. According to the Gun Violence Archive, in 2020 there were 611 mass shootings in the United States, a 40% year-on-year increase and an all-time record in a year when most people were not free to gather. There are ten countries that have more violent gun-related deaths than the United States, and many countries around the world have also experienced mass shootings and other acts of intentional violence using firearms, improvised explosive devices or large tactical knives.

The COVID-19 pandemic made people into potential threats to venues and facilities in a way never seen before. Based on our experience with customers throughout the pandemic, bolstered by original consumer research we have sponsored, we believe that consumers are and will remain uncomfortable with traditional high-touch security screening processes. We believe that visitors and security staff alike will continue to prefer a fully touchless security screening process in the future.

In the fall of 2020, we sponsored an original research survey conducted by The Harris Poll to understand American consumer expectations for security screening technology. We found the following:

•        Americans are concerned about social violence, responding that they are very or somewhat concerned about mass shootings (83%), street crime (81%) and protest-related civil unrest (81%).

•        Nearly 7 in 10 (69%) Americans value the general sense of safety that physical security measures provide, and over half (54%) believe there is deterrent value in those measures.

•        Nearly 8 in 10 (79%) feel that metal detectors create long lines, and two-thirds (67%) feel that metal detectors create crowds that violate social distancing guidelines.

•        When asked to consider how specific safety and security measures affected their likelihood of returning to venues and facilities, nearly 9 in 10 (87%) Americans said they were likely to return if touchless security screening was in place.

These results closely match what we are hearing directly from our customers: that visitors value security screening in general but are very aware of the limitations of old screening technology and processes. As consumers experience our products firsthand at iconic venues and facilities, we have found that they strongly prefer it over the old approach.

We believe that many venues and facilities have reluctantly chosen to operate without security screening because of the inherent shortcomings of old screening technology. Due to these macro trends, we believe that venues and facilities that already conduct security screening will feel increasingly compelled to consider alternatives. Further, we believe that venues and facilities that have previously chosen not to implement security screening due to concerns about cost, effectiveness, or visitor experience impact will feel increasingly compelled to introduce security screening for the first time.

We believe our market opportunity has both a security screening opportunity as well as an adjacent market expansion opportunity as follows:

Security Screening Opportunity

We estimate that our current primary market opportunity is for weapon screening at venues and facilities in the following segments:

•        Large Workplaces

•        Sports & Entertainment Venues

•        Tourist Locations and Cultural Institutions

•        Government Offices

•        Hotels & Casinos

•        Hospitals & Health Care Facilities

•        Houses of Worship

•        Educational Institutions

Based primarily on data published by the United States Census Bureau, the U.S. Energy Information Administration and the CIA’s World Factbook, we estimate that the facilities in the segments identified above together comprise nearly 400,000 sites and approximately one million individual thresholds where our security screening products could potentially be deployed globally. We estimate that this market represents over $20 billion in potential weapon screening system revenue. This estimate was developed by selecting a conservative percentage share of facilities or locations in the segments described above, estimating the number of entrances per facility and the corresponding number of potential Express unit sales, and multiplying the resulting potential unit sales by the expected average product sales price expressed in annual recurring revenue.

Most venues and facilities in our target segments do not fall under regulations or mandates that require the adoption of security screening systems that conform to specific standards. We estimate that, of the $20 billion market described above, these unregulated facilities represent over 80% of the total worldwide market opportunity for security screening technology and represent a large opportunity for rapid adoption of our innovative weapon screening products.

We believe that our touchless security screening technology is poised to become the clear leader in this developing security screening market opportunity.

Adjacent Market Expansion Opportunities

We believe there are many additional opportunities for us to create new value-added applications that expand our market opportunity beyond security screening. Security screening and many other operational processes in venues and facilities are currently largely manual and analog. Our vision is to digitally transform many of these processes by adding new software applications and digital sensors to our platform. We believe our current products are establishing a foothold for our platform in the threshold area of venues and facilities. Potential future applications that could build on our presence in the threshold area include more advanced visitor analytics, verification of entry credentials, and other forms of technology-enabled guidance to visitors as they enter a venue. As visitors pass the threshold to the interior of the facility, we anticipate opportunities to remove friction for the visitor, maximize retail revenue, and provide insights that may help reduce costs over time. We call this our Digital

Threshold Vision. We estimate that the market for these incremental Digital Threshold Vision opportunities represent an adjacent $80 billion total available market opportunity for non-weapons screening applications by 2025 for which we are contemplating future new product development. To prepare this estimate, Evolv referenced market sizing research reports from four different third-party industry research analysts for seven categories that Evolv considers to be part of the adjacent market opportunities described above. In cases where the third-party research firm estimates were given in years prior to 2025, Evolv used the market growth rate referenced in the report to estimate the 2025 market size.

We therefore estimate our total market opportunity to be approximately $100 billion by 2025: the sum of the estimated $20 billion weapons screening market opportunity and the estimated adjacent $80 billion non-weapons Digital Threshold Vision market opportunity.

The Digital Threshold Vision

Our Growth Strategy

The key elements of our growth strategy within our target market include the following:

•        Develop Initial Customer Successes in Specific Target Metropolitan Areas

Decision-makers at our prospective customers are often professionally connected to decision-makers at other prospective customers in different vertical industries within a specific target metropolitan area. We have established a successful pattern of targeting and winning lighthouse customers in specific vertical industries, and then leveraging that success to solicit referrals at other venues and facilities across the metropolitan area in other vertical industries. We have developed a playbook for executing this pattern through orchestration of our direct sales resources and channel partners in a manner that we believe will continue to scale as we develop the available market.

•        Develop our Global Strategic OEM Partnership with Motorola Solutions

We have signed a global strategic OEM partnership with Motorola Solutions, a global leader in mission-critical communications and analytics technology. Motorola Solutions is also an investor in Evolv. Motorola Solutions will sell Motorola Solutions-branded premium products, initially using the Evolv Express platform, co-branded as “powered by Evolv Technology” through their worldwide network of over 2,000 resellers and integration partners. Additionally, we have created an integration between our platform and Motorola Solutions products. We plan to continue to assist Motorola Solutions in bringing these premium products to market through their channel partners and to assist them in delivering integrated solutions to their customers.

•        Expand and Activate Our Distribution Channels

We have a global distribution network consisting of over 30 value-added resellers covering more than 30 countries around the world. This includes global systems integrators such as Stanley Security and Johnson Controls and smaller regional resellers. Stanley Security is also an investor in Evolv. We intend to continue to develop our distribution network by adding further geographic coverage and sales capacity. We plan to continue to cultivate field level collaboration between our direct sales team and our resellers to develop the ability of the resellers to find, develop, close, and service customers independently.

•        Concentrate Marketing and Sales Effort in Specific Target Accounts in Specific Vertical Industries

Through our experience to date we have developed a proprietary list of target vertical industries, developed a list of target accounts within those industries, and identified target decision-makers in our target accounts. We believe that our target account list represents the best immediate growth opportunities for our business. Over time we plan to adjust our target account list to reflect current market conditions and the capabilities of our products. We plan to continue to execute advertising, content marketing, lead generation, and sales development activities to our target account list to create qualified sales opportunities.

•        Promote Awareness by Gathering and Leveraging Our Customer Community

Our subscription business model presents significant opportunities to bring incremental value to existing customers over time. We intend to realize this value by seeking referrals from existing customers and partners to other prospective qualified customers, selling additional capacity to existing customers, and selling new add-on products and services to existing customers. We are continuing to develop and expand our customer success function within the global revenue organization to focus on helping customers successfully deploy our products and cultivate referrals, expansion, and upsell opportunities. We are also investing in programs to help our customers connect with each other to share best practices on a regional and vertical industry basis. Our buyers are naturally collaborative on security best practices due to their vested interest in collective deterrence and the likelihood that any security event will have a negative collective impact at the metropolitan, regional or industry level.

•        Pursue Strategic Acquisitions and Partnerships

We intend to selectively pursue acquisitions and/or equity investments in businesses that represent a strategic fit and are consistent with our overall growth strategy. Such partnerships would allow us to add incremental revenue and cash flows, accelerate market penetration of our products by enabling expansion of our product portfolio, access new markets, and provide a stronger value proposition for our customers while delivering increased customer lifetime value. We believe that because of our core focus on engineering and technology development as well as our unique distribution network, we will be able to integrate and drive adoption of new technologies and capabilities acquired via strategic acquisitions.

Our Competitive Strengths

We are a disruptive innovator in the security screening industry with a mission to make the technology accessible to all venues and facilities that operate under a credible threat of armed violence. We believe our collective expertise coupled with the following competitive strengths, will allow us to maintain and extend a leadership position in next-generation security screening and expand our market opportunity:

•        Large and Growing Data Set

The vast amounts of data generated by our products constitute a large and diverse repository of digital machine learning training data for weapons and common non-threat items. This proprietary data set is essential in training our software to accurately classify a broad set of threats and non-threats under a wide variety of real-world conditions. We expect that this data set will continue to grow as our products are deployed in more venues and facilities. As the data set grows, we expect that our detection capabilities will continue to improve. In turn, we expect our customers to benefit from these improvements through regular software updates under our subscription business model. In a world where data is an increasingly decisive competitive advantage, we believe we are well positioned to deliver value to our customers in ways that competitors may be unable to match.

•        Unmatched Detection Effectiveness Based on Artificial Intelligence Software

We believe that real-world screening operations based on our products detect more actual weapon threats with fewer nuisance alarms than similar screening operations based on old walk-through metal detectors. Our systems use digital processing and artificial intelligence to differentiate between real weapon threats and harmless items like phones and keys. The Evolv Cortex AI™ software platform provides the digital brain of our solutions. Unlike analog alternatives, our solutions classify threats based on classification models that improve over time as we process more real-world data. Evolv Cortex AI also makes it possible to integrate new kinds of sensors and data sources and integrate our solutions with other platforms and applications.

•        Differentiated and Proprietary Technology Platform

We have invested significant resources in developing proprietary and patented technologies across artificial intelligence software, cloud services, and advanced sensors to accelerate the widespread adoption of touchless security screening. These technologies serve as the foundation of our products.

Our key innovations include:

•        Technology to process RF electromagnetic wave sensor data across multiple frequencies to detect size, composition, and shape of metal objects while in motion.

•        Technology to classify and differentiate the electromagnetic signature of weapons from harmless items such as smartphones and keys.

•        Technology to isolate relevant electromagnetic signals in the presence of external interference and noise generated by environmental factors such as structural metal, wind, and other factors.

•        Technology to process hundreds of thousands of sensor data points for each individual passing through security screening system while walking at a normal pace.

•        Technology to isolate a detected threat carried by an individual among an unstructured, overlapping flow of visitors walking through the system at a normal pace.

•        Technology to isolate the spatial location of detected threats and correlate this spatial data with digital imagery to provide a clear visual indicator to help security guards quickly and intuitively resolve any system alarms.

In addition to these core detection-related innovations, we have developed a purpose-built, proprietary housing for our advanced sensor arrays that features an attractive, welcoming, and customizable industrial design and supports a wide variety of indoor and outdoor configurations. We have also created cloud services to capture and present rich analytics and insights, support remote system upgrades as new capabilities become available, and facilitate remote system diagnostics. This technology platform is the basis of our future products and is critical to enhancing our existing offerings. Elements of these technologies and processes are protected by our know-how and by multiple patents or pending patent applications.

•        Extensible Product Platform

We have designed our platform so that it will be possible to add new types of sensors, new detection algorithms, and new cloud services and analytics to support new use cases, new applications, and new product offerings. For example, we were able to rapidly respond to customer requirements during the COVID-19 pandemic by adding Elevated Body Temperature (EBT) alerts to our platform as part of the Thermal Imaging Package for Evolv Express.

We have also designed our platform with application programming interfaces (APIs) that allow integration and interoperability with complementary third-party security solutions such as biometric authentication, video management software, threat intelligence, messaging, and mass-notification systems. For example, we have used our APIs to integrate Evolv Express alerts to the Motorola Solutions Avigilon Control Center platform, as well as to deployed venue access control systems.

•        High Screening Throughput

Our unique detection methodology results in fewer nuisance alarms and allows visitors to walk through in unstructured flows, without emptying their pockets and without surrendering their bags for manual inspection. The overall result is screening that is up to ten times faster than old screening processes. The result is a visitor experience that is more similar to walking through a shoplifting prevention system at a department store than an airport security checkpoint.

•        Significant Cost Savings

Because our technology generates so few nuisance alarms and scans visitors so quickly, far fewer security guards and equipment is required. The total cost per visitor scanned is up to 70% lower with our products, allowing venues to reduce overall operational costs and making security screening financially feasible at more venues and events.

•        Digital Analytic Insights

Each of our products records over five hundred thousand points of anonymous digital data for each individual visitor. This flood of data allows us to generate analytics that appear in our Evolv Insights™ application. Evolv Insights™ provides self-serve access, insights regarding visitor flow and arrival curves, location specific performance, system detection performance and alarm statistics, and comparisons across multiple business dimensions. In the future, we will also be able to help customers correlate data from our sensors with data from other sensors, venue enterprise data, and other external data sources to provide deeper insights.

Evolv Insights™ Analytics Application

Our customers tell us that the analytics we provide are valuable because they have not previously been available at all or were too costly and time consuming to acquire through manual methods. As we add new kinds of sensors to our platform and integrate new external sensors and data sources with our data, we believe we will be able to deliver increasingly pivotal insights that will help make facilities even safer, more enjoyable for visitors, and more profitable for their owners and operators.

•        Key Strategic Global Partners

We have signed global strategic partnership agreements with Motorola Solutions, Stanley Security, and Johnson Controls. Each of these strategic partners has a globally recognized brand, a large global distribution network, global systems integration and support capabilities, and global customer networks full of potential prospects for our touchless security screening solutions. Both Motorola Solutions and Stanley Security are investors in Evolv. We believe that these strategic partners will provide us with significant leverage and global reach that will allow us to rapidly scale our business and guide customers to success.

•        Global Distribution Capabilities

We have developed a global distribution network consisting of over 30 value-added resellers covering over 30 countries around the world. Our resellers, who have extensive experience in physical security technologies and processes, provide marketing, sales, systems integration, and local support services for customers across an array of vertical markets and regions. They also bring an existing base of customers into which we can drive awareness of and ultimately sell our touchless security screening products. Whenever possible we seek to form relationships with the leading resellers in each region in order to secure access to the most valuable existing customer relationships and the best talent pool available in each region.

•        Visionary and Experienced Management Team

Our management team and board of directors blend a range of skills and backgrounds from technology, cybersecurity, materials science, artificial intelligence, law enforcement and real estate. Our advisors are renowned industry leaders with experience at the Secret Service, the FBI, the military, the TSA, the Department of Homeland Security, the Intelligence Community and Congress. In engineering, we are led by accomplished and visionary technologists and scientists who have many years of experience in relevant fields. Our commercialization efforts are managed by individuals with prior successes in building and growing both direct and indirect, channel-driven sales organizations.

•        Self-Reinforcing Adoption Cycle

We believe that as we acquire more customers and deploy more of our products, we gather more digital data that helps us improve the detection accuracy and performance of our systems and provide deeper analytic insights to our customers. As the accuracy and analytic insight of our systems increases, we believe more prospective customers will be attracted to our products and more engaged prospects will choose to purchase our products. We anticipate that this cycle will continue to operate in the future, creating ongoing competitive advantages for us and for our reseller partners.

Our Products

Since our founding in 2013, we have developed an extensive portfolio of proprietary technologies that form the foundation of our integrated security screening products, which are comprised of artificial intelligence software, cloud services, and advanced sensors.

Evolv Express

Evolv Express

Our flagship product is Evolv Express, a touchless security screening system designed to detect firearms, improvised explosive devices, and tactical knives in unstructured people flows. Evolv Express supports a maximum screening throughput of 3,600 people per hour. Evolv Express became commercially available in in October 2019.

The Evolv Thermal Imaging Package for Evolv Express is an add-on product that integrates elevated body temperature screening into the Express touchless security screening process. This package also includes the Evolv TempCheck™ software application. The Thermal Imaging Package became commercially available in July 2020.

Evolv Thermal Imaging Package for Evolv Express

Evolv Edge

Evolv Edge is the legacy predecessor to our Evolv Express product. Evolv Edge supports structured, single-file people flows. It provides maximum screening throughput of approximately 800 people per hour. The primary distinguishing feature of Edge is that it is designed to detect non-metallic explosive devices in addition to complete improvised explosive devices, firearms, and tactical knives. Evolv Edge became commercially available in 2017. While Evolv Edge® is an important part of our legacy, we do not expect it to be a significant portion of our growth plan.

Revenue Model

We primarily sell our solutions under a subscription agreement that bundles our artificial intelligence software, cloud services, and advanced sensor equipment. The subscription gives customers access to our solution for a defined time, usually for a multi-year term, annual payment installments, and no right of cancellation. Subscriptions are leases of equipment where title does not transfer to the customer. In some situations, we also sell our products under a purchase agreement (product sale where title transfers to the customer) by which the customer agrees to pay a one-time upfront fee for the equipment and an annual subscription fee for maintenance.

Our Customers

Our customers include many iconic venues across a wide variety of industries including major sports teams, notable performing arts and entertainment venues, major tourist destinations and cultural attractions, large industrial workplaces, school districts, and prominent houses of worship.

Our customer contracts typically range in size from $100,000 to $500,000. At least 99% of our customer agreements include non-cancelable multi-year commitments. No single customer has accounted for more than 12% of our total revenue from inception to date.

A partial list of our customers includes:

•        Georgia Aquarium

•        American Museum of Natural History

•        L.L. Bean

•        Lincoln Center for the Performing Arts

•        Kaufman Center for the Performing Arts

•        Hersheypark

•        Florence District 1

Selected Customer Case Studies

In June 2020, Six Flags Entertainment Corporation, the world’s largest regional theme park company and the largest operator of waterparks in North America, deployed Evolv Express as a key part of their extensive new safety measures for their reopening after the COVID-19 pandemic shutdowns. Frontier City in Oklahoma City was the first park to reopen using Express, and the system is now in use at multiple Six Flags properties across North America.

In February 2020, the Spartanburg District 6 school district in South Carolina expanded their deployment of Evolv Express to keep students and the larger community safe in an era of increasing school shootings. After a successful initial implementation at their high schools and positive feedback from students, teachers, parents, and administrators, the district increased the number of Evolv Express systems across multiple campuses including three middle schools in addition to the two high schools. The district’s objective was to deliver optimal security at Spartanburg’s schools, while providing a welcoming, non-prison-like environment for students, staff, and fans. The district were set on not using metal detectors but found feeling they were highly inefficient because they created lines, prompted an overwhelming number of manual and secondary searches, and did not have a way to capture screening data. The district found Evolv Express to be better, faster, and smoother with full visibility into screening numbers via the system’s dashboard. They also valued the ability to connect Evolv Express to a security operations center and the assistance that Evolv provided in getting the system up and running.

Starting in February 2021, Potawatomi Hotel & Casino became the first casino in the United States to deploy Evolv Express for guest safety. The hotel and casino operator also deployed the Thermal Imaging Package for Evolv Express as part of their touchless screening process, thus eliminating the need for guests to stop at the entrance to have their temperature taken manually with handheld thermometers. The Express systems were deployed at all guest entrances. Prior to the deployment of Express, Potawatomi Hotel & Casino prohibited weapons but did not have any active weapons screening in place. The ability of Express to allow most visitors to be screened without having to stop, empty their pockets, or have their bags checked, combined with the integrated thermal screening capability, made Evolv Express attractive for the casino’s first weapons screening system.

Research and Development

We believe that the touchless security screening market is poised for rapid technological advancements across software, cloud services, and sensors. We invest significant resources into ongoing research and development programs because we believe our ability to maintain and extend our market position depends, in part, on breakthrough technologies that offer a unique value proposition for our customers and differentiation versus our competitors. Our research and development team, which is responsible for both the development of new products and improvements to our existing product portfolio, consists of talented and dedicated engineers, technicians, scientists, and professionals with experience from a wide variety of the world’s leading physical security, cybersecurity, and software technology organizations. Our primary areas of focus in research and development include, but are not limited to:

1.      Enhanced system usability, operator ergonomics, and mobility to drive further efficiencies.

2.      Continued improvement of the detection algorithm performance including assessing the ability to detect new threats.

3.      Additional system sensors and fusion with a variety of other data inputs to expand venue insights, analytics applications and operational performance.

4.      New applications that digitally transform operations in and adjacent to the arrival experience at venues and facilities.

5.      Integrations into venue security infrastructure and operating systems.

Sales and Marketing

We sell our security screening products through both our own direct sales force and through a global distribution network consisting of over 30 resellers covering over 30 countries around the world. Our resellers resell our products to our customers, for whom they also perform installation, systems integration, and local support and maintenance services, with backup services provided by our internal support teams. Many resellers offer third-party physical security products including cameras, access control systems, and video monitoring systems in their respective territories and regions, which provides an opportunity to cross-sell our touchless security screening products to a broad, existing customer base that has purchased these other products. To augment the reach of our distribution network, we also intend to grow our direct sales efforts focused primarily on serving major accounts and expanding our footprint.

Our marketing strategies are focused on supporting sales growth by (i) driving awareness; (ii) developing comprehensive sales and marketing content, tools, and campaigns for each stage of the sales process; and (iii) scaling those campaigns via our global distribution network. We drive awareness for Evolv, our security screening products, and our customers’ successes through public relations and communications efforts that span mainstream, business, and trade press across the security sector generally and in key verticals such as tourist sites, performing arts and entertainment, theme parks, industrial workplaces, municipal government, and professional sports. Our internal marketing team develops content in multiple formats and delivery methods to facilitate marketing campaigns and sales enablement.

Manufacturing and Suppliers

Our physical products are manufactured via Columbia Electrical Contractors, Inc. d/b/a Columbia Tech (“CT”), a third-party contract manufacturer with international quality certifications, such as ISO9001:2015. We design the products and processes and internally manufacture the initial engineering prototypes. Our internal manufacturing and supply chain teams work collaboratively with both our internal engineering department and CT to scale up the prototypes for commercialization through a phase gate product launch process. CT provides a variety of services including sourcing off-the-shelf components, manufacturing custom components/assemblies, final product assembly and integration, end of line testing and quality assurance per our specifications, material and finished goods inventory, and direct global shipping to Evolv customers.

We initially manage the supply chain for key components and materials, and then set up supply agreements in conjunction with our contract manufacturer to ensure stable supply and redundancy where applicable. Component purchasing is managed by our contract manufacturer’s sourcing team under a vendor list approved by us to leverage the buying power of their global scale. All Evolv products are built to Evolv’s specification, work instructions and testing protocols. Inventory levels are managed with our manufacturing partners to ensure an adequate supply is on hand to meet business forecasts.

Evolv’s touchless security screening systems are currently manufactured solely by CT pursuant to an External Manufacturing Agreement dated as of November 3, 2017 by and between Evolv and CT (as amended, the “Manufacturing Agreement”). Pursuant to the terms of the Manufacturing Agreement, Evolv provides CT with a six to nine month forecast of products to be manufactured by CT and CT has the right to accept purchase orders within five days of receipt, with such acceptance not to be unreasonably withheld. Once products have been received by Evolv, it has 20 days to accept such products as conforming to provided specifications.

The Manufacturing Agreement has an indefinite term but may be terminated by (i) Evolv for any reason upon 180 days’ written notice to CT and (ii) CT for any reason on 270 days’ written notice to Evolv. In addition, the Manufacturing Agreement may be terminated by either party in the event the other party breaches the Manufacturing

Agreement and fails to cure such breach within 30 days of receipt of written notice. Neither party is permitted to directly solicit or employ the employees of the other party without the other party’s consent during the term of the Manufacturing Agreement and for a period of 12 months following termination of the Manufacturing Agreement.

Key Strategic Global Partners

Evolv is party to (i) a U.S. Distributorship Agreement dated as of August 28, 2019 with Johnson Controls, Inc. (“JCI” and such agreement, as amended, the “Johnson Agreement”), (ii) a Reseller Agreement dated as of June 15, 2020 with Stanley Black & Decker, Inc. (“SBD” and such agreement, the “Reseller Agreement”) and (iii) a Distributorship Agreement dated as of December 23, 2020 with Motorola Solutions, Inc. (as amended, the “Motorola Agreement”).

Under the Johnson Agreement, JCI serves as Evolv’s distributor of its Evolv Edge, Evolv Express and Pinpoint products, and related accessories and services in the United States on a non-exclusive basis for five-year subscription terms for end users. The Johnson Agreement automatically renews for one-year terms, but either party may terminate the Johnson Agreement (i) upon 90 days’ written notice for any reason or (ii) in the event that the other party breaches the Johnson Agreement and fails to cure the breach within 30 days receipt of written notice, provided that each party will follow through on any contractual obligations already in place at the time of termination. However, no orders and associated product subscriptions can be terminated for convenience once Evolv accepts such orders and subscriptions. As a condition of the automatic renewal, JCI must have a marketing plan, including a sales and promotion plan, the development of a sales channel and a forecast of unit sales per quarter.

Under the Reseller Agreement, Evolv granted SBD certain preferred reseller rights for the Edge and Express product offerings in non-exclusive territories including the U.S., Canada, Mexico, the U.K., Sweden, Finland, Norway, France, Denmark, Belgium, Ireland, Germany and, the Netherlands. Following the expiration of the earlier of (i) two years from the Evolv’s acceptance of SBD’s first purchase order or (ii) June 15, 2023, Evolv will sell to SBD at prices no less favorable than prices extend to other resellers purchasing the same or similar goods at comparable quantities. The initial term of the Reseller Agreement expires on June 15, 2023. The Reseller Agreement will automatically renew for additional one-year periods unless terminated by either party at least 60 days written notice prior to the end of the initial term or any renewal term. For a period of five years immediately following termination of the Reseller Agreement other than by Evolv for cause, Evolv is obligated to continue to provide products and services, if any, to enable SBD to fulfill any contractual obligations to its end customers that are under contract prior to termination of the Agreement.

Under the Motorola Agreement, Evolv and Motorola agreed to integrate certain mutually agreed features and functionality, including those provided by Motorola, with current Evolv Express products in order to create a premium integrated product for Motorola’s exclusive resale and distribution to end-user customers through Motorola’s global network of channel partners. Motorola has agreed not to market, sell or otherwise distribute any products or services that compete with, or perform substantially the same function as Evolv’s standard offering of products. The initial term of the Motorola Agreement expires on December 31, 2026. Either party may terminate the Motorola Agreement in the event the other party breaches the agreement and fails to cure the breach within thirty days’ receipt of written notice or immediately upon insolvency of either party. However, in the event that the Motorola Agreement is terminated, both parties have agreed to follow through on contractual obligations already in place with a channel partner for the integrated products for the remainder of the contracted subscription term.

Intellectual Property

Our ability to drive innovation in the security screening market depends in part upon our ability to protect our core technology and intellectual property. We attempt to protect our intellectual property rights, both in the United States and abroad, through a combination of patent, trademark, copyright and trade secret laws, as well as nondisclosure and invention assignment agreements with our consultants and employees and through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how and engineering skills make an important contribution to our business, but we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

As of March 31, 2021, we own or co-own 6 issued United States patents, 7 issued foreign patents and have 9 pending or allowed patent applications. In addition, we have 2 issued United States trademarks, 5 pending United States trademark applications, 9 foreign trademarks and 8 pending foreign trademark application. Evolv’s patents and patent applications are directed to, among other things, security screening, threat detection and discrimination, imaging systems and related technologies. In addition to patents owned or co-owned by Evolv, the Company has in-licensed ninety-five patents, including but not limited to metamaterials, RF imaging, compressive sensing, and signal processing, for security related applications.

Employees

Our employees are critical to our success. As of March 31, 2021, we had 84 full-time employees based primarily in the greater Boston, Massachusetts area. We also engage numerous consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and go-to-market related functions. We consider our relationship with our employees to be in good standing. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Facilities

Our corporate headquarters is located in an approximately 15,100 square foot facility that we lease in Waltham, Massachusetts. Our lease of this facility expires on June 30, 2021. We entered into a sublease on April 10, 2021 for approximately 32,199 square feet of new office space in Waltham, Massachusetts that is sufficient for our current and planned needs and which also provides for expansion options on commercially reasonable terms.

Government Regulations

We are subject to various laws, regulations, and permitting requirements of federal, state, and local authorities, related to health and safety, anti-corruption and export controls. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Export and Trade Matters

We are subject to anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. We are also subject to various trade restrictions, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our operations. For example, in accordance with trade sanctions administered by the Office of Foreign Assets Control and the U.S. Department of Commerce, we are prohibited from engaging in transactions involving certain persons and certain designated countries or territories, including Cuba, Iran, Syria, North Korea and the Crimea Region of Ukraine. In recent years, the United States government has a renewed focus on export matters. For example, the Export Control Reform Act of 2018 and regulatory guidance thereunder have imposed additional controls and may result in the imposition of further additional controls, on the export of certain “emerging and foundational technologies.” Our current and future products may be subject to these heightened regulations, which could increase our compliance costs.

See “Risk Factors — Failure to comply with applicable anti-corruption legislation and other governmental laws and regulations could result in fines, criminal penalties and materially adversely affect its business, financial condition and results of operations” for additional information about the environmental, health and safety laws, and regulations that apply to our business.

Competition

Evolv has experienced, and expects to continue to experience, competition from a number of companies, including other vendors of security screening systems. A variety of security screening technologies compete with our proprietary technologies, including, but not limited to walk-through metal detectors, handheld metal detector wands, passive or active weapon screening systems based on millimeter wave or terahertz imaging technology.

We believe that we provide the only proven touchless security screening products addressing customer requirements around throughput, visitor experience, and cost effectiveness. We are well-positioned to compete in our industry based on these core competencies and on the following competitive strengths:

•        Proven threat detection performance with low nuisance alarm rate

•        High throughput and superior visitor experience

•        Expandable digital platform able to provide analytics and insight to support customer operations, along with the ability to add additional capability over time

•        We have established commercial momentum as a provider of touchless security screening whereas a number of other vendors that claim capabilities in this area have struggled to do so

In addition, our deep technology portfolio and wealth of experience working with customers enables us to compete across a wide range of vertical markets.

Legal Proceedings

We are from time to time subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. We are not currently engaged in any litigation or criminal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF EVOLV

You should read the following discussion and analysis of Evolv’s financial condition and results of operations together with the “Selected Consolidated Financial Data” section of this proxy statement/prospectus and our consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Evolv’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Business Overview

Evolv Technologies, Inc. (“we”, “our”, or “Evolv”) is the global leader in AI-based touchless security screening. Unlike conventional walk-through metal detectors, our products use advanced sensors, artificial intelligence software, and cloud services to reliably detect guns, improvised explosives, and large knives while ignoring harmless items like phones and keys. This not only enhances security at venues and facilities but also improves the visitor experience by making screening up to ten times faster than alternatives at up to 70% lower total cost.

Our products have screened over 50 million people worldwide. We believe that we have screened more people through advanced systems than any organization other than the United States Transportation Security Administration (“TSA”). Our customers include many iconic venues across a wide variety of industries including major sports teams, notable performing arts and entertainment venues, major tourist destinations and cultural attractions, large industrial workplaces, large school districts, and prominent houses of worship. We primarily offer our products under a multi-year security-as-a-service subscription pricing model that delivers ongoing value to customers, generates predictable revenue, and creates expansion and upsell opportunities.

Our mission is to make the world a safer and more enjoyable place to live, work, study, and play. We are focused on delivering value in the spaces in and around the physical threshold of large venues and facilities. We believe that digitally transforming the threshold experience is one of the most exciting innovation opportunities of our time. We believe that our ongoing innovations will not only make venues and facilities safer and more and more enjoyable, but also more efficient and profitable.

Touchless security screening represents a paradigm shift for the security screening market which, according to our estimates, is currently a $20 billion market opportunity. Touchless security screening is a radical change from conventional security screening processes that primarily rely on walk-through metal detectors based on core technology that was invented in the nineteenth century. This conventional approach presents numerous operational problems and hidden costs including a high number of nuisance alarms due to the inability to distinguish weapons from harmless items. These frequent nuisance alarms require resolution using manual bag checks and pat downs that are error-prone, labor cost-intensive, and unpleasant for visitors. This creates long wait times, dangerous crowding, and numerous opportunities for weapons to slip through. The result is reduced security, frustrated visitors, and acutely stressful working conditions for employees.

By allowing visitors to walk through at a normal pace with their bags in hand and without emptying their pockets, Evolv products significantly accelerate the security screening process while also reducing the number of nuisance alarms to a level that allows guards to focus their attention on real threats. We believe there is significant demand for touchless security screening in venues and facilities that currently use slower, more invasive conventional metal detector screening. We also believe there is additional opportunity in venues and facilities that have not previously adopted weapon screening because of the limitations of conventional screening. Our technology is designed to allow these venues and facilities to successfully deploy security screening for the first time.

Our potential to develop this significant opportunity is rooted in our deep domain experience and commitment to research and development. Our engineering efforts are led by a team of seasoned experts in physics, electronics, and software development. Since our founding in July 2013, we have invested significant resources in developing an extensive portfolio of proprietary and differentiated technologies, with a focus on making security screening more precise, much faster, and far less labor intensive. Our products, which incorporate these technologies, offer several key advantages over conventional alternatives.

Since our inception, we have incurred significant operating losses. Our ability to generate revenue and achieve cost improvements sufficient to achieve profitability will depend on the successful further development and commercialization of our products. We generated revenue of $4.8 million and $5.8 million for the years ended December 31, 2020 and 2019, respectively, and incurred net losses of $27.4 million and $19.9 million for those same years. We expect to continue to incur net losses as we focus on growing commercial sales of our products in both the United States and international markets, including growing our sales and marketing teams, scaling our manufacturing operations, and continuing research and development efforts to develop new products and further enhance our existing products. Further, following the closing of this merger, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding for expenses related to our operating activities, including selling, marketing, general and administrative expenses and research and development expenses.

Because of the numerous risks and uncertainties associated with product development and commercialization, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Until such time, if ever, as we can generate substantial revenue sufficient to achieve profitability, we expect to finance our operations through a combination of equity offerings and debt financings. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we are unable to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations. See “Liquidity and Capital Resources.”

Recent Developments

NewHold Investment Corporation Merger

On March 5, 2021, Evolv entered into the Merger Agreement with NewHold Investment Corporation (“NHIC”), a special purpose acquisition company and NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC (“Merger Sub”). The terms of the Merger Agreement provided that effective at the time of the Business Combination, Merger Sub merged with and into Evolv (the “Combined Company”), which will survive the merger as a wholly-owned subsidiary. Upon the closing of the Business Combination, NHIC will change its name to Evolv Technologies, Inc. with the NHIC Class A common stock continuing to be listed on the NASDAQ under the ticker symbol “NHIC” and its warrants continuing to be listed on NASDAQ under the symbol “NHICW”. Cash proceeds of the Business Combination will be funded through a combination of NHIC $[•] million of cash held in trust, net of redemptions of $[•] million, and $300.0 million in aggregate gross proceeds to Evolv from the Private Investment in Public Equity (“PIPE”). The Combined Company’s cash on hand after giving effect to these transactions will be used for general corporate purposes, including advancement of our product development efforts. The Combined Company also intends to use the proceeds to acquire other companies or technologies in the security screening industry. However, there are no current definitive plans to engage in any acquisitive transactions.

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Evolv has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        Evolv shareholders have a majority of the voting power in the Combined Company;

•        Evolv has the ability to appoint a majority of the board of directors of the Combined Company;

•        Evolv’s’ existing management comprises the management of the Combined Company;

•        Evolv comprises the ongoing operations of the Combined Company;

•        Evolv is the larger entity based on historical revenues and business operations; and

•        The Combined Company assumed Evolv’s name.

Under this method of accounting, NHIC is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of the Combined Company issuing stock for the net assets of NHIC, accompanied by a recapitalization, and the historical financial statements of Evolv became the historical financial statements of the Combined Company upon the closing of the Business Combination.

COVID-19

In March 2020, the World Health Organization declared the outbreak of COVID-19 a pandemic. It is not possible to accurately predict the full impact of the COVID-19 pandemic on our business, financial condition and results of operations due to the evolving nature of the COVID-19 pandemic and the extent of its impact across industries and geographies and numerous other uncertainties. For example, we face uncertainties about the duration and spread of the outbreak, additional actions that may be taken by governmental entities, and the impact it may have on the ability of us, our customers, our suppliers, our manufacturers and our other business partners to conduct business. Governments in affected regions have implemented, and may continue to implement, safety precautions which include quarantines, travel restrictions, business closures, cancellations of public gatherings and other measures as they deem necessary. Many organizations and individuals, including our company and employees, are taking additional steps to avoid or reduce infections, including limiting travel and staying home from work. These measures are disrupting normal business operations and have had significant negative impacts on businesses and financial markets worldwide. We continue to monitor our operations and government recommendations and have made modifications to our normal operations because of the COVID-19 pandemic, including requiring most non-engineering or operations-related team members to work remotely, utilizing heightened cleaning and sanitization procedures, implementing new health and safety protocols and reducing non-essential travel.

The COVID-19 pandemic initially caused us to experience several adverse impacts, including extended sales cycles to close new orders for our products because many of our customers were required to completely or partially shut down facilities, delays in shipping and installing orders due to closed facilities and travel limitations and delays in collecting accounts receivable.

As the pandemic shutdown orders began to be relaxed and some segments of our prospective customer set began to formulate and execute their reopening plans, we began to see increased demand for touchless security screening processes of the kind enabled by our products. We also experienced new demand for rapid body temperature screening as part of the pandemic security screening process. In response to customer requests, we brought to market the Evolv Thermal Imaging Package™ for Evolv Express®™, a new add-on product developed in approximately 90 days during the pandemic lockdown. While ongoing demand for this product is uncertain, we believe our ability to integrate thermal screening into our product in a compressed time frame is an indicator of our innovation capabilities and of the potential for new future add-on products based in additional sensors and data types.

The rapid development and uncertainty of the impacts of the COVID-19 pandemic precludes any prediction as to the ultimate impact of the COVID-19 pandemic on our business. However, the COVID-19 pandemic, and the measures taken to contain it, continue to present material uncertainty and risk with respect to our performance and financial results. In particular, venues and facilities across an array of vertical markets are temporarily reducing capital expenditure budgets globally as they seek to preserve liquidity to ensure the longevity of their own operations, which in turn may lead to reductions in purchases of our security screening products. Further, office closures may prevent organizations from reaching typical utilizations of our security screening products, resulting in reductions in purchases of add-on products and expansion units. Additionally, the COVID-19 pandemic may contribute to facility closures at our third-party contract manufacturer and key suppliers, causing delays and disruptions in product manufacturing, which could affect our ability to ship products purchased by our customers in a timely manner. Disruptions in the capital markets as a result of the COVID-19 pandemic may also adversely affect our business if these impacts continue for a prolonged period and we need additional liquidity.

In the short-term, we have taken, and will continue to take, actions to mitigate the impact of the COVID-19 pandemic on our cash flow and results of operations and financial condition. While we are experiencing supply chain challenges, we do see this being overcome in the near future. In the long-term, we believe that the COVID-19 pandemic will encourage organizations to reassess their security screening processes and may continue to accelerate their adoption of solutions such as touchless security screening, which could create additional demand for our products.

Additional information regarding COVID-19 risks appears in the “Risk Factors” section of this proxy statement/prospectus.

Key Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including the following:

Adoption of our Security Screening Products

We believe the world will continue to focus on the safety and security of people in the places where they gather. Many of these locations are moving toward a more frictionless security screening experience. We are well-positioned to take advantage of this opportunity due to our proprietary technologies and global distribution capabilities. Our products are designed to empower venues and facilities to realize the full benefits of touchless security screening, including a rapid visitor throughput and minimal security staff to screened visitor physical contact. We expect that our results of operations, including revenue, will fluctuate for the foreseeable future as venues and facilities continue to shift away from conventional security screening processes towards touchless security screening. The degree to which potential and current customers recognize these benefits and invest in our products will affect our financial results.

Pricing, Product Cost and Margins

To date, most of our revenue has been generated by sales of subscriptions which represented 55% and 19% of total revenue in the years ended December 31, 2020 and 2019, respectively. The remaining revenue was generated from product sales and service for our products. Going forward, we expect to sell our products in a variety of vertical industry markets and geographic regions. Pricing may vary by region due to market-specific dynamics. As a result, our financial performance depends, in part, on the mix of sales/bookings/business in different markets during a given period. In addition, we are subject to price competition, and our ability to compete in key markets will depend on the success of our investments in new technologies and cost improvements as well as our ability to efficiently and reliability introduce cost-effective touchless security screening products for our customers.

Continued Investment and Innovation

We believe that we are a leader in touchless security screening products, offering transformative technologies that enable higher throughput, a more frictionless visitor experience, and substantial cost savings through our product innovations. Our performance is significantly dependent on the investment we make in our research and development efforts and on our ability to be at the forefront of the security screening industry. It is essential that we continually identify and respond to rapidly evolving customer requirements, develop and introduce innovative new products, enhance existing products and generate customer demand for our products. We believe that investment in our security screening products will contribute to long-term revenue growth, but it may adversely affect our near-term profitability.

Components of Results of Operations

Revenue

We derive revenue from (1) subscription arrangements accounted for as operating leases under ASC 840 and (2) from the sale of products, inclusive of maintenance and services. Our arrangements are generally noncancelable and nonrefundable after ownership passes to the customer. Revenue is recognized net of sales tax.

Product Revenue

We derive revenue from the sale of our Express and Edge equipment and related add-on accessories to customers. Revenue is recognized when control of the product has transferred to the customer. Transfer of control occurs when we have transferred title and risk of loss and have a present right to payment for the equipment, which is generally upon delivery as our normal terms of sale are freight on board destination. Products are predominately sold with distinct services which are described in the services section below.

Subscription Revenue

In addition to selling our products directly to customers, we also lease our Express and Edge equipment. These arrangements convey the right to use the equipment for a period of time in exchange for consideration and therefore are accounted for under ASC 840 due to the scope exception of ASC 606-10-15-2. Lease terms are typically four years and customers pay either a quarterly or annual fixed payment for the lease and maintenance elements over the contractual lease term. In accordance with ASC 840, Leases, we consider only the fixed payments for purposes of allocating between the lease and non-lease deliverables on a relative fair value basis. Equipment leases are classified as operating leases as they do not meet any of the capital lease criteria per ASC 840.

Generally, lease arrangements include both lease and non-lease components. The non-lease components relate to (i) distinct services, such as installation, training and maintenance, and (ii) any add-on accessories. Installation and training are included in service revenue as described below, and add-on accessories are included in product revenue as described above. Because the equipment and maintenance components of a subscription arrangement are recognized as revenue over the same time period and in the same pattern and because revenue allocated to maintenance components is not material, the equipment lease and maintenance performance obligations are classified as a single category of subscription revenue in the consolidated statements of operations.

As our leases with customers are classified as operating leases, lease revenue is recognized ratably over the duration of the lease. There are no contingent lease payments as a part of these arrangements.

Services Revenue

We provide installation, training and maintenance services for our products. Revenue for installation and training are recognized upon transfer of control of these services, which are normally rendered over a short duration. Maintenance consists of technical support, bug fixes and when-and-if available threat updates. Maintenance revenue is recognized ratably over the period of the arrangement. We sell separately priced extended or nonstandard warranty services and preventative maintenance plans, which are recognized ratably over the associated service period.

Cost of Revenue

We recognize cost of revenues in the same manner that the related revenue is recognized.

Cost of Product Revenue

Cost of product revenue consists primarily of costs paid to third party manufacturers, labor costs, and shipping costs.

Cost of Subscription Revenue

Cost of subscription revenue consists primarily of labor costs, shipping costs, and depreciation related to leased units.

Cost of Services Revenue

Cost of services revenue consists primarily of labor, spare parts, shipping costs, and field service repair costs. Cost of service revenue related to maintenance consists primarily of labor, spare parts, shipping costs, field service repair costs, equipment, and supplies.

A provision for the estimated cost related to warranty is recorded to cost of revenue at the time revenue is recognized as necessary. Our estimate of costs to service the warranty obligations is based on historical experience and expectations of future conditions. As of December 31, 2020 and 2019, we recorded a warranty accrual of less than $0.1 million and $0.1 million, respectively.

Gross Profit and Gross Margin

Our gross profit is calculated based on the difference between our revenues and cost of revenues. Gross margin is the percentage obtained by dividing gross profit by our revenue. Our gross profit and gross margin are, or may be, influenced by a number of factors, including:

•        Market conditions that may impact our pricing;

•        Product mix changes between established products and new products;

•        Our cost structure for manufacturing operations, including contract manufacturers, relative to volume, and our product support obligations; and

•        Our ability to maintain our costs on the components that goes into the manufacture of our product.

We expect our gross margins to fluctuate over time, depending on the factors described above.

Research and Development

Our research and development expenses represent costs incurred to support activities that advance the development of innovative security screening technologies, new product platforms, as well as activities that enhance the capabilities of our existing product platforms. Our research and development expenses consist primarily of salaries and bonuses, employee benefits, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs. We expect research and development costs will increase on an absolute dollar basis over time as we continue to invest in our advancing our portfolio of security screening products.

Sales and Marketing

Sales and marketing expenses consist primarily of employee-related costs for individuals working in our sales and marketing departments, costs related to trade shows and events and an allocated portion of overhead costs. We expect our sales and marketing costs will increase on an absolute dollar basis as we expand our headcount and initiate new marketing campaigns.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses associated with our executive, finance, legal, information technology and human resources functions, as well as professional fees for legal, audit, accounting and other consulting services, and an allocated portion of overhead costs. We expect our general and administrative expenses will increase on an absolute dollar basis as a result of starting to operate as a public company, including expenses necessary to comply with the rules and regulations applicable to companies listed on a national securities exchange and related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as increased expenses for general and director and officer insurance, investor relations, and other administrative and professional services. In addition, we expect to incur additional costs as we hire additional personnel and enhance our infrastructure to support the anticipated growth of the business.

Interest Expense

Interest expense includes cash interest paid on our long-term debt as well as amortization of deferred financing fees and costs.

Loss on Extinguishment of Debt

In August 2019 and September 2019, Evolv entered into Convertible Note Purchase Agreements (the “2019 Convertible Notes”) with existing investors. The 2019 Convertible Notes provided a conversion option whereby upon the closing of a specified financing event, the 2019 Convertible Notes would automatically convert into shares of the same class and series of capital stock that Evolv issued to other investors in the financing at a conversion price equal to 85% of the price per share paid by the other investors. In October 2019, a specified financing event occurred and we recorded a loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

In December 2020, we entered into a Credit Agreement with JPMorgan Chase Bank, N.A. (“Credit Agreement”). Proceeds from the debt were used to repay the outstanding balance of existing term loans and revolving credit with Silicon Valley Bank. Upon repayment of the outstanding amounts, Evolv recorded a loss on extinguishment of debt in the consolidated statements of operations and comprehensive loss.

Income Taxes

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law. There is no provision for income taxes for the years ended December 31, 2020 and 2019 because Evolv has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets.

Results of Operations

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations for the years ended December 31, 2020 and 2019 (in thousands):

	Year Ended December 31,
	2020	2019	Change
Revenue:
Product revenue	$1,279	$4,192	$(2,913)
Subscription revenue	2,637	1,096	1,541
Service revenue	869	558	311
Total revenue	4,785	5,846	(1,061)
Cost of revenues:
Cost of product revenue	1,177	4,246	(3,069)
Cost of subscription revenue	1,824	530	1,294
Cost of service revenue	495	518	(23)
Total cost of revenue	3,496	5,294	(1,798)
Gross profit	1,289	552	737
Operating expenses:
Research and development	15,710	8,496	7,214
Sales and marketing	7,365	6,589	776
General and administrative	5,110	3,866	1,244
Total operating expenses	28,185	18,951	9,234
Loss from operations	(26,896)	(18,399)
Other expense:
Interest expense	(430)	(779)	349
Loss on extinguishment of debt	(66)	(679)	613
Total other expense	(496)	(1,458)	962
Net loss and comprehensive loss	$(27,392)	$(19,857)	$(7,535)

Revenue, Cost of Revenue and Gross Profit

Product

Product revenue was $1.3 million for the year ended December 31, 2020, compared to $4.2 million for the year ended December 31, 2019. Cost of product revenue was $1.2 million for the year ended December 31, 2020, compared to $4.2 million for the year ended December 31, 2019. The decrease of $2.9 million in revenue and decrease of $3.1 million in cost of revenue was primarily due to a shift from direct product sales of Evolv Edge product to subscription based sales of our Evolv Express. Gross profit increased by $0.2 million, or 289%, and gross profit margin increased by 9 percentage points. The increase in gross profit is primarily driven by our continued efforts to streamline the manufacturing process and reduce costs by introducing standardized parts into our product. We will continue to see improvement in our gross margins as we continue to engineer our product for lower cost components and as we continue to gain leverage in the market place with increased sales, we expect higher discounts from suppliers.

Subscription

Subscription revenue was $2.6 million for the year ended December 31, 2020, compared to $1.1 million for the year ended December 31, 2019. Cost of subscription revenue was $1.8 million for the year ended December 31, 2020, compared to $0.5 million for the year ended December 31, 2019. The increase of $1.5 million in revenue and increase of $1.3 million in cost of revenue was primarily due to a shift from direct product sales of Evolv Edge product to subscription based sales of our Evolv Express. Gross profit increased by $0.2 million, or 44%, and gross profit margin decreased by 21 percentage points. The increase in gross profit is primarily driven by our increased subscription revenue, while our gross profit margin decrease is due to continued investment in the manufacturing process and an increase in manufacturing personnel. The decrease in gross margin is due to the evolution of our product during the year ended December 31, 2020 as we absorbed higher cost of the components and we did not have the tooled parts in place. We will continue to see improvement in our gross margins as we continue to engineer our product for lower cost components and as we continue to gain leverage in the market place with increased sales, we expect higher discounts from suppliers.

Service

Service revenue was $0.9 million for the year ended December 31, 2020, compared to $0.6 million for the year ended December 31, 2019. Cost of service revenue was $0.5 million for each of the years ended December 31, 2020 and 2019. The increase of $0.3 million in revenue was primarily due to increased installation and training related to the Evolv Express product. Gross profit increased by $0.3 million, or 835%, and gross profit margin increased by 36 percentage points. The increase in gross profit is primarily driven by standardization of the installation and training process.

Research and Development Expenses

Research and development expenses were $15.7 million for the year ended December 31, 2020, compared to $8.5 million for the year ended December 31, 2019. The increase of $7.2 million was primarily due to increases in prototyping costs of $4.2 million, consulting fees of $2.0 million and employee related expenses of $1.0 million. The increase in employee related expenses is due to additional personnel costs resulting from additional headcount in our research and development function due to the design of Evolv Express. The increase in prototyping costs and consulting fees is due to the design of Evolv Express during the year ended December 31, 2020.

Sales and Marketing Expenses

Sales and marketing expenses were $7.4 million for the year ended December 31, 2020, compared to $6.6 million for the year ended December 31, 2019. The increase of $0.8 million was primarily due to an increase of $0.9 million in employee related expenses, professional fees of $0.3 million and other marketing expenses of $0.2 million, offset by a reduction in trade show and travel expenses of $0.6 million. The increase in employee related expenses is due to additional commissions and personnel costs resulting from additional headcount in our sales function. The increase in professional fees is related to increased consulting on ways to maximize sales and business development. The reduction in trade show and travel expenses was mainly related to COVID-19. The remaining difference resulted from other individually insignificant variations between the two periods.

General and Administrative Expenses

General and administrative expenses were $5.1 million for the year ended December 31, 2020, compared to $3.9 million for the year ended December 31, 2019. The increase of $1.2 million was primarily due to increases in employee related expenses of $0.5 million and professional fees of $1.0 million, partially offset by a decrease of $0.3 million in in facilities and recruiting fees. There was an increase in salaries and related costs as a result of expanding our administrative team. Due to the increasing size of the business and additional rounds of financing, professional fees such as attorney expenses increased. The decrease in recruiting was related to an increased recruiting effort in 2019 and the decrease in facilities was due to a reduction in depreciation on non leased equipment as certain items have fully depreciated.

Interest Expense

Interest expense was $0.4 million for the year ended December 31, 2020, compared to $0.8 million for the year ended December 31,2019. The decrease of $0.4 million was primarily due to convertible notes outstanding for a longer period of time in the year ended December 31, 2019 as compared to the year ended December 31, 2020.

Loss on Extinguishment of Debt

Loss on extinguishment was $0.1 million for the year ended December 31, 2020, compared to $0.7 million for the year ended December 31, 2019. The decrease of $0.6 million related to the conversion of the 2019 Convertible Note which resulted in a higher loss on extinguishment of the 2020 Silicon Valley Bank term loan.

Income Taxes

There is no provision for income taxes for the years ended December 31, 2020 and 2019 because Evolv has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets. We have provided a valuation allowance for all of our deferred tax assets as a result of our historical net losses in the jurisdictions in which we operate. We continue to assess all positive and negative evidence, including our future taxable income by jurisdiction based on our recent historical operating results, the expected timing of reversal of temporary differences, various tax planning strategies that we may be able to enact in future periods, the impact of potential operating changes on our business and our forecast results from operations in future periods based on available information at the end of each reporting period. To the extent that we are able to reach the conclusion that deferred tax assets are realizable based on any combination of the above factors in any given tax jurisdiction, a reversal of all or some related portion of our existing valuation allowances may occur.

Liquidity and Capital Resources

We have incurred a net loss since our inception. We incurred net losses of $27.4 million and $19.9 million and cash outflows from operating activities of $23.3 million and $15.2 million during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, we had $4.7 million in cash and cash equivalents. As an early stage company, we have primarily obtained cash to fund our operations through preferred stock offerings and debt instruments. We expect we will continue to need investments to support the growth of the business, continue research and development in our product platforms, and support our operations.

Since inception, we have received cumulative net proceeds from the sale of our preferred and common stock of $76.5 million to fund our operations. As of December 31, 2020, our principal sources of liquidity were our cash and cash equivalents and a $10.0 million line of credit with JPMorgan Chase Bank, N.A. (“JPM”), of which $6.5 million was unused and available to be accessed until the maturity date in December 2022.

In December 2020, we entered into the Credit Agreement, which extinguished all previous debt. Under the terms of the Credit Agreement, we received proceeds of $10.0 million (“JPM Term Loan”) with a maturity date in December 2024, and provides us with a revolving line of credit up to $10.0 million with a maturity date in December 2022. We entered into this loan to fund our operations. Interest on the JPM Term Loan is calculated as the greater of

(A) Wall Street Journal Prime rate plus 2.25% and (B) 5.5%. Interest on the revolving line of credit is calculated as the greater of (A) Wall Street Journal Prime rate plus 1.25% and (B) 4.5%. In connection with this loan, we are also subject to periodic reporting requirements, and the lender has a first priority lien on all assets.

In September and December of 2020, we issued a total of $4.0 million of convertible notes. These convertible notes mature on September 25, 2023, however they convert to preferred shares upon a qualified financing. Upon a change in control event or default, the lender is entitled to receive the outstanding principal and any accrued but unpaid interest.

In January 2021, we issued a total of $30.0 million of convertible notes with a maturity date of September 2021 however they convert to preferred shares upon the closing of the Business Combination. Upon a change in control event or default, the lender is entitled to receive the outstanding principal and any accrued but unpaid interest.

As noted in the “Recent Developments”, we entered into a Merger Agreement with NHIC. In the event the that we do not complete the merger, then we expect to seek additional funding through private equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our shareholders. Although management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all.

Based on our recurring losses from operations incurred since inception, our expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance our future operations and debt service payments, as of the issuance date of the consolidated financial statements for the year ended December 31, 2020, we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the consolidated financial statements are issued.

Cash Flows

Since inception, we have primarily used proceeds from issuances of preferred stock and debt instruments to fund our operations. The following table sets forth a summary of cash flows for the periods presented:

	Year Ended December 31,
	2020	2019
Net cash used in operating activities	$(23,254)	$(15,178)
Net cash used in investing activities	(6,609)	(731)
Net cash provided by financing activities	17,226	27,788
Net increase (decrease) in cash and cash equivalents	(12,637)	11,879

Operating Activities

During the year ended December 31, 2020 operating activities used $23.3 million primarily resulting from a net loss of $27.4 million, partially offset by non-cash adjustments of $1.9 million and $2.2 million of cash provided by changes in operating assets and liabilities. The non-cash adjustments consisted primarily of $1.1 million in depreciation and amortization and $0.7 million in stock-based compensation. The changes in operating assets and liabilities consisted primarily of cash provided by an increase of $2.3 million in deferred revenue, an increase of $2.2 million in accrued expenses and other current liabilities and an increase of $1.9 million in accounts payable, which were partially offset by an increase of $1.8 million in commission assets, an increase of $1.5 million in inventory, an increase of $0.5 million in accounts receivable and an increase of $0.4 million in prepaid expenses and other current assets. The increase in depreciation and amortization was due to an increase in the leased equipment and the increase in stock-based compensation was due to an increase in stock option grants. The changes in commission assets and deferred revenue were primarily due to a shift towards a subscription based model. The increase in accounts receivable is primarily due to the timing of payments from customers. The increase in accrued expenses and other current liabilities and accounts payable is primarily due to an increase in research and development and general and administrative expenses due to the growth in our business and anticipation of the Business Combination as well as the timing of vendor invoicing and payments. The increase in prepaid expenses and other current assets is primarily due to prepaid subscriptions and insurance.

During the year ended December 31, 2019 operating activities used $15.2 million primarily resulting from a net loss of $19.9 million, partially offset by non-cash adjustments of $2.0 million and $2.6 million of cash provided by changes in operating assets and liabilities. The non-cash adjustments primarily consisted of a $0.7 million loss on extinguishment of debt, $0.5 million in depreciation and amortization, $0.5 million in noncash interest expense and $0.3 million in stock-based compensation. The changes in operating assets and liabilities primarily consisted of cash provided by a $1.4 million increase in deferred revenue, $1.3 million from a decrease in prepaid expenses and other current assets, and $1.2 million from the increase in accrued expenses and other current liabilities, these were partially offset by an increase of $0.7 million in accounts receivable and an increase of $0.5 in commission assets. The loss on extinguishment and noncash interest expense was primarily related to the conversion of the 2019 Convertible Notes. The increase in deferred revenue and commission assets is due to an overall increase in subscription revenue when compared to the year ended December 31, 2018. The increase in accrued expenses and other current liabilities was primarily due to increases in our research and development expenses and general and administrative expenses due to the growth in our business as well as the timing of vendor invoicing and payments. The decrease in prepaid expenses and other current assets was primarily due to a decrease in prepayments to manufacturers.

Investing Activities

During the year ended December 31, 2020 and 2019 investing activities used $6.6 million and $0.7 million, respectively for the purchases of property and equipment.

Financing Activities

During the year ended December 30, 2020 cash provided by financing activities was $17.2 million primarily consisting of $25.5 million from the issuance of long-term debt, net of issuance costs, $3.0 million from the issuance of Series B-1 convertible preferred stock, net of issuance costs and $0.4 million from the exercise of stock options, partially offset by $11.5 million in net cash out flows for the repayment of long-term debt.

During the year ended December 30, 2019 cash provided by financing activities was $27.8 million primarily consisting of $22.4 million from the issuance of Series B-1 convertible preferred stock and $5.5 million from the issuance of long-term debt, net of issuance costs, and $0.7 million from financing obligations, partially offset by $0.7 million in net cash out flows for the repayment of long-term debt.

Recent Accounting Pronouncements

Refer to Note 2 of our condensed consolidated financial statements found elsewhere in this proxy statement/prospectus.

Internal Control Over Financial Reporting

In the course of preparing the financial statements that are included in this proxy statement/prospectus, management has determined that we have material weaknesses in our internal control over financial reporting. These material weaknesses primarily pertain to maintaining effective segregation of duties, timely reconciliation, analysis of certain complex, non routine transactions, maintaining effective controls over information technology general controls for systems that are relevant to the preparing of financial statements and the ability to produce financial statements on a public company timeline. We have concluded that these material weaknesses in our internal control over financial reporting occurred because, prior to this offering, we were a private company and did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2020 nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks from fluctuations in interest rates, which may adversely affect our results of operations and financial condition. We seek to minimize these risks through regular operating and financing activities. For additional information on our variable rate debt, refer to the notes to our consolidated financial statements found elsewhere in this proxy statement/prospectus.

Interest Rate Risk

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. At December 31, 2020, we had $16.4 million in variable rate debt outstanding. A hypothetical 10% change in interest rates would have an immaterial impact on annualized interest expense.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements appearing at the end of this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, we apply the following five steps when recording revenue: (1) identify the contract, or contracts, with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, performance obligations are satisfied.

We derive revenue from (1) subscription arrangements accounted for as operating leases under ASC 840 and (2) from the sale of products, inclusive of maintenance and services. Our arrangements are generally noncancelable and nonrefundable after ownership passes to the customer. Revenue is recognized net of sales tax.

Product Revenue

We derive revenue from the sale of our Express and Edge equipment and related add-on accessories to customers. Revenue is recognized when control of the product has transferred to the customer. Transfer of control occurs when we have transferred title and risk of loss and have a present right to payment for the equipment, which is generally upon delivery as our normal terms of sale are freight on board destination. Products are predominately sold with distinct services, which are described in the services section below.

Subscription Revenue

In addition to selling products directly to customers, we also lease Express and Edge equipment. These arrangements convey the right to use the equipment for a period of time in exchange for consideration and therefore are accounted for under ASC 840 due to the scope exception of ASC 606-10-15-2. Lease terms are typically four years and customers pay quarterly or annual fixed payments for the lease and maintenance elements over the contractual lease term. In accordance with ASC 840, Leases, we consider only the fixed payments for purposes of allocating between the lease and non-lease deliverables on a relative fair value basis. Equipment leases are generally classified as operating leases as they do not meet any of the capital lease criteria per ASC 840.

Generally, lease arrangements include both lease and non-lease components. The non-lease components relate to (i) distinct services, such as installation, training and maintenance, and (ii) any add-on accessories. Installation and training are included in service revenue as described below, and add-on accessories are included in product revenue as described above. Because the equipment and maintenance components of a subscription arrangement are recognized as revenue over the same time period and in the same pattern and because revenue allocated to maintenance components is not material, the equipment lease and maintenance performance obligations are classified as a single category of subscription revenue in the consolidated statements of operations.

As our leases with customers are classified as operating leases, lease revenue is recognized ratably over the duration of the lease. There are no contingent lease payments as a part of these arrangements.

Services Revenue

We provide installation, training, and maintenance services for our products. Revenue for installation and training are recognized upon transfer of control of these services, which are normally rendered over a short duration. Maintenance consists of technical support, bug fixes, and when-and-if-available threat updates. Maintenance revenue is recognized ratably over the period of the arrangement. We sell separately priced extended or nonstandard warranty services and preventative maintenance plans, which are recognized ratably over the associated service period.

Revenue from Distributors

A portion of our revenue is generated by sales in conjunction with our distributors. When we transact with a distributor, our contractual arrangement is with the distributor and not with the end-use customer. In these transactions, the distributor is considered the customer; we have discretion over the pricing to the distributor and maintain overall control of the inventory and sales process to the distributor. Revenue is recognized upon delivery to the distributors. Right of return does not generally exist. Whether we transact with a distributor and receive the order from a distributor or directly from an end-use customer, our revenue recognition policy and resulting pattern of revenue recognition is the same (upon delivery).

Transaction Price

The transaction price is the amount of consideration that we expect to be entitled for providing goods and services under a contract. It includes not only fixed consideration, such as the stated amount in a contract, but also several other types of variable consideration or adjustments (generally discounts or incentives which are included as a part of the standalone selling price (“SSP”) estimation process). We provide discounts to customers which reduces the transaction price. From time-to-time, we may offer customers the option to purchase additional goods and services at a fixed price. In these limited circumstances, we assess whether these offers constitute a material right, and if so, we would account for the material right as a separate performance obligation. Other types of variable consideration are not considered significant. We do not normally provide for rights of returns to customers on product sales and, therefore, does not record a provision for returns.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct product or service to a customer that is both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available, and is distinct in the context of the contract, whereby the transfer of the product or service is separately identifiable from other promises in the contract.

For both Edge and Express units, equipment is sold or leased with embedded software which is considered a single performance obligation. Maintenance, which includes future updates, security threat updates, and minor bug fixes on a when-and-if available basis, is considered a single performance obligation. As a part of reported subscription sales, certain non-lease components, such as maintenance, are included within the subscription revenue amount. We sell separately priced extended or nonstandard warranty services and preventative maintenance plans, which are accounted for as separate performance obligations. Installation and training are considered separate performance obligations and are included within services revenue. Any add-on accessories are also considered separate performance obligations.

Multiple Performance Obligations within an Arrangement

Our contracts may include multiple performance obligations when customers purchase a combination of products and services. When our customer arrangements have multiple performance obligations that contain a lease for Express or Edge equipment for the customer’s use at its site as well as distinct services that are delivered simultaneously, we allocate the arrangement consideration between the lease deliverables and non-lease deliverables based on the relative estimated SSP of each distinct performance obligation. For multiple performance obligation arrangements that do not contain a lease, we allocate the contract’s transaction price to each performance obligation on a relative SSP basis. We determine SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, we estimate the SSP taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligation.

Stock-Based Compensation

We measure stock-based option awards granted to employees, consultants and directors based on their fair value on the date of grant using the Black-Scholes option-pricing model. Compensation expense for those awards is recognized, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which uses the following inputs: (i) the fair value per share of the common stock issuable upon exercise of the option, (ii) the expected term of the option, (iii) expected volatility of the price of the common stock, (iv) the risk-free interest rate, and (v) the expected dividend yield. We value our common stock taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. The exercise price of the option cannot be less than the fair market value of a share of common stock on the date of grant. The expected term of the stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla”. We have historically been a private company and lack company-specific historical and implied volatility information for its stock. Therefore, we estimate our expected stock price volatility based on the historical volatility of publicly traded peer companies and expect to continue to do so until such time as it has adequate historical data regarding the volatility of our own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that we have never paid cash dividends on common stock and do not expect to pay any cash dividends in the foreseeable future.

Determination of Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant, with input from management, considering our most recently available third-party valuations of common stock and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method, or OPM. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.16 per share as of December 31, 2020 and $0.15 per share as of December 31, 2019. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

•        the prices at which we sold shares of preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

•        the progress of our research and development of our products;

•        our stage of development and commercialization and our business strategy;

•        our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•        the lack of an active public market for our common stock and our preferred stock; and

•        the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Valuation of Common Stock Warrant Liability

We classify certain warrants to purchase shares of our common stock as liabilities on our balance sheets as these warrants are free-standing financial instruments that may require the Company to adjust the exercise price and number of shares that is not consistent with a fixed-for-fixed option pricing model. The warrant liability associated with each of these warrants was initially recorded at fair value on the issuance date of each warrant and is subsequently remeasured to fair value at each balance sheet date. Changes in fair value of the warrants are recognized as a component of other income (expense) in our statements of operations and comprehensive loss. We will continue to adjust the liability for changes in fair value until the warrants are exercised, expire or qualify for equity classification.

We utilize the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the warrant liability. Key estimates and assumptions impacting the fair value measurement include (i) the fair value per share of the underlying shares of applicable series of stock issuable upon exercise of the Warrants, (ii) the remaining contractual term of the Warrants, (iii) the risk-free interest rate, (iv) the expected dividend yield and (v) expected volatility of the price of the underlying applicable common stock. We assess these assumptions and estimates on a quarterly basis as additional information impacting the assumptions is obtained. We estimate the fair value per share of the underlying stock based in part on the results of third-party valuations and additional factors deemed relevant. We have historically been a private company and lack company-specific historical and implied volatility information of our stock. Therefore, we estimate expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrants. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrants.

Valuation of Embedded Derivative Liability

The 2020 Convertible Notes provided a conversion option whereby upon the closing of a specified financing event the Convertible Notes would automatically convert into shares of the same class and series of capital stock of Evolv issued to other investors in the financing at a conversion price equal to 80% of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative required to be bifurcated and accounted for separately from the 2020 Convertible Notes. The fair value of the derivative liability was determined based on inputs not observable in the market. Upon the closing of the 2020 Convertible Notes we determined that the probability of completing the specified financing event was 100%; thus, the value of the automatic conversion option was deemed to be 20% of the fair value of the capital stock to be issued upon conversion of the 2020 Convertible Notes, or $1.0 million. This amount represented the fair value of the embedded derivative at issuance.

Valuation of Inventory

Inventory is valued at the lower of cost or net realizable value. Cost is computed using the first-in, first-out method. We regularly review inventory quantities on-hand for excess and obsolete inventory and, when circumstances indicate, record charges to write down inventories to their estimated net realizable value, after evaluating historical sales, future demand, market conditions and expected product life cycles. Such charges are classified as cost of product revenue in the statements of operations and comprehensive loss. Any write-down of inventory to net realizable value creates a new cost basis.

Leases

At the inception of each operating lease, we determine a residual value for the leased equipment based on our estimate of the future value of the equipment at the end of the lease term. All of our leases are currently in their initial lease term with our existing customers and we have not yet had any renewals of such leases with our current customers or leases of used equipment to new customers. We will continue to evaluate our estimates of the residual value of our leased equipment considering future lease extensions of such equipment with existing customers at the end of their lease terms as well as used equipment leased to new customers.

The Company’s subscription contracts are classified as operating leases because title does not transfer, there are no bargain purchase options, the present value of the lease payments does not exceed 90% of the asset’s fair market value, and the lease term does not exceed 75% of the asset’s economic life. The Company has not had a contract renewal point and will reassess the classification of any such leases upon renewal.

We evaluate leased equipment for obsolescence and impairment whenever circumstances indicate that the carrying value of such equipment is not recoverable by considering any (1) reduced demand in the markets in which we operate, (2) technological obsolescence due to developments of new products and improvements, or (3) changes in economic or other events and conditions that impact the market price for our products. Based on our evaluations at December 31, 2019 and December 31, 2020, we did not recognize a reserve for obsolescence for leased equipment.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Combined Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of this offering, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Further, even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements, including reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common shares less attractive because we may rely on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and our share price may be more volatile.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information is provided to aid you in your analysis of the financial aspects of the Business Combination and the PIPE Investment. The Business Combination will be accounted for as a reverse recapitalization, pursuant to which the Business Combination will be treated as the equivalent of Evolv issuing stock for the net assets of NewHold, accompanied by a recapitalization. The net assets of NewHold will be stated at historical cost, with no goodwill or other intangible assets recorded.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the audited historical balance sheet (as restated) of NewHold as of December 31, 2020 with the audited historical consolidated balance sheet of Evolv as of December 31, 2020, giving effect to the Business Combination, the PIPE Investment, and the issuance by Evolv of convertible notes in January 2021 as if they had been consummated on December 31, 2020.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 combines the audited historical statement of operations of NewHold and the audited historical consolidated statement of operations of Evolv for such period, giving effect to the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial information;

•        the audited historical financial statements (as restated) of NewHold as of December 31, 2020 and for the period from January 24, 2020 (inception) through December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the audited historical consolidated financial statements of Evolv as of and for the year ended December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “The Merger Agreement,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NewHold,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Evolv,” and other financial information relating to NewHold and Evolv included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information below presents two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no NewHold Public Stockholders exercise their rights to redeem any of their Public Shares for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that 14,077,350 shares of NewHold common stock, the maximum redemption of the outstanding NewHold common stock, are redeemed, resulting in an aggregate payment of $140.8 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of December 31, 2020.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company. Further, it should be noted the Private Placement Warrants are currently classified as fair value liability instruments. The final accounting of the transaction, including the earnout, Founder Shares and private and public warrants, will be finalized by Evolv and reported on in the first reporting period following the consummation of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020
(in thousands, except share and per share data)

	Historical				Historical (as restated)	Scenario 1 (Assuming No Redemptions into Cash)					Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Evolv	2021 Notes Adjustments		Evolv Pro Forma	(B) NHIC	Transaction Accounting Adjustments		PIPE Transaction Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$4,704	$30,000	5(a)	$34,704	$1,328	$(4,995)	5(c)	$287,500	5(m)	$479,278	$(140,774)	5(l)	$338,504
						166,541	5(e)
						(5,800)	5(j)
Accounts receivable	1,401	—		1,401	—	—		—		1,401	—		1,401
Inventory	2,742	—		2,742	—	—		—		2,742	—		2,742
Current portion of commission asset	562	—		562	—	—		—		562	—		562
Prepaid expenses and other current assets	900	—		900	184	—		—		1,084	—		1,084
Total current assets	10,309	30,000		40,309	1,512	155,746		287,500		485,067	(140,774)		344,293
Commission asset, noncurrent	1,730	—		1,730	—	—		—		1,730	—		1,730
Property and equipment, net	9,316	—		9,316	—	—		—		9,316	—		9,316
Cash and investments held in trust account	—	—		—	172,579	(6,038)	5(b)	—		—	—		—
						(166,541)	5(e)
Total assets	$21,355	$30,000		$51,355	$174,091	$(16,833)		$287,500		$496,113	$(140,774)		$355,339

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,437	$—		$4,437	$677	$—		$—		$5,114	$—		$5,114
Accrued expenses and other current liabilities	3,728	—		3,728	—	—		—		3,728	—		3,728
Accrued income and franchise taxes	—	—		—	83	—		—		83	—		83
Current portion of deferred revenue	3,717	—		3,717	—	—		—		3,717	—		3,717
Current portion of deferred rent	11	—		11	—	—		—		11	—		11
Current portion of financing obligation	227	—		227	—	—		—		227	—		227
Current portion of long-term debt	—	—		—	—	—		—		—	—		—
Total current liabilities	12,120	—		12,120	760	—		—		12,880	—		12,880
Deferred revenue, noncurrent	480	—		480	—	—		—		480	—		480
Derivative liability	1,000	—		1,000	—	(1,000)	5(g)	—		—	—		—
Earn-out liability	—	—		—	—	90,880	5(i)	—		90,880	—		90,880
Deferred rent, noncurrent	—	—		—	—	—		—		—	—		—
Warrant liability	—	—		—	21,519	(12,851)	5(d)	—		8,668	—		8,668
Deferred underwriting compensation	—	—		—	6,038	(6,038)	5(b)	—		—	—		—
Financing obligation, noncurrent	132	—		132	—	—		—		132	—		132
Long-term debt, noncurrent	16,432	30,000	5(a)	46,432	—	(33,073)	5(g)	—		13,359	—		13,359
Total liabilities	30,164	30,000		60,164	28,317	37,918		—		126,399	—		126,399

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2020 — (Continued)
(in thousands, except share and per share data)

	Historical			Historical	Scenario 1 (Assuming No Redemptions into Cash)					Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Evolv	2021 Notes Adjustments	Evolv Pro Forma	(B) NHIC	Transaction Accounting Adjustments		PIPE Transaction Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
NewHold common stock subject to possible redemption	—	—	—	140,774	(140,774)	5(e)	—		—	—		—
Evolv convertible preferred stock; (Series A,A-1, B, and B-1)	75,877	—	75,877	—	(75,877)	5(f)	—		—	—		—
Commitments and contingencies

Stockholders’ equity (deficit):
NewHold convertible preferred stock	—	—	—	—	—		—		—	—		—
NewHold Class A common stock	—	—	—	—	96	5(k)	30	5(m)	144	(14)	5(l)	130
					18	5(e)
NewHold Class B common stock	—	—	—	—	—		—		—	—		—
Evolv common stock	26	—	26	—	217	5(f)	—		—	—		—
					7	5(g)
					2	5(h)
					(251)	5(k)
Additional paid-in capital	9,167	—	9,167	16,912	(4,995)	5(c)	287,470	5(m)	471,917	(140,760)	5(l)	331,157
					12,851	5(d)
					140,756	5(c)
					75,660	5(f)
					42,534	5(g)
					(2)	5(h)
					(90,880)	5(i)
					(5,800)	5(j)
					(11,756)	5(k)
Accumulated deficit	(93,879)	—	(93,879)	(11,912)	(8,468)	5(g)	—		(102,347)	—		(102,347)
					11,912	5(k)
Stockholders’ deficit	(84,686)	—	(84,686)	5,000	161,900		287,500		369,714	(140,774)		228,940
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,355	$30,000	$51,355	$174,091	$(16,833)		$287,500		$496,113	$(140,774)		$355,339

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Historical		Scenario 1 (Assuming No Redemptions into Cash)			Scenario 2 (Assuming Maximum Redemptions into Cash)
	(A) Evolv	(B) NHIC (as restated)	Pro Forma Adjustments		Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
Revenue:
Product revenue	$1,279	$—	$—		$1,279	$—	$1,279
Subscription revenue	2,637	—	—		2,637	—	2,637
Service revenue	869	—	—		869	—	869
Total revenue	4,785	—	—		4,785	—	4,785
Cost of revenues:
Cost of product revenue	1,177	—	—		1,177	—	1,177
Cost of subscription revenue	1,824	—	—		1,824	—	1,824
Cost of service revenue	495	—	—		495	—	495
Total cost of revenue	3,496	—	—		3,496	—	3,496
Gross profit	1,289	—	—		1,289	—	1,289
Operating expenses:
Research and development	15,710	—	—		15,710	—	15,710
Sales and marketing	7,365	—	—		7,365	—	7,365
General and administrative	5,110	1,030	—		6,140	—	6,140
Total operating expenses	28,185	1,030	—		29,215	—	29,215
Loss from operations	(26,896)	(1,030)	—		(27,926)	—	(27,926)
Other income:
Interest expense	(430)	—	40	6(a)	(390)	—	(390)
Loss on extinguishment of debt	(66)	—	(8,468)	6(b)	(8,534)	—	(8,534)
Cost of issuance of public and private warrants	—	(390)	—		(390)	—	(390)
Change in fair value of warrants	—	(10,571)	6,267	6(d)	(4,304)	—	(4,304)
Interest income	—	79	(79)	6(c)	—	—	—
Total other income	(496)	(10,882)	(2,240)		(13,618)	—	(13,618)
Net loss attributable to common stockholders – basic and diluted	$(27,392)	$(11,912)	$(2,240)		$(41,544)	$—	$(41,544)
Net loss per share attributable to common stockholders – basic and diluted	$(1.16)	$(2.97)			$(0.28)		$(0.31)
Weighted average common shares outstanding – basic and diluted	23,625,483	4,007,500	143,555,238		147,562,738	(14,077,350)	133,485,388

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.     Description of the Transactions

The Business Combination

On March 5, 2021, NewHold Investment Corp., a Delaware corporation (“NewHold”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among NewHold, NHIC Sub Inc., a Delaware corporation and a wholly owned subsidiary of NewHold (“Merger Sub”), and Evolv Technologies, Inc. dba Evolv Technology, Inc., a Delaware corporation (“Evolv”). Pursuant to the terms of the Merger Agreement, a business combination between NewHold and Evolv will be effected through the merger of Merger Sub with and into Evolv, with Evolv surviving the merger as a wholly owned subsidiary of NewHold (the “Merger”). We refer to the Merger and the other transactions contemplated by the Merger Agreement as the “Business Combination” and the “PIPE Transaction”.

Treatment of Evolv Securities

Preferred Stock.    Immediately prior to the effective time of the Merger (the “Effective Time”) and subject to the consent of the holders of Evolv’s preferred stock, par value $0.001 per share (, the “Evolv Preferred Stock”), each issued and outstanding share of Evolv Preferred Stock shall be converted into shares of the common stock, par value $0.001 per share, of Evolv (the “Evolv Common Stock”) at the then-applicable conversion rates.

Convertible Notes.    Immediately prior to the Effective Time, each issued and outstanding convertible promissory note of Evolv (the “Evolv Convertible Notes”) will be automatically converted into shares of Evolv Common Stock in accordance with the then-applicable conversion rates. We have assumed for pro forma purposes the conversion of all outstanding Evolv Convertible Notes, including the Evolv Convertible Notes issued in January 2021, and the extinguishment of the related derivative liability.

Warrants.    With the exception of a warrant to purchase 6,756,653 shares of Evolv Common Stock (the “Finback Warrant”), immediately prior to the Effective Time, Evolv shall cause each outstanding warrant to purchase shares of Evolv capital stock to be exercised in full on a cash or cashless basis or terminated without exercise. With respect to the Finback Warrant, the portion that is vested immediately prior to the Effective Time shall be either exercised in full on a cash or cashless basis or terminated as of the Effective Time, while the portion that is unvested as of immediately prior to the Effective Time shall be automatically converted into a warrant to purchase shares of the Class A common stock, par value $0.0001 per share, of NewHold (the “NewHold Common Stock”), proportionately adjusted for the Exchange Ratio (as defined below). We have assumed for pro forma purposes that none of the Finback warrants are vested as of the Effective Time. All Evolv warrants that are converted into shares of Evolv Common Stock are hereafter referred to as the “Evolv Warrants.” We have assumed for pro forma purposes that all of the warrants (excluding the Finback Warrant) are exercised on a cashless basis using an implied fair value of Evolv Common Stock of $3.82 per share and include a warrant exercisable for 2,686,246 shares of Series A-1 Preferred Stock and warrants exercisable for 2,190,991 shares of Evolv Common Stock. The warrant exercisable for Series A-1 Preferred Stock is converted into 2,685,543 shares of Series A-1 Preferred Stock with 703 shares of Series A-1 Preferred Stock being forfeited to cover the exercise price using the assumed Evolv Common Stock fair value of $3.82 per share. The warrants exercisable for Evolv Common Stock are converted into 2,334,588 shares of Evolv Common Stock with 106,403 shares of Evolv Common Stock being forfeited to cover the exercise price using the assumed Evolv Common Stock fair value of $3.82 per share.

Common Stock.    At the Effective Time, each share of Evolv Common Stock (including shares outstanding as a result of the conversion of the Evolv Preferred Stock, the Evolv Convertible Notes and the Evolv Warrants will be converted into the right to receive such number of shares of NewHold Common Stock equal to the Exchange Ratio and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be 125,000,000 divided by the number of outstanding shares of Evolv Common Stock and options to purchase shares of Evolv Common Stock as of immediately prior to the Effective Time, after giving effect to the conversion of the Evolv Preferred Stock, Evolv Convertible Notes and Evolv Warrants and as further adjusted pursuant to the Merger Agreement. NewHold currently estimates that the Exchange Ratio will be approximately 0.382 at the effective time of the Merger.

Stock Options.    At the Effective Time, each outstanding option to purchase shares of Evolv Common Stock shall be converted into an option to purchase shares of NewHold Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Earn-Out Shares.    Following the closing of the Merger, former holders of shares of Evolv Common Stock (including shares received as a result of the Evolv Preferred Stock conversion, Evolv Convertible Notes conversion and Evolv Warrants conversion), and former holders of Evolv stock options shall be entitled to receive their pro rata share of up to 15,000,000 additional shares of NewHold Common Stock (the “Earn-Out Shares”) if, within a five- year period following the signing date of the Merger Agreement, the closing share price of the NewHold Common Stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Evolv stock options, the holder continues to provide services to NewHold or one of its subsidiaries at the time of such Triggering Event. The Earn-Out Shares to be issued upon the occurrence of the Triggering Events is deemed to be a contingent consideration arrangement and should be accounted for as a liability (“Earn-Out Liability”). The Earn-Out Liability should be accounted for as a liability and remeasured to fair value each reporting period. The Earn-Out Liability fair value of $90.9 million was determined using the Monte Carlo Simulation for the Earn-Out shares to be issued to Evolv’s selling equity holders upon the achievement of the Triggering Events, assuming no Earn-Out Forfeitures by Earn-Out Service Provider and estimated share price at closing of $10.00 per share. The key inputs into this formula included (i) the estimated share price at closing (see 5(i) for a sensitivity analysis on a fluctuation of the estimated closing share price); (ii) the constant risk-free rate over the Earnout Period, which was based on the US Treasury Yield Curve and (iii) a constant equity volatility assumption, which was based on observed historical equity volatility of guideline public companies, adjusted to account for different levels of financial leverage used.

The PIPE Investment

On March 5, 2021, concurrently with the execution of the Merger Agreement, NewHold entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors” which include certain existing equity holders of Evolv), pursuant to which the PIPE Investors have collectively subscribed for 30,000,000 shares of NewHold Common Stock for an aggregate purchase price equal to $300.0 million (the “PIPE Investment”) less $12.5 million of equity issuance costs associated with the PIPE Investment accounted for as a reduction to additional paid-in capital. The PIPE Investment will be consummated immediately prior to the closing of the Business Combination.

2.     Basis of Presentation

The unaudited pro forma condensed combined financial information were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or reasonably expected to occur (“Management’s Adjustments”). NewHold has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021.

The unaudited pro forma condensed combined balance sheet as of December 31, 2020 gives effect to the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 as if they occurred on December 31, 2020. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 gives effect to the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 as if they occurred on January 1, 2020, the beginning of the earliest period presented.

The pro forma adjustments reflecting the consummation of the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 are based on certain currently available information and certain assumptions and methodologies that NewHold believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. NewHold believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021. NewHold and Evolv have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

On January 21, 2021, Evolv issued convertible promissory notes (the “2021 Notes”) to certain existing investors for gross proceeds of $30.0 million with a stated interest rate of 8.0% per annum. The 2021 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds totaled at least $100.0 million, the notes would automatically convert into shares of the same class and series of capital stock issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. Separately, Evolv issued the Finback Warrant to a service provider for the purchase of 6,756,653 shares of Evolv Common Stock at an exercise price of $0.16 per share. The warrants are not exercisable upon grant and become exercisable upon meeting certain performance-based milestone vesting conditions. The warrants will be accounted for as a performance based equity award to non-employees for remuneration of services using the Black-Scholes model to measure the value of the warrants upon grant date and will assess the probability of the warrants vesting at each reporting date. As no services have been provided as of December 31, 2020 there is no adjustment for the Finback Warrant. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Upon consummation of the Business Combination, final valuations and studies will be performed. Differences between these preliminary estimates and the final accounting may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future financial position and results of operations.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:

•        Assuming No Redemptions:    This presentation assumes that no NewHold Public Stockholders exercise their rights to redeem any of their Public Shares for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of Closing is available for the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that 14,077,350 shares of NewHold Common Stock, the maximum redemption of the outstanding NewHold Common Stock, are redeemed, resulting in an aggregate payment of $140.8 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share based on the trust account balance as of December 31, 2020.

This unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•        the audited historical financial statements (as restated) of NewHold as of December 31, 2020 and for the period from January 24, 2020 (inception) through December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus;

•        the audited historical consolidated financial statements of Evolv as of and for the year ended December 31, 2020, and the related notes thereto, included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NewHold,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Evolv,” and other financial information relating to NewHold and Evolv included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

3.     Accounting for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although NewHold will issue shares for outstanding equity interests of Evolv in the Business Combination, NewHold will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Evolv issuing stock for the net assets of NewHold, accompanied by a recapitalization. The net assets of NewHold will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Evolv.

4.     Capitalization

The following summarizes the pro forma ownership of common stock of NewHold following the Business Combination, the PIPE Investment and the issuance by Evolv of convertible notes in January 2021 under both the no redemption and maximum redemption scenarios:

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
Evolv Equity Holders	96,305,238	65.1%	96,305,238	72.0%
NHIC Public Stockholders(1)	17,250,000	11.7%	3,172,650	2.4%
NHIC Sponsor(2)	4,312,500	2.9%	4,312,500	3.2%
PIPE Investors(3)	30,000,000	20.3%	30,000,000	22.4%
Total Class A common stock	147,867,738	100.0%	133,790,388	100.0%

____________

(1)      Under Scenario 2, assumes redemptions of 14,077,350 shares of common stock of NewHold for aggregate redemption payments of $140.8 million using a per-share redemption price of $10.00.

(2)      In Scenario 1 and 2, the 4,312,500 NHIC Sponsor Shares (“Founder Shares”) outstanding are subject to certain share-performance-based vesting provisions whereas 50% of the Founder Shares shall vest at the closing of the Merger, 25% of the Founder Shares shall vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period.

(3)      In Scenario 1 and Scenario 2, assumes the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $300.0 million in connection with the issuance of 30,000,000 shares of NewHold Common Stock issued to the PIPE Investors and the 2021 Notes issued to new and existing investors.

5.     Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the audited consolidated balance sheet of Evolv as of December 31, 2020.

(B)    Derived from the audited balance sheet of NewHold as of December 31, 2020, as restated.

Pro forma adjustment to reflect the issuance of the 2021 Notes and Finback Warrant

(a)     To reflect the issuance by Evolv of the 2021 Notes for aggregate proceeds of $30.0 million. Separately, the Finback Warrant will be accounted for as a performance based equity award to non-employees for remuneration of services using the Black-Scholes model to measure the value of the warrants upon grant date; the Company will assess the probability of the warrants vesting at each reporting date. As no services have been provided as of December 31, 2020 there is no adjustment for the Finback Warrant.

Pro forma transaction adjustments

(b)    To reflect the settlement of $6.0 million of deferred underwriting compensation incurred during NHIC’s IPO that are contractually due upon completion of the Business Combination.

(c)     To reflect the payment of NHIC’s total estimated advisory, legal, accounting and other professional fees of $5.0 million that are deemed to be direct and incremental costs of the Business Combination as a reduction to additional paid-in capital.

(d)    To reflect the reclassification of NHIC’s warrant liability related to the public warrants as the NHIC public warrants are expected to qualify for equity classification upon the consummation of the Business Combination..

(e)     To reflect (i) the reclassification, in Scenario 1, which assumes no NewHold common stockholders exercise their redemption rights, of common stock subject to redemption of $140.8 million to permanent equity, (ii) to reflect the release of $166.5 million of cash from the Trust Account, and (iii) to reflect the conversion of 4,312,500 shares of NewHold Class B common stock for NewHold Class A common stock, on a one-for-one basis. The 4,312,500 NewHold Class B common stock as converted to NewHold Class A common stock (“Founder Shares”) are subject to certain share-performance-based vesting provisions whereas 50% of the Founder Shares shall vest at the closing of the Merger, 25% of the Founder Shares shall vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $12.50 over any 20 trading days within a 30-day trading period and the remaining 25% will vest on or before the fifth anniversary of the Closing if the closing share price of the common stock equals or exceeds $15.00 over any 20 trading days within any 30-day trading period.

(f)     To reflect the issuance of 216,441,907 shares of Evolv Common Stock upon the automatic conversion of all outstanding shares of Evolv Preferred Stock immediately prior to the Effective Time of the Merger. The adjustment reflects the derecognition of the carrying value of the Evolv Preferred Stock of $85.4 million, including 2,685,543 shares of Evolv Series A-1 Preferred Stock issued upon the cashless exercise of a warrant immediately prior to the Effective Time of the Merger.

(g)    To reflect (i) the automatic conversion of Evolv’s convertible notes (including the 2021 Notes) into 2,722,630 shares of Evolv Common Stock, (ii) the extinguishment of the related derivative liability and (iii) the resulting loss on extinguishment. Upon the conversion, the carrying value of the debt of $33.1 million, including unamortized debt discount of $0.9 million, and the related derivative liability of $1.0 million were derecognized. The 2,722,630 shares of Evolv Common Stock issued upon conversion of the debt were recorded at the implied fair value of Evolv Common Stock of $3.82 per share as negotiated between NHIC and Evolv, or $42.5 million, and with the resulting difference being accounted for as a loss on extinguishment of $8.5 million in earnings (see note 6(b) below).

(h)    To reflect the issuance of 2,334,588 shares of Evolv Common Stock upon the cashless exercise of common stock warrants outstanding immediately prior to the Effective Time of the Merger.

(i)     To record the Earn-Out Liability of $90.9 million for the estimated fair value of the Earn-Out shares to be issued to Evolv’s selling equity holders upon the achievement of the Triggering Events, assuming no Earn-Out Forfeitures by Earn-Out Service Providers and estimated share price at closing of $10.00 per share. An increase or decrease of $1.00 in the underlying fair value of the common stock used in the valuation would increase or decrease the estimated fair value of the Earn-Out Liability by $22.0 million.

(j)     To reflect the payment of Evolv’s total estimated advisory, legal, accounting and other professional fees of $5.8 million that are deemed to be direct and incremental costs of the Business Combination as a reduction to additional paid-in capital.

(k)    To reflect the recapitalization of Evolv through the contribution of all outstanding common stock of Evolv to NewHold and the issuance of 97,774,334 shares of NewHold Common Stock and the elimination of the accumulated deficit of NewHold, the accounting acquiree.

(l)     To reflect, in Scenario 2, the assumption that NHIC’s public stockholders exercise their redemption rights with respect to a maximum of 14,077,350 shares of NewHold Common Stock prior to the consummation of the Business Combination at a redemption price of approximately $10.00 per share, or $140.8 million in cash.

Pro forma transaction directly attributable to the PIPE Investment

(m)   To reflect the issuance of an aggregate of 30,000,000 shares of NewHold Common Stock at a price of $10.00 per share, for an aggregate purchase price of $300.0 million and to record the fee associated with the PIPE Transaction in the amount of $12.5 million.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

NewHold and Evolv did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of NewHold Common Stock outstanding at the closing of the Business Combination and the PIPE Transaction, assuming the Business Combination and the PIPE Transaction occurred on January 1, 2020.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes

(A)    Derived from the audited consolidated statement of operations of Evolv for the year ended December 31, 2020.

(B)    Derived from the audited statement of operations of NewHold for the period from January 24, 2020 (inception) through December 31, 2020, as restated.

Pro forma adjustments

(a)     To reflect an adjustment to eliminate interest expense and amortization of discount on debt upon the automatic conversion of Evolv’s convertible promissory notes as it is assumed that the convertible notes would have been converted to Evolv Common Stock and then to NewHold Common Stock as if the Business Combination had occurred on January 1, 2020.

(b)    To reflect an adjustment to record a loss of $8.5 million on conversion of Evolv’s convertible promissory notes as if the Business Combination had occurred on January 1, 2020. It should be noted that the loss on conversion of $8.5 million was calculated based on the carrying amounts of the convertible notes and derivative liability as of December 31, 2020, which represents the best available information.

(c)     To eliminate interest income earned on the Trust Account which will be released upon closing of the Business Combination.

(d)    To reflect the elimination of the loss on NHIC’s derivative warrant liability related to the public warrants as the NHIC public warrants are expected to qualify for equity classification upon the consummation of the Business Combination.

(e)     The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of shares of NewHold Common Stock outstanding at the closing of the Business Combination and the PIPE Investment, assuming the Business Combination and PIPE Investment occurred on January 1, 2020. The unaudited pro forma condensed combined financial information has been prepared assuming the no redemptions and maximum redemptions scenarios.

	Year Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
	(in thousands, except share and per share data)
Pro forma net loss	(41,554)	(41,554)
Weighted average shares outstanding – basic and diluted	147,562,738	133,485,388
Net loss per share – basic and diluted	(0.27)	(0.31)
Weighted average shares calculation – basic and diluted
NewHold weighted average public shares outstanding	4,007,500	4,007,500
NewHold common stock subject to redemption reclassified to equity	17,250,000	3,172,650
Issuance of NewHold common stock in connection with closing of the PIPE Transaction	30,000,000	30,000,000
Issuance of NewHold common stock to Evolv shareholders in connection with Business Combination	96,305,238	96,305,238
Weighted average shares outstanding	147,562,738	133,483,388

As the unaudited pro forma condensed combined statement of operations is in a loss position, the following anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding:

	Year Ended December 31, 2020
	Scenario 1 (Assuming No Redemptions into Cash)	Scenario 2 (Assuming Maximum Redemptions into Cash)
Options to purchase NewHold Common Stock	16,964,452	16,964,452
Warrants to purchase NewHold Common Stock	16,821,525	16,821,525
	33,785,977	33,785,977

Following the Closing, the former holders of shares of Evolv Common Stock (including shares received as a result of the Evolv Preferred Stock conversion, Evolv Convertible Notes conversion and Evolv Warrants conversion), and former holders of Evolv stock options shall be entitled to receive their pro rata share of Earn-Out Shares, issuable in three equal tranches upon the occurrence of each Earnout Triggering Event during the Earnout Period. Because the Earnout Shares are contingently issuable based upon the share price of NewHold Common Stock specified thresholds that have not been achieved, the Earnout Shares have been excluded from basic and diluted pro forma net loss per share.

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for NHIC and Evolv on a stand-alone basis and the unaudited pro forma combined share information for the year ended December 31, 2020, after giving effect to the Business Combination, assuming (i) no NHIC stockholders exercise redemption rights with respect to their public shares upon the consummation of the Business Combination; and (ii) NHIC stockholders exercise their redemption rights with respect to a maximum of [•] public shares. This leads to a total maximum redemption value of $[•] million calculated by multiplying the maximum of [•] public shares by the redemption price of approximately $[•] per share. The estimated per share redemption value of $[•] was calculated by dividing the amount of $[•] million in the Trust Account as of [•], 2021 by the [•] total public shares. Furthermore, a provision within the Merger Agreement that requires a cash closing balance of $[•] million for NHIC as a condition to the consummation of the Business Combination was considered. This requirement leads to a calculated potential redemption value of $[•] million calculated as the difference between the balance of $[•] million in the Trust Account as of [•] 2021 and the cash closing requirement amount of $[•] million.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement, and the historical financial statements of NHIC and Evolv and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of NHIC and Evolv is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of NHIC and Evolv would have been had the companies been combined during the periods presented.

	Evolv (Historical)	NHIC (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Year Ended December 31, 2020
Book value per share(1)
Net loss per non-redeemable share – basic and diluted(2)
Weighted average non-redeemable shares outstanding – basic and diluted
Net income per redeemable share – basic and diluted
Weighted average redeemable shares outstanding – basic and diluted

____________

(1)      Book value per share = Total stockholders’ equity (deficit)/Total basic (or diluted) outstanding shares.

(2)      Historical net loss per share and weighted average shares outstanding for NHIC are based on the period from January 24, 2020 (Inception) through December 31, 2020.

NHIC’s DIRECTORS and EXECUTIVE OFFICERS

Current Directors and Executive Officers

NHIC’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Kevin Charlton	54	Chief Executive Officer
Thomas J. Sullivan	57	Director, Chairman of the Board of Directors
Charles Goldman	51	Director, Vice Chairman of the Board of Directors
Charlie Baynes-Reid	45	Chief Operating Officer
Adam Deutsch	34	Chief Financial Officer
Marc Saiontz	47	Director
Kathleen Harris	58	Director
Brian Mathis	53	Director
Neil Glat	52	Director
Suzy Taherian	51	Director

Kevin Charlton, CEO.    Kevin Charlton is our Chief Executive Officer. Mr. Charlton has been the Co-Chairman of NewHold Enterprises LLC since 2017 and has spent more than 20 years in private equity. Prior to NewHold Enterprises LLC, Mr. Charlton was the Co-Founder of River Hollow Partners from June 2013 through April 2017. From January 2014 through February 2015, Mr. Charlton was the President and Chief Operating Officer of Hennessy Capital Acquisition Corp., a $115 million NASDAQ-listed SPAC that merged with Blue Bird Corporation (NASDAQ: BLBD), the school bus manufacturer, in February 2015. From July 2015 through February 2017, he then served as President, Chief Operating Officer and Vice Chairman of the Board of Directors of Hennessy Capital Acquisition Corp. II, a $200 million NASDAQ-listed SPAC that merged with Daseke, Inc. (NASDAQ: DSKE), in February 2017. From July 2017 through October 2019, Mr. Charlton served as President, Chief Operating Officer and Vice Chairman of the Board of Directors of Hennessy Capital Acquisition Corp. III, a $275 million NYSE-listed SPAC that merged with NRC Group (NYSE: NRCG) in October 2018. Prior to NewHold, Mr. Charlton was with JPMorgan (NYSE: JPM), Investcorp, and Macquarie (ASX: MQG). Mr. Charlton has served on more than 25 Boards of Directors in all relevant roles, and in almost all cases as Chairman or Lead Director on behalf of the majority owner. Prior to his career in private equity, Mr. Charlton was with McKinsey and Company in New York and NASA Headquarters in Washington, DC. Mr. Charlton has been Chairman of American AllWaste LLC since May 2018, and currently serves on the Boards of Daseke, Inc. (NASDAQ: DSKE), a heavy haul trucking company that he took public in February 2017; Spirit Realty Capital (NYSE: SRC), a triple net commercial REIT that he took public in 2012; and Macro Energy LLC, a high efficiency lighting company. Mr. Charlton has successfully sold companies to both strategic and financial investors, maximized value through the staged exit to separate buyers, and taken companies public, including companies in the manufacturing, distribution, business services, transportation, real estate, consumer products, and food and beverage sectors. He has a long history of working in partnership with management to develop and execute a strategic agenda. Mr. Charlton received his Bachelor’s degree in Aerospace Engineering cum laude from Princeton University in 1988, his Master of Science in Aerospace Engineering with Distinction from the University of Michigan in 1990, and his Master of Business Administration with Honors from the Kellogg School at Northwestern University in 1995.

Charlie Baynes-Reid, COO.    Charlie Baynes-Reid is our Chief Operating Officer. Mr. Baynes-Reid is a founding partner and Managing Director of NewHold Enterprises LLC, having spent more than 20 years in private equity and principal investing, both as a legal advisor and as an investor. Mr. Baynes-Reid has extensive experience working with portfolio companies on acquisitions and divestures, consolidation strategies, debt financing and refinancing, capital markets and exit strategies through private sales, public mergers, and initial public offerings (or IPOs). He also has significant knowledge of core legal and regulatory considerations relating to both domestic as well as complex cross border transactions and his sector experience includes companies focusing on logistics, business services, real estate, diversified industrials, renewable energy, and financial services. Qualifying as a lawyer in the United Kingdom in 2001 with Simmons & Simmons law firm practicing in the Corporate Finance Group, he worked in London and Tokyo before moving to the Minter Ellison law firm in Sydney focusing on mergers and acquisitions. He joined Macquarie (ASX: MQG) in 2005, working primarily on acquisitions, based initially in Sydney. In 2007, he relocated to Macquarie’s New York office, where he focused on principal investments and capital markets transactions across multiple jurisdictions, before becoming one of the founding partners of River Hollow Partners in early 2014, where he continues to serve as a partner and General Counsel. Since 2017, Mr. Baynes-Reid has been a Founding Partner, Managing Director and General Counsel for NewHold Enterprises LLC. Mr. Baynes-Reid received his LLB Honors degree in Business Law from City University, London and is dual-qualified as an English lawyer and a member of the New York Bar. Mr. Baynes-Reid currently serves as the Chairman of Macro Energy LLC, the first NewHold Enterprises LLC industrial technology platform, which he helped launch, is on the Board of NewHold AEC Corp. and Powerful Foods LLC, and is a Board observer for Luna Pharmaceuticals, Inc.

Adam Deutsch, CFO.    Adam Deutsch is our Chief Financial Officer. Mr. Deutsch has served as the Vice President of NewHold Enterprises LLC since 2018. Prior to joining NewHold, Mr. Deutsch served as Vice President and was a founding member of River Hollow Partners from September 2013 through December 2017. Prior to that, Mr. Deutsch spent five years at Laurus Capital, where he participated in over 30 transactions involving extensive restructuring of distressed businesses, including various take-private transactions and reverse mergers. He has guided numerous companies through the identification and implementation of strategic growth initiatives, with an emphasis on empowering managers as a means to driving value. Mr. Deutsch began his career in the UBS (SWX: UBSG) retail banking group. Mr. Deutsch earned a Bachelor of Arts degree from Vassar College, and an MBA with Honors from the Columbia Business School. He has served as Chief Financial Officer of Macro Energy LLC since 2014, and sits on the Board of American AllWaste LLC.

Thomas J. Sullivan, Chairman.    Thomas Sullivan serves as Chairman of the Board. Mr. Sullivan has over 30 years of experience in finance and operations. Mr. Sullivan has served as a partner with Standard General L.P., a New York-based investment firm that manages event-driven opportunity funds, since June 2016 where he is responsible for portfolio management of Standard General’s SG Special Situations Fund L.P. He has served on numerous boards for over 20 years and has broad leadership skills and extensive operational and financial restructuring experience as well as experience in the fields of private equity and capital markets. He is currently a member of the Board of Trustees of Spirit MTA REIT (NASDAQ: SMTA) and Investcorp Credit Management BDC, Inc. (NASDAQ: ICMB). He previously served as a director of Hennessy Acquisition Corp. II, a NASDAQ-listed SPAC, from July 2015 to February 2017. From 2009 to 2015, Mr. Sullivan was the Managing Partner of Smallwood Partners, LLC, a financial advisory services firm. From 1996 to 2008, Mr. Sullivan served as a Managing Director of Investcorp International, Inc., a global middle market private equity firm, where he was a member of the U.S. Investment Committee and a Senior Partner on the Post-Acquisition Team. Prior to his time at Investcorp, he served as Vice President and Treasurer of The Leslie Fay Companies. Previously, Mr. Sullivan was a Senior Manager in the Turnaround and Restructuring Group and a Senior and Staff Account of Arthur Andersen & Co. Mr. Sullivan holds a Bachelor’s degree from Villanova University. We believe that Mr. Sullivan is qualified to serve on our board of directors based on his public company experience and transaction expertise.

Charles Goldman, Vice Chairman.    Charles Goldman serves as Vice Chairman of the Board. Mr. Goldman has been the Co-Founder and Co-Chairman of NewHold Enterprises LLC since 2017, and has spent more than 20 years in private equity. Prior to NewHold Enterprises LLC, Mr. Goldman worked at Mill Road Capital from 2005 until 2017, where he was a founding partner, JPMorgan Partners, including Chase Capital Partners, and Chemical Venture Partners. Mr. Goldman is Chairman of the Board of NewHold AEC Corp. and serves on the board of American AllWaste LLC. Mr. Goldman’s private equity career includes extensive experience in deal sourcing, structuring, debt-financing, and portfolio company management. He has led transactions including buyouts of public and private companies, growth equity, structured investments and investments in public companies. In addition to his deal sourcing and structuring responsibilities, Mr. Goldman has extensive experience serving as a board member and working in partnership with management, and has worked with companies in industries including aerospace, automotive, business services, retail and telecommunications. In addition to his work at Mill Road and JPMorgan Partners, Mr. Goldman worked at Ascend Media where he was an Executive Vice President and at Dillon, Read & Co. where he was an investment banking analyst. Mr. Goldman received Bachelor of Arts and Bachelor of Sciences degrees from the College of Arts and Sciences and The Wharton School of the University of Pennsylvania, respectively. Mr. Goldman also received an MBA from the Harvard Business School. We believe that Mr. Goldman is qualified to serve on our board of directors based on his expertise in the financial services and industrial technology industries.

Neil Glat.    Neil Glat is one of our independent directors and chairs the Nominating Committee. From September 2019 through March 2020, Mr. Glat was a Senior Advisor to the New York Jets, as well as a Managing Member of NG Strategies, LLC. From April 2012 through August 2019, Mr. Glat served as the President of the

New York Jets. Prior to that, Mr. Glat was a senior executive at the National Football League for 15 years, where he oversaw corporate development and strategy, in addition to having top-tier experience in management consulting at McKinsey & Company and investment banking at Dillon, Read & Co. Mr. Glat is currently on the Board of ASM Global, a privately-held company which is the world’s largest stadium, arena, convention center, theater, and venue management company and which was formed by the recent merger of SMG and AEG Facilities. In addition, Mr. Glat serves on many philanthropic boards. Mr. Glat has extensive operating and strategic experience in sports, entertainment, media, and hospitality. During his more than 25 years in combined tenures at the New York Jets, the National Football League, and professional service firms, Mr. Glat has consistently focused on, among other things, driving revenue growth, increasing consumer engagement, identifying new businesses, encouraging innovation, developing forward-looking strategies, and executing strategic transactions and deals. Mr. Glat earned a Bachelor of Sciences degree in Economics from The Wharton School at the University of Pennsylvania and a JD from Harvard Law School. We believe that Mr. Glat is qualified to serve on our board of directors based on his extensive operational, managerial, strategic, and financial experience.

Kathleen Harris.    Kathleen Harris is one of our independent directors chairs the Audit Committee. Ms. Harris has more than 30 years of experience in investment management and fundamental research in public equity markets, as well as operational management of a private company. Ms. Harris has been the Chief Financial Officer of Dinges Fire Company, a Midwest fire equipment distributor, since February 2018. Prior to joining Dinges Fire Company, she was an investment analyst for hedge fund SDK Capital, specializing in long/short analysis of U.S. companies from January 2015 through February 2018. From 1995 to 2004, as a partner for Oechsle International Advisors, Ms. Harris was a portfolio manager and equity analyst for institutional clients invested in non-US and emerging markets. From 1990 to 1995, Ms. Harris was international portfolio manager and analyst for the State of Wisconsin Investment Board. Her research expertise spans company, industry, and market analysis including health care, telecommunications, consumer staples, consumer discretionary, and industrial groups across U.S., European, Asian, and emerging markets. Ms. Harris began her career as analyst and portfolio manager at The Northern Trust Company in Chicago. She successfully completed the Chartered Financial Analyst program in 1988 and earned her Bachelor of Sciences degree from the University of Illinois in 1984 and an MBA from the University of Chicago in 1987. We believe that Ms. Harris is qualified to serve on our board of directors based on her extensive financial, operational, and principal investing experience.

Brian Mathis.    Brian P. Mathis is one of our independent directors and chairs the Compensation Committee. Since January 2011, Mr. Mathis has been a founding partner of Pine Street Alternative Asset Management LP and brings significant alternative asset investment experience, including hedge fund, private equity, and venture capital experience. Previously, Mr. Mathis was a Co-Managing Partner of Provident Group Asset Management, LLC where he was a member of the investment committee and primarily responsible for portfolio construction and capital raising. Before joining PGAM, Mr. Mathis was a Managing Director at Advent Capital Management, responsible for business development and marketing of their multi-strategy, credit, and convertible hedge fund strategies. Prior to Advent, Mr. Mathis was a Director at Pacific Alternative Asset Management Company (PAAMCO), a fund of hedge funds with over $7.5 billion of assets under management. At PAAMCO, he was a member of the Investment Management Committee, evaluating directional hedge fund strategies, portfolio asset allocation and guiding strategic initiatives for the firm, including establishing PAAMCO’s London office. Prior to PAAMCO, Mr. Mathis was a Vice President at JPMorgan (NYSE: JPM) serving in various private equity groups focusing on investments in the hedge fund space, later-stage venture/growth capital, and mid-cap LBOs, as well as private equity placements. Mr. Mathis served on the Board of Directors/Advisors for PlusFunds (observer), Eastport Operating Partners LP, Edison Schools, LinksCorp, and Bell Sports. Mr. Mathis received a Bachelor of Business Administration degree from the University of Michigan Business School and a JD/MPA from Harvard Law School and the John F. Kennedy School of Government, Harvard University, respectively. We believe that Mr. Mathis is qualified to serve on our board of directors based on his extensive principal investing and capital markets experience.

Marc Saiontz.    Marc Saiontz is one of our independent directors. Mr. Saiontz is a private equity investor and entrepreneur. He is the founder of the private investment firm SnowBridge Capital. Mr. Saiontz has extensive experience working with founders and CEOs of leading middle market businesses, having invested in many private companies over his career, with significant roles as Chairman and lead director on behalf of the majority investor in numerous of those companies. Mr. Saiontz joined the private equity firm American Securities in 1996 as one of the earliest investment professionals. In December 2018, Mr. Saiontz transitioned to a Senior Adviser until May 2019, after serving as a Managing Director for over 10 years. Prior to joining American Securities, Mr. Saiontz worked with Morgan Stanley Capital Partners, where he focused on private equity investments. Mr. Saiontz received a

Bachelor of Sciences degree in Economics from the Wharton School of the University of Pennsylvania in 1995 and an MBA from Stanford University’s Graduate School of Business in 2001. We believe that Mr. Saiontz is qualified to serve on our board of directors based on his extensive strategic and investing experience.

Suzy Taherian.    Suzy Taherian is one of our independent directors. Ms. Taherian has over 25 years of experience acting as Chief Financial Officer, Chief Operating Officer, and acting Chief Financial Officer for global industrial companies. She started her career as a consultant with Accenture, advising large companies on implementation of ERP systems to optimize operations. She later held various senior finance roles for 16 years at Exxon and Chevron. Since January 2020, Ms. Taherian has been an advisor to TKCapital, a private equity firm with investments in industrial companies. Additionally, Ms. Taherian has served as Chief Financial Officer of several industrial companies — from February 2017 through December 2019, at Kinetic Systems Inc., a global engineering and construction firm; from July 2016 through January 2017, at RePower, a national software company; from June 2015 through June 2016, at NobleIron, a publicly-traded construction equipment rental company (TSX:NIR); and from April 2013 through May 2015, at eCullet, a national manufacturer of glass. Over her career, she has worked on financings of over $4.5 billion and M&A transactions of over $2.5 billion. She previously served on numerous boards such as Glass to Glass, a joint venture with Owens Illinois which is the world’s largest glass manufacturer, and Chevron Federal Credit Union, which has over $1 billion in assets. She previously served on boards of various nonprofits (including a homeless shelter and a school) and is an active community leader and was appointed as the Contra Costa County Library Commissioner, advocating for literacy and education for one million residents of the county. Since 2019, she has been on the Steering Committee of CFO Leadership Council, a national organization of Chief Financial Officers. Additionally, Ms. Taherian has been an adjunct professor at UC Davis Graduate School of Management for last 9 years, teaching courses on International Finance and International Business. Ms. Taherian holds a Bachelor of Science degree in Mechanical Engineering from UC Davis and an MBA from the Kellogg School of Management, Northwestern University. We believe that Ms. Taherian is qualified to serve on our board of directors based on her 25 years of experience as a finance executive with industrial companies.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Suzy Taherian, Brian Mathis and Kathleen Harris, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Kathleen Harris serves as chairman of the Audit Committee. Our Board has determined that Kathleen Harris qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our Compensation Committee consists of Brian Mathis, Marc Saiontz, and Neil Glat , each of whom is an independent director. Brian Mathis serves as chairman of the Compensation Committee. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement/prospectus and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

Our Nominating Committee consists of Neil Glat, Kathleen Sullivan, and Suzy Taherian, each of whom is an independent director under Nasdaq’s listing standards. Neil Glat is the chair the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in NHIC’s Nominating Committee Charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Employment Agreements

NHIC has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.

Executive Officers and Director Compensation

None of our officers has received any cash compensation for services rendered to us. We have agreed to pay an affiliate of our sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

DIRECTORS AND EXECUTIVE OFFICERS OF EVOLV

Current Directors and Executive Officers

Evolv’s directors and executive officers are as follows as of the Record Date:

Name	Age	Position
Peter G. George	62	Chief Executive Officer and President
Peter Faubert	50	Chief Financial Officer
Anthony John De Rosa	48	Chief Revenue Officer
Anil R. Chitkara	53	Co-Founder, Head of Corporate Development
Michael Philip Ellenbogen	57	Co-Founder, Head of Advanced Technology
Alan Cohen	60	Chairman of the Board
David Orfao	62	Director
Merline Saintil	44	Director
Mark Sullivan	66	Director
Bilal Zuberi	45	Director

Peter G. George.    Peter G. George has been Evolv’s Chief Executive Officer and President since January 2020. Prior to assuming the role of Chief Executive Officer, Mr. George served as Chief Commercial Officer of Evolv from February 2019 to December 2019. Prior to joining Evolv, Mr. George served as President, Chief Executive Officer and Chairman of Fidelis Cybersecurity, a company focused on threat and data breach detection, from March 2008 to August 2019. Mr. George also served as the Chief Executive Officer of Empow Cybersecurity, a company offering intelligent, AI and natural language processing solutions to reduce false positives during threat detection, from March 2018 to November 2018. Mr. George serves on the Board of Directors of Corero Network Security PLC (LON: CNS), including its Compensation Committee, since January 2019. Mr. George received a Bachelor of Arts degree in History from the College of the Holy Cross in 1981.

Peter Faubert.    Peter Faubert has been Evolv’s Chief Financial Officer since October 2019. Prior to Evolv, Mr. Faubert served as Chief Financial Officer and Senior Vice President of SeaChange International, Inc. from July 7, 2016 to October 8, 2019, and from February 25, 2019 to April 4, 2019, served in the Office of the CEO. Mr. Faubert served as Chief Financial Officer of This Technology, Inc. from December 2013 to August 2015 when This Technology was acquired by Comcast Corporation. Prior to This Technology, Mr. Faubert served as Chief Financial Officer and Treasurer of Vision Government Solutions, Inc. from October 2012 to December 2013. Mr. Faubert currently serves on the Board of Directors of Aware, Inc. (NASDAQ: AWRE), a leading identity verification and management solutions provider, and has served on its Audit Committee since March 2020 (and was named Chairman of the Audit Committee in June 2020) and its Nominating Committee since February 2021. Mr. Faubert received a Bachelor of Science degree in Finance and Accounting from Northeastern University in 1997.

Anthony John De Rosa.    Anthony John De Rosa has been Evolv’s Chief Revenue Officer since October 2020. From April 2015 to September 2020, Mr. De Rosa was the Chief Revenue Officer of Orbital Insight, Inc., a remote sensing and artificial intelligence company focused on using satellite imagery and computer vision to create time series analytics, and engaging in geospatial analytics. From November 2002 to March 2015, Mr. De Rosa served as the Senior Managing Director of Eze Software Group, a trading, portfolio management and compliance software company in the investment management sector. Mr. De Rosa received a Bachelor of Science degree in Economics from Lehigh University of Business in 1995 and was part of the Executive Management Program at Stanford University’s Graduate School of Business in 2018.

Anil R. Chitkara.    Anil R. Chitkara co-founded Evolv with Michael Philip Ellenbogen July 2013, serving as Evolv’s Head of Corporate Development since that time. Prior to co-founding Evolv, Mr. Chitkara was the Senior Vice President, Market Development for Oco, Inc., a business analytics software provider that was subsequently acquired by Deloitte, from January 2007 to June 2011. Prior to joining Oco, Inc., Mr. Chitkara was the Vice President of Parametric Technology Corporation, a company currently offering a variety of augmented reality, industrial IoT, PLM and CAD solutions, from May 2001 to January 2007. Mr. Chitkara received a Bachelor of Science degree in Business Administration from Boston University in 1989 and a Master of Business Administration degree from the Tuck School of Business at Dartmouth College in 1994.

Michael Philip Ellenbogen.    Michael Philip Ellenbogen co-founded Evolv with Anil R. Chitkara in July 2013 and has been Evolv’s Head of Advanced Technology since January 2020. Prior to assuming his current role, Mr. Ellenbogen served as the company’s Chief Executive Officer from August 2013 to January 2020. Prior to co-founding Evolv, Mr. Ellenbogen was the founder, President and Chief Executive Officer of Reveal Imaging Technologies, an X-ray imaging systems company focusing on automated explosives detection, from 2002 to 2010. Prior to joining Reveal, Mr. Ellenbogen was the Vice President of Research & Development and Business Development of PerkinElmer Detection Systems, a provider of X-ray-based security technologies, from 1994 to 2002. During his 25-plus year career in the security industry, Mr. Ellenbogen has proven his expertise in product and business development, as well as stakeholder value creation. In addition, Mr. Ellenbogen is an inventor with 19 awarded patents. Mr. Ellenbogen received a Bachelor of Science degree in Physics from Colgate University in 1986.

Alan Cohen.    Alan Cohen is the Chairman of the Evolv’s Board of Directors (“Evolv’s “Board”). Mr. Cohen is a veteran executive and board member with over 25 years of experience working with technology companies. Since 2019, Mr. Cohen has been a partner at DCVC, a venture capital firm. Prior to that, Mr. Cohen was Chief Commercial Officer for Illumio, a cybersecurity software firm, from 2013 to 2018. Mr. Cohen has served on the boards of directors of numerous DCVC portfolio companies specializing in physical and cybersecurity, payments, AI, and enterprise sectors and has been an advisor and investor in multiple billion-dollar companies. Mr. Cohen received a Bachelor of Arts degree in English from SUNY Buffalo in 1981, a Master of Arts degree in English from the University of Vermont in 1984, a Master of Arts degree in International Affairs and Economics from the American University School of International Service in 1986 and Master of Business Administration degree with a focus on Finance from New York University in 1990.

David Orfao.    David Orfao is a director on Evolv’s Board. Mr. Orfao has been a partner at General Catalyst, a venture capital firm focused on investments in the software sector, since 2000. Prior to joining General Catalyst, Mr. Orfao was the Chief Executive Officer of Allaire Corporation, a computer software company that was later acquired by Macromedia followed by Adobe. Mr. Orfao has served on the boards of directors of several public companies including Allaire Corporation from 1999 to 2001; Imprivata, Inc., an IT security company that was subsequently acquired by Thomas Bravo, from 2002 to 2010; and Bright Cove, Inc. (NASDAQ: BCOV), a software company, from 2005 to 2012. Mr. Orfao received a Bachelor of Arts degree in Accounting and Business from Norwich University in 1981.

Merline Saintil.    Merline Saintil is a director on Evolv’s Board. Ms. Saintil has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit, Yahoo, PayPal, Adobe, Joyent, and Sun Microsystems. From 2019 to 2020, she was the Chief Operating Officer, R&D-IT of Change Healthcare Inc. Prior to that, Ms. Saintil held the position of Head of Operations, Product & Technology with Intuit Inc. from November 2014 until August 2018. Ms. Saintil has served on the Boards of Directors of Lightspeed (NYSE: LSPD) since 2020, ShotSpotter (NASDAQ: SSTI) since 2019, Banner Corporation (NASDAQ: BANR) since 2017, and Evolv since 2021. She is the Chair of the Risk Committee and member of the Compensation, Nominating and Governance Committee at Lightspeed, a member of the Audit Committee at ShotSpotter and a member of Risk and Compensation Committees at Banner Corporation. Ms. Saintil has received numerous accolades during her career, most recently being named Women Inc.’s 2019 Most Influential Corporate Board Director. In prior years, she was ranked one of the Most Powerful Women Engineers in the World by Business Insider magazine, she was recognized as a Women of Influence 2017 by Silicon Valley Business Journal and she has earned a Lifetime Achievement Award from Girls in Tech. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute. Ms. Saintil earned a Bachelor of Science degree in Computer Science from Florida A&M University in 1998 and a Master of Science degree in Software Engineering Management from Carnegie Mellon University in 2005, and has completed Stanford Directors’ College and Harvard Business School’s executive education program.

Mark Sullivan.    Mark Sullivan is a director on Evolv’s Board. Since January 2018, Mr. Sullivan has been the owner of Mark Sullivan Consulting in St. Petersburg Beach, Florida. Prior to that, Mr. Sullivan was a Principal at Global Security and Innovative Strategies from February 2013 to December 2017. Before entering the private sector, Mr. Sullivan was a federal agent for 35 years, 30 years as a special agent with the U.S. Secret Service, serving in a variety of leadership roles. He was appointed Director of the Secret Service by the President in May 2006 and served in that position until February 2013. Mr. Sullivan served on the Board of Directors of Command Security Corporation (now known as Prosegur (BME:PSG)), a full-service security solutions company, from July 2013 to January 2019 and served on its Compensation Committee from May 2015 to January 2019. Mr. Sullivan received his Bachelor of Science degree in Criminal Justice from St. Anselm College in 1977.

Bilal Zuberi.    Bilal Zuberi is a director on Evolv’s Board. Since May 2013, Mr. Zuberi has been a partner at Lux Capital, a firm that invests in technology start-ups. At Lux Capital, Mr. Zuberi has lead Lux’s investments in Saildrone, autonomous ocean data collection; AirMap, unmanned air traffic management platform; Desktop Metal, metal 3D printing; Nozomi Networks, industrial cyber security; Zededa, open-source virtualization of the cyber-physical edge; Fiddler, which is making AI explainable; Evolv, physical security screening; Orbital Insight, image analysis and data science at petabyte scale; Veo Robotics, collaborative industrial robotics; Applied Intuition, a simulation platform for autonomous mobility; Yonder, an authentic internet company; Higharc, a company democratizing custom home design; Lightform, projection mapping/AR; and others. Prior to joining Lux Capital, Mr. Zuberi was a principal at General Catalyst Partners from October 2008 to May 2013, where he led the firm’s investments in deep tech, including energy, robotics, medtech, and hardware and software systems. Before becoming an investor, he co-founded GEO2 Technologies in January 2004. Earlier in his career, Mr. Zuberi was a management consultant at The Boston Consulting Group from September 2003 to May 2004, where he advised management teams in complex business and strategy issues. Mr. Zuberi is a member of the Advisory Board of the Lemelson Foundation and has served on the boards of over a dozen private companies, including serving as a member of certain of such companies’ audit and compensation committees. Mr. Zuberi has also served as a member of Desktop Metal Inc.’s (NYSE: DM) audit committee since December 2020. Mr. Zuberi received a Bachelor of Science degree in Chemistry from The College of Wooster in 1998 and a Ph.D. in Physical Chemistry (with a focus in materials and analytical chemistry) from the Massachusetts Institute of Technology in 2003.

Compensation of Executive Officers

In this section we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below during 2020. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our “named executive officers.

Our named executive officers for the year ended December 31, 2020, (collectively, the “named executive officers”) are:

•        Peter George, who serves as Chief Executive Officer and is our principal executive officer;

•        Peter Faubert, who serves as Chief Financial Officer; and

•        Anil Chitkara, Co-Founder, who serves as Head of Corporate Development.

This section also describes the actions and decisions of our board of directors and compensation committee as it relates to fiscal 2020 compensation decisions.

2020 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation of our Named Executive Officers for the year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Peter George, Chief Executive Officer	2020	264,423	131,313	453,118	—	—	848,853
Peter Faubert Chief Financial Officer	2020	259,615	77,355	157,353	—	—	494,322
Anil Chitkara Co-Founder, Head of Corporate Development	2020	220,000	—	1,834	235,000	—	456,833

____________

(1)      Amounts shown reflect the grant date fair value of stock options awarded to the executive in 2020, computed in accordance with the requirements of ASC Topic 718. The assumptions used in the calculation of this amount are included in Note 2 to our audited consolidated financial statements included in this proxy statement/prospectus.

(2)      Amount shown reflects the commissions paid to Mr. Chitkara under a variable compensation plan, described below.

Narrative Disclosure to Summary Compensation Table

Base Salary

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of our compensation program. Base salaries for Mr. George and Mr. Chitkara were established in connection with their appointment to their current positions, and Mr. Faubert’s base salary was established at his time of hire. The following table sets forth the base salaries of our named executive officers for 2020:

Named Executive Officer	2020 Annual Base Salary
Peter George	$275,000
Peter Faubert	$270,000
Anil Chitkara	$228,800

Annual Incentive Compensation

We consider annual cash incentive bonuses to be an important component of our total compensation program and provides incentives necessary to retain executive officers. Mr. George and Mr. Faubert are eligible to receive an annual performance-based cash bonus based on a specified target annual bonus award amount, expressed as a percentage of the named executive officer’s base salary. In 2020, Mr. George and Mr. Faubert participated in our annual cash incentive bonus program at the following target percentages of base salary:

Named Executive Officer	Target Percentage
Peter George	50%
Peter Faubert	30%

For 2020, Mr. George’s and Mr. Faubert’s annual bonus was determined based on a combination of corporate performance and individual goals established by the board of directors. The actual bonus earned by Mr. George and Mr. Faubert for 2020 is set forth above in the Summary Compensation Table in the column entitled “Bonus.”

Mr. Chitkara is eligible to earn annual variable compensation in accordance with a commission plan established each year. For 2020, his variable compensation was targeted at $160,000 if he achieved bookings-related sales quotas with respect to ten key customers identified by the board of directors as strategically important to the

Company. His maximum variable compensation for 2020 was capped at $255,000. The actual bonus earned by Mr. Chitkara for 2020 is set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Employment Agreements

We are party to employment agreements with each of our named executive officers. The arrangements generally provide for at-will employment without any specific term and set forth the named executive officer’s initial base salary, bonus potential, eligibility for employee benefits and severance benefits upon a qualifying termination of employment, subject to such employee executing a separation agreement with us.

Peter George

On January 4, 2021 we entered into an amended and restated employment agreement with Mr. George, our Chief Executive Officer. Pursuant to his agreement, Mr. George is entitled to an annual base salary of $275,000 and is eligible to receive a target annual incentive bonus of 50% of his base salary.

Pursuant to his agreement, if Mr. George’s employment is terminated by us without “cause” or by Mr. George following his resignation with “good reason”, he is entitled to: (1) continued payment of his base salary for a period of 12 months, (2) payment of an amount equal to his current year target bonus, paid in a lump sum within 60 days following his termination date, (3) payment of premiums for continued health benefits to him under COBRA for up to 12 months following his termination, and (4) his vested options remaining exercisable for 12 months following his termination. If Mr. George’s employment is terminated without cause or resigns with good reason within one year following a “change of control” (as defined in his agreement), he is entitled to the aforementioned payments and benefits, except that any then-unvested outstanding equity awards will become vested in their entirety as of the last day of his employment. Mr. George’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his agreement and timely signing a general release of claims in our favor.

Peter Faubert

On January 4, 2021 we entered into an employment agreement with Mr. Faubert, our Chief Financial Officer. Pursuant to his agreement, Mr. Faubert is entitled to an annual base salary of $270,000 and is eligible to receive a target annual incentive bonus of 30% of his base salary.

Pursuant to his agreement, if Mr. Faubert’s employment is terminated by us without “cause” or by Mr. Faubert following his resignation with “good reason”, he is entitled to: (1) continued payment of his base salary for a period of nine months, (2) payment of an amount equal to 75% of his current year target bonus, paid in a lump sum within 60 days following his termination date, (3) payment of premiums for continued health benefits to him under COBRA for up to 9 months following his termination, and (4) his vested options remaining exercisable for 12 months following his termination. If Mr. Faubert’s employment is terminated without cause or resigns with good reason within one year following a “change of control” (as defined in his agreement), he is entitled to the aforementioned payments and benefits, except that any then-unvested outstanding equity awards will become vested in their entirety as of the last day of his employment. Mr. Faubert’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his agreement and timely signing a general release of claims in our favor.

Anil Chitkara

On January 4, 2021 we entered into an employment agreement with Mr. Chitkara, our Founder and Head of Corporate Development. Pursuant to his agreement, Mr. Chitkara is entitled to an annual base salary of $228,800 and is eligible to receive an annual variable compensation award each year, determined based on a commission plan containing performance criteria mutually agreed to by him and Evolv.

Pursuant to his agreement, if Mr. Chitkara’s employment is terminated by us without “cause” or by Mr. Chitkara following his resignation with “good reason”, he is entitled to: (1) continued payment of his base salary for a period of nine months, (2) payment of an amount equal to 75% of his current year target bonus, paid in a lump sum within 60 days following his termination date, (3) payment of premiums for continued health benefits to him under COBRA for up to 9 months following his termination, and (4) his vested options remaining exercisable for 12 months following his termination. If Mr. Chitkara’s employment is terminated without cause or resigns with good reason within one year following a “change of control” (as defined in his agreement), he is entitled to the aforementioned payments and benefits, except that any then-unvested outstanding equity awards will become vested in their entirety as of the last day of his employment. Mr. Chitkara’s benefits are conditioned, among other things, on his complying with his post-termination obligations under his agreement and timely signing a general release of claims in our favor.

Certain Definitions

Under the terms of each named executive officer’s employment agreement, “good reason” means (i) a material diminution in the named executive officer’s authority or responsibilities that causes the executive’s position to become of less authority or responsibility than his position immediately prior to such change, (ii) a material reduction in the executive’s base salary or target incentive compensation by more than 10%, or (iii) a change in the principal location where the executive performs his duties to a new location that is at least fifty miles from the prior location. In order to resign with “good reason”, the named executive officer must satisfy the notice requirements set forth in the employment agreement, including allowing Evolv 30 days to cure any event constituting “good reason.” In addition, under the terms of each employment agreement, “cause” means an executive’s (i) conduct constituting fraud, embezzlement, or illegal misconduct in connection with the performance of his duties; (ii) commission of, or voluntary and freely given confession to, or plea of guilty or nolo contendere to, a crime which constitutes a felony (other than a traffic violation), an indictment that results in material injury to Evolv, or a misdemeanor involving moral turpitude; (iii) willful failure to perform his employment duties or obligations (except resulting from incapacity or illness) as reasonably and lawfully directed by Company that continues after notice and an opportunity to cure; (iv) willful misconduct or gross negligence that is materially injurious to Evolv; (v) alcohol or substance abuse that materially interferes with the performance of his duties or obligations; (vi) repeated absence from work; (vii) violation of any restrictive covenants entered into with Evolv; or (viii) repeated violation of any of the material policies or practices of Company or a single serious violation of such policies or practices which Company, in its discretion, determines is materially injurious to Evolv.

Incentive Equity Compensation

We have historically offered stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options allow employees to purchase shares of common stock at a price equal to the fair market value of a share of common stock on the date of grant, as determined by the our Board of Directors in accordance with Section 409A of the Internal Revenue Code. Stock options typically vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three years, subject to the holder’s continued employment with us. From time to time, our Board of Directors may also construct alternate vesting schedules as it determines are appropriate to motivate particular employees. Historically, stock options have been intended to qualify as “incentive stock options” to the extent permitted under the Internal Revenue Code.

Awards of stock options were made under our 2013 Employee, Director and Consultant Equity Incentive Plan, or the 2013 Plan. The 2013 Plan is administered by the Board of Directors or a committee appointed by it to administer the plan. Options granted under the 2013 Plan have an exercise price that the 2013 Plan administrator determined is not less than the fair market value of the underlying stock on the date of grant. Options generally expire ten years from the date of grant. Following the consummation of the Business Combination, and provided that the 2021 Plan is approved as described under “Proposal 3 — The Stock Plan Proposal,” no new awards will be granted under the 2013 Plan.

The following table sets forth the stock options granted to our named executive officers during 2020:

Named Executive Officer	Grant Date	Number of Stock Options Granted
Peter George(1)	August 17, 2020	7,847,839
Peter George(1)	August 17, 2020	1,481,982
Peter George(3)	August 17, 2020	37,500
Peter Faubert(2)	August 17, 2020	3,260,361
Peter Faubert(3)	August 17, 2020	37,500
Anil Chitkara(3)	August 17, 2020	37,500

____________

(1)      Mr. George was granted an option to acquire 7,847,839 shares that vested as to 25% of the award on January 1, 2021, and as to 1/48th of the award each month thereafter. In addition, Mr. George was granted a fully vested “milestone award” consisting of an option to acquire 1,481,982 shares, which was awarded to him following achievement of strategic objectives established by the board of directors.

(2)      Options granted under this award vested as to 25% of the award on October 14, 2020, and as to 1/48th of the award each month thereafter.

(3)      Options granted under this award will vest as to 25% of the award on June 3, 2021, and as to 1/48th of the award each month thereafter.

Other Elements of Compensation

In addition to the annual and long-term compensation described above, we provide the named executive officers with benefits and limited perquisites consistent with those provided to other company executives, as described below:

Comprehensive Benefits Package

We provide a competitive benefits package to all full-time employees, including the named executive officers, that includes health and welfare benefits, such as medical, dental, disability insurance and life insurance benefits.

Retirement Plan

We provide a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not generally taxable to the employees until withdrawn or distributed from the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table shows all outstanding equity awards (which consisted solely of time-vesting options to acquire shares of common stock) held by the named executive officers as of December 31, 2020.

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Peter George	August 17, 2020(1)	1,481,982	0	—	$0.16	August 17, 2030
	August 17, 2020(2)	0	7,847,839	—	$0.16	August 17, 2030
	August 17, 2020(3)	0	37,500	—	$0.16	August 17, 2030
	February 21, 2019(4)	2,555,418	1,601,250	—	$0.15	February 20, 2029
Peter Faubert	August 17, 2020(5)	950,938	2,309,423	—	$0.16	August 17, 2030
	August 17, 2020(3)	0	37,500	—	$0.16	August 17, 2030
Anil Chitkara	August 17, 2020(3)	0	37,500	—	$0.16	August 17, 2030
	September 15, 2017(6)	4,112,500	87,500	—	$0.09	September 13, 2027

____________

(1)      Options under this award are fully vested.

(2)      Options granted under this award vested as to 25% of the award on January 1, 2021, and as to 1/48th of the award each month thereafter.

(3)      Options granted under this award will vest as to 25% of the award on June 3, 2021, and as to 1/48th of the award each month thereafter.

(4)      Mr. George was granted an option to acquire 5,490,000 shares on February 21, 2019. Options granted under this award vested as to 25% of the award on February 11, 2020, and as to 1/48th of the award each month thereafter. Mr. George exercised this award with respect to 1,333,332 shares on December 22, 2020, 114,375 shares on January 11, 2021, and 114,375 shares on February 11, 2021.

(5)      Mr. Faubert was granted an option to acquire 3,260,361 shares on August 17, 2020. Options granted under this award vested as to 25% of the award on October 14, 2020, and as to 1/48th of the award each month thereafter.

(6)      Mr. Chitkara was granted an option to acquire 4,200,000 shares. Options granted under this award vested as to 25% of the award on January 1, 2018, and as to 1/48th of the award each month thereafter. Mr. Chitkara exercised this option with respect to 1,000,000 shares on March 1, 2021.

DIRECTOR COMPENSATION

No directors received compensation for their service on our board of directors in 2020. Following the consummation of the Business Combination, we intend to adopt an appropriate non-employee director compensation program pursuant to which our non-employee directors will be eligible to receive a combination of an annual cash retainer, meeting fees, and/or equity-based awards.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION

Information about Directors Expected to be Appointed to the Board Upon the Closing of the Merger

Upon consummation of the Merger, the Combined Company’s Board of Directors will comprise ten members. Each of our incumbent directors, with the exception of Kevin Charlton and Neil Glat, will resign from our Board upon Closing.

Executive Officers and Directors

The following persons are anticipated to be the executive officers and directors of the Combined Company, which will be renamed “Evolv Technologies Holdings, Inc.” following the Merger:

Name	Age	Position
Peter G. George	62	Chief Executive Officer and Director
Michael Philip Ellenbogen	57	Head of Advanced Technology and Director
Alan Cohen	60	Chairman of the Board
Kevin Charlton	54	Director
Neil Glat	52	Director
David Orfao	62	Director
Merline Saintil	44	Director
Mark Sullivan	66	Director
Bilal Zuberi	44	Director
Mahesh Saptharishi	43	Director

Peter G. George.    Peter G. George has been Evolv’s Chief Executive Officer and President since January 2020 and will be the Chief Executive Officer and a director of the Combined Company. Prior to assuming the role of Chief Executive Officer at Evolv, Mr. George served as Chief Commercial Officer of Evolv from February 2019 to December 2019. Prior to joining Evolv, Mr. George served as President, Chief Executive Officer and Chairman of Fidelis Cybersecurity, a company focused on threat and data breach detection, from March 2008 to August 2019. Mr. George also served as the Chief Executive Officer of Empow Cybersecurity, a company offering intelligent, AI and natural language processing solutions to reduce false positives during threat detection, from March 2018 to November 2018. Mr. George serves on the Board of Directors of Corero Network Security PLC (LON: CNS), including its Compensation Committee, since January 2019. Mr. George received a Bachelor of Arts degree in History from the College of the Holy Cross in 1981. We believe that Mr. George is qualified to serve on the Combined Company’s board of directors based on his extensive experience in the cybersecurity and threat detection industry.

Michael Philip Ellenbogen.    Michael Philip Ellenbogen co-founded Evolv with Anil R. Chitkara in July 2013 and has been Evolv’s Head of Advanced Technology since January 2020. Mr. Ellenbogen will be the Head of Advanced Technology and a director of the Combined Company. Prior to assuming his current role at Evolv, Mr. Ellenbogen served as the company’s Chief Executive Officer from August 2013 to January 2020. Prior to co-founding Evolv, Mr. Ellenbogen was the founder, President and Chief Executive Officer of Reveal Imaging Technologies, an X-ray imaging systems company focusing on automated explosives detection, from 2002 to 2010. Prior to joining Reveal, Mr. Ellenbogen was the Vice President of Research & Development and Business Development of PerkinElmer Detection Systems, a provider of X-ray-based security technologies, from 1994 to 2002. During his 25 plus year career in the security industry, Mr. Ellenbogen has proven his expertise in product and business development, as well as stakeholder value creation. In addition, Mr. Ellenbogen is an inventor with 19 awarded patents. Mr. Ellenbogen received a Bachelor of Science degree in Physics from Colgate University in 1986. We believe that Mr. Ellenbogen is qualified to serve on the Combined Company’s board of directors based on his extensive experience in the threat detection industry, as well as his expertise in product and business development and strategy.

Alan Cohen.    Alan Cohen is the Chairman of the Evolv’s Board of Directors (Evolv’s “Board”) and will be the Chairman of the Combined Company’s board of directors. Mr. Cohen is a veteran executive and board member with over 25 years of experience working with technology companies. Since 2019, Mr. Cohen has been a partner at DCVC, a venture capital firm. Prior to that, Mr. Cohen was Chief Commercial Officer for Illumio, a cybersecurity software firm, from 2013 to 2018. Mr. Cohen has served on the boards of directors of numerous DCVC portfolio companies specializing in physical and cybersecurity, payments, AI, and enterprise sectors and has been an advisor and investor in multiple billion-dollar companies. Mr. Cohen received a Bachelor of Arts degree in English from SUNY Buffalo in 1981, a Master of Arts degree in English from the University of Vermont in 1984, a Master of Arts degree in International Affairs and Economics from the American University School of International Service in 1986 and Master of Business Administration degree with a focus on Finance from New York University in 1990. We believe that Mr. Cohen is qualified to serve on the Combined Company’s board of directors based on his extensive strategic, investment and operational experience in the technology industry.

Kevin Charlton.    Kevin Charlton is our Chief Executive Officer and will be a director of the Combined Company. Mr. Charlton has been the Co-Chairman of NewHold Enterprises LLC since 2017 and has spent more than 20 years in private equity. Prior to NewHold Enterprises LLC, Mr. Charlton was the Co-Founder of River Hollow Partners from June 2013 through April 2017. From January 2014 through February 2015, Mr. Charlton was the President and Chief Operating Officer of Hennessy Capital Acquisition Corp., a $115 million NASDAQ-listed SPAC that merged with Blue Bird Corporation (NASDAQ: BLBD), the school bus manufacturer, in February 2015. From July 2015 through February 2017, he then served as President, Chief Operating Officer and Vice Chairman of the Board of Directors of Hennessy Capital Acquisition Corp. II, a $200 million NASDAQ-listed SPAC that merged with Daseke, Inc. (NASDAQ: DSKE), in February 2017. From July 2017 through October 2019, Mr. Charlton served as President, Chief Operating Officer and Vice Chairman of the Board of Directors of Hennessy Capital Acquisition Corp. III, a $275 million NYSE-listed SPAC that merged with NRC Group (NYSE: NRCG) in October 2018. Prior to NewHold, Mr. Charlton was with JPMorgan (NYSE: JPM), Investcorp, and Macquarie (ASX: MQG). Mr. Charlton has served on more than 25 Boards of Directors in all relevant roles, and in almost all cases as Chairman or Lead Director on behalf of the majority owner. Prior to his career in private equity, Mr. Charlton was with McKinsey and Company in New York and NASA Headquarters in Washington, DC. Mr. Charlton has been Chairman of American AllWaste LLC since May 2018, and currently serves on the Boards of Daseke, Inc. (NASDAQ: DSKE), a heavy haul trucking company that he took public in February 2017; Spirit Realty Capital (NYSE: SRC), a triple net commercial REIT that he took public in 2012; and Macro Energy LLC, a high efficiency lighting company. Mr. Charlton has successfully sold companies to both strategic and financial investors, maximized value through the staged exit to separate buyers, and taken companies public, including companies in the manufacturing, distribution, business services, transportation, real estate, consumer products, and food and beverage sectors. He has a long history of working in partnership with management to develop and execute a strategic agenda. Mr. Charlton received his Bachelor’s degree in Aerospace Engineering cum laude from Princeton University in 1988, his Master of Science in Aerospace Engineering with Distinction from the University of Michigan in 1990, and his Master of Business Administration with Honors from the Kellogg School at Northwestern University in 1995. We believe that Mr. Charlton is qualified to serve on the Combined Company’s board of directors based on his extensive strategic and investing experience.

Neil Glat.    Neil Glat is one of our independent directors and chairs the Nominating Committee, and will be a director of the Combined Company. From September 2019 through March 2020, Mr. Glat was a Senior Advisor to the New York Jets, as well as a Managing Member of NG Strategies, LLC. From April 2012 through August 2019, Mr. Glat served as the President of the New York Jets. Prior to that, Mr. Glat was a senior executive at the National Football League for 15 years, where he oversaw corporate development and strategy, in addition to having top-tier experience in management consulting at McKinsey & Company and investment banking at Dillon, Read & Co. Mr. Glat is currently on the Board of ASM Global, a privately-held company which is the world’s largest stadium, arena, convention center, theater, and venue management company and which was formed by the recent merger of SMG and AEG Facilities. In addition, Mr. Glat serves on many philanthropic boards. Mr. Glat has extensive operating and strategic experience in sports, entertainment, media, and hospitality. During his more than 25 years in combined tenures at the New York Jets, the National Football League, and professional service firms, Mr. Glat has consistently focused on, among other things, driving revenue growth, increasing consumer engagement, identifying new businesses, encouraging innovation, developing forward-looking strategies, and executing strategic transactions and deals. Mr. Glat earned a Bachelor of Sciences degree in Economics from The Wharton School at the University of Pennsylvania and a JD from Harvard Law School. We believe that Mr. Glat is qualified to serve on the Combined Company’s board of directors based on his extensive operational, managerial, strategic, and financial experience.

David Orfao.    David Orfao is a director on Evolv’s Board and will be a director of the Combined Company. Mr. Orfao has been a partner at General Catalyst, a venture capital firm focused on investments in the software sector, since 2000. Prior to joining General Catalyst, Mr. Orfao was the Chief Executive Officer of Allaire Corporation, a computer software company that was later acquired by Macromedia followed by Adobe. Mr. Orfao has served on the boards of directors of several public companies including Allaire Corporation from 1999 to 2001; Imprivata, Inc., an IT security company that was subsequently acquired by Thomas Bravo, from 2002 to 2010; and Bright Cove, Inc. (NASDAQ: BCOV), a software company, from 2005 to 2012. Mr. Orfao received a Bachelor of Arts degree in Accounting and Business from Norwich University in 1981. We believe that Mr. Orfao is qualified to serve on the Combined Company’s board of directors based on his extensive strategic and investing experience in the technology industry.

Merline Saintil.    Merline Saintil is a director on Evolv’s Board and will be a director of the Combined Company. Ms. Saintil has served as a technology and business executive at Fortune 500 and privately-held companies, including Intuit, Yahoo, PayPal, Adobe, Joyent, and Sun Microsystems. From 2019 to 2020, she was the Chief Operating Officer, R&D-IT of Change Healthcare Inc. Prior to that, Ms. Saintil held the position of Head of Operations, Product & Technology with Intuit Inc. from November 2014 until August 2018. Ms. Saintil has served on the Boards of Directors of Lightspeed (NYSE: LSPD) since 2020, ShotSpotter (NASDAQ: SSTI) since 2019, Banner Corporation (NASDAQ: BANR) since 2017, and Evolv since 2021. She is the Chair of the Risk Committee and member of the Compensation, Nominating and Governance Committee at Lightspeed, a member of the Audit Committee at ShotSpotter and a member of Risk and Compensation Committees at Banner Corporation. Ms. Saintil has received numerous accolades during her career, most recently being named Women Inc.’s 2019 Most Influential Corporate Board Director. In prior years, she was ranked one of the Most Powerful Women Engineers in the World by Business Insider magazine, she was recognized as a Women of Influence 2017 by Silicon Valley Business Journal and she has earned a Lifetime Achievement Award from Girls in Tech. She is certified in Cybersecurity Oversight by the National Association of Corporate Directors and the Carnegie Mellon Software Engineering Institute. Ms. Saintil earned a Bachelor of Science degree in Computer Science from Florida A&M University in 1998 and a Master of Science degree in Software Engineering Management from Carnegie Mellon University in 2005, and has completed Stanford Directors’ College and Harvard Business School’s executive education program. We believe that Ms. Saintil is qualified to serve on the Combined Company’s board of directors based on her extensive operational, managerial and strategic experience.

Mark Sullivan.    Mark Sullivan is a director on Evolv’s Board and will be a director of the Combined Company. Since January 2018, Mr. Sullivan has been the owner of Mark Sullivan Consulting in St. Petersburg Beach, Florida. Prior to that, Mr. Sullivan was a Principal at Global Security and Innovative Strategies from February 2013 to December 2017. Before entering the private sector, Mr. Sullivan was a Federal Agent for 35, years, 30 years aa a Special Agent with the US Secret Service, serving in a variety of leadership roles. He was appointed Director of the Secret Service by the President in May 2006 and served in that position until February 2013. Mr. Sullivan served on the Board of Directors of Command Security Corporation (now known as Prosegur (BME:PSG)), a full-service security solutions company, from July 2013 to January 2019 and served on its Compensation Committee from May 2015 to January 2019. Mr. Sullivan received his Bachelor of Science degree in Criminal Justice from St. Anselm College in 1977. We believe that Mr. Sullivan is qualified to serve on the Combined Company’s board of directors based on his extensive U.S government service and experience in the security solutions industry.

Bilal Zuberi.    Bilal Zuberi is a director on Evolv’s Board and will be a director of the Combined Company. Since May 2013, Mr. Zuberi has been a partner at Lux Capital, a firm that invests in technology start-ups. At Lux Capital, Mr. Zuberi has lead Lux’s investments in Saildrone, autonomous ocean data collection; AirMap, unmanned air traffic management platform; Desktop Metal, metal 3D printing; Nozomi Networks, industrial cyber security; Zededa, open-source virtualization of the cyber-physical edge; Fiddler, which is making AI explainable; Evolv, physical security screening; Orbital Insight, image analysis and data science at petabyte scale; Veo Robotics, collaborative industrial robotics; Applied Intuition, a simulation platform for autonomous mobility; Yonder, an authentic internet company; Higharc, a company democratizing custom home design; Lightform, projection mapping/AR; and others. Prior to joining Lux Capital, Mr. Zuberi was a principal at General Catalyst Partners from October 2008 to May 2013, where he led the firm’s investments in deep tech, including energy, robotics, medtech, and hardware and software systems. Before becoming an investor, he co-founded GEO2 Technologies in January 2004. Earlier in his career, Mr. Zuberi was a management consultant at The Boston Consulting Group from September 2003 to May 2004, where he advised management teams in complex business and strategy issues. Mr. Zuberi is a member of the Advisory Board of the Lemelson Foundation and has served on the boards of over a dozen private companies, including serving as a member of certain of such companies’ audit and compensation committees. Mr. Zuberi has also served as a member of Desktop Metal Inc.’s (NYSE: DM) audit committee since December 2020. Mr. Zuberi received a Bachelor of Science degree in Chemistry from The College of Wooster in 1998 and a Ph.D. in Physical Chemistry (with a focus in materials and analytical chemistry) from the Massachusetts Institute of Technology in 2003. We believe that Mr. Zuberi is qualified to serve on the Combined Company’s board of directors based on his extensive strategic and investing experience in the technology industry.

Mahesh Saptharishi.    Mahesh Saptharishi will be a director nominee of the Combined Company. He is currently the Chief Technology Officer and Senior Vice President of Motorola Solutions, Inc., a public safety and enterprise security company, since January 2019. His responsibilities include technology strategy, incubating new public safety and enterprise security technologies, leading AI research and development, and leading software and IoT user experience and industrial design. Additionally, he is a member of Motorola Solutions’ corporate venture capital investment committee. Prior to joining Motorola, Dr. Saptharishi was the Chief Technology Officer and Senior Vice President of Avigilon Corporation, an enterprise video security and access control company, from September 2014 to January 2019, where he was responsible for product strategy, product management, engineering, and advanced technology research and development. Prior to Avigilon, he founded two start-ups both focused on machine learning and computer vision. He earned his PhD from Carnegie Mellon University in Machine Learning in 2005 and a Bachelor of Science and a Master of Science degree in Electrical and Computer Engineering from Carnegie Mellon University in 1998 and 1999 respectively. We believe that Dr. Saptharishi is qualified to serve on the Combined Company’s board of directors based on his extensive operational, technical, managerial and strategic experience in the security solutions industry.

Family Relationships

There are no family relationships between the Combined Company’s Board of Directors and any of its executive officers.

Board of Directors

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The Combined Company’s Board of Directors has determined that, upon the consummation of the Merger, each of [•] will be an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, the Combined Company’s Board of Directors considered the current and prior relationships that each non-employee director has with Evolv and will have with the combined company and all other facts and circumstances the Combined Company’s Board of Directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

The Combined Company’s Board of Directors will be divided into [three classes] with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a [three-year] term.

Committees of the Board of Directors

The standing committees of Combined Company’s Board of Directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Merger is set forth below.

Audit Committee

Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and following the merger will consist of __________, ______________ and ________, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. _____________ will serve as chairman of the Audit Committee. Our Board has determined that ____________qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The audit committee’s duties are specified in our Audit Committee Charter.

Compensation Committee

Following the Merger, our Compensation Committee will consist of ___________, __________, and ____________, each of whom is an independent director. __________ will serve as chairman of the Compensation Committee. The functions of the Compensation Committee will be set forth in a Compensation Committee Charter.

Nominating and Corporate Governance Committee

Following the Merger, our Nominating and Corporate Governance Committee will consist of _______, __________, and __________, each of whom is an independent director under Nasdaq’s listing standards. ________ is the chair the nominating committee. The nominating and corporate governance committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating and corporate governance committee considers persons identified by its members, management, shareholders, investment bankers and others.

The guidelines for selecting nominees, will be specified in the Nominating and Corporate Governance Committee Charter.

Code of Conduct and Ethics

Upon the consummation of the Merger, we will adopt a new code of conduct and ethics for our directors, officers, employees and certain affiliates following the Merger in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at [ ]. The Combined Company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Merger, requests for a printed copy may be directed to: __________ Attention: ____.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the combined company’s website at [•]. The information on this website is not part of this proxy statement.

Officer and Director Compensation Following the Merger

The Registrant will provide such information in an amendment to this Registration Statement prior to its being declared effective.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of [•], 2021 pre-Business Combination and immediately after the consummation of the Business Combination by:

•        each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by NHIC to be the beneficial owner of more than 5% of shares of our common stock as of [•], 2021 (pre-Business Combination) or of shares of our common stock upon the closing of the Business Combination;

•        each of NHIC’s executive officers and directors;

•        each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•        all of our current executive officers and directors as a group; and

•        all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, NHIC had [•] shares of common stock issued and outstanding.

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, NHIC believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.

Subject to the paragraph above, percentage ownership of outstanding shares is based on [•]shares of our common stock to be outstanding upon consummation of the Business Combination, inclusive of the PIPE Investment and the conversion of the NHIC Rights at the closing of the Business Combination, but does not take into account any warrants, options or other convertible securities of Evolv issued and outstanding as of the date hereof. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by NHIC’s existing stockholders in NHIC will be different.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the public shares having been redeemed.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes [•] public shares having been redeemed.

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption			Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	% of Class	Number of Shares		% of Class	Number of Shares	% of Class
NewHold Industrial Technology Holdings LLC(2)	2,525,000	11.1%	2,525,000			2,525,000
Kevin Charlton(2)	2,660,000	11.8%	2,660,000			2,660,000
Thomas J. Sullivan	50,000	* %	50,000		*	50,000	*
Charles Goldman(2)	2,660,000	11.8%	2,660,000			2,660,000
Charlie Baynes-Reid(2)	2,625,000	11.6%	2,625,000			2,625,000
Adam Deutsch(2)	2,592,500	11.5%	2,592,500			2,592,500
Nick Petruska	200,000	1.1%	200,000		*	200,000	*
Marc Saiontz	32,500	*	32,500		*	32,500	*
Kathleen Harris	40,000	*	40,000		*	40,000	*
Brian Mathis	35,000	*	35,000		*	35,000	*
Neil Glat	35,000	*	35,000		*	35,000	*
Suzy Taherian	32,500	*	32,500		*	32,500	*
UBS O’Connor LLC(3)	345,000	1.6%	345,000		*	345,000	*
Magnetar Financial LLC(4)	345,000	1.6%	345,000		*	345,000	*
Mint Tower Capital Management B.V.(5)	230,000	1.1%	230,000		*	230,000	*
All directors and executive officers prior to the business combinations as a group (10 individuals)	3,187,500	14.6%	3,187,500			3,187,500
Gates Frontier, LLC(6)	—	—	14,930,087			14,930,087
Data Collective IV, L.P.(7)	—	—	10,603,356			10,603,356
General Catalyst Group V, L.P.(8)	—	—	12,880,439			12,880,439
Finback Evolv, LLC(9)	—	—	11,298,051			11,298,051
Lux Ventures III, L.P.(10)	—	—	10,639,672			10,639,672
Peter George			5,466,244	(11)		5,466,244
Peter Faubert			1,206,916	(13)	*	1,206,916	*
Anil Chitkara			2,946,746	(14)		2,946,746
All directors and executive officers following the business combinations as a group ([___] individuals)

____________

*        Less than 1%.

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is 12141 Wickchester Ln., Suite 325 Houston, TX 77079.

(2)      Our sponsor is controlled by NewHold Enterprises LLC. Investment and voting decisions for NewHold Enterprises LLC are made by Kevin Charlton, Charles Goldman, Charlie Baynes-Reid and Adam Deutsch. Each of our officers and directors has an economic interest in our Sponsor. 2,525,000 of the shares beneficially owned by each of Kevin Charlton, Charles Goldman, Charlie Baynes-Reid and Adam Deutsch consist of the shares owned by our sponsor. Each of Kevin Charlton, Charles Goldman, Charlie Baynes-Reid and Adam Deutsch disclaims any pecuniary interest in such shares except to the extent of their beneficial interest in NewHold Enterprises LLC.

(3)      The registered holders of the referenced shares are funds and accounts under management by UBS O’Connor LLC. The applicable portfolio managers, as managing directors of such entity, have voting and investment power over the shares held by the funds and accounts, which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 1N. Wacker Drive, 31st Floor, Chicago, IL 60606.

(4)      The registered holders of the referenced shares are funds and accounts under management by Magnetar Financial LLC. The applicable portfolio managers, as managing directors of such entity, have voting and investment power over the shares held by the funds and accounts, which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.

(5)      The registered holders of the referenced shares are funds and accounts under management by Mint Tower Capital Management B.V. The applicable portfolio managers, as managing directors of such entity, have voting and investment power over the shares held by the funds and accounts, which are the registered holders of the referenced shares. Such portfolio managers expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is Beursplein 5, 1012 JW Amsterdam, Netherlands.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NHIC Related Person Transactions

In February 2020, our Sponsor purchased 4,312,500 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.006 per share. In July 2020, our Sponsor transferred an aggregate of 867,500 Founder Shares, including to the following persons: (i) 32,500 founder shares to each of Marc Saiontz and Suzy Taherian, two of our independent directors, (ii) 35,000 Founder Shares to each of Neil Glat and Brian Mathis, two of our independent directors, (iii) 40,000 Founder Shares to Kathleen Harris, one of our independent directors, (iv) 50,000 Founder Shares to Thomas Sullivan, one of our independent directors, (v) 67,500 Founder Shares to Adam Deutsch, our Chief Financial Officer, (vi) 100,000 Founder Shares to Charlie Baynes-Reid, our Chief Operating Officer, (vii) 135,000 Founder Shares to each of Kevin Charlton and Charles Goldman, our Chief Executive Officer and director, respectively, and (viii) 200,000 Founder Shares to Nick Petruska, our special advisor. In July 2020, our Sponsor forfeited 920,000 Founder Shares and the anchor investors purchased 920,000 Founder Shares for an aggregate purchase price of approximately $5,333, or approximately $0.006 per share. The number of Founder Shares issued was determined based on the expectation that such Founder Shares would represent 20% of the outstanding shares upon completion of our IPO. The per share purchase price of the Founder Shares was determined by dividing the amount of cash contributed to the company by the aggregate number of Founder Shares issued. The Founder Shares (including the Class A common stock issuable upon exercise thereof) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holder.

In February 2020, our Sponsor agreed to loan NHIC up to $300,000 to be used for a portion of the expenses of our IPO pursuant to a promissory note. As of August 4, 2020, we had borrowed approximately $47,000 under the promissory note, including approximately $3,000 for costs paid directly by our sponsor. The note was non-interest bearing, unsecured and was paid promptly after our IPO on August 4, 2020.

Commencing on August 4, 2020, we have paid an affiliate of our Sponsor a total of $15,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees.

On August 4, 2020, simultaneously with the consummation of the IPO, we consummated the private placement (“Private Placement”) with the Sponsor and certain funds and accounts managed by Magnetar Financial LLC, UBS O’Connor LLC, and Mint Tower Capital Management B.V. (collectively the “Anchor Investors”) of 5,250,000 warrants (the “Private Warrants”) at a price of $1.00 per Private Warrant, generating gross proceeds to the Company of $5,250,000. On August 14, 2020, simultaneously with the issuance and sale of the Over-Allotment Units, the Company consummated the sale of an additional 450,000 Private Warrants (the “Over-Allotment Private Placement” and, together with the IPO Private Placement, the “Private Placements”), generating gross proceeds of $450,000.

Our Sponsor, officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete our initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $100,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private placement warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.

As more fully discussed in the section of this annual report entitled “Management — Conflicts of Interest,” if any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.

Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

We have entered into a registration rights agreement with respect to the private placement warrants, the warrants issuable upon conversion of working capital loans (if any) and the shares of Class A common stock issuable upon exercise of the foregoing and upon conversion of the Founder Shares.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

Our audit committee, pursuant to its written charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.

Furthermore, in no event will any of our existing officers, directors or initial stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.

Certain Transactions of Evolv

Business Development Agreement

On January 1, 2020, Evolv entered into a business development agreement (the “Business Development Agreement”) with Finback Evolv OBH, LLC (“Finback”) (an entity that will own over 5% of our fully diluted capital stock after consummation of the Business Combination), Jack Oliver, Jeb Bush and George Huber whereby Finback agreed to provide assistance to Evolv by leveraging Finback’s networks, relationships and expertise to accelerate the deployment of Evolv Express and Evolv Edge to new customers. In exchange for Finback’s services, Evolv issued the Finback Warrant allowing Finback to purchase 6,756,653 shares (the “Warrant Shares”) of Evolv’s common stock with an initial exercise price of $0.16 per share, subject to certain vesting provisions. The Business Development Agreement has a three-year initial term, subject to a one-year extension if at least 50% of the Warrant Shares have vested at the expiration of the initial term.

Promissory Note

On August 14, 2020, Michael Ellenbogen, Evolv’s co-founder and Head of Advanced Technology, issued a promissory note (the “Promissory Note”) to Evolv, pursuant to which Mr. Ellenbogen borrowed an aggregate principal amount of $350,000 for purposes of paying the aggregate exercise price for Mr. Ellenbogen’s options to purchase Evolv’s common stock. The Promissory Note (i) bears interest at the applicable federal rate published in the Wall Street Journal as of the issue date (but at no time to exceed the maximum rate then-permitted by applicable law), (ii) is payable on August 14, 2030 and (iii) is secured by Evolv’s security interest in Mr. Ellenbogen’s instruments and general intangibles and any proceeds therefrom. The outstanding principal balance under the Promissory Note is currently $350,000, but will be repaid in full prior to the Closing Date.

Related Person Transaction Policy

Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of this Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•        the risks, costs and benefits to the Combined Company;

•        the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•        the availability of other sources for comparable services or products; and

•        the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s Board of Directors, determines in the good faith exercise of its discretion.

EXPERTS

The financial statements of NewHold Investment Corp. as of December 31, 2020, and for the period from January 24, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Evolv Technologies, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Evolv Technologies, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Merger under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Morrow Sodali LLC, our proxy solicitor at:

Morrow Sodali LLC

[ADDRESS]

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals, including director nominations, for the 2021 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2021 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2021 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2021 annual meeting.

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read NHIC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Merger or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC

[ADDRESS]

If you are a stockholder of NHIC and would like to request documents, please do so by [•], 2021, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to NHIC has been supplied by NHIC, and all such information relating to Evolv has been supplied by Evolv. Information provided by either the NHIC or Evolv does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of NHIC for the Meeting. We have not authorized anyone to give any information or make any representation about the Merger, us or Evolv that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

NEWHOLD INVESTMENT CORP.

Evolv Technologies, Inc.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
NewHold Investment Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of NewHold Investment Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from January 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

May 14, 2021

NEWHOLD INVESTMENT CORP.

BALANCE SHEET
(As Restated)

December 31, 2020
ASSETS
Current assets:
Cash	$1,328,000
Prepaid expenses and other assets	184,000
Total current assets	1,512,000
Cash and investments held in trust account	172,579,000
Total assets	$174,091,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$677,000
Accrued income and franchise taxes	83,000
Total current liabilities	760,000
Other liabilities:
Warrant liability	21,519,000
Deferred underwriting compensation	6,038,000
Total liabilities	28,317,000

Common stock subject to possible redemption; 14,077,350 shares (at approximately $10.00 per share)	140,774,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding	—
Class A common stock, $0.0001 par value; 45,000,000 authorized shares; 3,172,650 issued and outstanding (excluding 14,077,350, subject to possible redemption)	—
Class B common stock, $0.0001 par value, 5,000,000 authorized shares 4,312,500 shares issued and outstanding	—
Additional paid-in-capital	16,912,000
Retained earnings (accumulated deficit)	(11,912,000)
Total stockholders’ equity	5,000,000
Total liabilities and stockholders’ equity	$174,091,000

See accompanying notes to financial statements

NEWHOLD INVESTMENT CORP.

STATEMENT OF OPERATIONS
(As Restated)

For the Period from January 24, 2020 (inception) to December 31, 2020
Revenues	$—
General and administrative expenses	1,030,000
Loss from operations	(1,030,000)
Other income (expense)
Income on Trust Account	79,000
Cost of issuance of public and private warrants	(390,000)
Change in fair value of warrant liability	(10,571,000)
Total other expense, net	(10,882,000)
Income before provision for income tax	(11,912,000)
Provision for income tax	—
Net loss	$(11,912,000)

Two Class Method for Per Share Information:

Weighted average Class A common shares outstanding – basic and diluted	17,114,000
Net income per Class A common share – basic and diluted	$0.00
Weighted average Class B common shares outstanding – basic and diluted	4,007,500
Net loss per Class B common share – basic and diluted	$(2.97)

See accompanying notes to financial statements

NEWHOLD INVESTMENT CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the period from January 24, 2020 (inception) to December 31, 2020
(As Restated)

	Common Stock				Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Class A Shares	Amount	Class B Shares	Amount
Balance, January 24, 2020, (inception)	—	$—	—	$—	$—	$—	$—
Sale of shares to Sponsor at $0.006 per share	—	—	4,312,500	—	25,000	—	25,000
Forfeiture of 920,000 shares of Class B common stock	—	—	(920,000)	—	—	—	—
Issuance of 920,000 shares of Class B common stock to Anchor investor	—	—	920,000	—	5,000	—	5,000
Sale of Units to the public at $10.00 per Unit	17,250,000	2,000	—	—	172,498,000	—	172,500,000
Underwriters’ discount and offering expenses	—	—	—	—	(9,596,000)	—	(9,596,000)
Sale of 5,700,000 Private Placement Warrants at $1.00 per warrant, at fair value, $0.77	—	—	—	—	4,364,000	—	4,364,000
Cash received in excess of fair value of warrants	—	—	—	—	1,336,000		1,336,000
Initial classification of warrant liability	—	—	—	—	(10,948,000)		(10,948,000)
Class A common stock subject to possible redemption	(14,077,350)	(2,000)	—	—	(140,772,000)	—	(140,774,000)
Net loss	—	—	—	—	—	(11,912,000)	(11,912,000)
Balance, December 31, 2020	3,172,650	$—	4,312,500	$—	$16,912,000	$(11,912,000)	$5,000,000

See accompanying notes to financial statements

NEWHOLD INVESTMENT CORP.

STATEMENT OF CASH FLOWS
(As Restated)

For the period from January 24, 2020 (date of inception) to December 31, 2020
Cash flows from operating activities:
Net loss	$(11,912,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Income earned on the Trust Account	(79,000)
Cost of warrant issuance included in financing activities	(390,000)
Change in fair value of warrant liability	(10,571,000)
Changes in operating assets and liabilities:
Increase in prepaid expenses and other assets	(184,000)
Increase in accounts payable and accrued liabilities	677,000
Increase in accrued income and franchise taxes and rounding	83,000
Net cash used in operating activities	(454,000)

Cash flows from investing activities: Cash deposited in Trust Account	(172,500,000)

Cash flows from financing activities:
Proceeds from sale of stock to Sponsor and Anchor Investor	30,000
Proceeds from Note payable to Sponsor	47,000
Proceeds from sale of Public Offering Units	172,500,000
Proceeds from sale of Private Placement Warrants	5,700,000
Payment of underwriting discounts	(3,450,000)
Payment of offering costs	(498,000)
Payment of Note payable to Sponsor	(47,000)
Net cash provided by financing activities	174,282,000

Net increase in cash	1,328,000
Cash at beginning of period	—
Cash at end of period	$1,328,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$6,038,000
Class A common stock subject to possible redemption – initial value	$152,368,000
Initial classification of warrant liability	$10,948,000
Change in value of Class A common stock subject to redemption	$(11,594,000)

See accompanying notes to financial statements

NEWHOLD INVESTMENT CORP.
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

NewHold Investment Corp. (the “Company”) was incorporated in Delaware on January 24, 2020 as NewHold Industrial Corp. and on February 14, 2020 changed its name to NewHold Investment Corp. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2020, the Company had not commenced any operations. All activity for the period from January 24, 2020 (inception) to December 31, 2020 relates to the Company’s formation and the initial public offering (“Public Offering”) described below, and subsequent to the Public Offering, searching for a potential business combination. The Company will not generate any operating revenues until after completion of its initial Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering.

The Company has selected December 31st as its fiscal year end.

Sponsor and Financing:

The Company’s sponsor is NewHold Industrial Technology Holdings LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 30, 2020. The Company intends to finance a Business Combination with proceeds from the $172,500,000 Public Offering (Note 3) and a $5,700,000 Private Placement (as defined in Note 4), net of expenses. Upon the closing of the Public Offering and the Private Placement, $172,500,000 was deposited in a trust account (the “Trust Account”).

The Trust Account:

The funds in the Trust Account are to be invested only in U.S. government treasury bills with a maturity of one hundred and eighty five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of its initial Business Combination or (ii) the distribution of the Trust Account as described below. The remaining funds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay tax obligations and up to $250,000 per year for working capital purposes, if any, (less up to $100,000 of interest to pay dissolution expenses), none of the funds held in the Trust Account will be released until the earliest of: (a) the completion of the initial Business Combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation (i) to modify the substance or timing of the ability of holders of the public shares to seek redemption in connection with our initial business combination or the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any other provision relating to stockholders’ rights or pre-Business Combination activity, and (c) the redemption of the public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Public Offering, subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of creditors, if any, which could have priority over the claims of the Company’s public stockholders.

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with a Target Business. As used herein, “Target Business” is one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less deferred underwriting commissions and any taxes payable on interest earned) at the time of signing a definitive agreement in connection with the Company’s initial Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and amounts released for working capital, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and amounts released to the Company for working capital. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by the rules of the Nasdaq Capital Market. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of Class A and Class B common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001 upon consummation of a Business Combination. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including interest but less taxes payable and amounts released to the Company for working capital. As a result, such shares of Class A common stock will be recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 480, “Distinguishing Liabilities from Equity.” In August 2020, the Company deposited an aggregate of $172,500,000 from the proceeds of the Public Offering, including the underwriters’ exercise of their overallotment option and the sale of $5,700,000 for the Private Placement Warrants, net of expenses.

The Company will have 24 months (until August 4, 2022) from the closing date of the Public Offering to complete its initial Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter subject to lawfully available funds therefor, redeem 100% of the public shares of Class A common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and amounts released for working capital (less up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

liquidation. The initial stockholders have entered into letter agreements with us, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the initial stockholders or any of the Company’s officers, directors or affiliates acquire shares of Class A common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within 24 months from the closing of the Public Offering.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the price per Unit in the Public Offering.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding public and private warrants as components of equity instead of as derivative liabilities. The warrant agreement governing the warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant.

Upon review of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (SPACs)” promulgated by the SEC on April 12, 2021, the Company’s management further evaluated the warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. An instrument would be considered indexed to an entity’s own stock if its settlement amount were equal the difference between the fair value of a fixed number of the entity’s equity shares and a fixed monetary amount or an instrument that includes variables that would be inputs to the fair value of a fixed-for-fixed forward or option on equity shares. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares.

As a result of the above, the Company is reclassifying the warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the warrants at the end of each reporting period and recognize changes in the fair value from the prior period in the Company’s operating results for the current period. The financial statements as of and for the periods ended September 30, 2020 included in the Company’s Form 10-Q for September 30, 2020 are hereby similarly restated (below) without the filing of an amended Form 10-Q or amended Forms 8-K, as permitted by guidance published by the SEC.

In addition, the impact to the balance sheet as of August 4, 2020 prepared in connection with the Public Offering and filed in a current report on Form 8-K with the SEC on August 10, 2020, pro forma to reflect the underwriters’ exercise in full of their overallotment option (the “Form 8-K) related to the impact of accounting for warrants as liabilities at fair value resulted in approximately a $10,948,000 million increase to the warrant liabilities line item at August 4, 2020 and an offsetting decrease to the Class A common stock subject to redemption. There is no change to total stockholders’ equity at any reported balance sheet date. In addition, the Company has recorded approximately $390,000 of costs to the statement of operations at inception of the warrants to reflect approximately $390,000 of warrant issuance costs.

The Company’s accounting for the warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported operating expenses, cash flows, cash or total stockholders’ equity.

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
December 31, 2020 Balance sheet at December 31, 2020 (audited):
Warrant Liability	$—	$10,948,000	$21,519,000
		10,571,000
Class A common stock subject to possible redemption	162,293,000	(10,948,000)	140,774,000
		(10,571,000)
Additional paid-in capital	5,951,000	390,000	16,912,000
		10,571,000
Retained earnings (accumulated deficit)	(951,000)	(390,000)	(11,912,000)
		(10,571,000)
Statement of Operations for the Period from January 24, 2020 (inception) to December 31, 2020 (audited)
Other expense – Costs of issuance of warrants	—	(390,000)	(390,000)
Other expense – Change in value of warrant liability	—	(10,571,000)	(10,571,000)
Total other income (expense)	79,000	(390,000)	(10,882,000)
		(10,571,000)
Net income (loss)	(951,000)	(390,000)	(11,912,000)
		(10,571,000)
Net income (loss) per Class B common share, basic and diluted	(0.24)	(2.73)	(2.97)
Statement of Cash Flows for the Period from January 24, 2020 (inception) to December 31, 2020 (audited)
Cost of warrant issuance included in financing activities	—	(390,000)	(390,000)
Change in fair value of warrant liability	—	(10,571,000)	(10,571,000)
September 30, 2020: Balance sheet at September 30, 2020 (unaudited):
Warrant Liability	$—	$10,948,000	9,468,000
		(1,480,000)
Class A common stock subject to possible redemption	163,128,000	9,468,000	153,660,000
Additional paid-in capital	5,121,000	390,000	4,031,000
		(1,480,000)
Retained earnings (accumulated deficit)	(2,000)	(390,000)	969,000
		1,480,000
Statement of Operations for the Three months ended September 30, 2020 (unaudited)
Other income – Change in value of warrant liability	—	1,480,000	1,480,000
Other income – Costs of issuance of warrants		(390,000)	(390,000)
Net income (loss)	(119,000)	1,090,000	971,000
Net income (loss) per Class B common share, basic and diluted	(0.03)	0.26	0.23

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustments	As Restated
Statement of Operations for the Period from January 24, 2020 (inception) to September 30, 2020 (unaudited)
Other income – Change in value of warrant liability	—	1,480,000	1,480,000
Other income – Costs of issuance of warrants	—	(390,000)	(390,000)
Other income (expense)	26,000	1,090,000	1,116,000
Net income (loss)	(121,000)	1,480,000	969,000
		(390,000)
Net income (loss) per Class B common share – basic and diluted	(0.03)	0.25	0.22

Statement of Cash Flows for the Period from January 24, 2020 (inception) to September 30, 2020 and for the Three months ended September 30, 2020
Cost of warrant issuance included in financing activities	—	(390,000)	(390,000)
Change in fair value of warrant liability	—	(1,480,000)	(1,480,000)

Statement of Cash Flows for the Three months ended September 30, 2020
Cost of warrant issuance included in financing activities	—	(390,000)	(390,000)
Change in fair value of warrant liability	—	(1,480,000)	(1,480,000)

Net income (loss) available to each class of common stockholders is as follows for the three months ended September 30, 2020 and for the period from January 24, 2020 (date of inception) to September 30, 2020, as restated:

	Three months Ended September 30, 2020 (As Restated)	For the Period From January 24, 2020 (date of inception) to September 30, 2020 (As Restated)
Net income available to Class A common stockholders:
Interest income	$26,000	$26,000
Less: Income and franchise taxes	(26,000)	(26,000)
Net income attributable to Class A common stockholders	$—	$—

Net income available to Class B common stockholders:
Net loss	$(119,000)	$(121,000)
Add: Change in warrant liability	1,480,000	1,480,000
Less: Costs of warrant issuance	—	(390,000)
Less: amount attributable to Class A common stockholders	—	—
Net (loss) attributable to Class B common stockholders	$1,361,000	$969,000

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

December 31, 2020 — The following table presents information about the Company’s warrant liabilities that are measured at fair value on a recurring basis at December 31, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	December 31, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Warrant Liabilities:
Public Warrants	$12,851,000	$—	$—	$12,851,000
Private Placement Warrants	$8,668,000	$—	$—	$8,668,000
Warrant liability at December 31, 2020	$21,519,000			$21,519,000

September 30, 2020 — The following table presents information about the Company’s warrant liabilities that are measured at fair value on a recurring basis at September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	September 30, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Warrant Liabilities:
Public Warrants	$5,705,000	$—	$—	$5,705,000
Private Placement Warrants	$3,763,000	$—	$—	$3,763,000
Warrant liability at September 30, 2020	$9,468,000			$9,468,000

The Company utilizes an independent valuation consultant that uses a Monte Carlo simulation model to value the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The warrant liabilities are not subject to qualified hedge accounting.

There were no transfers between Levels 1, 2 or 3 during the period ended December 31, 2020.

The following table provides quantitative information regarding Level 3 fair value measurements:

December 31, 2020:

Private Placement Warrants	At August 4 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$9.62	$10.01
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	14.36%	20.66%
Risk-free rate	0.275%	0.469%
Fair value of private placement warrants	$0.77	$1.52

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Public Warrants	At August 4 2020 (Initial Measurement)	As of December 31, 2020
Stock price	$9.63	$10.01
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility	15.00%	21.0%
Risk-free rate	0.275%	0.469%
Fair value of public warrants	$0.76	$1.49

The following table presents the changes in the fair value of warrant liabilities art December 31, 2020, as restated:

	Public	Private Placement	Warrant Liabilities
Initial measurement on August 4, 2020, pro forma for overallotment	$6,584,000	$4,364,000	$10,948,000
Change in valuation inputs or other assumptions	6,267,000	4,304,000	10,571,000
Fair value as of December 31, 2020	$12,851,000	$8,668,000	$21,519,000

September 30, 2020:

Private Placement Warrants	At August 4 2020 (Initial Measurement)	As of September 30, 2020
Stock price	$9.63	$9.75
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility – post announcement	15.0%	12.68%
Risk-free rate	0.275%	.351%
Fair value of private placement warrants	$0.77	$0.67
Public Warrants	At August 4 2020 (Initial Measurement)	As of September 30, 2020
Stock price	$9.63	$9.76
Strike price	$11.50	$11.50
Term (in years)	5.0	5.0
Volatility – post announcement	15.0%	15.0%
Risk-free rate	0.275%	.351%
Fair value of public warrants	$0.77	$0.66

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities at September 30, 2020, as restated:

	Public	Private Placement	Warrant Liabilities
Initial measurement on August 4, 2020, pro forma for overallotment	$6,584,000	$4,364,000	$10,948,000
Change in valuation inputs or other assumptions	(879,000)	(601,000)	(1,480,000)
Fair value as of September 30, 2020	$5,705,000	$3,763,000	$9,468,000

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

In connection with the Company’s assessment of going concern considerations in accordance with ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2020, management has determined that the Company’s current liquidity is sufficient to fund the working capital needs of the Company until at least one year from the date of issuance of the audited financial statements.

All dollar amounts are rounded to the nearest thousand dollars.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Cash and Cash Equivalents:

The Company considers all highly liquid instruments with original maturities of three months or less when acquired, to be cash equivalents. The Company had no cash equivalents at December 31, 2020.

Deferred Offering Costs:

The Company complies with the requirements of the FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering.” Costs incurred in connection with preparation for the Offering (approximately $9,986,000) including underwriters’ discount paid and deferred of approximately $9,488,000. Such costs were allocated among the equity and warrant liability components and approximately $9,596,000 has been charged to equity for the equity components and approximately $390,000 has been charged to other expense for the warrant liability components upon completion of the Public Offering.

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Common Stock Subject to Possible Redemption:

As discussed in Note 3, all of the 17,250,000 public shares sold as part of Units in the Public Offering contain a redemption feature which allows for the redemption of public shares if the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a Business Combination.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by adjustments to additional paid-in capital. Accordingly, at December 31, 2020, 14,077,350 of the 17,250,000 Class A common shares were classified outside of permanent equity.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed by dividing net income (loss) applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 14,325,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted income (loss) per common share is the same as basic loss per common share for the period.

The Company’s statement of operations includes a presentation of income (loss) per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the funds in the Trust Account, net of income tax expense and franchise tax expense, by the weighted average number of shares of Class A common stock outstanding since their original issuance. Net income (loss) per common share, basic and diluted, for shares of Class B common stock is calculated by dividing the net income (loss), less income attributable to Class A common stock, by the weighted average number of shares of Class B common stock outstanding for the period. Net income (loss) available to each class of common stockholders is as follows for the period from January 24, 2020 (inception) to December 31, 2020 (as restated):

For the Period from January 24, 2020 (date of inception) to December 31, 2020 (As restated)
Net income available to Class A common stockholders:
Income on trust account	$79,000
Less: Income and franchise taxes to the extent of income	(79,000)
Net income attributable to Class A common stockholders	$—
Net income available to Class B common stockholders:
Net loss	$(11,912,000)
Less: amount attributable to Class A common stockholders	—
Net (loss) attributable to Class B common stockholders	$(11,912,000)

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements primarily due to their short-term nature.

Use of Estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed as of December 31, 2020, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the period from January 24, 2020 (inception) to December 31, 2020, the Company recorded no current income tax expense. The Company’s effective tax rate for the period from January 24, 2020 (inception) to December 31, 2020 was approximately 0.09% which differs from the expected income tax rate primarily due to the approximately $947,000 of start-up costs (discussed above). At December 31, 2020, the Company has a deferred tax asset of approximately $200,000 and has recorded a valuation allowance of $200,000 because its realization is uncertain.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding. Costs of issuing warrants are charged to operations.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. Costs associated with issuing the warrants accounted for as liabilities are charged to operations when the warrants are issued. The fair value of the warrants was estimated using a Monte Carlo simulation approach.

Recent Accounting Pronouncements:

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Subsequent Events:

Management has evaluated subsequent events occurring after the date of the financial statements up to May 14, 2021, the date the financial statements were available to be issued to determine if there were any such events or transactions that require potential adjustment to or disclosure in the financial statements. The Company has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed. See Note 8.

NOTE 4 — PUBLIC OFFERING

In August 2020, the Company closed on the Public Offering, including the full exercise of the underwriters’ overallotment option, of an aggregate 17,250,000 units at a price of $10.00 per unit (the “Units”). Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value and one-half of one redeemable warrant (the “Warrants”). Each whole Warrant offered in the Public Offering is exercisable to purchase one share of our Class A common stock for $11.50 per share. Only whole Warrants may be exercised. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a new registration statement under the Securities Act, following the completion of the Company’s initial Business Combination. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Company’s initial Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Company’s initial Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete its initial Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. If the Company is unable to deliver registered shares of Class A common stock to the holder upon exercise of a Warrant during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 4 — PUBLIC OFFERING (cont.)

in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of Class A common stock equals or exceeds $18.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

In addition, if the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance) (the “newly issued price”), the exercise price of the Warrants and the Private Placement Warrants (as defined below) will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The Company paid an underwriting discount of 2.0% of the per Unit price to the underwriters at the closing of the Public Offering (an aggregate fee of $3,450,000 including the exercise of the underwriter’s overallotment option).

In addition, the Company expects to pay an underwriting commission of 3.5% of the per Unit price to the underwriters (an aggregate of approximately $6,038,000), which commission was deposited in the Trust Account at the closing of the Public Offering and will be released to the underwriters only upon and concurrently with completion of the Company’s initial Business Combination.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In February 2020, the Sponsor purchased 4,312,500 shares of Class B common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. In July 2020, the Sponsor transferred an aggregate of 867,500 founder shares, including to the following persons: (i) 32,500 founder shares to each of Marc Saiontz and Suzy Taherian, two of the Company’s independent director nominees, (ii) 35,000 founder shares to each of Neil Glat and Brian Mathis, two of the Company’s independent director nominees, (iii) 40,000 founder shares to Kathleen Harris, one of the Company’s independent director nominees, (iv) 50,000 founder shares to Thomas Sullivan, one of the Company’s independent director nominees, (v) 67,500 founder shares to Adam Deutsch, the Company’s Chief Financial Officer, (vi) 100,000 founder shares to Charlie Baynes-Reid, the Company’s Chief Operating Officer, (vii) 135,000 founder shares to each of Kevin Charlton and Charles Goldman, the Company’s Chief Executive Officer and director, respectively, and (viii) 200,000 founder shares to Nick Petruska, the Company’s special advisor. Also in July 2020 the Sponsor forfeited 920,000 shares of Class B common stock and certain funds and accounts managed by Magnetar Financial LLC, UBS O’Connor LLC, and Mint Tower Capital Management B.V (collectively, the “Anchor Investor”) purchased 920,000 shares of Class B common stock from the Company for an aggregate purchase price of approximately $5,333, or approximately $0.006 per share resulting in the Company’s initial stockholders holding an aggregate of 4,312,500 Founder Shares. The Founder Shares are identical to the Class A common stock included in the Units being sold in the Public Offering except that the Founder Shares automatically convert into shares of Class A common stock at the time of the initial Business Combination and are subject to certain transfer restrictions, as described in more detail below.

The Company’s initial stockholders and Anchor Investors have agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or (B), subsequent to the Company’s initial Business Combination, if (x) the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Private Placement Warrants

The Sponsor and the Anchor Investors purchased from the Company an aggregate of 5,700,000 warrants at a price of $1.00 per warrant, a purchase price of $5,700,000 in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”), including the underwriters’ full exercise of their overallotment option. Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Company’s initial Business Combination. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable so long as they are held by the Sponsor or the Anchor Investors or their permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or the Anchor Investors or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants being sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds from the sale of the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants issued to the Sponsor will expire worthless.

Registration Rights

The Company’s initial stockholders and the holders of the Private Placement Warrants will be entitled to registration rights pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the Public Offering. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements. There will be no penalties associated with delays in registering the securities under the proposed registration rights agreement.

Related Party Loans

In February 2020, the Sponsor agreed to loan the Company an aggregate of $300,000 by drawdowns against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. The Note was non-interest bearing and payable promptly after the earlier of the date on which the Company consummates the Public Offering and the date on which the Company determines not to conduct the Public Offering. Through August 4, 2020, the Company drew down approximately $47,000 under the Note, including approximately $3,000 for costs paid directly by the Sponsor. On August 4, 2020, approximately $47,000 was outstanding under the Note which was fully repaid in August 2020.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity. The warrants would be identical to

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, no Working Capital Loans were outstanding.

Administrative Support Agreement

The Company has agreed to pay $15,000 a month for office space, utilities and secretarial and administrative support to an affiliate of the Sponsor. Services commenced on the date the securities were first listed on the Nasdaq Capital Market and will terminate upon the earlier of the consummation by the Company of an initial Business Combination or the liquidation of the Company. During the period from January 24, 2020 (inception) through December 31, 2020, the Company has paid $75,000 for such administrative fees and no amount was payable at that date.

NOTE 6 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the Private Placement, a total of approximately $172,500,000 was deposited into the Trust Account. The proceeds in the Trust Account must be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2020 the proceeds of the Trust Account were invested primarily in U.S. government treasury bills maturing in February 2021 yielding interest of approximately 0.1% per year. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost on the accompanying December 31, 2020 balance sheet and adjusted for the amortization of discounts.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2020 consisted of U.S. government treasury bills and money market funds that invest only in U.S. government treasury bills, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying value at December 31, 2020	Gross Unrealized Holding Gains	Quoted Price Prices in Active Markets (Level 1)
Assets:
Cash and money market funds	$1,000	$—	$1,000
U.S. government treasury bills	172,578,000	—	172,578,000
Total	$172,579,000	$—	$172,579,000

In February 2021, new U.S. government treasury securities were purchased maturing in May 2021 and yielding interest of less than 0.1%.

NEWHOLD INVESTMENT CORP.

Notes to Financial Statements

NOTE 7 — STOCKHOLDERS’ EQUITY

Common Stock

The authorized common stock of the Company is 50,000,000 shares, including 45,000,000 shares of Class A common stock, par value, $0.0001, and 5,000,000 shares of Class B common stock, par value, $0.0001. The Company may (depending on the terms of the Business Combination) be required to increase the authorized number of shares at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with its Business Combination. Holders of the Company’s Class A and Class B common stock vote together as a single class and are entitled to one vote for each share of Class A and Class B common stock they own. At December 31, 2020, there were 4,312,500 shares of Class B common stock issued and outstanding and 3,172,650 shares of Class A common stock issued and outstanding (excluding 14,077,350 shares subject to possible redemption).

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

NOTE 8 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties — COVID-19

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and/or a target company’s financial position and results of its operations, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 9 — SUBSEQUENT EVENT — MERGER AGREEMENT AND RELATED ITEMS

Management has evaluated subsequent events occurring after the date of the financial statements but before the financial statements were available to be issued on May 14, 2021 to determine if there were any such events or transactions that require potential adjustment to or disclosure in the financial statements. The Company has concluded that all such events that would require adjustment or disclosure have been recognized or disclosed.

Merger Agreement

On March 5, 2021, NewHold Investment Corp., (“NewHold”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among NewHold, NHIC Sub Inc., a Delaware corporation and a wholly owned subsidiary of NewHold (“Merger Sub”), and Evolv Technologies, Inc. dba Evolv Technology, Inc., a Delaware corporation (“Evolv”). Pursuant to the terms of the Merger Agreement, a business combination between NewHold and Evolv will be effected through the merger of Merger Sub with and into Evolv, with Evolv surviving the merger as a wholly owned subsidiary of NewHold (the “Merger”). The Board of Directors of NewHold (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of NewHold.

Evolv is engaged in the business of providing artificial intelligence touchless security screening. Evolv is based in Waltham, Massachusetts.

More complete information about the Merger Agreement and related Support Agreement, Amended and Restated Insider Letter Agreement, form of Subscription Agreement and Stockholder Agreement are filed with the Current Report on Form 8-K filed on March 8, 2021.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Evolv Technologies, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Evolv Technologies, Inc. and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, of convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”).

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses from operations, has cash outflows from operating activities and will require additional capital to finance its future operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 2, 2021, except for the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is May 14, 2021

We have served as the Company’s auditor since 2015.

EVOLV TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$4,704	$17,341
Accounts receivable, net	1,401	984
Inventory	2,742	1,357
Current portion of commission asset	562	100
Prepaid expenses and other current assets	900	525
Total current assets	10,309	20,307
Commission asset, noncurrent	1,730	407
Property and equipment, net	9,316	3,686
Total assets	$21,355	$24,400

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$4,437	$2,522
Accrued expenses and other current liabilities	3,728	1,582
Current portion of deferred revenue	3,717	1,547
Current portion of deferred rent	11	34
Current portion of financing obligation	227	227
Current portion of long-term debt	—	3,419
Total current liabilities	12,120	9,331
Deferred revenue, noncurrent	480	309
Derivative liability	1,000	—
Deferred rent, noncurrent	—	11
Financing obligation, noncurrent	132	376
Long-term debt, noncurrent	16,432	—
Total liabilities	30,164	10,027
Commitments and contingencies (Note 15)

Convertible preferred stock; (Series A,A-1, B, and B-1), $0.001 par value; 207,390,039 shares and 201,898,140 shares authorized at December 31, 2020 and 2019, respectively; 204,703,793 shares and 196,217,618 shares issued and outstanding at December 31, 2020 and 2019 respectively; liquidation preference of $77,100 at December 31, 2020	75,877	72,883
Stockholders’ deficit:
Common stock, $0.001 par value; 305,491,899 and 300,000,000 shares authorized at December 31, 2020 and 2019, respectively; 26,045,532 and 22,809,158 shares issued and outstanding at December 31, 2020 and 2019, respectively	26	23
Additional paid-in capital	9,169	7,956
Accumulated deficit	(93,881)	(66,489)
Stockholders’ deficit	(84,686)	(58,510)
Total liabilities, convertible preferred stock and stockholders’ deficit	$21,355	$24,400

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2020	2019
Revenue:
Product revenue	$1,279	$4,192
Subscription revenue	2,637	1,096
Service revenue	869	558
Total revenue	4,785	5,846
Cost of revenues:
Cost of product revenue	1,177	4,246
Cost of subscription revenue	1,824	530
Cost of service revenue	495	518
Total cost of revenue	3,496	5,294
Gross profit	1,289	552
Operating expenses:
Research and development	15,710	8,496
Sales and marketing	7,365	6,589
General and administrative	5,110	3,866
Total operating expenses	28,185	18,951
Loss from operations	(26,896)	(18,399)
Other expense:
Interest expense	(430)	(779)
Loss on extinguishment of debt	(66)	(679)
Total other expense	(496)	(1,458)
Net loss and comprehensive loss attributable to common stockholders – basic and diluted	$(27,392)	$(19,857)
Net loss per share attributable to common stockholders – basic and diluted	$(1.16)	$(0.88)
Weighted average common shares outstanding – basic and diluted	23,625,483	22,655,763

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS’ DEFICIT
(In thousands, except share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	114,375,397	$43,441	22,499,825	$23	$8,145	$(46,632)	$(38,464)
Adoption of ASU 2018-07 and ASU 2019-08 (Note 1)		484			(484)		(484)
Issuance of Series B-1 convertible preferred stock, net of issuance costs of $938	63,785,925	22,363	—	—	—	—	—
Conversion of convertible note into Series B-1 convertible preferred stock	18,056,296	6,595	—	—	—	—	—
Issuance of warrants to purchase common stock	—	—	—	—	3	—	3
Issuance of common stock upon exercise of stock options	—	—	309,333	0	28	—	28
Stock-based compensation expense	—	—	—	—	264	—	264
Net loss	—	—	—	—	—	(19,857)	(19,857)
Balances at December 31, 2019	196,217,618	72,883	22,809,158	23	7,956	(66,489)	(58,510)
Issuance of Series B-1 convertible preferred stock, net of issuance costs of $105	8,486,175	2,994	—	—	—	—	—
Issuance of common stock upon exercise of stock options	—	—	3,236,374	3	439	—	442
Issuance of warrants to purchase common stock	—	—	—	—	112	—	112
Stock-based compensation expense	—	—	—	—	662	—	662
Net loss	—	—	—	—		(27,392)	(27,392)
Balances at December 31, 2020	204,703,793	$75,877	26,045,532	$26	$9,169	$(93,881)	$(84,686)

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(27,392)	$(19,857)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,065	535
Stock-based compensation	662	264
Noncash interest expense	25	498
Loss on extinguishment of debt	66	679
Provision recorded for allowance for doubtful accounts	47	16
Provision recorded for warranty accrual	(14)	55
Changes in operating assets and liabilities
Accounts receivable	(464)	(706)
Inventory	(1,471)	229
Commission assets	(1,785)	(507)
Prepaid expenses and other current assets	(375)	1,259
Accounts payable	1,915	(144)
Deferred revenue	2,341	1,372
Deferred rent	(34)	(26)
Accrued expenses and other current liabilities	2,160	1,155
Net cash used in operating activities	(23,254)	(15,178)
Cash flows from investing activities:
Purchases of property and equipment	(6,609)	(731)
Net cash used in investing activities	(6,609)	(731)
Cash flows from financing activities:
Proceeds from issuance of Series B-1 convertible preferred stock, net of issuance costs	2,994	22,366
Proceeds from exercise of stock options	442	28
Proceeds from financing obligations	—	723
Proceeds from long-term debt, net of issuance costs	22,438	5,497
Repayment of financing obligations	(244)	(120)
Repayment of principal on long-term debt	(8,404)	(706)
Net cash provided by financing activities	17,226	27,788
Net increase (decrease) in cash and cash equivalents	(12,637)	11,879
Cash and cash equivalents
Cash and cash equivalents at beginning of period	17,341	5,462
Cash and cash equivalents at end of period	$4,704	$17,341
Supplemental disclosure of cash flow information
Cash paid for interest	$405	$281
Cash paid for income taxes	$—	$2
Supplemental disclosure of non-cash activities
Issuance of Series B1 convertible preferred stock for the conversion of convertible notes	$—	$6,595
Issuance of equity classified warrants	$112	$3
Transfers of inventory to property and equipment	$86	$1,879
Issuance of a nonrecourse promissory note with officer	$350	$—

The accompanying notes are an integral part of these consolidated financial statements.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of the Business and Basis of Presentation

Evolv Technologies, Inc. (the “Company”) was incorporated under the laws of the State of Delaware on July 8, 2013. The Company is the global leader in AI-based touchless security screening. The Company’s mission is to make the world a safer and more enjoyable place to live, work, learn, and play. The Company is democratizing security by making it seamless for gathering spaces to address the chronic epidemic of mass shootings and terrorist attacks in a cost-effective manner while improving the visitor experience. The Company is headquartered in Waltham, Massachusetts.

Proposed Merger

In March 2021, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with NewHold Investment Corp., a publicly-traded Delaware corporation (“NHIC”) and NHIC Sub Inc., a Delaware corporation and wholly-owned subsidiary of NHIC (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of Merger Sub. The merger transactions are collectively referred to herein as the “Business Combination”. The Merger Agreement was approved by the members of the board of directors of the Company (the “Board”) and the Board resolved to recommend approval of the Merger Agreement to the Company’s shareholders. The Company has concluded that the transaction represents a business combination pursuant to FASB ASC Topic 805, Business Combinations. The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, NHIC will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Company’s stockholders are expected to have a majority of the voting power of the combined company, the Company will comprise all of the ongoing operations of the combined entity, the Company will comprise a majority of the governing body of the combined company, and the Company’s senior management will comprise all of the senior management of the combined company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing shares for the net assets of NHIC, accompanied by a recapitalization. The net assets of NHIC will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of the Company.

Subject to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of the Company’s convertible preferred stock “Preferred Stock” issued and outstanding immediately prior to the Effective Time shall be converted into a share of the Company’s common stock, the Company’s outstanding convertible debt immediately prior to the Effective Time shall be converted into the Company’s common stock and each of the Company’s warrants to purchase the Company’s capital stock issued and outstanding immediately prior to the Effective Time will be forced to settle the warrants through either a cash or a cashless exercise for the Company’s common stock with the exception of the unvested portion of certain warrants issued to a holder on January 13, 2021 and will become warrants exercisable for shares of Merger Sub common stock. . After conversion of Preferred Stock, conversion of the convertible notes and the forced settlement of the warrants, each share of the Company’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into 0.382 newly issued shares of Merger Sub common stock which is the Exchange Ratio that was initially estimated as of the date of the execution of the Merger Agreement. At the Effective Time, each option to purchase the Company’s common stock became an option, respectively, to purchase shares of Merger Sub common stock, subject to adjustment in accordance with the Exchange Ratio. The transaction is expected to close by the middle of 2021. If mutual closing conditions are not satisfied, the Company and NHIC will not be obligated to complete the Merger.

Risks and uncertainties

The Company is subject to risks and uncertainties common to early stage companies in the human security industry including, but not limited to, the successful development, commercialization, marketing and sale of existing and new products, fluctuations in operating results and financial risks, protection of proprietary knowledge and patent risks, dependence on key personnel, competition, technological risks, customer demand and management of growth. Potential risks and uncertainties also include, without limitation, uncertainties regarding the duration and magnitude of the impact of the COVID-19 pandemic on the Company’s business and the economy in general.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of the Business and Basis of Presentation (cont.)

In March 2020, the World Health Organization declared the global novel coronavirus disease 2019 (“COVID-19”) outbreak a pandemic. The impact of this pandemic has been and will likely continue to be extensive in many aspects of society, which has resulted in and will likely continue to result in significant disruptions to the global economy, as well as businesses and capital markets around the world. The Company cannot at this time predict the ultimate extent, duration, or full impact that the COVID-19 pandemic will have on its future financial condition and operations. The impact of the COVID-19 coronavirus outbreak on the Company’s financial performance will depend on future developments, including the duration and spread of the pandemic and related governmental advisories and restrictions. These developments and the impact of COVID-19 on the financial markets and the overall economy are highly uncertain and cannot be predicted. If the financial markets and/or the overall economy are impacted for an extended period, the Company’s results may be materially adversely affected.

Future impacts to the Company’s business as a result of COVID-19 could include disruptions to the Company’s revenue caused by closures of customer operations, manufacturing operations and supply chain caused by facility closures, reductions in operating hours, staggered shifts and other social distancing efforts; labor shortages; decreased productivity and unavailability of materials or components; limitations on its employees’ and customers’ ability to travel, and delays in shipments to and from affected countries and within the United States. While the Company maintains an inventory of finished products and raw materials used in its products, a prolonged pandemic could lead to shortages in the raw materials necessary to manufacture its products.

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and its wholly owned subsidiary in the United Kingdom, Evolv Technologies UK Ltd. All intercompany accounts and transactions have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Revision of Prior Period Financial Statements

During the year ended December 31, 2020, an error was identified by the Company related to the preferred stock warrant classification in prior periods. Specifically, the Company had misclassified these warrants for the purchase of shares of its preferred stock as equity for the period from September 2016 through December 2018 when these warrants should have been liability classified and changes to fair value recorded in the Statement of Operations, therefore retained earnings were understated for changes in fair value of the warrant over that period of time of liability classification. Upon the modified retrospective adoption of ASU No. 2018-07 Compensation- Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting and ASU No. 2019-08 Codification Improvements-Share-Based Consideration Payable to a Customer, on January 1, 2019, the warrants were classified within temporary equity. The Company concluded that the impacts of the error were not material to the consolidated financial statements as of and for the year ended December 31, 2020 and 2019. While not material, the Company has elected to revise the previously issued consolidated financial statements as of and for the year ended December 31, 2020 and 2019 for the impacts of the error. In addition, the applicable notes to the accompanying financial statements have also been revised to correct for these misstatements.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Nature of the Business and Basis of Presentation (cont.)

The following table reflects the impacts of the error on the consolidated financial statements (in thousands):

	As of December 31, 2020			As of December 31, 2019
	As previously reported	Adjustment	As revised	As previously reported	Adjustment	As revised
Convertible preferred stock	$75,393	$484	$75,877	$72,399	$484	$72,883
Additional paid-in capital	$9,921	$(752)	$9,169	$8,708	$(752)	$7,956
Accumulated deficit	$(94,149)	$268	$(93,881)	$(66,757)	$268	$(66,489)
Stockholders’ deficit	$(84,202)	$(484)	$(84,686)	$(58,026)	$(484)	$(58,510)

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

Through December 31, 2020, the Company has funded its operations primarily with proceeds from the sales of its convertible preferred stock, issuance of convertible notes, issuance of term loans and funds available under the line of credit. The Company has incurred recurring losses and cash outflows from operating activities since its inception, including net losses of $27.4 million and $19.9 million and cash outflows from operating activities of $23.3 million and $15.2 million for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, the Company had an accumulated deficit of $93.9 million. The Company expects to continue to generate significant operating losses for the foreseeable future.

The Company is seeking to complete a plan of merger with NHIC. In the event the Company does not complete the merger, the Company expects to seek additional funding through private equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s shareholders. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations and debt service payments, as of April 2, 2021, the issuance date of the consolidated financial statements for the year ended December 31, 2020, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

The accompanying consolidated financial statements do not include any adjustments that might result from any failure to successfully consummate the business combination, or the Company’s inability to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2.     Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to calculating the standalone selling price

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

for revenue recognition, the valuation of inventory, the valuation of derivative liability, the valuation of common stock and stock-based awards, and the valuation of the preferred stock warrant liability. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Due to the COVID-19 pandemic, there has been uncertainty and disruption in the global economy and financial markets. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations and financial condition, including revenues and expenses, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19 and the actions taken to contain it or treat COVID-19. We have made estimates of the impact of COVID-19 within our consolidated financial statements and there may be changes to those estimates in future periods. These estimates may change, as new events occur, and additional information is obtained. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts, and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.

Risk of Concentrations of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable, net. Periodically, the Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash and cash equivalents with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue or accounts receivable, net balance at each respective balance sheet date. For the year ended December 31, 2020, one customer represented greater than 10% of the Company’s total revenue. For the year ended December 31, 2019, three customers each represented greater than 10% of the Company’s total revenue. The following table presents customers that represent 10% or more of the Company’s total revenue:

	Year ended December 31,
	2020	2019
Customer A	10.7%	—
Customer B	—	26.6%
Customer C	—	21.7%
Customer D	—	11.2%
	10.7%	59.5%

As of December 31, 2020, two customers each represented greater than 10% of the Company’s accounts receivable, net balance. As of December 31, 2019, two customers each represented greater than 10% of the Company’s accounts receivable, net balance. The following table presents customers that represent 10% or more of the Company’s accounts receivable, net:

	December 31,
	2020	2019
Customer C		56.3%
Customer E	23.8%
Customer F	23.4%
Customer G		21.9%
	47.2%	78.2%

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

The Company relies on third parties for the supply and manufacture of its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Debt Issuance Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly associated with the issuance of debt as debt issuance costs. Debt issuance costs are recorded as a direct reduction of the carrying amount of the associated debt on the consolidated balance sheet and amortized as interest expense on the consolidated statement of operations and comprehensive loss using the effective interest method. As of December 31, 2020, and 2019, debt issuance costs totaled $0.1 million and $0.0 million and were recorded as a reduction in the carrying amount of long term debt in the consolidated balance sheets. During the year ended December 31, 2020 and 2019, the Company recorded less than $0.1 million and $0.0 million in amortization of the debt issuance costs recorded within interest expense in the consolidated statement of operations.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents that are readily convertible to cash are stated at cost, which approximates fair value. As of December 31, 2020 and 2019, the Company did not hold cash in banks located outside of the U.S.

Accounts Receivable, net

Accounts receivable are customer obligations that are unconditional. Accounts receivable are presented net of an allowance for doubtful accounts, which represents an estimate of amounts that may not be collectible. The Company performs ongoing credit evaluations of its customers and, if necessary, provides an allowance for doubtful accounts and expected losses. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable. The Company does not have any off-balance-sheet credit exposure related to customers. As of December 31, 2020 and 2019, the Company recorded an allowance for doubtful accounts of $0.1 million and less than $0.1 million, respectively. The Company did not write off any accounts receivable balances in the during the years ended December 31, 2020 or 2019.

Inventory

Inventory is stated at the lower of cost or net realizable value with cost being determined using the first-in, first-out method. The Company regularly reviews inventory quantities on-hand for excess and obsolete inventory and, when circumstances indicate, records charges to write down inventories to their estimated net realizable value, after evaluating historical sales, future demand, market conditions and expected product life cycles. Such charges are classified as product cost of revenues in the consolidated statement of operations. Any write-down of inventory to net realizable value creates a new cost basis.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated Useful Life
Computers and telecommunications equipment	3 years
Lab equipment	5 years
Software	4 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or useful life
Leased equipment	7 years

Estimated useful lives are periodically assessed to determine if changes are appropriate. Leasehold improvements are amortized using the straight-line method over the lesser of the lease term or its estimated economic useful life. Lease terms are used based upon the initial lease agreement and do not consider potential renewals or extensions until such time that the renewals or extensions are contracted. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation or amortization are eliminated from the consolidated balance sheet and any resulting gains or losses are included in the consolidated statement of operations in the period of disposal. Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated once placed into service.

Our leases generally are 48 months. The Company’s subscription contracts are classified as operating leases because title does not transfer and they do not meet any of the other criteria per ASC 840. To date, the Company has not had any subscription arrangements come up for renewal and will reassess the classification of any such leases upon renewal.

We evaluate leased equipment for obsolescence and impairment whenever circumstances indicate that the carrying value of such equipment is not recoverable by considering any (1) reduced demand in the markets in which we operate, (2) technological obsolescence due to developments of new products and improvements, or (3) changes in economic or other events and conditions that impact the market price for our products. Based on our evaluations at December 31, 2019 and December 31, 2020, we did not recognize a reserve for obsolescence for leased equipment.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. Long-lived assets to be held and used are tested for recoverability whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares forecasts of undiscounted cash flows expected to result from the use and eventual disposition of the long-lived asset group to its carrying value. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. The impairment loss is based on the excess of the carrying value of the impaired asset group over its fair value, determined based on discounted cash flows. The Company did not record any impairment losses on long-lived assets during the years ended December 31, 2020 or 2019.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Fair Value Measurements of Financial Instruments

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•        Level 1—Quoted prices in active markets for identical assets or liabilities.

•        Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•        Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, derivative liability and its common stock warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, net, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities. The carrying value of the Company’s long-term debt approximates its fair value (a level 2 measurement) at each balance sheet date due to its variable interest rate, which approximates a market interest rate.

Embedded Derivative Liability

In August through September 2019 and in September 2020, the Company issued convertible notes to several investors (see Note 7) that provided a conversion option whereby upon the closing of a specified financing event the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 85% and 80%, respectively, of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative that was required to be bifurcated and accounted for separately from the notes. The derivative liability was initially recorded at fair value upon issuance of the notes and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the derivative liability are recognized in the consolidated statements of operations and comprehensive loss. In October 2019, the specified financing event was consummated, as such the notes issued August through September 2019 were converted into shares of Series B-1 Preferred Stock (see Note 8), and the derivative liability was extinguished. The derivative liability related to the 2020 convertible note is outstanding as of December 31, 2020 and is included as a derivative liability in the consolidated balance sheets (see Note 7).

Product Warranties

The Company generally provides a one to two-year limited assurance warranty on products sales, which is included in the selling price. Product warranties provide assurance that the Company’s product functions in accordance with agreed upon specifications. Warranties cover repairs and replacements when the product does not function in accordance with agreed upon specifications. The standard assurance warranty does not cover, and no warranty is provided for parts which by their nature are normally required to be replaced periodically. The accrued warranty cost is based on estimated material, labor, and other costs that the Company expects to incur to fulfill the warranty obligation. Estimates are primarily based on historical information, current cost data, and future forecast. The Company periodically assesses the adequacy of the warranty accrual and adjusts the amount as necessary. If the historical data used to calculate the adequacy of the warranty accrual are not indicative of future requirements, an

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

additional or reduced warranty accrual may be required. As of December 31, 2020 and 2019, the Company recorded a warranty accrual of less than $0.1 million and $0.1 million which is included within accrued expenses and other current liabilities in the consolidated balance sheets.

The Company additionally offers extended warranty services or preventative maintenance plans which are separately priced and which are accounted for as an additional performance obligation and recognized ratably over the period the services are provided.

Classification of Convertible Preferred Stock

The holders of Series A, Series A-1, Series B and Series B-1 convertible preferred stock have certain liquidation rights in the event of a deemed liquidation event that, in certain situations, is not solely within the control of the Company and would call for the redemption of the then outstanding Series A, Series A-1, Series B and Series B-1 convertible preferred stock (see Note 8). Therefore, the Series A, Series A-1, Series B and Series B-1 convertible preferred stock are classified outside of stockholders’ deficit on the consolidated balance sheets.

Warrant Liability

The Company classifies certain warrants for the purchase of shares of its common stock (see Note 9) as a liability on its consolidated balance sheets as these warrants are freestanding financial instruments that may require the Company to adjust the exercise price and number of shares that is not consistent with a fixed-for-fixed option pricing model. The warrant liability is initially recorded at fair value on the issuance date of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense) in the consolidated statements of operations and comprehensive loss. Changes in the fair value of the warrant liability will continue to be recognized until the warrants are exercised, expire or qualify for equity classification.

Equity Classified Preferred Stock Warrants

The Company classifies warrants for the purchase of shares of its preferred stock (see Note 9) as temporary equity on its consolidated balance sheets. In connection with a customer development agreement, the Company issued warrants to a customer to purchase shares of its Series A-1 Preferred Stock. Upon adoption of ASU No. 2018-07 and ASU No. 2019-08 on January 1, 2019, any liability classified warrants issued to non-employees for goods or services were modified to temporary equity classification.

Equity Classified Common Stock Warrants

The Company classifies certain warrants for the purchase of shares of its common stock (see Note 9) as equity on its consolidated balance sheets as these warrants are considered to meet the derivative scope exception for freestanding equity contracts. For these warrants that are classified on the Company’s consolidated balance sheets as equity instruments, the Company uses the Black-Scholes model to measure the value of the warrants at issuance.

Segment Information

The Company determined that it has one operating segment after considering the Company’s organizational structure and the information regularly reviewed and evaluated by the Company’s chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. The Company has determined that its CODM is collectively the Chief Executive Officer, Head of Corporate Development and Founder, Head of Advanced Technology and Founder, Chief Financial Officer and Chief Revenue Officer. The CODM reviews the financial information on a consolidated basis for purposes of evaluating financial performance and allocating resources. On the basis of these factors, the Company determined that it operates and manages its business as one operating segment, that develops, manufactures, markets and sells security screening products and specific services, and accordingly has one reportable segment for financial reporting purposes.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In order to achieve this core principle, the Company applies the following five steps when recording revenue: (1) identify the contract, or contracts, with the customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when, or as, performance obligations are satisfied.

The Company derives revenue from (1) subscription arrangements accounted for as operating leases under ASC 840 and (2) from the sale of products, inclusive of maintenance and services. The Company’s arrangements are generally noncancelable and nonrefundable after ownership passes to the customer. Revenue is recognized net of sales tax.

Product Revenue

The Company derives revenue from the sale of its Express and Edge equipment and related add-on accessories to customers. Revenue is recognized when control of the product has transferred to the customer. Transfer of control occurs when the Company has transferred title and risk of loss and has a present right to payment for the equipment, which is generally upon delivery as the Company’s normal terms of sale are freight on board destination. Products are predominately sold with distinct services, which are described in the services section below.

Subscription Revenue

In addition to selling its products directly to customers, the Company also leases Express and Edge equipment. These arrangements convey the right to use the equipment for a period of time in exchange for consideration and therefore are accounted for under ASC 840 due to the scope exception of ASC 606-10-15-2. Lease terms are typically four years and customers pay quarterly or annual fixed payments for the lease and maintenance elements over the contractual lease term. In accordance with ASC 840, Leases, we consider only the fixed payments for purposes of allocating between the lease and non-lease deliverables on a relative fair value basis. Equipment leases are generally classified as operating leases as they do not meet any of the capital lease criteria per ASC 840.

Generally, lease arrangements include both lease and non-lease components. The non-lease components relate to (i) distinct services, such as installation, training and maintenance, and (ii) any add-on accessories. Installation and training are included in service revenue as described below, and add-on accessories are included in product revenue as described above. Because the equipment and maintenance components of a subscription arrangement are recognized as revenue over the same time period and in the same pattern and because revenue allocated to maintenance components is not material, the equipment lease and maintenance performance obligations are classified as a single category of subscription revenue in the consolidated statements of operations.

As leases with customers are classified as operating leases, lease revenue is recognized ratably over the duration of the lease. There are no contingent lease payments as a part of these arrangements.

Services Revenue

The Company provides installation, training and maintenance services for its products. Revenue for installation and training is recognized upon transfer of control of these services, which are normally rendered over a short duration. Maintenance consists of technical support, bug fixes, and when-and-if-available threat updates. Maintenance revenue is recognized ratably over the period of the arrangement. The Company sells separately priced extended or nonstandard warranty services and preventative maintenance plans, which are recognized ratably over the associated service period.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Revenue from Distributors

A portion of the Company’s revenue is also generated by sales in conjunction with its distributors. When the Company transacts with a distributor, its contractual arrangement is with the distributor and not with the end-use customer. In these transactions, the distributor is considered the customer; the Company has discretion over the pricing to the distributor and maintains overall control of the inventory and sales process to the distributor. Revenue is recognized upon delivery to the distributors. Right of return does not generally exist. Whether the Company transacts with a distributor and receives the order from a distributor or directly from an end-use customer, its revenue recognition policy and resulting pattern of revenue recognition is the same (upon delivery).

Transaction Price

The transaction price is the amount of consideration that the Company expects to be entitled for providing goods and services under a contract. It includes not only fixed consideration, such as the stated amount in a contract, but also several other types of variable consideration or adjustments (generally discounts or incentives which are included as a part of the standalone selling price (“SSP”) estimation process). The Company provides discounts to customers which reduces the transaction price. From time-to-time, the Company may offer customers the option to purchase additional goods and services at a fixed price. In these limited circumstances, the Company assesses whether these offers constitute a material right, and if so, the Company would account for the material right as a separate performance obligation. Other types of variable consideration are not considered significant. The Company does not normally provide for rights of returns to customers on product sales and, therefore, does not record a provision for returns.

Performance Obligations

A performance obligation is a promise in a contract to transfer a distinct product or service to a customer that is both capable of being distinct, whereby the customer can benefit from the product or service either on its own or together with other resources that are readily available, and is distinct in the context of the contract, whereby the transfer of the product or service is separately identifiable from other promises in the contract. For both Express and Edge units, equipment is sold or leased with embedded software, which is considered a single performance obligation. Maintenance, which includes future updates, security threat updates, and minor bug fixes on a when-and-if available basis, is considered a single performance obligation. As a part of reported subscription sales, certain non-lease components, such as maintenance, are included within the subscription revenue amount. The Company sells separately priced extended or nonstandard warranty services and preventative maintenance plans, which are accounted for as separate performance obligations. Installation and training are considered separate performance obligations and are included within services revenue. Any add-on accessories are also considered separate performance obligations.

Payment terms

Payment terms for customer orders are typically 30 days after the shipment or delivery of the product. For certain products, services and customer types, the Company requires payment before the products or services are delivered to, or performed for, the customer. Generally, the Company’s contracts do not contain a significant financing component.

Multiple Performance Obligations within an Arrangement

The Company’s contracts may include multiple performance obligations when customers purchase a combination of products and services. When the Company’s customer arrangements have multiple performance obligations that contain a lease for Express or Edge equipment for the customer’s use at its site as well as distinct services that are delivered simultaneously, the Company allocates the arrangement consideration between the lease

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

deliverables and non-lease deliverables based on the relative estimated SSP of each distinct performance obligation. For multiple performance obligation arrangements that do not contain a lease, the Company allocates the contract’s transaction price to each performance obligation on a relative SSP basis. The Company determines SSP based on the price at which the performance obligation is sold separately. If the SSP is not observable through past transactions, the Company estimates the SSP taking into account available information such as market conditions and internally approved pricing guidelines related to the performance obligation.

Remaining Performance Obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of December 31, 2020. The following table includes estimated revenues expected to be recognized in the future related to performance obligations that are unsatisfied (or partially satisfied) as of December 31, 2020. Note that with respect to ASC 840, Subscription revenue includes maintenance in addition to the operating lease components of these transactions (in thousands).

	Less than 1 year	Greater than 1 year	Total
Product revenue	—	—	—
Subscription revenue	3,636	7,123	10,759
Service revenue	—	—	—
Maintenance revenue	341	744	1,085
Total revenue	$3,977	$7,867	$11,844

The amount of minimum future leases is based on expected income recognition. As of December 31, 2020, future minimum payments on noncancelable leases are as follows (in thousands):

Year Ending December 31:
2021	$3,636
2022	3,241
2023	2,528
2024	1,254
2025	40
Thereafter	60
$10,759

Contract Balances from Contracts with Customers

Contract assets arise from unbilled amounts in customer arrangements when revenue recognized exceeds the amount billed to the customer and the Company’s right to payment is conditional and not only subject to the passage of time. As of December 31, 2020 and 2019, the Company had zero contract assets included within prepaid expenses and other current assets on the consolidated balance sheet.

Contract liabilities represent the Company’s obligation to transfer goods or services to a customer for which it has received consideration (or the amount is due) from the customer. The Company has a contract liability related to service revenue, which consists of amounts that have been invoiced but that have not been recognized as revenue. Amounts expected to be recognized as revenue within 12 months of the balance sheet date are classified as current deferred revenue and amounts expected to be recognized as revenue beyond 12 months of the balance sheet date are classified as noncurrent deferred revenue. The Company recognized $1.0 million in 2020 of revenue that was

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

previously included in the 2019 deferred revenue balance. The Company recognized $0.2 million in 2019 of revenue that was previously included in the 2018 deferred revenue balance. The following table provides a rollforward of deferred revenue (in thousands):

Contract Liabilities
Balance at December 31, 2018	$484
Revenue recognized	(2,450)
Revenue deferred	3,822
Balance at December 31, 2019	1,856
Revenue recognized	(4,629)
Revenue deferred	6,970
Balance at December 31, 2020	$4,197

Disaggregated Revenue

The following table presents the Company’s revenue by revenue stream (in thousands):

	Year ended December 31,
	2020	2019
Product revenue	1,279	4,192
Subscription revenue(1)	2,637	1,096
Service revenue	350	136
Maintenance revenue	519	422
Total revenue	$4,785	$5,846

____________

(1)      Subscription revenue is inclusive of $0.6 million and $0.3 million of maintenance revenue in 2020 and 2019, respectively, determined based on a relative fair value allocation as prescribed by ASC 606.

Contract Acquisition Costs

The Company incurs and pays commissions on product sales. The Company applies the practical expedient for contracts less than one year to expense the costs in the period in which they were incurred. Commissions on product sales and services are expensed in the period in which the sale occurs and the services are provided. Commissions on subscription arrangements and maintenance are expensed ratably over the life of the contract. The Company had a deferred asset related to commissions of $0.5 million at December 31, 2019 and a deferred asset of $2.3 million at December 31, 2020. The increase in deferred assets is due to an increase of subscription revenue in 2019 and 2020 for which the related revenue and commissions are recognized over the contract term. The Company amortized commissions of $0.1 million during 2020 which related to 2019.

Shipping and Handling Fees

Shipping and handling fees billed to customers for product shipments are recorded in revenue in the consolidated statements of operations and comprehensive loss. Shipping and handling costs incurred for inventory purchases and product shipments are recorded in cost of revenue in the consolidated statements of operations and comprehensive loss.

Cost of Revenue

The Company recognizes cost of revenue in the same manner that the related revenue is recognized.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Cost of Product Revenue

Cost of revenue related to product revenue consists primarily of costs paid to third party manufacturers, labor costs, and shipping costs.

Cost of Subscription Revenue

Cost of revenue related to subscription revenue consists primarily of labor costs, shipping costs, and depreciation related to leased units.

Cost of Services Revenue

Cost of revenue related to services revenue consists primarily of labor, spare parts, shipping costs, and field service repair costs. Cost of revenue related to maintenance revenue consists primarily of labor, spare parts, shipping costs, field service repair costs, equipment, and supplies.

A provision for the estimated cost related to warranty is recorded to cost of revenue at the time revenue is recognized as necessary. The accrued warranty cost is based on estimated material, labor, and other costs that the Company expects to incur to fulfill the warranty obligations. Estimates are primarily based on historical information, current cost data, and future forecast. The Company periodically assesses the adequacy of the warranty accrual and adjusts the amount as necessary. If the historical data used to calculate the adequacy of the warranty accrual are not indicative of future requirements, an additional or reduced warranty accrual may be required. As of December 31, 2020 and 2019, the Company recorded a warranty accrual of less than $0.1 million and $0.1 million which is included within accrued expenses and other current liabilities in the consolidated balance sheets.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities and include costs for salaries and bonuses, employee benefits, prototypes, design expenses, consulting and contractor costs and an allocated portion of overhead costs.

Advertising Costs

Advertising costs are expensed as incurred and are included in sales and marketing expense in the consolidated statements of operations and comprehensive loss. Advertising costs were less than $0.1 million during each of the years ended December 31, 2020 and 2019.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditures. These expenses are classified within general and administrative expense in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

The Company measures all stock-based awards granted to employees, officers, directors and non-employees based on their fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company issues stock-based awards with only service-based vesting conditions and records the expense for these awards using the straight-line method. Forfeitures are accounted for as they occur. The Company has not issued any stock-based awards with performance-based vesting conditions. In August 2020, the Company granted an officer 1,481,982 stock

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

options with a performance-based milestone vesting condition which vested immediately upon achievement of a certain sales milestone. The milestone was achieved in December 2020, and the Company recorded $0.1 million in stock compensation expense upon vesting during the year ended December 31, 2020.

The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model, which uses the following inputs: (i) the fair value per share of the common stock issuable upon exercise of the option, (ii) the expected term of the option, (iii) expected volatility of the price of the common stock, (iv) the risk-free interest rate, and (v) the expected dividend yield. The Company values its common stock taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant. The exercise price of the option cannot be less than the fair market value of a share of common stock on the date of grant. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla”. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, the Company estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes.

The Company assesses the likelihood that its deferred tax assets will be recovered from future sources of income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by analyzing past operating results, estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

The Company evaluates at the end of each reporting period whether some or all of the undistributed earnings of its foreign subsidiaries are permanently reinvested. The Company would recognize deferred income tax liabilities

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

to the extent that management asserts that undistributed earnings of its foreign subsidiaries are not permanently reinvested and will not be permanently reinvested in the future. As of December 31, 2020 and 2019 the Company had no foreign earnings in any foreign jurisdictions.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. The Company’s comprehensive net loss equals the reported net loss for all periods presented.

Foreign Currency Translation and Transactions

The Company has determined that the functional and reporting currency for its operations in the United Kingdom is the U.S. Dollar. Gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in other income (expense), net.

Net Loss per Share Attributable to Common Stockholders

The Company follows the two-class method when computing net income (loss) per share as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares. For purpose of this calculation, outstanding stock options, convertible preferred stock and warrants to purchase preferred stock are considered potential dilutive common shares.

The Company’s convertible preferred shares contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, such losses are not allocated to such participating securities. In periods in which the Company reported a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020 and 2019.

Recently Adopted Accounting Pronouncements

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230) (“ASU 2016-18”), which requires that amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. For public business entities, ASU 2016-18 is effective for fiscal years beginning after December 15, 2018. For all other entities, the amendments are effective for fiscal years beginning after December 15,

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

2018, and interim periods within fiscal years beginning after December 15, 2019. The Company adopted ASU 2016-18 as of the required effective date of January 1, 2019, and there was no material impact on the Company’s statement of cash flows.

In July 2017, the FASB issued ASU No. 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815) (Part I) Accounting for Certain Financial Instruments with Down Round Features (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception (“ASU 2017-11”). Part I applies to entities that issue financial instruments such as warrants, convertible debt or convertible preferred stock that contain down-round features. Part II replaces the indefinite deferral for certain mandatorily redeemable noncontrolling interests and mandatorily redeemable financial instruments of nonpublic entities contained within Accounting Standards Codification (“ASC”) Topic 480 with a scope exception and does not impact the accounting for these mandatorily redeemable instruments. For public entities, ASU 2017-11 is effective for annual reporting periods beginning after December 15, 2018, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. The Company early adopted ASU 2017-11 effective January 1, 2019, and there was no material impact on the Company’s financial position, results of operations or cash flows. The company does not offset fair value amounts recognized for derivative instruments executed with the same counterparty under master netting agreements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”). These amendments expand the scope of Topic 718, Compensation — Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to non-employees for goods or services. Consequently, the accounting for share-based payments to non-employees and employees will be substantially aligned. The ASU supersedes Subtopic 505-50, Equity — Equity-Based Payments to Non-Employees. This standard is effective for public companies for annual periods beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted as long as ASU 2014-09 has been adopted by the Company. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted this guidance, effective January 1, 2019, and its adoption caused the Preferred Stock Warrants to be classified as equity, as detailed in the Revision of Prior Period Financial Statements section of Note 1.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which removes, adds and modifies certain disclosure requirements for fair value measurements in Topic 820. The Company will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy as well as the valuation processes of Level 3 fair value measurements. However, the Company will be required to additionally disclose the changes in unrealized gains and losses included in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of assumptions used to develop significant unobservable inputs for Level 3 fair value measurements. ASU 2018-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The amendments relating to additional disclosure requirements will be applied prospectively for only the most recent interim or annual period presented in the initial year of adoption. All other amendments will be applied retrospectively to all periods presented upon their effective date. The Company early adopted this guidance, effective January 1, 2019, and its adoption had no material impact on the Company’s financial position, results of operations or cash flows.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

Recently Issued Accounting Pronouncements

The Company qualifies as “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected not to “opt out” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”). The new standard adjusts the accounting for assets held at amortized costs basis, including marketable securities accounted for as available for sale, and trade receivables. The standard eliminates the probable initial recognition threshold and requires an entity to reflect its current estimate of all expected credit losses. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial assets to present the net amount expected to be collected. For public entities except smaller reporting companies, the guidance is effective for annual reporting periods beginning after December 15, 2019 and for interim periods within those fiscal years. In November 2019, the FASB issued ASU No. 2019-10, which deferred the effective date for non-public entities to annual reporting periods beginning after December 15, 2022, including interim periods within those fiscal years. Early application is allowed. The Company expects to adopt this guidance effective January 1, 2023, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today.  For nonpublic entities, this guidance is effective for annual periods beginning after December 15, 2021. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842), which added an optional transition method under which financial statements may be prepared under the revised guidance for the year of adoption, but not for prior years. Under the latter method, entities will recognize a cumulative catch-up adjustment to the opening balance of retained earnings in the period of adoption. The Company expects to adopt this guidance effective January 1, 2022, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various areas related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. For public entities the guidance is effective for annual reporting periods beginning after December 15, 2020 and for interim periods within those fiscal years. For non-public entities, the guidance is effective for annual reporting periods beginning after December 15, 2021 and for interim periods within years beginning after December 15, 2022, with early adoption permitted. The Company expects to adopt this guidance effective January 1, 2022, and it is currently evaluating the impact on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity,” which simplifies and clarifies certain calculation and presentation matters related to convertible and equity and debt instruments. Specifically, ASU-2020-06 removes requirements to separately account for conversion features as a derivative under ASC Topic 815 and removing the requirement to account for beneficial conversion

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2.     Summary of Significant Accounting Policies (cont.)

features on such instruments. ASU 2020-06 also provides clearer guidance surrounding disclosure of such instruments and provides specific guidance for how such instruments are to be incorporated in the calculation of Diluted EPS. The guidance under ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020. The Company will adopt this standard using a modified retrospective approach effective January 1, 2021. The Company is currently evaluating the effects of adoption on its consolidated financial statements.

3.     Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values (in thousands):

	Fair Value Measurements as of December 31, 2019
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant Liability	$—	$—	$1	$1
	$—	$—	$1	$1
	Fair Value Measurements at December 31, 2020
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant Liability	$—	$—	$1	$1
Derivative Liability	—	—	1,000	1,000
	$—	$—	$1,001	$1,001

During the years ended December 31, 2020 and 2019, respectively, there were no transfers between Level 1, Level 2 and Level 3.

Valuation of Common Stock Warrant

The warrant liability is related to the warrants (the “Warrants”) to purchase shares of the Company’s common stock (see Note 9).

The Company used the Black-Scholes option-pricing model, which incorporates assumptions and estimates, to value the warrant liability. Key estimates and assumptions impacting the fair value measurement include (i) the fair value per share of the underlying shares of applicable series of stock issuable upon exercise of the Warrants, (ii) the remaining contractual term of the Warrants, (iii) the risk-free interest rate, (iv) the expected dividend yield and (v) expected volatility of the price of the underlying applicable common stock. The Company estimated the fair value per share of the underlying applicable series of stock based, in part, on the results of third-party valuations and additional factors deemed relevant. The risk-free interest rate was determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the Warrant. The Company estimated a zero expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future. As the Company is a private company and lacks company-specific historical and implied volatility information of its stock, the expected stock volatility was based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the Warrant.

Valuation of Embedded Derivative Liability

In September 2020, the Company entered into a Convertible Note Purchase Agreement (the “2020 Convertible Notes”) (see Note 8). The 2020 Convertible Notes provided a conversion option whereby upon the closing of a specified financing event the Convertible Notes would automatically convert into shares of the same class and

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.     Fair Value Measurements (cont.)

series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share of the securities paid by the other investors. This conversion option was determined to be an embedded derivative required to be bifurcated and accounted for separately from the 2020 Convertible Notes. The fair value of the derivative liability was determined based on inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

Upon the closing of the 2020 Convertible Notes management determined that the probability of completing the specified financing event was 100%; thus, the value of the automatic conversion option was deemed to be 20% of the fair value of the capital stock to be issued upon conversion of the 2020 Convertible Notes, or $1.0 million. This amount represented the fair value of the embedded derivative at issuance.

4.     Inventory

Inventory consisted of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$499	$1,155
Work in process	188	179
Finished goods	2,055	23
Total	$2,742	$1,357

5.     Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2020	2019
Computers and telecom equipment	$217	$217
Lab equipment	487	487
Software	59	59
Furniture and fixtures	37	37
Leasehold improvements	95	95
Leased equipment	10,948	4,252
	11,843	5,147
Less: Accumulated depreciation and amortization	(2,527)	(1,461)
	$9,316	$3,686

Depreciation and amortization expense related to property and equipment was $1.1 million and $0.5 million for the years ended December 31, 2020 and 2019, respectively.

Leased equipment and the related accumulated depreciation were as follows:

	December 31,
	2020	2019
Leased equipment	$10,948	$4,252
Accumulated depreciation	(1,649)	(616)
Leased equipment, net	$9,299	$3,636

Depreciation related to leased units was $0.9 million in 2020 and $0.3 million in 2019. Depreciable lives are generally 7 years, consistent with our planned and historical usage of the equipment subject to operating leases.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.     Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued employee compensation and benefits expense	$2,345	$677
Accrued professional services and consulting	1,327	420
Other	56	485
	$3,728	$1,582

7.     Long-term Debt

The components of the Company’s long-term debt consisted of the following (in thousands)

	December 31,
	2020	2019
Term loans payable	$10,000	$3,419
Revolving line of credit outstanding	3,550	—
Convertible note	3,000	—
Less: Unamortized discount	(118)	—
	16,432	3,419
Less: Current portion of long-term debt	—	(3,419)
Long-term debt, net of discount	$16,432	$—

Term Loan Agreements

Silicon Valley Bank (“SVB”) Term Loan

On July 5, 2017, the Company entered into a $5.0 million Loan and Security Agreement with Silicon Valley Bank (“2017 SVB Term Loan”), which provides the Company with a first term loan advance of $4.0 million which was drawn down on July 5, 2017 (“Term Loan A Advance”) and a second term loan advance of $1.0 million was available to drawn down until May 31, 2018 (“Term Loan B Advance”; collectively, “Term Loan Advances”). The agreement also provided the Company with a revolving line of credit of up to $1.0 million. Interest payments are due monthly and commenced upon receipt of principal. Principal is payable in 36 monthly payments and commenced on June 1, 2018. The 2017 SVB Term Loan accrues interest at an annual rate calculated as the Wall Street Journal Prime Rate plus 1.25%.

On February 12, 2019, the Company amended the 2017 SVB Term Loan to change the interest rate to the greater of the (A) Wall Street Journal Prime Rate or (B) 5.25%. Additionally, the maturity date was extended to August 2022. Upon closing, the Company issued warrants to purchase 75,000 shares of common stock to SVB with an exercise price of $0.09 per share (see Note 9).

As of December 31, 2019, the Company recorded accrued interest of less than $0.1 million on the 2017 SVB Term Loan which is included within accrued expenses and other current liabilities on the consolidated balance sheet. The Company recorded interest expense of $0.2 million related to the 2017 SVB Term Loan for the year ended December 31, 2019. As of December 31, 2019, the Company did not draw down on the Term Loan B Advance or the revolving line of credit. The interest rate in effect as of December 31, 2019 was 5.25%. The Company was not in compliance with certain reporting related covenants within the SVB Loan and Security Agreement.  As a result, SVB had the right to call for prepayment of the debt and it was therefore considered current as of December 31, 2019.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     Long-term Debt (cont.)

In March 2020, the Company entered into a Loan Modification Agreement with SVB (“2020 SVB Term Loan”), which provides a $5.0 million term loan and a revolving line of credit of up to $7.0 million. The Company repaid the outstanding balance owed on the 2017 SVB Term Loan of $3.1 million of principal and accrued interest with the proceeds from the 2020 SVB Term Loan. The 2020 SVB Term Loan interest is payable monthly and the principal is payable in 36 monthly payments commencing on April 1, 2021. The 2020 SVB Term Loan accrues interest at an annual rate calculated as the greater of (A) Wall Street Journal Prime Rate plus 0.50% or (B) 5.0%.

Additionally, upon closing, the Company issued warrants to purchase 740,991 shares of common stock to SVB with an exercise price of $0.15 per share with a fair value of less than $0.1 million on the date of issuance. The Company also paid debt issuances costs of less than $0.1 million and owed an end-of-term charge of $0.1 million to SVB. The debt issuance costs were recorded as debt discount and are being amortized to interest expense, using the effective interest method, over the term of the loan.

The Company recorded interest expense of $0.1 million related to the 2020 SVB Term Loan for the year ended December 31, 2020.

JPMorgan Chase Bank, N.A.(“JPM”) Credit Agreement

In December 2020, the Company entered into a $10.0 million credit agreement with JPMorgan Chase Bank, N.A. (“JPM Credit Agreement”) with a maturity date of December 3, 2024 and a revolving line of credit of up to $10.0 million with a maturity date of December 3, 2022. The Company repaid the outstanding balance on the 2020 SVB Term Loan Advance, including the $5.0 million in principal and $3.0 million outstanding on the revolving line of credit. Upon repayment of the outstanding amounts, the Company recorded a loss on extinguishment of debt of less than $0.1 million, which was included in interest expense in the consolidated statements of operations and comprehensive loss.

Principal and interest on the JPM Credit Agreement is payable monthly commencing on July 1, 2022. The JPM Credit Agreement accrues interest at an annual rate calculated as the greater of (A) the Wall Street Journal Prime Rate plus 2.25% or (B) 5.5%. The revolving line of credit accrues interest at an annual rate calculated as the greater of (A) the Wall Street Journal Prime Rate plus 1.25% or (B) 4.5%. Upon closing, the Company issued warrants to purchase 1,000,000 shares of common stock to the lender with an exercise price of $0.16 per share with a fair value of $0.1 million on the date of issuance. The Company incurred debt issuance costs of $0.2 million and $0.1 million equal to the fair value of the warrants in connection with the JPM Credit Agreement. These costs were recorded as debt discount and are amortized to interest expense, using the effective interest method, over the term of the loan.

As of December 31, 2020, the unamortized debt discount was $0.2 million. As of December 31, 2020, the accrued interest on the JPM Credit Agreement was less than $0.1 million, which is included in accrued expenses and other current liabilities in the consolidated balance sheet. Interest expense totaled $0.3 million for the year ended December 31, 2020, which includes the amortization of the debt discount of less than $0.1 million. The interest rate in effect as of December 31, 2020 was 5.5% and 4.5% for the JPM Credit Agreement and revolving line of credit, respectively. As of December 31, 2020, the Company has drawn down $3.5 million on the revolving line of credit.

The Company’s obligations under the JPM Credit Agreement were secured by a first-priority security interest in all of its assets, including intellectual property.

As of December 31, 2020, future principal payments on long-term debt are as follows (in thousands):

Year Ending December 31:
2021	$—
2022	5,883
2023	7,000
2024	3,667
$16,550

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.     Long-term Debt (cont.)

Convertible Notes

In August 2019 and September 2019, the Company entered into Convertible Note Purchase Agreements (the “2019 Convertible Notes”) with existing investors for gross proceeds of $5.5 million with a stated interest rate of 8.0% per annum. The 2019 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds of the issuance of preferred stock totaled at least $10.0 million, the notes would automatically convert into shares of the same class and series of capital stock that the Company issued to other investors in the financing at a conversion price equal to 85% of the price per share paid by the other investors. The conversion option met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the 2019 Convertible Notes. The proceeds from the 2019 Convertible Notes were allocated between the derivative liability, with a fair value at issuance of $0.9 million, and the notes, with an initial carrying value of $4.6 million, included in long-term liabilities on the Company’s consolidated balance sheet. The difference between the initial carrying value of the notes and the stated value of the notes represented a discount that was accreted to interest expense over the term of the 2019 Convertible Notes using the effective interest method. In October 2019, a Qualified Financing occurred and the 2019 Convertible Notes converted into 18,056,296 shares of Series B-1 preferred stock at a per share price of $0.3105. Total interest incurred on the 2019 Convertible Notes during the holding period was $0.4 million.

In September 2020, the Company entered into a Convertible Note Purchase Agreement (the “2020 Convertible Notes”) with an investor for gross proceeds of $2.0 million with a stated interest rate of 6.0% per annum. An additional $2.0 million in gross proceeds were made available in December 2020 upon achievement of the integration milestone, whereby the Company successfully created software utilizing the investor’s application programming interface. The 2020 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds of the issuance of preferred stock totaled at least $10.0 million, the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors. The conversion option met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the notes. The proceeds from the 2020 Convertible Notes were allocated between the derivative liability, with a fair value at issuance of $1.0 million, and the notes, with an initial carrying value of $3.0 million, and included in long-term liabilities on the Company’s consolidated balance sheet. The difference between the initial carrying value of the notes and the stated value of the notes represented a discount that was accreted to interest expense over the term of the Convertible Notes using the effective interest method. As of December 31, 2020, the accrued interest on the 2020 Convertible Notes was less than $0.1 million, which is included in accrued expenses and other current liabilities in the consolidated balance sheet. Interest expense totaled less than $0.1 million for the year ended December 31, 2020.

8.     Convertible Preferred Stock

The Company has issued Series A convertible preferred stock (“Series A Preferred Stock”), Series A-1 convertible preferred stock (“Series A-1 Preferred Stock”), Series B convertible preferred stock (“Series B Preferred Stock”), and Series B-1 convertible preferred stock (“Series B-1 Preferred Stock”), collectively referred to as the “Preferred Stock”.

In October 2019, the Company issued and sold 50,632,353 shares of Series B-1 Preferred Stock at a purchase price of $0.3653 per share in the initial closing for aggregate proceeds of $18.5 million, excluding issuance costs of $0.9 million. Concurrent with the initial closing, the Company issued 18,056,296 shares of Series B-1 Preferred Stock at a conversion price of $0.3105 per share in settlement of principal and accrued interest of $5.6 million related to the 2019 Convertible Notes (see Note 7). In December 2019, the Company issued and sold an additional

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Convertible Preferred Stock (cont.)

13,153,572 shares of Series B-1 Preferred Stock at a price of $0.3653 per share for aggregate proceeds of $4.8 million, excluding issuance costs of $0.0 million. In February and March 2020, the Company issued and sold an additional 8,486,175 shares of Series B-1 Preferred Stock at a price of $0.3653 per share for aggregate proceeds of $3.1 million, excluding issuance costs of $0.1 million. As of each balance sheet date, the Preferred Stock consisted of the following (in thousands, except share amounts):

	December 31, 2020
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	67,156,152	64,469,906	$17,910	$18,000	64,469,906
Series A Preferred Stock	9,233,677	9,233,677	11,321	11,819	18,481,789
Series B-1 Preferred Stock	90,328,396	90,328,396	31,953	32,997	90,328,396
Series B Preferred Stock	40,671,814	40,671,814	14,209	14,284	40,671,814
	207,390,039	204,703,793	$75,393	$77,100	213,951,905
	December 31, 2019
	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A-1 Preferred Stock	67,156,152	64,469,906	$17,910	$18,000	64,469,906
Series A Preferred Stock	9,233,677	9,233,677	11,321	11,819	18,481,789
Series B-1 Preferred Stock	84,836,497	81,842,221	28,959	29,897	81,842,221
Series B Preferred Stock	40,671,814	40,671,814	14,209	14,284	40,671,814
	201,898,140	196,217,618	$72,399	$74,000	205,465,730

The holders of the Preferred Stock have the following rights and preferences:

Voting Rights

The holders of the Preferred Stock are entitled to vote, together with the holders of common stock voting as a single class, on all matters submitted to the stockholders for a vote. Each holder of Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Preferred Stock is convertible as of the record date for determining stockholders entitled to vote on such matter.

Conversion

Each share of Series A-1 Preferred, Series B Preferred, and Series B-1 Preferred is convertible into one share of common stock at the option of the stockholder at any time after issuance. As a result of the Series A-1 Preferred Stock being issued at a lower price per share than the Series A Preferred Stock, the Series A Preferred Stock is convertible into 2.0016 shares of common stock at the option of the stockholder.

The terms of the Preferred Stock also provide for further adjustment to the conversion price in the event of a future issuance of shares by the Company that would dilute the ownership of the Preferred Stockholders. There is no impact of this beneficial conversion feature reflected in the consolidated financial statements as of December 31, 2020 and 2019 as the conversion price of the Preferred Stock exceeded the fair value of the common stock on the original issuance dates of the Preferred Stock.

Conversion of the Preferred Stock is at the option of the holder but is mandatory at the earlier of the closing of a sale of shares of the Company’s common stock to the public with gross proceeds of at least $50 million and listed on an exchange, or an agreement by each of the holders of at least a majority by the holders of the outstanding shares of Preferred Stock to convert their shares.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Convertible Preferred Stock (cont.)

Dividends

The Company shall not declare, pay or set aside any dividends on shares of any class or series of capital stock unless dividends are declared, paid or set aside on all classes and series of capital stock of the Company then outstanding. For any dividend to common stockholders, holders of Preferred Stock will receive an amount equal to the dividend based on the number of shares that would be outstanding if all then outstanding shares of Preferred Stock had converted into common stock.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or upon the occurrence of a Liquidation Event, as defined in the Restated Certificate of Incorporation, the holders of shares of Series B-1 Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment is made to the holders of Series B Preferred Stock, Series A-1 Preferred Stock, Series A Preferred Stock or Common Stock, an amount per share equal to the greater of (i) the Series B-1 Original Issue Price of $0.3653, plus any dividends declared but unpaid thereon, or (ii) the amount per share that would have been payable had all then outstanding shares of Series B-1 Preferred Stock been converted into Common Stock immediately prior to such liquidation, dissolution, winding up or Liquidation Event. After the holders of Series B-1 Preferred Stock have received the foregoing amount, the holders of Series B Preferred Stock are entitled to receive in preference to remaining stockholders, to the extent available, an amount per share equal to the greater of (i) the Series B original issue price of $0.3512 per share plus any dividends declared but unpaid thereon or (ii) such amount as would have been payable had all then outstanding shares of Series B Preferred Stock been converted into common stock prior to such event. After the holders of Series B Preferred Stock have received the foregoing amount, the holders of Series A-1 Preferred Stock are entitled to receive in preference to other stockholders, to the extent available, an amount per share equal to the greater of (i) the Series A-1 original issue price of $0.2792 per share plus any dividends declared but unpaid thereon or (ii) such amount as would have been payable had all then outstanding shares of Series A-1 Preferred Stock been converted into common stock prior to such event. After the holders of Series A-1 Preferred Stock have received the foregoing amount, the holders of Series A Preferred Stock are entitled to receive in preference to remaining stockholders, to the extent available, an amount per share equal to the greater of (i) the Series A original issue price of $1.28 per share plus any dividends declared but unpaid thereon or (ii) such amount as would have been payable had all then outstanding shares of Series A Preferred Stock been converted into common stock prior to such event.

If upon such liquidation, dissolution, winding up or Liquidation Event, the assets of the Company available for distribution to its stockholders are insufficient to pay the holders of shares of Series B-1 Preferred Stock the full amount to which they are entitled, the holders of Series B-1 Preferred Stock will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable to them had they been paid in full. After payments have been made in full to the holders of Series A-1 and Series A Preferred, then to the extent available, holders of common stock will receive the remaining amounts available for distribution ratably in proportion to the number of common shares held by them.

Redemption

The Preferred Stock is not redeemable at the option of the holder other than pursuant to the terms and conditions of a separate contractual agreement between the Company and a certain holder of Preferred Stock that allows the redemption at fair value of all then outstanding shares of the holder’s Preferred Stock upon certain contingent events within the Company’s control. However, upon certain change in control events that are outside of the Company’s control, including liquidation, sale or transfer of control of the Company, holders of the Preferred Stock may cause redemption of the Preferred Stock, with such redemption in an amount equal to the liquidation

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.     Convertible Preferred Stock (cont.)

preference. The Company classifies its Preferred Stock outside of stockholders’ deficit as certain change in control events are outside the Company’s control. As there is no certain redemption date and the redemption feature could only be triggered in the event of a liquidation, sale, or transfer of control of the Company or similar event, the Company has concluded that it is not probable that the Preferred Stock will become redeemable and as such does not accrete the Preferred Stock to its redemption value.

9.     Warrants

In February 2019, in connection with the 2019 Term Loan Advance, the Company issued a warrant to SVB for the purchase of 75,000 shares of common stock at an exercise price of $0.09 per share (the “2019 SVB Common Stock Warrant”). The 2019 SVB Common Stock Warrant was immediately exercisable and expires in February 2029. The warrant was classified as an equity instrument and recorded at its fair value of less than $0.1 million on the date of issuance through additional paid-in-capital.

In March 2020, in connection with the 2020 Term Loan Advance, the Company issued a warrant to SVB for the purchase of 740,991 shares of common stock at an exercise price of $0.15 per share (the “2020 SVB Common Stock Warrant”). The 2020 SVB Common Stock Warrant was immediately exercisable and expires in March 2030. The warrant was classified as an equity instrument and recorded at its fair value of less than $0.1 million on the date of issuance through additional paid-in-capital.

In December 2020, in connection with the JPM Term Loan, the Company issued a warrant to JPM for the purchase of 1,000,000 shares of common stock at an exercise price of $0.16 per share (the “2020 JPM Common Stock Warrant”). The 2020 JPM Common Stock Warrant was immediately exercisable and expires in December 2030. The warrant was classified as an equity instrument and recorded at its fair value of $0.1 million on the date of issuance through additional paid-in-capital.

As of December 31, 2020 and 2019, warrants to purchase the following classes of Preferred Stock and Common Stock outstanding consisted of the following:

December 31, 2020
Issuance Date	Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
March 17, 2014	10	Common stock	Liability	250,000	$0.09
September 28, 2016	10	Preferred Stock	Temporary Equity	2,686,246	$0.001
July 5, 2017	10	Common stock	Equity	375,000	$0.09
February 12, 2019	10	Common stock	Equity	75,000	$0.09
March 30, 2020	10	Common stock	Equity	740,991	$0.15
December 3, 2020	10	Common stock	Equity	1,000,000	$0.16
				5,127,237
December 31, 2019
Issuance Date	Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
March 17, 2014	10	Common stock	Liability	250,000	$0.09
September 28, 2016	10	Preferred Stock	Temporary Equity	2,686,246	$0.001
July 5, 2017	10	Common stock	Equity	375,000	$0.09
February 12, 2019	10	Common stock	Equity	75,000	$0.09
				3,386,246

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.     Warrants (cont.)

As a result of changes in the fair value of these warrants, the Company recorded other income (expense) of less than $0.1 million and less than $0.1 million for the years ended December 31, 2020 and 2019, respectively.

10.     Common Stock

As of December 31, 2020 and 2019, the Company’s amended certificate of incorporation authorized the issuance of 305,491,899 and 300,000,000 shares of $0.01 par value common stock, respectively.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, subject to the preferential dividend rights of Preferred Stock. As of December 31, 2020 and 2019, no cash dividends had been declared or paid.

As of December 31, 2020 and 2019, the Company had reserved 271,350,898 and 264,360,106 shares, respectively, of common stock for the conversion of the outstanding Preferred Stock, exercise of outstanding stock options, the number of shares remaining available for grant under the Company’s 2013 Equity Incentive Plan (see Note 11) and the exercise of outstanding warrants (including warrants to purchase Preferred Stock as if converted to common stock) (see Note 9).

11.     Stock-Based Compensation

2013 Equity Incentive Plan

The Company’s 2013 Equity Incentive Plan (the “Plan”) provides for the Company to grant incentive stock options or nonqualified stock options, restricted stock awards and other stock-based awards to employees, officers, directors and non-employees of the Company. Per the initial terms of the Plan, up to 2,852,300 shares of common stock may be issued.

At December 31, 2020 and 2019, shares of common stock that may be issued under the 2013 Plan was 305,491,899 and 300,000,000, respectively . As of December 31, 2020 and 2019, 2,592,202 shares and 26,019,446 shares, respectively, remained available for future grant under the 2013 Plan. Shares that are expired, forfeited, canceled or otherwise terminated without having been fully exercised will be available for future grant under the 2013 Plan. In addition, shares of common stock that are tendered to the Company by a participant to exercise an award are added to the number of shares of common stock available for future grants.

The 2013 Plan is administered by the Board of Directors or, at the discretion of the Board of Directors, by a committee of the Board of Directors. The exercise prices, vesting and other restrictions are determined at the discretion of the Board of Directors, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of a share of common stock on the date of grant and the term of the stock option may not be greater than ten years. Stock options granted to employees, officers, members of the Board of Directors and non-employees typically vest over a four-year period. The Company’s Board of Directors values the Company’s common stock, taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

During the years ended December 31, 2020 and 2019, the Company granted to employees, officers, directors, and non-employees options to purchase 24,558,325 shares and 10,015,850 shares, respectively, of common stock.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.     Stock-Based Compensation (cont.)

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Year Ended December 31,
	2020	2019
Risk-free interest rate	0.4%	2.5%
Expected term (in years)	5.68	5.95
Expected volatility	31.4%	27.9%
Expected dividend yield	0.0%	0.0%

Stock Options

The following table summarizes the Company’s stock option activity since December 31, 2019 (in thousands, except for share and per share data):

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)
Outstanding as of December 31, 2019	29,488,684	$0.12	7.90	$1,149
Granted	24,558,325	0.16	9.63	—
Exercised	(3,236,374)	0.14	6.60	75
Forfeited	(1,131,081)	0.15	—	14
Outstanding as of December 31, 2020	49,679,554	$0.14	8.24	$1,073

Vested and expected to vest as of December 31, 2019	29,488,684	$0.12	7.90	$1,149
Options exercisable as of December 31, 2019	15,663,415	$0.11	7.28	$817
Vested and expected to vest as of December 31, 2020	49,679,554	$0.14	8.24	$1,073
Options exercisable as of December 31, 2020	26,519,727	$0.12	7.12	$1,224

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

The intrinsic value of stock options exercised during the years ended December 31, 2020 and 2019 was $0.3 million and less than $0.1 million, respectively.

The weighted average grant-date fair value per share of stock options granted during the year ended December 31, 2020 and 2019 was $0.5 and $0.5, respectively.

Stock-Based Compensation

Stock-based compensation expense was classified in the consolidated statements of operations and comprehensive loss as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of revenue	$10	$2
Sales and marketing	104	170
General and administrative	370	74
Research and development	178	18
Total stock-based compensation expense	$662	$264

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.     Stock-Based Compensation (cont.)

As of December 31, 2020, total unrecognized compensation expense related to unvested stock options held by employees and directors was $1.0 million and $0.5 million, respectively, which is expected to be recognized over weighted average period of 1.2 years and 1.0 years, respectively.

12.     Income Taxes

The components of the Company’s loss before income tax expense are as follows (in thousands):

	Year Ended December 31,
	2020	2019
United States	$(27,066)	$(19,238)
Foreign	(326)	(619)
Loss before income tax provision	$(27,392)	$(19,857)

There is no provision for income taxes for the years ended December 31, 2020 and 2019 because the Company has historically incurred net operating losses and maintains a full valuation allowance against its deferred tax assets.

The effective tax rate differs from the U.S. federal statutory rate primarily due to the full valuation allowance maintained on the Company’s net deferred tax assets for the years ended December 31, 2020 and 2019. A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefit	3.9	1.9
Federal and state research and development tax credits	7.3	5.0
Change in valuation allowance	(33.7)	(23.2)
Change in tax rate	1.3	(3.0)
Permanent differences	(0.3)	(1.4)
Other	0.5	(0.3)
Effective income tax rate	0.0%	0.0%

Net deferred tax assets consisted of the following (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net loss carryforwards	$13,996	$10,404
Research and development tax credit carryforwards	3,857	1,861
Capitalized research and development costs	7,274	4,146
Accrued expenses	334	56
Deferred revenue	1,049	434
Other	304	40
Total deferred tax assets	26,814	16,941
Valuation allowance	(26,005)	(16,767)
Total deferred tax assets, net of valuation allowance	809	174
Deferred tax liabilities:
Depreciation	(542)	(174)
Other	(267)
Total deferred tax liabilities	(809)	(174)
Net deferred tax assets	$—	$—

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.     Income Taxes (cont.)

As of December 31, 2020, the Company had federal net operating losses of $20.1 million that are subject to expire at various dates through 2033, and net operating losses of $33.9 million, which have no expiration date and can be used to offset up to 80% of future taxable income in any one tax period. As of December 31, 2019, the Company had federal net operating losses of $20.1 million that are subject to expire at various dates through 2033, and net operating losses of $20.5 million, which have no expiration date. The Company also had post-apportioned state net operating loss carryforwards of $42.6 million and $29.8 million for the years ended December 31, 2020 and 2019, respectively, which may be available to offset future state taxable income and which begin to expire in 2033. Additional NOLs of approximately $0.2 million were generated in the United Kingdom and will not expire. As of December 31, 2020 , the Company had U.S. federal and state research and development tax credit carryforwards of $2.5 million and $1.7 million, respectively, which may be available to offset future tax liabilities and begin to expire in 2033 and 2028, respectively. As of December 31, 2019, the Company had U.S. federal and state research and development tax credit carryforwards of $1.2 million and $0.8 million, respectively.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company considered the significant negative evidence of its history of cumulative net operating losses incurred since inception, as well as other positive and negative evidence bearing upon its ability to realize the deferred tax assets, and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2020 and 2019. The Company reevaluates the positive and negative evidence at each reporting period.

Changes in the valuation allowance for deferred tax assets related primarily to the increase in net operating loss carryforwards, research and development tax credit carryforwards, and capitalized R&D costs and were as follows (in thousands):

	December 31,
	2020	2019
Valuation allowance as of beginning of year	$16,767	$12,157
Additions (deductions) charged to provision for income taxes	9,233	4,611
Currency translation and other	5	(1)
Valuation allowance as of end of year	$26,005	$16,767

As of December 31, 2020 and 2019, the Company had not recorded any amounts for unrecognized tax benefits. The Company’s policy is to record interest and penalties related to income taxes as part of its income tax provision. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties related to uncertain

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.     Income Taxes (cont.)

tax positions and no amounts had been recognized in the Company’s consolidated statements of operations and comprehensive loss. The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state and non-US jurisdictions, where applicable. The Company is open to future tax examinations in the US under statute from 2017 to the present; however, carryforward attributes that were generated prior to 2017 may still be adjusted upon examination by federal, state, or local tax authorities if they either have been or will be used in a future period. The Company is also open under statute from 2018 to the present in the UK and all years since inception in the UAE. The Company has not received notice of examination in any jurisdictions for any other tax year open under statute.

In March 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. The CARES Act includes provisions relating to several aspects of corporate income taxes. The CARES Act did not have a significant impact on the Company’s provision for income taxes.

13.     Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Year Ended December 31,
	2020	2019
Numerator:
Net loss attributable to common stockholders – basic and diluted	$(27,392)	$(19,857)

Denominator:
Weighted average common shares outstanding – basic and diluted	23,625,483	22,655,763
Net loss per share attributable common stockholders – basic and diluted	$(1.16)	$(0.88)

The Company’s potentially dilutive securities, which include stock options, convertible preferred stock, preferred and common stock warrants and convertible notes have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2020	2019
Options to purchase common stock	49,679,554	29,488,684
Warrants to purchase common stock	2,440,991	700,000
Convertible preferred stock (as converted to common stock)	213,951,905	205,465,730
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	2,686,246	2,686,246
Convertible notes (as converted to common stock)	16,289,000	—
	285,047,696	238,340,660

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.     Related Party Transactions

Nonrecourse Promissory Note with Officer

In August 2020, the Company entered into a $0.4 million promissory note with an officer with the proceeds being used to exercise options for 3,888,889 shares of common stock at a price of $0.09 per share. The promissory note bears interest at the Wall Street Journal Prime Rate and is secured by the underlying shares of common stock that were issued upon the exercise of the stock options. The promissory note was treated as nonrecourse as the loan is only secured by the common stock issued from the exercise of the stock options. As such, (i) the underlying stock option grant is still considered to be outstanding and the shares of common stock are not considered issued and outstanding for accounting purposes until the loan is repaid in full or otherwise forgiven and (ii) no receivable was recorded for the promissory note on the Company’s consolidated balance sheets. As, the promissory note effectively extended the maturity date of the option grant for the life of the loan, this change is treated as a stock option modification. The incremental fair value from the stock option modification was deemed immaterial. The interest on this nonrecourse loan is also considered nonrecourse. As the Company has no intent to collect interest, no accrued interest was recorded.

15.     Commitments and Contingencies

Operating Leases

The Company entered into an operating lease for its current office space during 2014. The lease expires in 2021 and the total future minimum lease payments under the noncancelable operating lease is $0.1 million. Rent expense for the years ended December 31, 2020 and 2019 was approximately $0.4 million and $0.4 million, respectively.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its Board of Directors and certain of its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its consolidated financial statements as of December 31, 2020 or 2019.

Legal Proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

16.     Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. The Company did not make contributions to the plan during the years ended December 31, 2020 and 2019, respectively.

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Subsequent Events

For its consolidated financial statements as of December 31, 2020 and for the year then ended, the Company evaluated subsequent events through April 2, 2021, the date on which those financial statements were issued.

2021 Convertible Notes

On January 21, 2021, the Company entered into a Convertible Note Purchase Agreement (the “2021 Convertible Notes”) with various investors for gross proceeds of $30.0 million with a stated interest rate of 8.0% per annum. The 2021 Convertible Notes provided a conversion option whereby upon the closing of a Qualified Financing event, in which the aggregate gross proceeds totaled at least $100.0 million, the notes would automatically convert into shares of the same class and series of capital stock of the Company issued to other investors in the financing at a conversion price equal to 80% of the price per share paid by the other investors.

Issuance of Common Stock Warrant

The Company issued a warrant to a service provider for the purchase of 6,756,653 shares of common stock at an exercise price of $0.16 per share. The warrants are not exercisable upon grant and become exercisable upon meeting certain performance-based milestone vesting conditions.

Entrance into Merger Agreement

On March 5, 2021, the Company entered into an agreement and plan of merger with NHIC and Merger Sub (see note 1). Pursuant to the terms of the Merger Agreement, a business combination between NHIC and the Company will be effected through the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of NHIC (the “Merger”). The Board of Directors of NHIC has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of NHIC.

Immediately prior to the effective time of the Merger (the “Effective Time”) and subject to the consent of the holders of the Company’s preferred stock, each issued and outstanding share of the Company’s preferred stock shall be converted into shares of the common stock, at the then-applicable conversion rates. Additionally, each issued and outstanding convertible promissory note of the Company will be automatically converted into shares of common stock in accordance with the then-applicable conversion rates. The Company shall cause each outstanding warrant to purchase shares of capital stock to be exercised in full on a cash or cashless basis or terminated without exercise.

At the Effective Time, each share of the Company’s common stock (including shares outstanding as a result of the conversion of the Company’s preferred stock, convertible notes and warrants but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of NHIC common stock equal to the Exchange Ratio and a number of Earn-Out Shares (as defined below). The Exchange Ratio is defined in the Merger Agreement to be 125,000,000 divided by the number of outstanding shares of the Company’s common stock and options to purchase shares of the Company’s common stock as of immediately prior to the Effective Time, after giving effect to the conversion of the Company’s preferred stock, convertible notes and warrants and as further adjusted pursuant to the Merger Agreement.

At the Effective Time, each outstanding option to purchase shares of the Company’s common stock shall be converted into an option to purchase shares of NHIC common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

Following the closing of the Merger, former holders of shares of the Company’s common stock (including shares received as a result of the preferred stock conversion, convertible notes conversion and warrants conversion), former holders of Company stock options shall be entitled to receive their pro rata share of up to 15,000,000 additional shares of NHIC common stock (the “Earn-Out Shares”) if, within a five- year period following the

EVOLV TECHNOLOGIES, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.     Subsequent Events (cont.)

signing date of the Merger Agreement, the closing share price of the NHIC common stock equals or exceeds any of three thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Company stock options, the holder continues to provide services to NHIC or one of its subsidiaries at the time of such Triggering Event.

Subscription Agreements

In connection with the execution of the Merger Agreement, NHIC entered into subscription agreements (collectively, the “PIPE Investment”) with certain parties subscribing for shares of NHIC common stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and NHIC has agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of NHIC common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300.0 million. The obligations to consummate the transactions contemplated by the PIPE Investment are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

EVOLV TECHNOLOGIES, INC.,

NEWHOLD INVESTMENT CORP.

and

NHIC SUB INC.

Dated as of March 5, 2021

CONTENTS

Annex A Page Nos.
ARTICLE I The Merger		A-2

1.1	The Merger	A-2
1.2	Closing	A-2
1.3	Effective Time	A-2
1.4	The Certificate of Incorporation of the Surviving Company	A-2
1.5	The Bylaws of the Surviving Company	A-2
1.6	Directors of the Surviving Company	A-2
1.7	Officers of the Surviving Company	A-2

ARTICLE II Merger Consideration; Effect of the Merger on Securities		A-3

2.1	Conversion of Securities	A-3
2.2	Exchange Procedures	A-5
2.3	Withholding Rights	A-6
2.4	Payment of Expenses	A-6
2.5	Allocation Statement.	A-6
2.6	Appraisal Rights.	A-7
2.7	Adjustments to Prevent Dilution	A-7
2.8	Earn-Out	A-8

ARTICLE III Representations and Warranties of the Company		A-9

3.1	Organization, Good Standing and Qualification	A-10
3.2	Capital Structure of the Company	A-10
3.3	Corporate Authority; Approval and Fairness.	A-11
3.4	Governmental Filings; No Violations; Certain Contracts, Etc.	A-12
3.5	Financial Statements; Internal Controls	A-12
3.6	Absence of Certain Changes	A-13
3.7	No Undisclosed Liabilities	A-13
3.8	Litigation	A-13
3.9	Compliance with Laws; Permits	A-13
3.10	Employee Benefits	A-14
3.11	Labor Matters	A-15
3.12	Environmental Matters	A-15
3.13	Tax Matters	A-16
3.14	Real and Personal Property.	A-16
3.15	Intellectual Property; IT Assets; Data Privacy	A-17
3.16	Insurance	A-18
3.17	Company Material Contracts.	A-19
3.18	Brokers and Finders	A-20
3.19	Suppliers and Customers.	A-20
3.20	Registration Statement	A-20
3.21	No Outside Reliance	A-20
3.22	No Other Representations or Warranties	A-21

Annex A-i

Annex A Page Nos.
ARTICLE IV Representations and Warranties of Parent and Merger Sub		A-21

4.1	Organization, Good Standing and Qualification	A-21
4.2	Capital Structure of Parent	A-21
4.3	Corporate Authority; Approval.	A-23
4.4	Governmental Filings; No Violations; Certain Contracts	A-23
4.5	Parent Reports; Internal Controls.	A-24
4.6	Absence of Certain Changes	A-25
4.7	Business Activities; Liabilities	A-25
4.8	Litigation and Proceedings	A-25
4.9	Compliance with Laws	A-26
4.10	Investment Company Act; JOBS Act	A-26
4.11	Parent Trust Account	A-26
4.12	Private Placements	A-27
4.13	Valid Issuance	A-27
4.14	Takeover Statutes and Charter Provisions	A-27
4.15	NASDAQ Stock Market Quotation	A-27
4.16	Brokers and Finders	A-27
4.17	Registration Statement and Proxy Statement	A-27
4.18	Taxes	A-28
4.19	No Outside Reliance	A-28
4.20	No Other Representations or Warranties	A-29

ARTICLE V Covenants of the Company		A-29

5.1	Interim Operations	A-29
5.2	Inspection	A-31
5.3	No Claim Against the Parent Trust Account	A-31
5.4	Acquisition Proposals; Alternative Transactions	A-32
5.5	Prospectus/Proxy Filing; Information Supplied	A-32

ARTICLE VI Covenants of Parent		A-33

6.1	Conduct of Parent	A-33
6.2	Parent Trust Account Matters	A-34
6.3	Indemnification; Directors’ and Officers’ Insurance	A-35
6.4	Approval of Sole Stockholder of Merger Sub	A-36
6.5	Inspections	A-36
6.6	Parent NASDAQ Listing.	A-36
6.7	Parent Public Filings	A-36
6.8	Private Placements	A-36
6.9	Director and Officer Appointments	A-37
6.10	Exclusivity	A-37
6.11	Governing Documents	A-37
6.12	Stockholder Litigation	A-37

Annex A-ii

Annex A Page Nos.
ARTICLE VII Joint Covenants		A-37

7.1	Preparation of Registration Statement	A-37
7.2	Parent Special Meeting	A-38
7.3	Company Stockholder Approval	A-39
7.4	Cooperation; Efforts to Consummate	A-39
7.5	Status; Notifications	A-40
7.6	Publicity	A-40
7.7	Section 16 Matters	A-40
7.8	Tax Matters	A-40
7.9	Parent Incentive Plan	A-41

ARTICLE VIII Conditions		A-41

8.1	Mutual Conditions to Obligation of Each Party	A-41
8.2	Conditions to Obligation of Parent and Merger Sub	A-42
8.3	Conditions to Obligation of the Company	A-43

ARTICLE IX Termination; Survival		A-44

9.1	Termination by Mutual Written Consent	A-44
9.2	Termination by Either Parent or the Company	A-44
9.3	Termination by Parent	A-44
9.4	Termination by the Company	A-44
9.5	Effect of Termination	A-45

ARTICLE X No Survival		A-45

ARTICLE XI Miscellaneous		A-45

11.1	Amendment; Waiver	A-45
11.2	Counterparts	A-45
11.3	Governing Law	A-46
11.4	Forum; Waiver of Jury Trial	A-46
11.5	Equitable Remedies	A-46
11.6	Notices	A-46
11.7	Entire Agreement	A-47
11.8	Expenses	A-48
11.9	Successors and Assigns	A-48
11.10	Third Party Beneficiaries	A-48
11.11	Non-Recourse	A-48
11.12	Severability	A-49
11.13	Interpretation and Construction	A-49
11.14	Definitions	A-50

EXHIBITS

Exhibit A	Definitions

Exhibit B	Surviving Company Certificate of Incorporation

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of March 5, 2021, is entered into by and among Evolv Technologies, Inc. dba Evolv Technology, Inc., a Delaware corporation (the “Company”), NewHold Investment Corp., a Delaware corporation (“Parent”), and NHIC Sub Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.

RECITALS

WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct Subsidiary of Parent, and was formed for the sole purpose of the Merger.

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

WHEREAS, the respective boards of directors or similar governing bodies of each of Parent, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and each of the parties subscribing for Parent Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Subscription Agreements”), for private placements of Parent Common Stock resulting in at least $200,000,000 in cash proceeds in the aggregate (the “Private Placements”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Parent and the Company.

WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Parent Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination (the “Redemption Offer”).

WHEREAS, prior to the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws.

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an omnibus equity incentive plan (the “Parent Incentive Plan”) and employee stock purchase plan (the “Parent ESPP”) as provided herein.

WHEREAS, immediately following the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the Parent Restated Charter.

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

Annex A-1

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1  The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL and in this Agreement.

1.2  Closing. The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last of the conditions set forth in ARTICLE VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).

1.3  Effective Time. As soon as practicable following the Closing but on the Closing Date, the Company and Parent will cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4  The Certificate of Incorporation of the Surviving Company. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit B attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).

1.5  The Bylaws of the Surviving Company. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter supplemented or amended in accordance with its terms, the Surviving Company Certificate of Incorporation and applicable Law (the “Surviving Company Bylaws”).

1.6  Directors of the Surviving Company. The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the Effective Time) and (b) each person set forth in Section 1.6 of the Company Disclosure Letter shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations, or if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

1.7  Officers of the Surviving Company. The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.

Annex A-2

ARTICLE II

MERGER CONSIDERATION; EFFECT OF THE MERGER ON SECURITIES

2.1  Conversion of Securities.

(a)  Treatment of Convertible Securities.

(i)  Company Preferred Stock. Subject to the written consent of the holders of a majority of the then outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, in accordance with Section B.5 of Article 4 of the Company Charter, immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.

(ii)  Company Convertible Notes. Immediately prior to the Effective Time, the Company shall cause each Company Convertible Note that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the terms of such Company Convertible Note (the “Convertible Notes Conversion”). After the Convertible Notes Conversion, all of the Company Convertible Notes shall no longer be outstanding and shall cease to exist and each holder of Company Convertible Notes shall thereafter cease to have any rights with respect to such securities.

(iii)  Company Warrants. Immediately prior to the Effective Time, (x) the Company shall cause each Company Warrant (other than the Finback Warrant) that is issued and outstanding immediately prior to the Effective Time to be either exercised in full on a cash or cashless basis or terminated without exercise and (y) (A) the Company shall cause the portion of the Finback Warrant that is vested as of immediately prior to the Effective Time to be either exercised in full on a cash or cashless basis or terminated without exercise and (B) the portion of the Finback Warrant that is unvested as of immediately prior to the Effective Time shall be automatically, without any action on the part of Parent, the Company or the Company Warrant holder, converted into a warrant (the “Parent Finback Warrant”) to acquire shares of Parent Common Stock in accordance with this Section 2.1(a)(iii), in each case, in accordance with the respective terms of such Company Warrant (such actions, collectively the “Company Warrant Settlement”). Such Parent Finback Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Finback Warrant immediately prior to the Effective Time. As of the Effective Time, such Parent Finback Warrant as so assumed and converted shall be for that number of shares of Parent Common Stock determined by multiplying the number of shares of the Company Common Stock subject to the unvested portion of such Finback Warrant immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of the unvested portion of such Finback Warrant immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. After the Company Warrant Settlement, all of the Company Warrants shall no longer be outstanding and shall cease to exist and each holder of Company Warrants shall thereafter cease to have any rights with respect to such securities except as set forth in this Section 2.1(a)(iii).

(b)  Treatment of Company Stock. At the Effective Time (and, for the avoidance of doubt, following the Convertible Notes Conversion, the Preferred Stock Conversion and the Company Warrant Settlement), by virtue of the Merger and without any action on the part of any holder thereof:

(i)  Company Common Stock. Each share of Company Common Stock (including Company Common Stock resulting from the Convertible Notes Conversion, the Preferred Stock Conversion and the Company Warrant Settlement) that is issued and outstanding immediately prior to the Effective Time, other than the Company Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, (i) a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.2(f) (the “Per Share Merger Consideration”) and (ii) a number of Earn-Out Shares in accordance with Section 2.8;

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(ii)  Company Treasury Stock. Each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii)  Company Dissenting Share. Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).

For the avoidance of doubt, the number of shares of Parent Common Stock issued in accordance with this Section 2.1 shall not exceed 125,000,000 (which number shall exclude any Earn-Out Shares issued in accordance with Section 2.8).

(c)  Treatment of Company Options.

(i)  Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into (i) an option to purchase such number of shares of Parent Common Stock determined in accordance with this Section 2.1(c) (each, an “Assumed Option”), and (ii) the right to receive a number of Earn-Out Shares in accordance with Section 2.8. Each Assumed Option shall represent an option to purchase a number of shares of Parent Common Stock at such exercise price, in each case, determined as follows and as set forth in the Allocation Statement:

(A)  The number of shares of Parent Common Stock eligible for purchase under the Assumed Option shall be equal to (rounded down to the nearest whole number): (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio.

(B)  The exercise price shall be equal to (rounded up to the nearest whole cent): (I) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, divided by (II) the Exchange Ratio.

Notwithstanding the foregoing, in all cases, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Additionally, in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. Notwithstanding the foregoing provisions of this Section 2.1(c), in the event the exercise price per share of a Company Option as in effect as of immediately prior to the Effective Time is greater than or equal to the Per Share Merger Consideration, such Company Option shall be cancelled at the Effective Time for no consideration, and each such holder of Company Options shall thereafter cease to have any rights with respect to such securities.

(ii)  Parent Actions. Parent shall take all actions that are necessary for the assumption of the Company Options pursuant to this Section 2.1, including the reservation, issuance and listing of Parent Common Stock as necessary to consummate the transactions contemplated by this Section 2.1. If registration of any plan interests in the Stock Plan or other Company Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act, Parent shall file with the SEC on the Closing Date a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plan or other Company Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required.

(d)  Merger Sub Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted

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into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.

2.2  Exchange Procedures.

(a)  Exchange Agent. Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Aggregate Merger Consideration pursuant to Section 2.1. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.2(e) with both a record and payment date after the Effective Time and prior to the surrender of such Company Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Stock” in this Section 2.2(a) shall exclude Company Dissenting Shares.

(b)  Procedures for Surrender. Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Company Stock evidenced by electronic certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal, which shall be in a form reasonably acceptable to Parent and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of a Letter of Transmittal with respect to all Certificates held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such Certificates shall be entitled to receive in exchange therefor and Parent shall cause the Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Allocation Statement, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.

(c)  Delivery of Consideration to Other Persons. If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)  Stop Transfer. After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with, the procedures set forth in this Section 2.2.

(e)  Distributions with Respect to Un-surrendered Certificates. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares

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issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate is surrendered for exchange in accordance with this ARTICLE II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock (other than Company Dissenting Shares) in accordance with this ARTICLE II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

(f)  Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Parent Common Stock.

(g)  No Interest. No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this ARTICLE II.

(h)  Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any holder of Company Stock (other than Company Dissenting Shares) who has not theretofore complied with this ARTICLE II shall thereafter look only to Parent for delivery of the Aggregate Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this ARTICLE II.

2.3  Withholding Rights. Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Parent shall provide the Company with at least ten (10) days prior written notice of any amounts that Parent (or any of Parent’s representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder, and shall cooperate with the reasonable requests of the Company to reduce or eliminate any such withholding. To the extent that amounts are so withheld by Parent or the Surviving Company, as applicable, consistent with the terms of this Section 2.3, such withheld amounts (a) shall be timely remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company, as applicable.

2.4  Payment of Expenses. At the Closing:

(a)  Parent shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions and fees and expenses of the Company for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”).

(b)  Parent shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of Parent, or Merger Sub for outside counsel and fees and expenses of Parent or Merger Sub or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Parent Expenses”).

2.5  Allocation Statement.

(a)  No later than the third (3rd) Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement containing the following information (the “Allocation Statement”):

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(i)  The allocation of the Aggregate Merger Consideration to the holders of Company Common Stock, after giving effect to Convertible Notes Conversion, the Preferred Stock Conversion, and the Company Warrant Settlement;

(ii)  Each holder and the number of shares of Parent Common Stock constituting the Per Share Merger Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement, after giving effect to the Preferred Stock Conversion, the Convertible Notes Conversion and the Company Warrant Settlement.

(iii)   Each Assumed Option that will be outstanding as of the Closing, and with respect to such Assumed Option, the number of shares of Parent Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option, in each case computed in accordance with Section 2.1(c).

(b)  Parent and Merger Sub shall be entitled to rely fully on the information in the Allocation Statement in issuing the Per Share Merger Consideration and converting the Company Options into the Assumed Options.

2.6  Appraisal Rights.

(a)  Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.

(b)  Prior to the Closing, the Company shall give Parent prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

2.7  Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with ARTICLE IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.7 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

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2.8  Earn-Out.

(a)  Issuance of Earn-Out Shares.

(i)  Following the Closing, and as additional consideration in respect of shares of Company Common Stock (after giving effect to the Preferred Stock Conversion, the Convertible Notes Conversion and the Company Warrant Settlement) and the Company Options, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to Persons who held such shares of Company Common Stock (after giving effect to the Preferred Stock Conversion, the Convertible Notes Conversion and the Company Warrant Settlement) and Company Options immediately prior to the Effective Time (the “Company Earn-Out Holders”), in accordance with their respective Earn-Out Pro Rata Shares, the following shares of Parent Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(A)  upon the occurrence of Triggering Event I, a one-time aggregate issuance of 5,000,000 Earn-Out Shares;

(B)  upon the occurrence of Triggering Event II, a one-time aggregate issuance of 5,000,000 Earn-Out Shares; and

(C)  upon the occurrence of Triggering Event III, a one-time aggregate issuance of 5,000,000 Earn-Out Shares.

(ii)  The Parent Common Stock price targets set forth in the definitions of Triggering Event I, Triggering Event II and Triggering Event III shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock occurring at or after the Closing (other than the conversion of shares of Parent Class B Common Stock into shares of Parent Class A Common Stock at the Closing).

(b)  Acceleration Event. If, during the Earn-Out Period, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Common Stock) equal to or in excess of the applicable Parent Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) Parent shall issue the applicable Earn-Out Shares to the Company Earn-Out Holders (in accordance with their respective Earn-Out Pro Rata Share), and the Company Earn-Out Holders shall be eligible to participate in such Change of Control.

(c)  Earn-Out Cap; Service Requirements. For the avoidance of doubt, the Company Earn-Out Holders shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event (or Acceleration Event, if applicable); provided, however, that each Triggering Event (or Acceleration Event, if applicable) shall only occur once, if at all, and in no event shall the Company Earn-Out Holders be entitled to receive more than 15,000,000 Earn-Out Shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock). Notwithstanding anything in this Agreement to the contrary, any Earn-Out Shares issuable under this Section 2.8 to any Company Earn-Out Holder in respect of Company Options held by such Company Earn-Out Holder as of immediately prior to the Effective Time shall be issued to such Company Earn-Out Holder only if such Company Earn-Out Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event (or Acceleration Event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Company Earn-Out Holders who remain entitled to receive Earn-Out Shares in accordance with their respective Earn-Out Pro Rata Shares.

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(d)  Defined Terms. The following terms shall be defined as follows:

(i)  “Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring 50% or more of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.

(ii)  “Earn-Out Period” means the period beginning on the first Business Day following the date of this Agreement and ending on the date that is five (5) years after such date.

(iii)  “Earn-Out Pro Rata Share” means, for each Company Earn-Out Holder, a percentage determined by the quotient of:

(A)  The sum of (i) the total number of shares of Company Common Stock held by the Company Earn-Out Holder as of immediately prior to the Effective Time (after giving effect to the Convertible Notes Conversion, the Preferred Stock Conversion and the Company Warrant Settlement); plus (ii) (x) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by the Company Earn-Out Holder as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (y) the number of shares of Company Common Stock equal to (I) the aggregate of the exercise prices of the Company Options described in clause (x) above, divided by (II) the Per Share Value; divided by

(B)  The sum of (i) the total number of shares of Company Common Stock held by all Company Earn-Out Holders as of immediately prior to the Effective Time (after giving effect to the Convertible Notes Conversion, the Preferred Stock Conversion and the Company Warrant Settlement); plus (ii) (x) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by all Company Earn-Out Holders as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (y) the number of shares of Company Common Stock equal to (I) the aggregate of the exercise prices of the Company Options described in clause (x) above, divided by (II) the Per Share Value.

(iv)  “Parent Common Share Price” means the share price equal to the closing share price of Parent Common Stock for a period of at least 20 days out of 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock).

(v)  “Triggering Event I” means the date on which the Parent Common Share Price is greater than $12.50 after the first Business Day following the date of this Agreement, but within the Earn-Out Period.

(vi)  “Triggering Event II” means the date on which the Parent Common Share Price is greater than $15.00 after the first Business Day following the date of this Agreement, but within the Earn-Out Period.

(vii)  “Triggering Event III” means the date on which the Parent Common Share Price is greater than $17.50 after the first Business Day following the date of this Agreement, but within the Earn-Out Period.

(viii)  “Triggering Events” means, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE III, disclosure of

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any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1  Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.

3.2  Capital Structure of the Company.

(a)  Company Stock. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the shares of Company Stock: (i) the authorized, issued and outstanding shares of each class and series of Company Stock, (ii) the holders of the shares each class and series of Company Stock and (iii) the shares of Company Stock reserved for issuance pursuant to Company Convertible Notes, the Company Warrants, Company Options, and the Stock Plan. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right.

(b)  Company Options. Section 3.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to Company Options: (i) the Company Options issued and outstanding, and the number of shares of Company Common Stock subject to each Company Option; (ii) the holder of each Company Option; (iii) the exercise price with respect to each Company Option; (iv) the grant date of each Company Option; (v) the vesting schedule for each Company Option. Each Company Option was granted in compliance in all material respects with all applicable securities Laws, the Company’s Organizational Documents and the terms and conditions of the Stock Plan pursuant to which it was issued. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Option governing such shares and the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of Encumbrances (other than such Encumbrances as created by the Company’s Organizational Documents or applicable securities Laws).

(c)  Company Warrants. Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the Company Warrants: (i) the Company Warrants issued and outstanding, and the number of shares of each class and series of Company Stock subject to each Company Warrant; (ii) the holder of each Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires. The Company has made available to Parent true and correct copies of the Company Warrants. All outstanding Company Warrants (A) were issued in compliance in all material respects with applicable securities Laws and (B) were not issued in material breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(d)  Company Convertible Notes. Section 3.2(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the Company Convertible Notes: (i) the Company Convertible Notes issued and outstanding, and (A) the aggregate amount of principal and interest

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outstanding under each Company Convertible Note as of the date of this Agreement, and (B) the number of shares of each class and series of Company Stock subject to each Convertible Note; (ii) the holder of each Company Convertible Note; (iii) applicable interest rate of each Company Convertible Note, (iv) the date each Company Convertible Note was issued, and (v) the maturity date of each of the Company Convertible Notes. The Company has made available to Parent true and correct copies of the Company Convertible Notes. All of the Company Convertible Notes (A) were issued in compliance in all material respects with applicable securities Laws and (B) were not issued in material breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Company subject to issuance pursuant to the Company Convertible Notes, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(e)  No Other Securities or Rights. Except as set forth in Section 3.2(a) through (d) of the Company Disclosure Letter, there are no (i) shares of any class or series of capital stock of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in the Company’s Organizational Documents, none of the Company’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Other than the Company Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Organizational Documents of the Company, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Stock or any capital stock or equity securities of its Subsidiaries.

(f)  Subsidiaries. Section 3.2(f) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in Section 3.2(f), the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.3  Corporate Authority; Approval and Fairness.

(a)  The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (i) a majority of the outstanding number of shares of Company Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis)(ii) a majority of the outstanding number of shares of Company Preferred Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis), (iii) the holders of a majority of Company Series B Preferred Stock and (iv) the holders of a majority of Company Series B-1 Preferred Stock, in each case, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer,

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reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.

(b)  The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.

3.4  Governmental Filings; No Violations; Certain Contracts, Etc.

(a)  Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)  The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5  Financial Statements; Internal Controls.

(a)  Section 3.5 of the Company Disclosure Letter sets forth the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Audited Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Audited Financial Statements, in each case, in conformity with GAAP, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(b)  The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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3.6  Absence of Certain Changes. Between the December 31, 2020, and the date hereof:

(a)  There has not occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, resulted in or would reasonably be expected to result in a Material Adverse Effect.

(b)  The Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business.

3.7  No Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business between December 31, 2020 and the date hereof, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter, (e) incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or Permit) or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

3.8  Litigation.

(a)  As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)  As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.9  Compliance with Laws; Permits.

(a)  Each of the Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. The Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)  The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Permits necessary to conduct their respective businesses as presently conducted. No Permits shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)  The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives are in compliance with, and since the Look-Back Date have complied with, (i) the FCPA, and (ii) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), for any noncompliance

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as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii).

(e)  The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”).

3.10  Employee Benefits.

(a)  Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.

(b)  With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.

(c)  Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan (including any related trusts), other than any “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms and applicable Law, including ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan or any trust related thereto.

(d)  With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(e)  Each ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. With respect to any ERISA Plan, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, in either case, that could reasonably be expected to result in any material liability to the Company.

(f)  Neither the Company nor any Company ERISA Affiliate has contributed (or had any obligation of any sort) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(g)  Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.

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(h)  Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(i)  Except as would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.

(j)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company Employee to severance pay or any increase in severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such Company Employee, or (iii) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(k)  Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(l)  Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

3.11  Labor Matters.

(a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.

(b)  As of the date of this Agreement and since the Look-back Period, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Except as would not reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Law respecting lab, or employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.

3.12  Environmental Matters. (a) The Company and its Subsidiaries have, since the Look-Back Date, complied in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.

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3.13  Tax Matters.

(a)  The Company and each of its Subsidiaries (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)  No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Company and its Subsidiaries.

(c)  There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries.

(d)  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(e)  Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).

(f)  Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)  Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)  To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

3.14  Real and Personal Property.

(a)  Neither the Company nor its Subsidiaries owns any real property.

(b)  Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”). The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under such Leases, free and clear of all Encumbrances created by the Company or its Subsidiaries, other than (i) Encumbrances that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiary, and to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured. The Company has made available to Parent true and correct copies of the Leases.

(c)  Except for assets sold, consumed or disposed of in the ordinary course of business since December 31, 2020, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property shown to be owned or leased by it on the Audited Financial Statement for the fiscal year ended on December 31, 2020 or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

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3.15  Intellectual Property; IT Assets; Data Privacy.

(a)  Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all Company Intellectual Property that is Registered (collectively, the “Registered Intellectual Property”). The Registered Intellectual Property is subsisting, and each of the issued and granted items included in the Registered Intellectual Property is, to the Knowledge of the Company, valid and enforceable. There are no inventorship challenges, opposition or nullity proceedings or interferences with respect to any patents or patent applications included in the Registered Intellectual Property, or to the Knowledge of the Company, threatened in writing. There has been no claim, action, suit or proceeding pending, or to the Company’s Knowledge, threatened in writing since the Look-Back Date, against the Company or its Subsidiaries concerning the ownership, validity, registerability or enforceability of any Company Intellectual Property.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or have the sufficient right to use, pursuant to a written license, all material Intellectual Property Rights used in or necessary for the conduct of their respective businesses as currently conducted. To the Knowledge of the Company, the Company Intellectual Property is not subject to any outstanding Governmental Order adversely affecting the Company’s or its Subsidiaries’ rights to or use of such Intellectual Property Rights.

(c)  The Company and its Subsidiaries solely and exclusively own all material Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(d)  To the Knowledge of the Company, none of the products or services distributed, sold, or offered by the Company and its Subsidiaries nor the conduct of the respective businesses of the Company and its Subsidiaries infringe, misappropriate or otherwise violate, or have infringed, misappropriated or otherwise violated since the Look-Back Date, any Intellectual Property Rights of any Person. There has been no claim or action, suit or other Proceeding pending, or to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries since the Look-Back Date alleging the foregoing.

(e)  To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated since the Look-Back Date any Company Intellectual Property. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has asserted in writing, or to the Knowledge of the Company, threatened a claim, action, suit or proceeding against any third party alleging the foregoing.

(f)  The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all trade secrets and other material confidential information that are owned, used or held by the Company or its Subsidiaries, and to the Knowledge of the Company, such trade secrets and confidential information have not been disclosed by the Company or its Subsidiaries to any Person, except pursuant to written non-disclosure and/or license agreements which, to the Knowledge of the Company, have not been breached.

(g)  To the Knowledge of the Company, the Company and each of its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any material Intellectual Property Rights for or on behalf of the Company or its Subsidiaries written, present assignments of all right, title and interest in and to such Intellectual Property Rights to the Company or its applicable Subsidiary.

(h)  No Software included in the Company Intellectual Property is subject to any “open source” or “copyleft” obligations that conditions the distribution of any such Software on (i) the disclosure, licensing or distribution of any source code for such Software; (ii) the grant to licensees of the right to make derivative works or other modifications to such Software; (iii) the licensing under terms that allow such Software to be reverse engineered; or (iv) redistribution or public disclosure of such Software at no license fee, in each case of (i)-(iv) except as would not be expected to be material to the Company.

(i)  No Person other than the Company and its Subsidiaries and employees and contractors of the Company and its Subsidiaries has been provided with the source code, or has a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance), for any material Software included in the Company Intellectual Property.

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(j)  The IT Assets owned, controlled or otherwise used by the Company or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of the Company and its Subsidiaries, (ii) operate and perform in all material respects as required by each of the Company and its Subsidiaries in connection with their respective businesses as currently conducted, and (iii) have not materially malfunctioned or failed since the Look-Back Date. To the Knowledge of the Company, no Person has gained or attempted to gain unauthorized access to such IT Assets since the Look-Back Date. Each of the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes.

(k)  To the Knowledge of the Company, the Company and its Subsidiaries have established and implemented written policies and organizational, physical, administrative, and technical policies regarding privacy and cybersecurity that are, in all material respects, commercially reasonable and consistent with applicable data privacy and security contractual obligations, of the Company and its Subsidiaries, and applicable Law. The Company and its Subsidiaries’ privacy policies are posted and accessible on the Company’s and its Subsidiaries’ websites and on any other mechanism through which the Company or its Subsidiaries collects, uses, stores, processes, transmits, transfers or discloses Personal Information, in each case, as required under applicable Law, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have complied with all of such policies, and with all applicable Laws, in each case, regarding Personal Information, including with respect to the collection, use, storage, processing, transmission, transfer (including cross-border transfers), disclosure and protection of Personal Information, including complying with all applicable requirements of the California Consumer Privacy Act and the EU General Data Protection Regulation (“GDPR”), and all other Laws implementing, supplementing, amending, replacing or superseding the foregoing, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)  To the Knowledge of the Company, the Company and each of its Subsidiaries have written agreements in place with all Persons who collect, use, store, process, transmit, transfer, or disclose Personal Information by or on behalf of the Company or its Subsidiaries, which agreements require such Persons to safeguard such Personal Information in a manner consistent with commitments of the Company and its Subsidiaries and in compliance with all applicable Laws. The Company and each of its Subsidiaries have taken commercially reasonable steps designed to ensure that Personal Information that is collected, used, stored, processed, transmitted, transferred, or disclosed by the Company or its Subsidiaries is protected against loss and against unauthorized access, use, disclosure or processing. To the Knowledge of the Company, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there have not been any data breaches or other incidents of unauthorized access to, or unauthorized disclosure, use or processing of, such Personal Information since the Look-Back Date. Since the Look-Back Date, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint alleging a material violation of any Person’s rights or reasonable expectations of privacy or confidentiality.

(m)  To the Knowledge of the Company, since the Look-Back Date, the Company and each of its Subsidiaries are in material compliance with and have complied with applicable requirements contained in the Payment Card Industry Data Security Standards, as amended (“PCI DSS”) relating to “cardholder data” (as such term is defined in the PCI DSS) with respect to all such cardholder data that the Company or its Subsidiaries possess, or to which the Company or its Subsidiaries have access.

3.16  Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers are in full force and effect. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and correct copies in all material respects of the Insurance Policies.

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3.17  Company Material Contracts.

(a)  Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company or any of its Subsidiaries is a party (the “Company Material Contracts”):

(i)  any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $150,000;

(ii)  any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments to or from the Company and its Subsidiaries of more than $150,000;

(iii)  any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;

(iv)  any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since the Look-Back Date involving consideration in excess of $150,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(v)  any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales or purchases thereunder, in excess of $150,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(vi)  any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $150,000;

(vii)  any Contract that contain provisions that (A)  expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (, or after the Effective Time, Parent or its Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Company and its Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;

(viii)  any Contract pursuant to which the Company or any of its Subsidiaries grants or receives any license, covenant not to sue, or other right to or from a third party under any material Company Intellectual Property or Intellectual Property Rights material to the businesses of the Company and its Subsidiaries (other than confidentiality agreements, agreements with employees, non-exclusive licenses granted to the Company’s or its Subsidiaries’ customers, and non-exclusive licenses to commercially available, off-the-shelf Software that have been granted on standardized, generally available terms);

(ix)  any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software included in the Company Intellectual Property, or to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);

(x)  any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5.00% or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;

(xi)  any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue or require expenditures in excess of $150,000 in the calendar year ending December 31, 2021 or any subsequent calendar year.

(b)  A true and correct copy of each Company Material Contract has been made available to Parent. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries,

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as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.18  Brokers and Finders. Neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees on behalf of the Company in connection with the Transactions, except that the Company has employed Cowen Inc. as its financial advisor.

3.19  Suppliers and Customers.

(a)  Section 3.19(a) of the Company Disclosure Letter sets forth a true and correct list of (i) the top 10 suppliers (each, a “Company Top Supplier”) and (ii) the top 10 customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the 12 months ended from December 31, 2020, together with such aggregate dollar amount of payments during the 12 months ended from December 31, 2020.

(b)  Except as set forth on Section 3.19(a) of the Company Disclosure Letter, none of the Company Top Customers or Company Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing: (i) that it will, or to the knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.

3.20  Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

3.21  No Outside Reliance. Notwithstanding anything contained in this ARTICLE III or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub or any other Person is making any representation or warranty whatsoever, express or implied, relating to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV or in the Parent Closing Certificate. Without limiting the foregoing, the Company understands and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Parent or Merger Sub, any of their Affiliates or any of their respective businesses that may be contained or referred to in the Parent Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV, the Company understands and agrees that any assets, properties and business of Parent and Merger Sub are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

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3.22  No Other Representations or Warranties. Except for the representations and warranties made by the Company that are expressly set forth in this ARTICLE III (as modified by the Company Disclosure Schedule) or in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this ARTICLE III or in the Company Closing Certificate, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.18) (such Parent Reports, taking into account such exclusions, the “Parent Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this ARTICLE IV, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company as follows:

4.1  Organization, Good Standing and Qualification. Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Parent has made available to the Company complete and correct copies of Parent’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.

4.2  Capital Structure of Parent.

(a)  Parent Stock. As of the date hereof and without taking into effect the Private Placements, the authorized capital stock of Parent consists of 45,000,000 shares of Parent Class A Common Stock, of which 17,250,000 shares were issued and outstanding as of the date of this Agreement, 5,000,000 shares of Parent Class B Common Stock, of which 4,312,500 shares were outstanding as of the close of business on the date of this Agreement, and 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Common Stock, Parent Class B Common Stock and Parent Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable (ii) were offered, sold and issued in compliance in all material

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respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Parent’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Parent has no shares of Parent Class A Common Stock, Parent Class B Common Stock or Parent Preferred Stock reserved for issuance, except that, as of the date of this Agreement, there were 14,325,000 shares of Parent Class A Common Stock reserved for issuance upon the exercise of any outstanding Parent Warrants and 4,312,500 shares of Parent Class A Common Stock subject to issuance upon conversion of shares of Parent Class B Common Stock.

(b)  Parent Warrants. As of the date hereof and without taking into effect the Private Placements, Parent has issued and outstanding 8,625,000 public warrants (the “Parent Public Warrants”) and 5,700,000 private placement warrants (the “Parent Private Placement Warrants”, and together with the Parent Public Warrants, the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Class A Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Subject to the terms of conditions of the Parent Warrant Agreement, the Parent Warrants will be exercisable after giving effect to the Merger for one share of Parent Common Stock at an exercise price of $11.50 per share. The Parent Warrants are not exercisable until the later of (x) 12 months from the closing of Parent’s initial public offering and (y) thirty (30) days after the Closing. Parent has made available to the Company true and correct copies of the Parent Warrants and Parent Warrant Agreement. All outstanding Parent Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Parent subject to issuance pursuant to any Parent Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.

(c)  No Other Securities or Rights. Except as set forth in Section 4.2(a) and (b) above, the Subscription Agreements or this Agreement, there are no (i) shares of any class or series of capital stock of Parent authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Parent or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Parent. Except as set forth in Parent’s Organizational Documents, the Subscription Agreements or this Agreement, none of Parent’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Parent does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Organizational Documents of Parent, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Parent Stock or any capital stock or other securities of its Subsidiaries.

(d)  Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Encumbrances (other than such Encumbrances as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

(e)  Subsidiaries. Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any

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other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

4.3  Corporate Authority; Approval.

(a)  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the Parent Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by Parent as the sole shareholder of Merger Sub.

(b)  The affirmative vote of (i) the holders of a majority of the outstanding shares of Parent Common Stock and Parent Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the Transaction Proposal and the Amendment Proposal, (ii) the holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the NASDAQ Proposal, and (iii) the holders of a majority of the outstanding shares of Parent Class A Common Stock and Parent Class B Common Stock, voting together as a single class, cast at the Special Meeting, shall be required to approve the Parent Incentive Plan Proposal (the approval by Parent Stockholders of all of the foregoing, collectively, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions, and no other vote of any Parent’s capital stock shall be required to approve the Proposals in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c)  At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Parent Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.

4.4  Governmental Filings; No Violations; Certain Contracts.

(a)  Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Parent or Merger Sub with, or obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries immediately following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b)  The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of Parent’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except,

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in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

4.5  Parent Reports; Internal Controls.

(a)  Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 13, 2020 (the forms, statements, reports and documents filed or furnished to the SEC since November 13, 2020, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (, or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)  Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)  Since July 31, 2020, Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d)  There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)  Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(f)  To the Knowledge of Parent, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent Reports. To the Knowledge of Parent, none of the Parent Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)  Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)  Since July 31, 2020, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending, or to the knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Class A Common Stock or prohibit or terminate the listing of Parent Class A Common Stock on NASDAQ.

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(i)  The Parent Reports contain true and complete copies of the unaudited balance sheet as of September 30, 2020, and statement of operations, cash flow and shareholders’ equity of Parent for the period from January 24, 2020 (inception) through September 30, 2020, together with the auditor’s reports thereon (the “Parent Financial Statements”). Except as disclosed in the Parent Reports, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

4.6  Absence of Certain Changes. Since Parent’s incorporation:

(a)  There has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Parent which has had, or would, individually or in the aggregate with others, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions

(b)  Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

4.7  Business Activities; Liabilities.

(a)  Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.

(b)  Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(c)  Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.

(d)  Except for this Agreement and the Transaction Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Transaction Documents, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

4.8  Litigation and Proceedings.

(a)  There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.

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(b)  Neither Parent nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.9  Compliance with Laws.

(a)  Each of Parent and Merger Sub are, and have been since their respective incorporations, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries has received any written notice of any noncompliance with any Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

(b)  No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing, except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

4.10  Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.11  Parent Trust Account. As of the date of this Agreement, Parent has approximately $172,593,274 in the account established by Parent for the benefit of its stockholders at J.P. Morgan Chase Bank, N.A (the “Parent Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of July 30, 2020, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate or that would entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Parent Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of Parent Common Stock required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing with respect to the Parent Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Parent Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Parent Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent and Merger Sub on the Closing Date.

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4.12  Private Placements. Parent has made available to the Company true and correct copies of the Subscription Agreements. As of the date of this Agreement, the Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate), subject to the Bankruptcy and Equity Exception, and to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by the Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The Private Placements, together with the amount in the Parent Trust Account at the Closing, will be in the aggregate sufficient to enable Parent to pay all cash amounts required to be paid by Parent under or in connection with this Agreement, including the Outstanding Company Expenses and Outstanding Parent Expenses. There are no other Contracts between Parent and any Subscriber relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements, and to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement, and as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.

4.13  Valid Issuance. The shares of Parent Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as created by Parent’s Organizational Documents, applicable securities Laws ) or any preemptive rights.

4.14  Takeover Statutes and Charter Provisions. Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.

4.15  NASDAQ Stock Market Quotation. The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “NHIC.” The Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “NHICW”. Parent is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on NASDAQ. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.

4.16  Brokers and Finders. Neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.

4.17  Registration Statement and Proxy Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state

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a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.

4.18  Taxes.

(a)  Parent and Merger Sub (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)  No deficiency with respect to material Taxes has been proposed, asserted or assessed against Parent or Merger Sub, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent or Merger Sub.

(c)  There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of Parent or Merger Sub.

(d)  Neither Parent nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by Parent or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(e)  Neither Parent nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by Parent the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).

(f)  Neither Parent nor Merger Sub has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)  Neither Parent nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)  Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.

(i)  To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.

4.19  No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent, Merger Sub and their respective Representatives acknowledge and agree that Parent has made its own investigation of the Company and that none of the Company or any other Person is making any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in Article III or in the Company Closing Certificate. Without limiting the foregoing, Parent and Merger Sub understand and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of

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the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in Article III, Parent and Merger Sub understand and agree that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.

4.20  No Other Representations or Warranties. Except for the representations and warranties made by Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Schedule and the Parent Disclosure Reports) or in the Parent Closing Certificate, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty relating to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Schedule and the Parent Disclosure Reports) or in the Parent Closing Certificate, written information made available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Interim Operations.

(a) Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law or COVID-19 Measures or (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course consistent with past practice and to preserve their business organizations intact and maintain existing relations with the Company Top Suppliers, Company Top Customers and the Company’s executive officers.

(b) Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (w) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (y) as required by applicable Law or COVID-19 Measures or (z) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its or its Subsidiaries’ Organizational Documents;

(ii) (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(iii) acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $100,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

(iv) sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property), except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $100,000 in the aggregate or (C) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;

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(v) except pursuant to awards granted under the Company’s Stock Plan, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries;

(vi) reclassify, split, combine, subdivide, redeem or repurchase, any of capital stock of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Company’s Stock Plan;

(vii) declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

(viii)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company), other than in the ordinary course of business;

(ix) incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $100,000 in the aggregate;

(x) make or commit to make capital expenditures other than in an amount not in excess of $250,000, in the aggregate;

(xi) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;

(xii) amend or modify in any material respect or terminate any Material Contract, or waive or release any material rights, claims or benefits under any Material Contract, in each case, other than in the ordinary course of business;

(xiii) make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(xiv) settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $375,000 in the aggregate;

(xv) except in the ordinary course of business consistent with past practice, file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Parent;

(xvi) except in the ordinary course of business or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) increase the annual salary or consulting fees or target annual cash bonus opportunity, of any Company Employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 as of the date of this Agreement, (B) become a party to, establish, adopt, amend, or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel

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advances issued in the ordinary course of business) to any Company Employee, (E) hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 or (F) terminate the employment of any executive officer other than for cause;

(xvii) sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse or expire any material Company Intellectual Property, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of the Company or otherwise in the ordinary course of business;

(xviii) become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;

(xix) fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(xx) file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

(xxi) fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(xxii) enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or

(xxiii) agree or authorize to do any of the foregoing.

5.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 5.2 to the extent (x) relating to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (z) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

5.3 No Claim Against the Parent Trust Account. The Company acknowledges that Parent has established the Parent Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Parent Trust Account are available only in the limited circumstances set forth in the Parent Reports, Parent’s Organizational Documents, and the Parent Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by August 4, 2022 or such

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later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Parent Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Parent Trust Account, any trustee of the Parent Trust Account and Parent to collect from the Parent Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Parent Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.

5.4 Acquisition Proposals; Alternative Transactions.

(a) From the date of this Agreement until the Closing, the Company shall not, and shall use reasonable best efforts to cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(b) The following terms shall be defined as follows:

(i) “Acquisition Proposal” means (A) any proposal, offer, inquiry or indication of interest relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, (I) equity securities of the Company comprising 30% or more of the total voting power of the equity securities of the Company or (II) assets of the Company comprising 30% or more of the consolidated net revenues, net income or total assets (it being understood that total assets include equity securities of Subsidiaries) of the Company, in each case of clauses (I) and (II), other than the Transactions or the acquisition or disposition of products, services, inventory, equipment or other tangible personal property in the ordinary course of business.

(ii) “Alternative Transaction” means a transaction (other than any Transaction) concerning the sale or transfer of any of the shares of Company Stock or other equity securities of the Company or any of its Subsidiaries, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale of shares or other equity securities, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, or a transaction that results in the sale of all or substantially all of the Company’s assets.

5.5 Prospectus/Proxy Filing; Information Supplied.

(a) The Company shall provide to Parent financial statements for the years ended December 31, 2020 and 2019 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors (which reports shall be unqualified) by no later than March 31, 2021. Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use its reasonable best efforts to provide Parent, as soon as reasonably practicable following the end of the quarter ended March 31, 2021, but in no event later than May 14, 2021 (which, for the avoidance of doubt, may be after the date of the initial filing of the Registration Statement), reviewed financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements

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of stockholders equity of the Company and its Subsidiaries as of and for the period ended March 31, 2021, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with the standards of the PCAOB. The Company shall make their officers and employees and Representatives available to Parent and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Parent, in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.

(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.

ARTICLE VI

COVENANTS OF PARENT

6.1 Conduct of Parent. From the date of this Agreement until the Closing, Parent shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placements), as required by applicable Law or COVID-19 Measures or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except (w) as described in the corresponding subsection of Section 6.1 of the Parent Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placements), (y) as required by applicable Law or COVID-19 Measures or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed or denied), Parent will not and will not permit its Subsidiaries to:

(a) change, modify or amend, or seek any approval from the Parent Stockholders to change, modify or amend, the Parent Trust Agreement, the Parent Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Parent Restated Charter and the Parent Restated Bylaws;

(b) (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;

(c) enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;

(d) other than as expressly required by the Sponsor Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

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(e) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Parent and Merger Sub;

(f)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Transaction Documents;

(g) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);

(h) make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;

(i) (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Parent or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions (including the transactions contemplated by the Subscription Agreements) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement;

(j) except as contemplated by the Parent Incentive Plan or Parent ESPP, (i) adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Parent or its Subsidiaries following Closing;

(k) except in the ordinary course of business consistent with past practice, file any material amended Tax Return, make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(l) (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;

(m) make any capital expenditures;

(n) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(o) enter into any new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the date of this Agreement; or

(p) agree or authorize to do any of the foregoing.

6.2 Parent Trust Account Matters.

(a) Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Parent as a result of assets owned by Parent, including franchise taxes, (ii) for working capital purposes (not exceed $250,000 annually) and (iii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Parent Trust Account

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(the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common Stock, and thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.

(b) Redemption Offer. At the Closing, Parent shall use its reasonable best efforts to cause the Parent Trustee to pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its reasonable best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.

6.3 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.

(b) Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

(c) Parent shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions). In lieu of a separate “tail” insurance policy, the tail liability may be covered in the go-forward policy obtained by the Parent so long as such coverage is for the entire Tail Period and with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions.

(d) If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.

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(e) Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).

(f)   The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).

(g) This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3.

6.4 Approval of Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.

6.5 Inspections. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Parent and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Parent and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent and its Subsidiaries that are in the possession of Parent or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.5 to the extent (x) relating to interactions with prospective Business Combination partners or target companies of Parent or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of Parent, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound or (z) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.6 Parent NASDAQ Listing.

(a) From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, the NASDAQ.

(b) Parent shall cause the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ prior to the Closing Date.

6.7 Parent Public Filings. From the date hereof through the Closing, Parent will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8 Private Placements. Parent and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights

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under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Parent the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.

6.9 Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and NASDAQ listing requirements, Parent shall take all actions necessary or appropriate to cause the individuals set forth in Section 6.9 of the Company Disclosure Letter to be elected as members of the Parent Board, effective as of the Closing. On the Closing Date, Parent shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably acceptable to the Company, with the individuals set forth in Section 6.9 of the Company Disclosure Letter, which Indemnification Agreements shall continue to be effective following the Closing.

6.10 Exclusivity. From and after the date of this Agreement until the Closing, Parent shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parent shall be liable for any breach of this Section 6.10 by any of its Representatives.

6.11 Governing Documents. In connection with the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws and the Parent Restated Charter.

6.12 Stockholder Litigation. In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing, Parent shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall give due consideration to the Company’s advice with respect to such litigation and shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Proceeding.

ARTICLE VII

JOINT COVENANTS

7.1 Preparation of Registration Statement.

(a) As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement

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declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. In addition to Section 5.5(b), each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b) Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Parent Certificate of Incorporation), including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Aggregate Merger Consideration together with the Parent Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) the approval and adoption of the Parent Incentive Plan and Parent ESPP (the “Parent Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and the Parent Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

7.2 Parent Special Meeting.

(a) Parent shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date, or duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals.

(b) Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Modification in Recommendation”).

(c) To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation, and (y) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any

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such Parent Shareholders’ Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date.

7.3 Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain promptly after the execution of this Agreement, and in any event no later than 11:59 pm Eastern Time on the first Business Day next succeeding the date of this Agreement, a written consent from the Requisite Company Stockholders, pursuant to which such Requisite Company Stockholders will approve and adopt the matters required for the Company Stockholder Approval (the “Written Consent”). The Written Consent shall be irrevocable with respect to all shares of Company Stock owned beneficially or of record by the Requisite Company Stockholders or as to which such Requisite Company Stockholders have, directly or indirectly, the right to vote or direct the voting thereof. “Requisite Company Stockholders” means the Company Stockholders holding shares sufficient to effect the Company Stockholder Approval, each of which or whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

7.4 Cooperation; Efforts to Consummate.

(a) On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and Parent (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) the Company and Parent shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned, delayed, or denied). Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.

(b) Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of

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the Company and Parent shall act reasonably and as promptly as reasonably practicable. Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.

(c) For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps necessary that are within its control to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or Parent or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or Parent or any of their respective Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. Parent and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.

7.5 Status; Notifications. Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions.

7.6 Publicity. The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent.

7.7 Section 16 Matters. Prior to the Closing, each of Parent, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.

7.8 Tax Matters.

(a) Notwithstanding anything to the contrary contained herein, Parent shall pay all Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. The Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, will give Parent a meaningful

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opportunity for review and give due consideration to reasonable comment by Parent with respect to such Tax Returns, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b) Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code; and (ii) any Earn-Out Shares that are issued will be treated as an adjustment to the Aggregate Share Consideration for Tax purposes that is eligible for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause (i) (and will not be treated as “other property” within the meaning of Section 356 of the Code), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) together, the “Intended Tax Treatment”).

(c) None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger and the applicable issuance(s) of Earn-Out Shares from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger and the applicable issuance(s) of Earn-Out Shares to qualify for the Intended Tax Treatment.

(d) The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity. The Parties will cooperate with each other and their respective counsel to document and support the Intended Tax Treatment, including by providing factual support letters.

7.9 Parent Incentive Plan. Parent shall, prior to the Effective Time, approve and adopt the Parent Incentive Plan and the Parent ESPP, in each case to be effective in connection with the Closing. The Parent Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 10.00% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, and shall otherwise be in the form mutually acceptable to Parent and the Company. The Parent ESPP shall provide for an initial aggregate share reserve thereunder equal to 1.50% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, and shall otherwise be in the form mutually acceptable to Parent and the Company. Subject to approval of the Parent Incentive Plan and the Parent ESPP by the Parent stockholders, following the Effective Time Parent shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Parent Class A Stock issuable under the Parent Incentive Plan and the Parent ESPP and shall use commercially reasonable efforts to maintain the effectiveness of such Form S-8 Registration Statement for so long as awards granted pursuant to the Parent Incentive Plan and/or Parent ESPP remain outstanding.

ARTICLE VIII

CONDITIONS

8.1 Mutual Conditions to Obligation of Each Party. The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approval. (i) The Parent Stockholder Approval shall have been obtained, and (ii) the Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated.

(c) No Laws or Governmental Orders. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

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(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.

(e) Other Agreements. The Transaction Documents shall be in full force and effect and shall not have been rescinded by any of the parties thereto.

(f) Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

8.2 Conditions to Obligation of Parent and Merger Sub. The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by the Company that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 3.2(a) through 3.2(e) (Capital Structure of the Company(ii)), Section 3.3 (Corporate Authority; Approval and Fairness), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) that are qualified by materiality, Materiality Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii) The other representations and warranties made by the Company that are expressly set forth in Article III shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Materiality Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within fifteen (15) days after written notice of a breach thereof by Parent (or if earlier, the Outside Date).

(c) Company Closing Certificate. Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Company Closing Certificate”).

(d) Transaction Documents. The Company shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Parent.

(e) Approval of Convertible Notes Conversion. The Company shall have obtained the consent to or approval of the Convertible Notes Conversion, in writing, of the requisite number of holders of the Company Convertible Notes necessary to complete the Convertible Notes Conversion.

(f) Approval of Company Warrant Settlement. The Company shall have obtained the consent to or approval of the Company Warrant Settlement, in writing, of all holders of the Company Warrants.

(g) JPM Credit Agreement. The Company shall have obtained the consent of J.P. Morgan Chase Bank, N.A. (“JPM”) to the Transactions, or waiver by JPM of (i) Section 6.03 of that certain Credit Agreement, dated as of December 3, 2020, by and between the Company and JPM (the “JPM Credit Agreement”) and (ii) any other section of the JPM Credit Agreement that would be violated by virtue of the Company entering into the Transactions.

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8.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by Parent and Merger Sub that are expressly set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 4.2(a) through 4.2(c) (Capital Structure of Parent), Section 4.3 (Corporate Authority; Approval), Section 4.6(a) (Absence of Certain Changes) and Section 4.16 (Brokers and Finders) that are qualified by materiality, Materiality Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).

(ii) The other representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of Parent or Merger Sub shall only be deemed to have not been performed if the Parent or Merger Sub, as applicable, has failed to cure within fifteen (15) days after written notice of a breach thereof by the Company (or if earlier, the Outside Date).

(c) Parent and Merger Sub Closing Certificate. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Parent Closing Certificate”).

(d) D&O Resignations. The directors and executive officers of Parent listed in Section 8.3(d) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(e) Trust and PIPE Funds. The Closing Parent Cash shall equal or exceed the Company’s Required Funds (after giving effect to any redemptions exercised by Parent Stockholders in connection with the Redemption Offer), and Parent shall have made all arrangements necessary, proper or advisable for the funds in the Parent Trust Account to be released upon Closing in accordance this Agreement.

(f)   Stock Exchange Approval. The shares of Parent Common Stock issuable to the holders of shares of Company Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.

(g) Transaction Documents. Parent shall have delivered a counterpart of each of the Transaction Documents to which it is a party to the Company.

(h) Public Benefit Corporation. Parent shall have formed and funded a public benefit corporation, which shall be a wholly-owned subsidiary of Parent, to be administered by the Board to promote the core mission of the Company, making public venues, including offices, hospitals, and education and medical facilities, safer for all patrons, and other charitable efforts consistent with that mission. Such public benefit corporation shall be funded by, among other means, a commitment by Parent of 517,500 shares of Parent Class B Common Stock (which

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shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Class B Common Stock).

ARTICLE IX

TERMINATION; SURVIVAL

9.1 Termination by Mutual Written Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.

9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or the Parent to the other if:

(a) The Merger shall not have been consummated by 5:00 p.m. (New York Time) on or prior to September 6, 2021 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX); or

(b) Any Law or final, non-appealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided further that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

(c) The Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.

9.3 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent by providing written notice to the Company if:

(a) At any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX); or

(b) The Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote.

9.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to Parent if:

(a) At any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(b) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX).

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(b) Parent Board shall have publicly withdrawn, modified or changed, in any manner adverse to the Company, the Parent Board Recommendation with respect to any Proposals set forth in the Proxy Statement.

9.5 Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 3.21 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 5.3 (No Claims Against Parent Trust Account), this Section 9.5 (Effect of Termination and Abandonment), and Article XI; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).

ARTICLE X

NO SURVIVAL

After the Effective Time, no representations, warranties, covenants or agreements contained in this Agreement or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive, except for: (i) Article I, Section 3.21 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8(a) (Tax Matters), this Article X and Article XI; (ii) the Confidentiality Agreement; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).

ARTICLE XI

MISCELLANEOUS

11.1 Amendment; Waiver.

(a) Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

11.2 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

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11.3 Governing Law. This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

11.4 Forum; Waiver of Jury Trial.

(a) Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(b).

11.5 Equitable Remedies. Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.

11.6 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall,

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unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:

If to the Company:

Evolv Technologies, Inc. dba Evolv Technology, Inc.

200 West St.

Waltham, MA 025451

Attention:     Eric Pyenson

Email:     epyenson@evolvtechnology.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attention:     Ryan J. Maierson

     Stephen W. Ranere

      Daniel Hoffman

Email:     ryan.maierson@lw.com

      Stephen.Ranere@lw.com

      Daniel.Hoffman@lw.com

If to Parent or Merger Sub:

NewHold Investment Corp.

c/o NewHold Enterprises, LLC

52 Vanderbilt Avenue, Suite 2005

New York, NY 10017

Attention:     Charlie Baynes-Reid

Email:     cbaynesreid@newholdllc.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention:     Lloyd L. Rothenberg

Email:     lrothenberg@loeb.com

11.7 Entire Agreement.

(a) This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Parent Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.

(b) Without limiting Section 3.21 (No Other Representations or Warranties) and Section 4.20 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy

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or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transactions. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud with respect to the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.

11.8 Expenses. Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.

11.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.9 shall be null and void.

11.10 Third Party Beneficiaries. Except for the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.11 Non-Recourse. Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by

Annex A-48

Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.

11.12 Severability. The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

11.13 Interpretation and Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b) The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

(c) Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.

(d) Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.

(e) References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.

(f) When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any

Annex A-49

action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.

(g) All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h) The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE III or ARTICLE IV, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.

(i) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

11.14 Definitions. The terms contained in Exhibit A to this Agreement shall have the meaning ascribed to such term as set forth in Exhibit A.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

COMPANY:

EVOLV TECHNOLOGIES, INC.

By:	/s/ Peter George
Name:	Peter George
Title:	Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

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IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.

PARENT:

NEWHOLD INVESTMENT CORP.

By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Chief Executive Officer

MERGER SUB:

NHIC SUB INC.

By:	/s/ Charlie Baynes-Reid
Name:	Charlie Baynes-Reid
Title:	President, Secretary and Treasurer

[Signature Page to the Agreement and Plan of Merger]

Annex A-52

EXHIBIT A

CERTAIN DEFINITIONS

“Acceleration Event” has the meaning set forth in Section 2.8(b).

“Acquisition Proposal” has the meaning set forth in Section 5.4.

“Additional Proposal” has the meaning set forth in Section 7.1(c).

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” has the meaning set forth in Section 3.10(l).

“Aggregate Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) $1,250,000,000, divided by (ii) $10.00.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Statement” has the meaning set forth in Section 2.5(a).

“Alternative Transaction” has the meaning set forth in Section 5.4.

“Amendment Proposal” has the meaning set forth in Section 7.1(c).

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Assumed Option” has the meaning set forth in Section 2.1(c)(i).

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Business Combination” has the meaning ascribed to such term in the Parent Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 6.10.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts, and in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(b).

“Change of Control” has the meaning set forth in Section 2.8(d).

Annex A-A-1

“Chosen Courts” has the meaning set forth in Section 11.4(a).

“Closing Date” has the meaning set forth in Section 1.2.

“Closing Parent Cash” means, without duplication, an amount equal to (a) the Cash and Cash Equivalents contained in the Parent Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the cash proceeds received from the Private Placements; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Common Stock pursuant to the Redemption Offer (to the extent not already paid).

“Closing” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in the Recitals.

“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Company Board” means the board of directors of the Company.

“Company Charter” means the Amended and Restated Certificate of Incorporation, dated as of October 15, 2019, as amended, restated or supplemented from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Convertible Notes” means each Convertible Promissory Note between the Company and the holder thereof as set forth in Section 3.2(d) of the Company Disclosure Letter.

“Company Disclosure Letter” has the meaning set forth in ARTICLE III.

“Company Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.

“Company Earn-Out Holders” has the meaning set forth in Section 2.8(a).

“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Convertible Notes Conversion, the Preferred Stock Conversion and the Company Warrant Settlement; plus (b) the aggregate number of shares of Company Common Stock equal to (i) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are outstanding as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (ii) the number of shares of Company Common Stock equal to (A) the aggregate of the exercise prices of the Company Options described in clause (i) above, divided by (B) the Per Share Value; minus (c) the Treasury Shares outstanding immediately prior to the Effective Time.

“Company Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

“Company Material Contract” has the meaning set forth in Section 3.17(a).

“Company Option” has the meaning set forth in Section 2.1(c)(i).

Annex A-A-2

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series B Preferred Stock, and the Company Series B-1 Preferred Stock.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.001 per share.

“Company Series B Preferred Stock” means the shares of the Company’s Series B Preferred Stock, par value $0.001 per share.

“Company Series B-1 Preferred Stock” means the shares of the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Top Customer” has the meaning set forth in Section 3.19(a).

“Company Top Supplier” has the meaning set forth in Section 3.19(a).

“Company Warrant Settlement” has the meaning set forth in Section 2.1(a).

“Company Warrants” means all warrants to purchase shares of Company Common Stock set forth in Section 3.2(c) of the Company Disclosure Letter.

“Company” has the meaning set forth in the Preamble.

“Company’s Required Funds” shall mean $200,000,000.

“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and Parent, dated January 25, 2021.

“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.

“Contracting Parties” has the meaning set forth in Section 11.11.

“Convertible Notes Conversion” has the meaning set forth in Section 2.1(a).

“Costs” has the meaning set forth in Section 6.3(a).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Insurance” has the meaning set forth in Section 6.3(b).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL.

“Earn-Out Period” has the meaning set forth in Section 2.8(d).

Annex A-A-3

“Earn-Out Pro Rata Share” has the meaning set forth in Section 2.8(d).

“Earn-Out Shares” has the meaning set forth in Section 2.8(a).

“Effective Time” has the meaning set forth in Section 1.3.

“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever, whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing. The term “Encumber” shall have the correlative meaning.

“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, odor, or indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.2(a).

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.

“Export and Sanctions Regulations” has the meaning set forth in Section 3.9(e).

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Finback Warrant” means that certain Warrant to Purchase Stock, by and between the Company and Finback Evolv OBH, LLC, issued January 13, 2021.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” has the meaning set forth in Section 3.15(k).

“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.

“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.

“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.

Annex A-A-4

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) any unfunded or underfunded liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Indemnified Parties” has the meaning set forth in Section 6.3(a).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (i) trademarks, service marks, brand names, certification marks, collective marks, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) patents, patent applications, registrations, and invention disclosures, including divisional, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (iii) confidential or proprietary trade secrets, inventions, discoveries, ideas, improvements, information, know-how, data and databases, including proprietary or confidential processes, schematics, business methods, formulae, drawings, specifications, prototypes, models, designs, customer lists and supplier lists; (iv) published and unpublished works of authorship, whether copyrightable or not (including Software, website and mobile content, data, databases and other compilations of information), copyrights therein and thereto, and registrations and applications thereof, or and all renewals, extensions, restorations and reversions thereof; (v) Internet domain names and URLs; and (vi) all other intellectual property rights recognized under applicable Law.

“Intended Tax Treatment” has the meaning set forth in Section 7.8(b).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means information technology devices, computers, Software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of Peter George, Peter Faubert, Anil Chitkara, and Mike Ellenbogen and (b) with respect to Parent means the actual knowledge of the executive officers of Parent, in each case, after the due inquiry of their respective direct reports.

“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

“Leases” has the meaning set forth in Section 3.14(b).

“Letter of Transmittal” has the meaning set forth in Section 2.2(b).

“Look-Back Date” means the date that is three (3) years prior to the date of this Agreement.

Annex A-A-5

“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to the business, assets, results of operations and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate; (C) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement; (D) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (G)); (E) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event; (F) any actions taken by the Company that are required to be taken by this Agreement or at Parent’s written request; (G) any matter set forth on the Company Disclosure Letter; (H) any matters to the extent actually known by the executive officers of Parent on or prior to the date hereof; or (I) any action taken by or on behalf of Parent or Merger Sub; provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (C), and (E) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.10(c).

“NASDAQ” means the NASDAQ Stock Market.

“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).

“ordinary course of business” or any similar phrase means the ordinary course of the business of the Company and its Subsidiaries, after taking into account any effects, adjustments or changes in connection with COVID-19 or COVID-19 Measures.

“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, shareholders agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and/or its shareholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Outstanding Company Expenses” has the meaning set forth in Section 2.4(a).

Annex A-A-6

“Outstanding Parent Expenses” has the meaning set forth in Section 2.4(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent or any of its Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning set forth in Section 7.2(b).

“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on July 30, 2020.

“Parent Class A Common Stock” means Parent’s Class A Common Stock, par value $0.0001 per share.

“Parent Class B Common Stock” means Parent’s Class B Common Stock, par value $0.0001 per share.

“Parent Common Share Price” has the meaning set forth in Section 2.8(d).

“Parent Common Stock” means Parent Class A Common Stock and Parent Class B Common Stock.

“Parent Disclosure Letter” has the meaning set forth in ARTICLE IV.

“Parent ESPP” has the meaning specified in the Recitals.

“Parent Financial Statements” has the meaning set forth in Section 4.5(i).

“Parent Incentive Plan” has the meaning specified in the Recitals.

“Parent Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).

“Parent Organizational Documents” means the Parent Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Private Placement Warrant” has the meaning set forth in Section 4.2(b).

“Parent Public Warrant” has the meaning set forth in Section 4.2(b).

“Parent Reports” has the meaning set forth in Section 4.2(a).

“Parent Restated Bylaws” means that certain second amended and restated bylaws of Parent, in form and substance reasonably acceptable to Parent and the Company, which shall in include customary lock-up restrictions for a period of 180 days following the Closing on those shares of Parent Common Stock issued at or in connection with Closing (i) which constitute Per Share Merger Consideration or (ii) which are issued to directors, officers and employees of Parent upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing in respect of awards of Company equity interests outstanding as of immediately prior to the Closing.

“Parent Restated Charter” means that certain second amended and restated certificate of incorporation of Parent, in form and substance reasonably acceptable to Parent and the Company.

“Parent Stock” means Parent Common Stock or Parent Preferred Stock.

“Parent Stockholder” means a holder of shares of Parent Stock.

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(b).

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“Parent Stockholders Meeting” means the meeting of stockholders of Parent to be held in connection with the Merger, as may be adjourned or postponed from time to time.

“Parent Trust Account” has the meaning set forth in Section 4.11.

“Parent Trust Agreement” has the meaning set forth in Section 4.11.

“Parent Trustee” has the meaning set forth in Section 6.2(a).

“Parent Finback Warrant” has the meaning set forth in Section 2.1(a)(iii).

“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of July 30, 2020, between Parent and Continental Stock Transfer & Trust Company, as warrant agent.

“Parent Warrants” has the meaning set forth in Section 4.2(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“PCAOB” has the meaning set forth in Section 5.5(a).

“PCI DSS” has the meaning set forth in Section 3.15(m).

“Per Share Merger Consideration” has the meaning set forth in Section 2.1(c).

“Per Share Value” means the product of (i) the Exchange Ratio, multiplied by (ii) $10.00.

“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.

“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) non-exclusive licenses or sublicenses under Intellectual Property Rights owned by or licensed to the Company or its Subsidiaries granted to any licensee in the ordinary course of business; (g) Encumbrances identified in the Financial Statements; (h) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (i) other Encumbrances that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company or any of its Subsidiaries can be used to identify an individual person, household, device or browser, and (b) is otherwise protected under applicable Laws relating to data privacy and security of personal information.

“Preferred Stock Conversion” has the meaning set forth in Section 2.1(a).

“Private Placement” has the meaning set forth in the Recitals.

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“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

“Proposals” has the meaning set forth in Section 7.1(c).

“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the Transactions and in accordance with the Parent Organizational Documents.

“Redemption Offer” has the meaning set forth in the Recitals.

“Registered” means issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity.

“Registered Intellectual Property” has the meaning set forth in Section 3.15(a).

“Registration Rights Agreement” means that certain mutually agreeable Registration Rights Agreement by and among (i) Parent, (ii) the Company, (iii) certain Parent Stockholders, (iv) Motorola Solutions, Inc. and (v) the Holders (as defined in that certain Fourth Amended and Restated Investors’ Rights Agreement of the Company dated as of March 6, 2020), in the case of each of (iv) and (v), to the extent such party receives Parent Common Stock at or in connection with Closing pursuant to ARTICLE II.

“Registration Statement” has the meaning set forth in Section 7.1(a).

“Representative” means, with respect to any Person, any direct, or officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, or legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.

“Requisite Company Stockholders” has the meaning set forth in Section 7.3.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all computer programs and other software, including software implementations of algorithms, models, application programing interfaces, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.

“Sponsor” means NewHold Industrial Technology Holdings LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning set forth in the Recitals.

“Stock Plan” means the Company’s 2013 Employee, Director and Consultant Equity Incentive Plan (as amended).

“Subscribers” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.

“Surviving Company Bylaws” has the meaning set forth in Section 1.5.

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“Surviving Company” has the meaning set forth in Section 1.1.

“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.

“Tail Period” has the meaning set forth in Section 6.3(b).

“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.

“Transaction Documents” means, collectively, (i) the Sponsor Agreement, (ii)  the Registration Rights Agreement, (iii) the Indemnification Agreements, and (iii) the Subscription Agreements.

“Transaction Proposal” has the meaning set forth in Section 7.1(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.

“Transmittal Document” has the meaning set forth in Section 2.2(b).

“Treasury Shares” has the meaning set forth in Section 2.1(b)(ii).

“Triggering Event I” has the meaning set forth in Section 2.8(d).

“Triggering Event II” has the meaning set forth in Section 2.8(d).

“Triggering Event III” has the meaning set forth in Section 2.8(d).

“Triggering Events” has the meaning set forth in Section 2.8(d).

“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

“Written Consent” has the meaning set forth in Section 7.3.

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Annex B

[TO COME]

Annex B-1

Annex C

EVOLV TECHNOLOGIES HOLDINGS, INC.
2021 INCENTIVE AWARD PLAN

ARTICLE 1.

PURPOSE

The purpose of the Evolv Technologies Holdings, Inc. 2021 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Evolv Technologies Holdings, Inc., a Delaware corporation (the “Company”) by linking the individual interests of Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Directors, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2.

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” shall mean the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

2.2 “Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.3 “Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.4 “Automatic Exercise Date” shall mean, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option Term or Stock Appreciation Right Term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option Term or Stock Appreciation Right Term, as applicable).

2.5 “Award” shall mean an Option, a Stock Appreciation Right, a Restricted Stock award, a Restricted Stock Unit award, an Other Stock or Cash Based Award or a Dividend Equivalent award, which may be awarded or granted under the Plan.

2.6 “Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7 “Board” shall mean the Board of Directors of the Company.

2.8 “Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange
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Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with Sections 2.8(c)(i), 2.8(c)(ii) or 2.8(c)(iii); or (iv) in respect of an Award held by a particular Holder, any acquisition by the Holder or any group of persons including the Holder (or any entity controlled by the Holder or any group of persons including the Holder); or

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.8(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

2.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to the grant of any Award.

2.10 “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board which may be comprised of one or more Directors and/or executive officers of the Company as appointed by the Board, to the extent permitted in accordance with Applicable Law.

2.11 “Common Stock” shall mean the common stock of the Company.

2.12 “Company” shall have the meaning set forth in Article 1.

2.13 “Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any parent of the Company or Subsidiary who qualifies as a consultant or advisor under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.14 “Director” shall mean a member of the Board, as constituted from time to time.

2.15 “Director Limit” shall have the meaning set forth in Section 4.6.

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2.16 “Disability” shall mean, except as otherwise provided in an Award Agreement, that the Holder is either (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (b) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. For purposes of the Plan, a Holder shall be deemed to have incurred a Disability if the Holder is determined to be totally disabled by the Social Security Administration or in accordance with the applicable disability insurance program of the Company’s, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this definition.

2.17 “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under Section 9.2.

2.18 “DRO” shall mean a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.19 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

2.20 “Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Administrator.

2.21 “Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any parent of the Company or Subsidiary.

2.22 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.23 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.24 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. Notwithstanding the foregoing, if the Committee determines in its discretion that an alternative definition of Fair Market Value should be used in connection with the grant, exercise, vesting, settlement or payout of any Award, it may specify such alternative definition in the Agreement applicable to the Award. Such alternative definition may include a price that is based on the opening, actual, high, low, or average selling prices of a Share on the applicable securities exchange on the given date, the trading date preceding the given date, the trading date next succeeding the given date, or an average of trading days.

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

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(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.25 “Greater Than 10% Stockholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.26 “Holder” shall mean a person who has been granted an Award.

2.27 “Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28 “Incumbent Directors” shall mean for any period of 24 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.8(a) or 2.8(c)) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 24-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.29 “Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.30 “Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.6.

2.31 “Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option or which is designated as an Incentive Stock Option but does not meet the applicable requirements of Section 422 of the Code.

2.32 “Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.33 “Option Term” shall have the meaning set forth in Section 5.4.

2.34 “Organizational Documents” shall mean, collectively, (a) the Company’s articles of incorporation, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company, and (b) the Committee’s charter or other similar organizational documentation relating to the creation and governance of the Committee.

2.35 “Other Stock or Cash Based Award” shall mean a cash payment, cash bonus award, stock payment, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1, which may include, without limitation, deferred stock, deferred stock units, performance awards, retainers, committee fees, and meeting-based fees.

2.36 “Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.37 “Performance Criteria” shall mean the criteria (and adjustments) that the Administrator selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period. The Performance Criteria that may be used to establish Performance Goals include, but are not limited to, the following: (i) net earnings or losses (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation, (D) amortization and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free

Annex C-4

cash flow); (vii) return on assets; (viii) return on capital (or invested capital) and cost of capital; (ix) return on stockholders’ equity; (x) total stockholder return; (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) economic value; and (xxiii) individual employee performance, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or other employees or to market performance indicators or indices.

2.38 “Performance Goals” shall mean, for a Performance Period, one or more goals established in writing by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division, business unit, or an individual. The achievement of each Performance Goal shall be determined with reference to Applicable Accounting Standards or other methodology as determined appropriate by the Administrator.

2.39 “Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, vesting of, and/or the payment in respect of, an Award.

2.40 “Plan” shall have the meaning set forth in Article 1.

2.41 “Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.42 “Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.43 “Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.44 “SAR Term” shall have the meaning set forth in Section 5.4.

2.45 “Section 409A” shall mean Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.

2.46 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.47 “Shares” shall mean shares of Common Stock.

2.48 “Stock Appreciation Right” shall mean an Award entitling the Holder (or other person entitled to exercise pursuant to the Plan) to exercise all or a specified portion thereof (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the difference obtained by subtracting (x) the exercise price per share of such Award from (y) the Fair Market Value on the date of exercise of such Award by (ii) the number of Shares with respect to which such Award shall have been exercised, subject to any limitations the Administrator may impose.

2.49 “Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.50 “Substitute Award” shall mean an Award granted under the Plan in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock, in any case, upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

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2.51 “Termination of Service” shall mean the date the Holder ceases to be an Eligible Individual. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of any Program, Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain an Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Sections 3.1(b) and 12.2, Awards may be made under the Plan covering an aggregate number of Shares equal to the sum of: (i) [•], and (ii) an annual increase on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, equal to the lesser of (A) 5.0% of the Shares outstanding (on an as-converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board; provided, however, no more than [•] Shares may be issued upon the exercise of Incentive Stock Options. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

(b) If any Shares subject to an Award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such Award is settled for cash (in whole or in part) (including Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder), the Shares subject to such Award shall, to the extent of such forfeiture, expiration or cash settlement, again be available for future grants of Awards under the Plan. In addition, the following Shares shall be added to the Shares authorized for grant under Section 3.1(a) and shall again be available for future grants of Awards: (i) Shares tendered by a Holder or withheld by the Company in payment of the exercise price of an Option; (ii) Shares tendered by the Holder or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; (iii) Shares subject to a Stock Appreciation Right or other stock-settled Award (including Awards that may be settled in cash or stock) that are not issued in connection with the settlement or exercise, as applicable, of the Stock Appreciation Right or other stock-settled Award; and (iv) Shares purchased on the open market by the Company with the cash proceeds received from the exercise of Options. Any Shares repurchased by the Company under Section 7.4 at the same price paid by the Holder so that such Shares are returned to the Company shall again be available for Awards. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c) Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards shall not reduce the Shares authorized for grant under the Plan, except as may be required by reason of Section 422 of the Code, and Shares subject to such Substitute Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment

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or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided in Section 3.1(b) above); provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

ARTICLE 4.

GRANTING OF AWARDs

4.1 Participation. The Administrator may, from time to time, select from among all Eligible Individuals those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except for any Non-Employee Director’s right to Awards that may be required pursuant to the Non-Employee Director Equity Compensation Policy as described in Section 4.6, no Eligible Individual or other person shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan or any Program shall be construed as mandating that any Eligible Individual or other person shall participate in the Plan.

4.2 Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award as determined by the Administrator in its sole discretion (consistent with the requirements of the Plan and any applicable Program). Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The Administrator, in its sole discretion, may grant Awards to Eligible Individuals that are based on one or more Performance Criteria or achievement of one or more Performance Goals or any such other criteria or goals as the Administrator shall establish.

4.3 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4 At-Will Service. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary.

4.5 Foreign Holders. Notwithstanding any provision of the Plan or applicable Program to the contrary, in order to comply with the laws in countries other than the United States in which the Company and its Subsidiaries operate or have Employees, Non-Employee Directors or Consultants, or in order to comply with the requirements of any foreign securities exchange or other Applicable Law, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Eligible Individuals outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Eligible Individuals outside the United States to comply with Applicable Law (including, without limitation, applicable foreign laws or listing requirements of any foreign securities exchange); (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; provided, however, that no such subplans and/or modifications shall increase the share

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limitation contained in Section 3.1 or the Director Limit; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any foreign securities exchange.

4.6 Non-Employee Director Awards.

(a) Non-Employee Director Equity Compensation Policy. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time.

(b) Director Limit. Notwithstanding any provision to the contrary in the Plan or in the Non-Employee Director Equity Compensation Policy, the sum of the grant date fair value of Awards and the amount of any or other fees granted to a Non-Employee Director during any calendar year shall not exceed $500,000 (the “Director Limit”). The Administrator may make exceptions to this limit for individual Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE 5.

granting OF OPTIONS and stock appreciation rights

5.1 Granting of Options and Stock Appreciation Rights to Eligible Individuals. The Administrator is authorized to grant Options and Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan, including any limitations in the Plan that apply to Incentive Stock Options.

5.2 Qualification of Incentive Stock Options. The Administrator may grant Options intended to qualify as Incentive Stock Options only to employees of the Company, any of the Company’s present or future “parent corporations” or “subsidiary corporations” as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. No person who qualifies as a Greater Than 10% Stockholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent corporation or subsidiary corporation thereof (as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the fair market value of stock shall be determined as of the time the respective options were granted. Any interpretations and rules under the Plan with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. Neither the Company nor the Administrator shall have any liability to a Holder, or any other person, (a) if an Option (or any part thereof) which is intended to qualify as an Incentive Stock Option fails to qualify as an Incentive Stock Option or (b) for any action or omission by the Company or the Administrator that causes an Option not to qualify as an Incentive Stock Option, including, without limitation, the conversion of an Incentive Stock Option to a Non-Qualified Stock Option or the grant of an Option intended as an Incentive Stock Option that fails to satisfy the requirements under the Code applicable to an Incentive Stock Option.

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5.3 Option and Stock Appreciation Right Exercise Price. The exercise price per Share subject to each Option and Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option or Stock Appreciation Right, as applicable, is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Stockholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Section 424 and 409A of the Code.

5.4 Option and SAR Term. The term of each Option (the “Option Term”) and the term of each Stock Appreciation Right (the “SAR Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term or SAR Term, as applicable, shall not be more than (a) ten (10) years from the date the Option or Stock Appreciation Right, as applicable, is granted to an Eligible Individual (other than a Greater Than 10% Stockholder), or (b) five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Stockholder. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4 and without limiting the Company’s rights under Section 10.7, the Administrator may extend the Option Term of any outstanding Option or the SAR Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Options or Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder or otherwise, and may amend, subject to Section 10.7 and 12.1, any other term or condition of such Option or Stock Appreciation Right relating to such Termination of Service of the Holder or otherwise.

5.5 Option and SAR Vesting. The period during which the right to exercise, in whole or in part, an Option or Stock Appreciation Right vests in the Holder shall be set by the Administrator and set forth in the applicable Award Agreement. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) with respect to which the applicable exercise price per Share is greater than the Fair Market Value of a Share as of such date, (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is thirty (30) days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement, the applicable Program or by action of the Administrator following the grant of the Option or Stock Appreciation Right, (i) no portion of an Option or Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable and (ii) the portion of an Option or Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service.

5.6 Substitution of Stock Appreciation Rights; Early Exercise of Options. The Administrator may provide in the applicable Program or Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option. The Administrator may provide in the terms of an Award Agreement that the Holder may exercise an Option in whole or in part prior to the full vesting of the Option in exchange for unvested shares of Restricted Stock with respect to any unvested portion of the Option so exercised. Shares of Restricted Stock acquired upon the exercise of any unvested portion of an Option shall be subject to such terms and conditions as the Administrator shall determine.

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ARTICLE 6.

EXERCISE OF OPTIONS and STOCK APPRECIATION RIGHTS

6.1 Exercise and Payment. An exercisable Option or Stock Appreciation Right may be exercised in whole or in part. However, unless the Administrator otherwise determines, an Option or Stock Appreciation Right shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option or Stock Appreciation Right, a partial exercise must be with respect to a minimum number of Shares. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 6 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

6.2 Manner of Exercise. Except as set forth in Section 6.3, all or a portion of an exercisable Option or Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the stock plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a) A written notice of exercise in a form the Administrator approves (which may be electronic) complying with the applicable rules established by the Administrator. The notice shall be signed or otherwise acknowledge electronically by the Holder or other person then entitled to exercise the Option or Stock Appreciation Right or such portion thereof;

(b) Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law.

(c) In the event that the Option shall be exercised pursuant to Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option or Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d) Full payment of the exercise price and applicable withholding taxes for the Shares with respect to which the Option or Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by the Administrator in accordance with Sections 10.1 and 10.2.

6.3 Expiration of Option Term or SAR Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. If provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by an Option or Stock Appreciation Rights Holder in writing to the Company, a vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the Fair Market Value per Share as of such date may automatically and without further action by the Option or Stock Appreciation Rights Holder or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 10.1(b) or 10.1(c) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy all taxes associated with such exercise in accordance with Section 10.2. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.3.

6.4 Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition or other transfers (other than in connection with a Change in Control) of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the date of transfer of such Shares to such Holder. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Holder in such disposition or other transfer.

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ARTICLE 7.

AWARD OF RESTRICTED STOCK

7.1 Award of Restricted Stock. The Administrator is authorized to grant Restricted Stock, or the right to purchase Restricted Stock, to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan or any applicable Program, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock to the extent required by Applicable Law.

7.2 Rights as Stockholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all of the rights of a stockholder with respect to said Shares, subject to the restrictions in the Plan, any applicable Program and/or the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which the Holder to whom such Restricted Stock are granted becomes the record holder of such Restricted Stock; provided, however, that, in the sole discretion of the Administrator, any extraordinary dividends or distributions with respect to the Shares may be subject to the restrictions set forth in Section 7.3. In addition, notwithstanding anything to the contrary herein, with respect to a share of Restricted Stock, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the share of Restricted Stock vests.

7.3 Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) and, unless the Administrator provides otherwise, any property (other than cash) transferred to Holders in connection with an extraordinary dividend or distribution shall be subject to such restrictions and vesting requirements as the Administrator shall provide in the applicable Program or Award Agreement.

7.4 Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration on the date of such Termination of Service. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement.

7.5 Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.

Award of restricted stock units

8.1 Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. A Holder will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

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8.2 Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Goals or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.3 Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator, and subject to compliance with Section 409A, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; and (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, in accordance with the applicable Award Agreement and subject to Section 10.4(f), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

ARTICLE 9.

award of OTHER STOCK OR CASH BASED AWARDS and DIVIDEND EQUIVALENTS

9.1 Other Stock or Cash Based Awards. The Administrator is authorized to grant Other Stock or Cash Based Awards, including awards entitling a Holder to receive Shares or cash to be delivered immediately or in the future, to any Eligible Individual. Subject to the provisions of the Plan and any applicable Program, the Administrator shall determine the terms and conditions of each Other Stock or Cash Based Award, including the term of the Award, any exercise or purchase price, Performance Criteria and Performance Goals, transfer restrictions, vesting conditions and other terms and conditions applicable thereto, which shall be set forth in the applicable Award Agreement. Other Stock or Cash Based Awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator, and may be available as a form of payment in the settlement of other Awards granted under the Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation to which an Eligible Individual is otherwise entitled.

9.2 Dividend Equivalents. Dividend Equivalents may be granted by the Administrator, either alone or in tandem with another Award, based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date the Dividend Equivalents are granted to a Holder and the date such Dividend Equivalents terminate or expire, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the vesting conditions are subsequently satisfied and the Award vests.

ARTICLE 10.

ADditional terms of awards

10.1 Payment. The Administrator shall determine the method or methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash, wire transfer of immediately available funds or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such minimum period of time as may be established by the Administrator, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, (d) other form of legal consideration acceptable to the Administrator

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in its sole discretion, or (e) any combination of the above permitted forms of payment. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

10.2 Tax Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Holder to remit to the Company, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan or any Award. The Administrator may, in its sole discretion and in satisfaction of the foregoing requirement, or in satisfaction of such additional withholding obligations as a Holder may have elected, allow a Holder to satisfy such obligations by any payment means described in Section 10.1 hereof, including without limitation, by allowing such Holder to elect to have the Company or any Subsidiary withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares that may be so withheld or surrendered shall be limited to the number of Shares that have a fair market value on the date of withholding or repurchase no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates in such Holder’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income. The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation.

10.3 Transferability of Awards.

(a) Except as otherwise provided in Sections 10.3(b) and 10.3(c):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than (A) by will or the laws of descent and distribution or (B) subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii) No Award or interest or right therein shall be liable for or otherwise subject to the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy) unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed, and any attempted disposition of an Award prior to satisfaction of these conditions shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 10.3(a)(i); and

(iii) During the lifetime of the Holder, only the Holder may exercise any exercisable portion of an Award granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO. After the death of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the deceased Holder’s will or under the then-applicable laws of descent and distribution.

(b) Notwithstanding Section 10.3(a), the Administrator, in its sole discretion, may determine to permit a Holder or a Permitted Transferee of such Holder to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Holder, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Holder or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Holder); (iii) the Holder (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents

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requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) the transfer of an Award to a Permitted Transferee shall be without consideration. In addition, and further notwithstanding Section 10.3(a), hereof, the Administrator, in its sole discretion, may determine to permit a Holder to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Holder is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder and any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Holder’s death.

10.4 Conditions to Issuance of Shares.

(a) The Administrator shall determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Administrator has determined that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Administrator may require that a Holder make such reasonable covenants, agreements and representations as the Administrator, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b) All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

(c) The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d) Unless the Administrator otherwise determines, no fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e) The Company, in its sole discretion, may (i) retain physical possession of any stock certificate evidencing Shares until any restrictions thereon shall have lapsed and/or (ii) require that the stock certificates evidencing such Shares be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Shares.

(f) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company may deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

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10.5 Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award and any payments of a portion of an incentive-based bonus pool allocated to a Holder) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, whether or not such claw-back policy was in place at the time of grant of an Award, to the extent set forth in such claw-back policy and/or in the applicable Award Agreement.

10.6 Repricing. Subject to Section 12.2, the Administrator shall not, without the approval of the stockholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per Share exceeds the Fair Market Value of the underlying Shares.

10.7 Amendment of Awards. Subject to Applicable Law, the Administrator may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or settlement, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Holder’s consent to such action shall be required unless (a) the Administrator determines that the action, taking into account any related action, would not materially and adversely affect the Holder, or (b) the change is otherwise permitted under the Plan (including, without limitation, under Section 12.2 or 12.10).

10.8 Lock-Up Period. The Company may, in connection with registering the offering of any Company securities under the Securities Act, prohibit Holders from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to one hundred eighty days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter. In order to enforce the foregoing, the Company shall have the right to place restrictive legends on the certificates of any securities of the Company held by the Holder and to impose stop transfer instructions with the Company’s transfer agent with respect to any securities of the Company held by the Holder until the end of such period.

10.9 Data Privacy. As a condition of receipt of any Award, each Holder explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 10.9 by and among, as applicable, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Holder’s participation in the Plan. The Company and its Subsidiaries may hold certain personal information about a Holder, including but not limited to, the Holder’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), any shares of stock held in the Company or any of its Subsidiaries, details of all Awards, in each case, for the purpose of implementing, managing and administering the Plan and Awards (the “Data”). The Company and its Subsidiaries may transfer the Data amongst themselves as necessary for the purpose of implementation, administration and management of a Holder’s participation in the Plan, and the Company and its Subsidiaries may each further transfer the Data to any third parties assisting the Company and its Subsidiaries in the implementation, administration and management of the Plan. These recipients may be located in the Holder’s country, or elsewhere, and the Holder’s country may have different data privacy laws and protections than the recipients’ country. Through acceptance of an Award, each Holder authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Holder’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or any of its Subsidiaries or the Holder may elect to deposit any Shares. The Data related to a Holder will be held only as long as is necessary to implement, administer, and manage the Holder’s participation in the Plan. A Holder may, at any time, view the Data held by the Company with respect to such Holder, request additional information about the storage and processing of the Data with respect to such Holder, recommend any necessary corrections to the Data with respect to the Holder or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Holder’s ability to participate in the Plan and, in the Administrator’s discretion, the Holder may forfeit any outstanding Awards if the Holder refuses or withdraws his or her consents as described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Holders may contact their local human resources representative.

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ARTICLE 11.

ADMINISTRATION

11.1 Administrator. The Committee shall administer the Plan (except as otherwise permitted herein). To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Committee shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or the Organizational Documents. Except as may otherwise be provided in the Organizational Documents or as otherwise required by Applicable Law, (a) appointment of Committee members shall be effective upon acceptance of appointment, (b) Committee members may resign at any time by delivering written or electronic notice to the Board and (c) vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, (i) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall be deemed to refer to the Board and (ii) the Board or Committee may delegate its authority hereunder to the extent permitted by Section 11.6.

11.2 Duties and Powers of Administrator. It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with its provisions. The Administrator shall have the power to interpret the Plan, all Programs and Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan and any Program as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan or any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not materially and adversely affected by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Section 10.7 or Section 12.10. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee in its capacity as the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or any successor rule, or any regulations or rules issued thereunder, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded are required to be determined in the sole discretion of the Committee.

11.3 Action by the Administrator. Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Administrator nor any member or delegate thereof shall have any liability to any person (including any Holder) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award.

11.4 Authority of Administrator. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to:

(a) Designate Eligible Individuals to receive Awards;

(b) Determine the type or types of Awards to be granted to each Eligible Individual (including, without limitation, any Awards granted in tandem with another Award granted pursuant to the Plan);

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

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(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria and/or Performance Goals, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and claw-back and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any Programs, rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

11.5 Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program or any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all persons.

11.6 Delegation of Authority. The Board or Committee may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 11; provided, however, that in no event shall an officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.6 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority.

11.7 Acceleration. Subject to the Organizational Documents, any specific designation in the Plan and Applicable Law, the Administrator has the exclusive power, authority and sole discretion to accelerate, wholly or partially, the vesting or lapse of restrictions (and, if applicable, the Company shall cease to have a right of repurchase) of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.2.1

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1        Note to draft: for all types of Awards, FW Cook to advise on whether to include discretionary vesting in any circumstance, or death/disability only.

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ARTICLE 12.

MISCELLANEOUS PROVISIONS

12.1 Amendment, Suspension or Termination of the Plan.

(a) Except as otherwise provided in Section 12.1(b), the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board; provided that, except as provided in Section 10.7 and Section 12.10, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, materially and adversely affect any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides.

(b) Notwithstanding Section 12.1(a), the Board may not, except as provided in Section 12.2, take any of the following actions without approval of the Company’s stockholders given within twelve (12) months before or after such action: (i) increase the limit imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 11.6, or (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 10.6.

(c) No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Incentive Stock Option be granted under the Plan after the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders. The annual increase to the aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan (set forth in Section 3.1(a) hereof) shall terminate on the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders and, from and after such tenth (10th) anniversary, no additional share increases shall occur pursuant to Section 3.1(a) hereof.

12.2 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) In the event of any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of the Company’s stock or the share price of the Company’s stock other than an Equity Restructuring, the Administrator may make equitable adjustments to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable Performance Criteria and Performance Goals with respect thereto); (iv) the grant or exercise price per share for any outstanding Awards under the Plan; and (v) the number and kind of Shares (or other securities or property) for which automatic grants are subsequently to be made to new and continuing Non-Employee Directors pursuant to any Non-Employee Director Compensation Policy adopted in accordance with Section 4.6.

(b) In the event of any transaction or event described in Section 12.2(a) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or Applicable Accounting Standards, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in Applicable Law or Applicable Accounting Standards:

(i) To provide for the termination of any such Award in exchange for an amount of cash and/or other property with a value equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the

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transaction or event described in this Section 12.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment);

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(iii) To make adjustments in the number and type of Shares of the Company’s stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement;

(v) To replace such Award with other rights or property selected by the Administrator; and/or

(vi) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.2(a) and 12.2(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted (and the adjustments provided under this Section 12.2(c)(i) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company); and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitation in Section 3.1 on the maximum number and kind of Shares which may be issued under the Plan).

(d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 12.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award (which may include, without limitation, an Award settled in cash) substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion. In the event an Award continues in effect or is assumed or an equivalent Award substituted, and a Holder incurs a Termination of Service without “cause” (as such term is defined in the sole discretion of the Administrator, or as set forth in the Award Agreement relating to such Award) upon or within twelve (12) months following the Change in Control, then, without limiting any other applicable provision set forth in any employment agreement or offer letter entered into by the Holder and the Company or a successor, such Holder shall be fully vested in such continued, assumed or substituted Award.

(e) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award, the Administrator may cause (i) any or all of such Award (or portion thereof) to terminate in exchange for cash, rights or other property pursuant to Section 12.2(b)(i) or (ii) any or all of such Award (or portion thereof) to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

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(f) For the purposes of this Section 12.2, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

(g) The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(h) Unless otherwise determined by the Administrator, no adjustment or action described in this Section 12.2 or in any other provision of the Plan shall be authorized to the extent it would (i) cause the Plan to violate Section 422(b)(1) of the Code, (ii) result in short-swing profits liability under Section 16 of the Exchange Act or violate the exemptive conditions of Rule 16b-3 of the Exchange Act, or (iii) cause an Award to fail to be exempt from or comply with Section 409A.

(i) The existence of the Plan, any Program, any Award Agreement and/or the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(j) In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the share price of the Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Administrator, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to six months prior to the consummation of any such transaction.

12.3 Approval of Plan by Stockholders. The Plan shall be submitted for the approval of the Company’s stockholders within twelve (12) months after the date of the Board’s initial adoption of the Plan.

12.4 No Stockholders Rights. Except as otherwise provided herein or in an applicable Program or Award Agreement, a Holder shall have none of the rights of a stockholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

12.5 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.6 Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

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12.7 Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. The Administrator, in its sole discretion, may take whatever actions it deems necessary or appropriate to effect compliance with Applicable Law, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars. Notwithstanding anything to the contrary herein, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

12.8 Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

12.9 Governing Law. The Plan and any Programs and Award Agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.10 Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Plan, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. In that regard, to the extent any Award under the Plan or any other compensatory plan or arrangement of the Company or any of its Subsidiaries is subject to Section 409A, and such Award or other amount is payable on account of a Holder’s Termination of Service (or any similarly defined term), then (a) such Award or amount shall only be paid to the extent such Termination of Service qualifies as a “separation from service” as defined in Section 409A, and (b) if such Award or amount is payable to a “specified employee” as defined in Section 409A then to the extent required in order to avoid a prohibited distribution under Section 409A, such Award or other compensatory payment shall not be payable prior to the earlier of (i) the expiration of the six-month period measured from the date of the Holder’s Termination of Service, or (ii) the date of the Holder’s death. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A, the Administrator may (but is not obligated to), without a Holder’s consent, adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (A) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (B) comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any Award under Section 409A or otherwise. The Company shall have no obligation under this Section 12.10 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any Award and shall have no liability to any Holder or any other person if any Award, compensation or other benefits under the Plan are determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

12.11 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

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12.12 Indemnification. To the extent permitted under Applicable Law and the Organizational Documents, each member of the Administrator (and each delegate thereof pursuant to Section 11.6) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan or any Award Agreement and against and from any and all amounts paid by him or her, with the Board’s approval, in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf and, once the Company gives notice of its intent to assume such defense, the Company shall have sole control over such defense with counsel of the Company’s choosing. The foregoing right of indemnification shall not be available to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of the person seeking indemnity giving rise to the indemnification claim resulted from such person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Organizational Documents, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.13 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12.14 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

* * * * *

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Evolv Technologies Holdings, Inc. on ____________ __, 2021.

* * * * *

I hereby certify that the foregoing Plan was approved by the stockholders of Evolv Technologies Holdings, Inc. on ____________ __, 2021.

Executed on this ____ day of _______________, 2021.

Corporate Secretary

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Annex D

EVOLV TECHNOLOGIES HOLDINGS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

Article I.
PURPOSE

The purposes of this Evolv Technologies Holdings, Inc. 2021 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of Evolv Technologies Holdings, Inc. 2021, a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

Article II.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.

2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI. The term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan as provided in Article XI.

2.2 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.

2.3 “Board” shall mean the Board of Directors of the Company.

2.4 “Change in Control” shall have the meaning set forth in the Evolv Technologies Holdings, Inc. 2021 Incentive Award Plan, as amended, modified, or supplemented from time to time.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.6 “Common Stock” shall mean the common stock of the Company and such other securities of the Company that may be substituted therefor pursuant to Article VIII.

2.7 “Company” shall have the meaning set forth in Article 1.

2.8 “Compensation” of an Eligible Employee shall mean the gross base compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments but excluding vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.

2.9 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).

2.10 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders.

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2.11 “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (i) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such Employee’s customary employment is for twenty hours or less per week, (iv) such Employee’s customary employment is for less than five months in any calendar year and/or (v) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).

2.12 “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three -month period.

2.13 “Enrollment Date” shall mean the first Trading Day of each Offering Period.

2.14 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.15 “Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market and the Nasdaq Global Select Market), (ii) listed on any national market system or (iii) quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in its discretion.

2.16 “Offering Document” shall have the meaning given to such term in Section 4.1.

2.17 “Offering Period” shall have the meaning given to such term in Section 4.1.

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2.18 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.19 “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.

2.20 “Plan” shall mean this Evolv Technologies Holdings, Inc. 2021 Employee Stock Purchase Plan, as it may be amended from time to time.

2.21 “Purchase Date” shall mean the last Trading Day of each Purchase Period.

2.22 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no purchase period is designated by the Administrator in the applicable Offering Document, the purchase period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.

2.23 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.

2.24 “Securities Act” shall mean the Securities Act of 1933, as amended.

2.25 “Share” shall mean a share of Common Stock.

2.26 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

2.27 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.

Article III.
SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [•] Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2032, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to 1% of the Shares outstanding on the final day of the immediately preceding calendar year or such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of [•] Shares, subject to Article 8.

3.2 Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.

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Article IV.
Offering Periods; Offering Documents; Purchase dates

4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Common Stock under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan and shall be attached hereto as part of the Plan. The provisions of separate Offering Periods under the Plan need not be identical.

4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):

(a) the length of the Offering Period, which period shall not exceed twenty-seven months;

(b) the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be [•] Shares; and

(c) such other provisions as the Administrator determines are appropriate, subject to the Plan.

Article V.
ELIGIBILITY AND PARTICIPATION

5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.

5.2 Enrollment in Plan.

(a) Except as otherwise set forth in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.

(b) Each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) or a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. In either event, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation) as payroll deductions. The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.

(c) A Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed one change to his or her payroll deduction elections during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.

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(d) Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.

5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.

5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6 Decrease or Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

5.7 Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction.

Article VI.
grant and Exercise of rights

6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earlier of: (x) the last Purchase Date of the Offering Period, (y) last day of the Offering Period and (z) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.

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6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and returned to the Participant in one lump sum payment in a subsequent payroll check as soon as practicable after the Exercise Date. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Common Stock are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.

6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations.

6.5 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:

(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;

(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and

(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

Article VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY

7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than one week prior to the end of the Offering Period. All

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of the Participant’s payroll deductions credited to his or her account during an Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant timely delivers to the Company a new subscription agreement.

7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.

7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.

Article VIII.
Adjustments upon Changes in Stock

8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.

8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a) To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;

(b) To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

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(c) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) To provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and

(e) To provide that all outstanding rights shall terminate without being exercised.

8.3 No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.

8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

Article IX.
Amendment, modification and termination

9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the corporations or classes of corporations whose employees may be granted rights under the Plan; or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.

9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and

(c) allocating Shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

Annex D-8

9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

Article X.
TERM OF PLAN

The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within twelve months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. The Plan shall terminate on the tenth (10th) anniversary of the earlier of (i) the date on which the Plan was adopted by the Board and (ii) the date the Plan was approved by the Company’s stockholders and, from and after such tenth (10th) anniversary, no additional rights may be granted under the Plan. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.

Article XI.
ADMINISTRATION

11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.

11.2 Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(a) To determine when and how rights to purchase Common Stock shall be granted and the provisions of each offering of such rights (which need not be identical).

(b) To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.

(c) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(d) To amend, suspend or terminate the Plan as provided in Article IX.

(e) Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

11.4 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

Annex D-9

Article XII.
MISCELLANEOUS

12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.

12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4 Designation of Beneficiary.

(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.

Annex D-10

12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.

Annex D-11

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

NHIC’s Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and NHIC’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

[In addition, effective upon the consummation of the business combination, NHIC will enter into indemnification agreements with each of our directors and officers. These agreements will require NHIC to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to NHIC, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. NHIC also intends to enter into indemnification agreements with its future directors.]

Item 21. Exhibits and Financial Statements Schedules

		Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Agreement and Plan of Merger dated as of March 5, 2021, by and among NewHold Investment Corp., NHIC Sub Inc. and Evolv Technologies, Inc. (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-39417	2.1	March 08, 2021
3.1	Certificate of Incorporation of NewHold.	Form S-1	333-233299	3.1	July 24, 2020
3.2	Form of Amended and Restated Certificate of Incorporation of NewHold.	Form S-1/A	333-233299	3.4	July 27, 2020
3.3	Bylaws of NewHold.	Form S-1	333-233299	3.5	July 24, 2020
3.4+	Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).
3.5+	Amended and Restated Bylaws of Combined Company.
4.1	Specimen Unit Certificate of NewHold.	Form S-1/A	333-233299	4.1	July 27, 2020
4.2	Specimen Class A Common Stock Certificate of NewHold.	Form S-1/A	333-233299	4.2	July 27, 2020
4.3	Specimen Warrant Certificate of NewHold.	Form S-1/A	333-233299	4.3	July 27, 2020
4.4+	Specimen Common Stock Certificate of Combined Company.
4.5	Warrant Agreement, dated July 30, 2020, by and between Continental Stock Transfer & Trust Company and NewHold.	Form S-1/A	333-233299	4.4	July 27, 2020
5.1+	Opinion of Loeb & Loeb LLP regarding the validity of the securities.
10.1	Letter Agreement, dated July 30, 2020, by and among NewHold, its officers, its directors and NewHold Industrial Technology Holdings LLC.	Form S-1/A	333-233299	10.1	July 27, 2020
10.2	Investment Management Trust Agreement, dated July 30, 2020, by and between Continental Stock Transfer & Trust Company and NewHold.	Form S-1/A	333-233299	10.3	July 27, 2020
10.3	Registration Rights Agreement, dated July 30, 2020, by and among NewHold and certain stockholders.	Form S-1/A	333-233299	10.4	July 27, 2020
10.4	Promissory Note, dated July 30, 2020, issued to NewHold Industrial Technology Holdings LLC.	Form S-1/A	333-233299	10.2	July 27, 2020

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
10.5	Administrative Support Agreement, dated July 30, 2020, by and between the Registrant and NewHold Enterprises LLC.	Form S-1/A	333-233299	10.8	July 27, 2020
10.6	Subscription Agreement, dated July 30, 2020, by and among the Registrant, NewHold Industrial Technology Holdings LLC and each of the Anchor Investors.	Form S-1/A	333-233299	10.8	July 27, 2020
10.7	Form of Indemnity Agreement of NewHold.	Form S-1/A	333-233299	10.7	July 27, 2020
10.8	Sponsor Support Agreement, dated March 5, 2021, by and among NewHold and the Sponsor.	Form 8-K	001-39417	10.1	March 8, 2021
10.9	Letter Agreement, dated March 5, 2021, by and among NewHold Industrial Technology Holdings LLC, Evolv Technologies, Inc., NewHold Investment Corp. and certain other parties thereto.	Form 8-K	001-39417	10.2	March 8, 2021
10.10*+	Form of Indemnification Agreement.
10.11	Amended and Restated Executive Employment Agreement between Evolv Technologies, Inc. and Peter George
10.12	Executive Employment Agreement between Evolv Technologies, Inc. and Anil R. Chitkara
10.13	Executive Employment Agreement between Evolv Technologies, Inc. and Peter Faubert
10.14	Form of 2021 Evolv Technologies Holdings, Inc. Incentive Award Plan (included as Annex C to this proxy statement/prospectus).
10.15	Form of 2021 Evolv Technologies Holdings, Inc. Employee Stock Purchase Plan (included as Annex D to this proxy statement/prospectus).
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of NewHold.
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Evolv Technologies, Inc.
23.3+	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).
24.1	Power of Attorney.	Form S-4	[•]	24.1	April [•], 2021
99.1+	Consent of Mahesh Saptharishi to be named as a director.
99.2+	Preliminary Proxy Card.
101.INS	XBRL Instance Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

Incorporated by Reference
Exhibit	Description	Schedule/ Form	File Number	Exhibits	Filing Date
101.SCH	XBRL Taxonomy Extension Schema Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

____________

*        Indicates management contract or compensatory plan or arrangement.

+        To be filed by amendment.

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings

a.      The undersigned registrant hereby undertakes:

i.       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.      That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.       That, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.     The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.

vii.    The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.      The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.      The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 14th day of May, 2021.

NewHold Investment Corp.
By:	/s/ Kevin Charlton
Name:	Kevin Charlton
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Charlton as his or her true and lawful attorney-in-fact and agent, with full power to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-4, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kevin Charlton	Chief Executive Officer (Principal Executive Officer)	May 14, 2021
Kevin Charlton
*/s/ Thomas J. Sullivan	Director, Chairman of the Board of Directors	May 14, 2021
Thomas J. Sullivan
*/s/ Charles Goldman	Director, Vice Chairman of the Board of Directors	May 14, 2021
Charles Goldman
*/s/ Charlie Baynes-Reid	Chief Operating Officer	May 14, 2021
Charlie Baynes-Reid
/s/ Adam Deutsch	Chief Financial Officer	May 14, 2021
Adam Deutsch	(Principal Financial and Accounting Officer)
*/s/ Marc Saiontz	Director	May 14, 2021
Marc Saiontz
*/s/ Kathleen Harris	Director	May 14, 2021
Kathleen Harris
*/s/ Brian Mathis	Director	May 14, 2021
Brian Mathis
*/s/ Neil Glat	Director	May 14, 2021
Neil Glat
*/s/ Sezaneh Taherian	Director	May 14, 2021
Sezaneh Taherian
*By:	/s/ Kevin Charlton
Kevin Charlton
Attorney-in-fact